Exhibit 10.125

Preferred Equity Investment Agreement

Among

MACK-CALI REALTY CORPORATION

MACK-CALI REALTY, L.P.

MACK-CALI PROPERTY TRUST

MACK-CALI TEXAS PROPERTY, L.P.

ROSELAND RESIDENTIAL TRUST

ROSELAND RESIDENTIAL HOLDING L.L.C.

ROSELAND RESIDENTIAL L.P.

RPIIA-RLA, L.L.C.

and

RPIIA-RLB, L.L.C.

dated as of

February 27, 2017

i

ii

iii

PREFERRED EQUITY INVESTMENT AGREEMENT

This Preferred Equity Investment Agreement (this “Agreement”), dated as of February 27, 2017 (the “Execution Date”), is entered into by and among Roseland Residential, L.P., a Delaware limited partnership (together with its permitted successors, assigns and transferees, the “Partnership”), Mack-Cali Realty Corporation, a Maryland corporation (together with its permitted successors, assigns and transferees, “MCRC”), Mack-Cali Realty, L.P., a Delaware limited partnership (together with its permitted successors, assigns and transferees, “MCRLP”), Mack-Cali Property Trust, a Maryland real estate investment trust (together with its permitted successors, assigns and transferees, “MCPT”), Mack-Cali Texas Property, L.P., a Texas limited partnership (together with its permitted successors, assigns and transferees, “MCTP” and together with MCRC, MCRLP and MCPT, the “MCRC Parties”), Roseland Residential Trust, a Maryland real estate investment trust (together with its permitted successors, assigns and transferees, “RRT” or the “General Partner”), Roseland Residential Holding L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, the “Limited Partner” and together with the General Partner and the Partnership, the “Partnership Parties”) and RPIIA-RLA, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “Rockpoint Class A Preferred Holder”), and RPIIA-RLB, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “Rockpoint Class B Preferred Holder” and, together with Rockpoint Class A Preferred Holder, the “Investors”). The MCRC Parties, the Partnership Parties and the Investors shall be referred to herein collectively as the “Parties”, and each, a “Party”.

RECITALS

WHEREAS, MCRC, an indirect beneficial owner of the Partnership, has elected to be treated, has operated, and, in accordance with the covenants contained in the Second Amended and Restated LP Agreement (as defined below), will continue to operate as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a “REIT”);

WHEREAS, MCRC is the sole general partner of MCRLP;

WHEREAS, RRT is the general partner of the Partnership and is owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name: (i) MCRLP: 89.16%; (ii) MCPT: 10.55%, which is in turn 100% owned by MCRLP; and (iii) MCTP: 0.29%, which is in turn 99% owned by MCRLP and 1% owned by MCRC;

WHEREAS, the Partnership has authorized three (3) classes of membership interests designated as “Common Units”, “Class A Preferred Partnership Units” and “Class B Preferred Partnership Units” (the Class A Preferred Partnership Units and Class B Preferred Partnership Units, collectively, the “Preferred Units”), each with the rights, preferences, powers, restrictions and limitations set forth in the Second Amended and Restated Limited and Restated Partnership Agreement (as defined below);

WHEREAS, the General Partner currently owns 99.9% of the Common Units and the Limited Partner currently owns 0.1% of the Common Units;

WHEREAS, prior to the Closing (as defined below), the Partnership has not issued any Preferred Units;

WHEREAS, the Investors desire to commit to invest up to an aggregate of $300,000,000 (the “Total Commitment”) in the Partnership, based upon a net asset value of the Partnership of $1,230,000,000 as of Closing, by acquiring Preferred Units on the terms and conditions set forth herein;

WHEREAS, the Investors desire to invest an initial aggregate amount of $150,000,000 in the Partnership and be admitted as partners in the Partnership by collectively acquiring one hundred fifty thousand (150,000) Preferred Units (the “Initial Purchased Units”) at the Closing on the terms and conditions set forth herein;

WHEREAS, Rockpoint Class A Preferred Holder agrees and commits to subscribe for additional Class A Preferred Partnership Units for an additional aggregate investment of up to $150,000,000 pursuant to Drawdowns (as defined below), and the Partnership agrees to issue to the Rockpoint Class A Preferred Holder additional Class A Preferred Partnership Units in exchange therefor on such Drawdown Dates (as defined below) on the terms and conditions set forth herein (the “Additional Commitment”) and in the Second Amended and Restated LP Agreement (as defined below);

WHEREAS, the MCRC Parties and/or their Affiliates have the right to acquire up to $200,000,000 of Preferred Units following the expiration of the Commitment Term (as defined below) on the terms and conditions set forth herein;

WHEREAS, the Partnership and certain of its Subsidiaries (as defined below), directly or indirectly own or lease interests in various multifamily residential and/or commercial properties and/or vacant land (collectively, the “Real Properties”, and each individually, a “Real Property”);

WHEREAS, the terms and conditions by which the Partnership has been governed prior to the Closing are set forth in that certain Amended and Restated Agreement of Limited Partnership, dated as of December 22, 2015 (the “Original LP Agreement”), by and among the General Partner and the Limited Partner;

WHEREAS, concurrently herewith, and as a condition of the willingness of the Investors to consummate the transactions contemplated by this Agreement, the Investors, the General Partner and the Limited Partner shall amend and restate in its entirety the Original LP Agreement in the form attached hereto as Exhibit A (the “Second Amended and Restated LP Agreement”);

WHEREAS, concurrently herewith, the Investors, the General Partner, MCRLP, MCPT and MCTP shall enter into that certain Shareholders Agreement of the General Partner (the “Shareholders Agreement”) and amend and restate the Bylaws of the General Partner (the “Bylaws”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2015 Balance Sheet” has the meaning set forth in Section 3.05.

“2016 Balance Sheet” has the meaning set forth in Section 3.05.

“2016 Balance Sheet Date” has the meaning set forth in Section 3.05.

“2016 Income Statement” has the meaning set forth in Section 3.05.

“Active Projects” has the meaning set forth in Section 3.08(a)(i).

“Additional Commitment” has the meaning set forth in the Recitals.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, neither of the Investors nor any of their Affiliates shall be considered an Affiliate of any MCRC Party or Partnership Party for any purpose hereunder; provided, further that no portfolio company of an Investor shall be deemed an Affiliate any Investor.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” shall mean, collectively, the Registration Rights Agreement, the Recourse Agreement, the Indemnification Agreement, the Shared Services Agreement, the Shareholders’ Agreement, the Bylaws and the Credit Enhancement Agreement.

“Benefit Plan” has the meaning set forth in Section 3.14(a).

“Board of Trustees” has the meaning set forth in Section 9.02.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Bylaws” means the bylaws of the General Partner, as amended and in effect on or immediately prior to the date hereof.

“Closing” has the meaning set forth in has the meaning set forth in Section 2.03(b).

“Closing Date” has the meaning set forth in Section 2.03(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Term” means the period commencing on the Closing Date and ending on the earlier to occur of (i) the date on which Investor’s Total Commitment has been funded to the Partnership and (ii) any Commitment Termination Event.

“Commitment Termination Event” has the meaning set forth in Section 2.05(e).

“Common Units” has the meaning set forth in the Recitals.

“Company Leases” has the meaning set forth in Section 3.10(e).

“Competing Businesses” has the meaning set forth in Section 9.02.

“Controlled Subsidiary” or “Controlled Subsidiaries”, with respect to any entity, any Subsidiary of such entity (other than as set forth in clause (iii)(y) of the definition of such term), other than a Non-Controlled Subsidiary or Limited Control Subsidiary of such entity.

“Controlled Subsidiary Balance Sheets” has the meaning set forth in Section 3.05.

“Credit Enhancement Agreement” means that certain Discretionary Demand Promissory Note between the Partnership, as borrower, and MCRLP, as lender, dated as of the Closing Date.

“Deposit” has the meaning set forth in Section 2.02.

“Direct Claim” has the meaning set forth in Section 7.06(c).

“Disclosure Letter” means that certain Disclosure Letter to Preferred Equity Investment Agreement executed by and between the Parties concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States of America.

“Drawdown” has the meaning set forth in Section 2.05(b).

“Drawdown Amount” has the meaning set forth in Section 2.05(c)(i).

“Drawdown Date” has the meaning set forth in Section 2.05(b).

“Drawdown Notice” has the meaning set forth in Section 2.05(b).

“Employees” means those Persons employed by the Partnership Parties or their respective Subsidiaries immediately prior to the Closing.

“Employment Agreements” has the meaning set forth in Section 3.15(b).

“Encumbrance(s)” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, assessment, evaluation, monitoring or otherwise delineating the presence or Release of any Hazardous Material,  prevention or minimization of a Release or threatened release of Hazardous Materials, governmental response, removal or remediation, corrective action, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials in, on, under, to or emanating from any real property; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit with respect to any real property.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) Releases or threatened Releases of Hazardous Materials or materials containing Hazardous Materials; or (c) concerning the presence of, exposure to, or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including any amendments thereto, their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to the presence, Release of, or exposure to, any Hazardous Materials in, on, under, to or emanating from any real property or to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, agreement, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Grants” has the meaning set forth in Section 3.15(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 2.02.

“Execution Date” has the meaning set forth in the Preamble.

“Expenses” has the meaning set forth in Section 9.01.

“Financial Statements” has the meaning set forth in Section 3.05.

“Fundamental Representations” has the meaning set forth in Section 7.01.

“General Partner” has the meaning set forth in the Recitals.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or consents entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, pollutant, contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products including crude oil and any fractions thereof, natural gas, synthetic gas, and any mixtures thereof, mold, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following: (a) the principal of (1) any indebtedness for borrowed money, including bank overdrafts, (2) any obligations evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition), and (3) any obligations, contingent or otherwise, under banker’s acceptance credit or similar facilities, (b) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business, (c) any obligations with respect to hedging, swaps or similar arrangements, (d) any guaranty of any of the foregoing, (e) obligations to pay rent or other payment amounts under leases that would be required to be classified as a capital lease on a balance sheet prepared on a consistent basis or (f) accrued interest or premium (if any) applicable to, and premiums, penalties or other costs or expenses that would arise as a result of repayment of, any of the foregoing.

“Indemnification Agreement” has the meaning set forth in Section 6.02(c)(vii).

“Indemnification Threshold” has the meaning set forth in Section 7.05(a).

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Initial Purchased Units” has the meaning set forth in the Recitals.

“Investor” has the meaning set forth in the preamble.

“Investor Indemnified Party” has the meaning set forth in Section 7.02.

“Investor Parties” has the meaning set forth in Section 9.02.

“Key Executives” means, individually and collectively: (i) Michael J. DeMarco; (ii) Marshall Tycher; (iii) Robert Andrew Marshall; (iv) Anthony Krug; (v) Gary Wagner; (vi) Ivan Baron; (vii) Gabriel Shiff; (viii) Robert Cappy; and (ix) Brenda Cioce.

“Knowledge of the Partnership Parties” or “the Partnership Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of the Key Executives or their successors as persons with substantially similar responsibilities toward the Partnership Parties after a commercially reasonable inquiry of their subordinates.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Limited Control Subsidiary” or “Limited Control Subsidiaries”, means Harborside Unit A Urban Renewal, L.L.C. and Epsteins C Lofts, L.L.C.

“Limited Controlled Subsidiary Balance Sheets” has the meaning set forth in Section 3.05.

“Limited Partner” has the meaning set forth in the Recitals.

“Losses” means losses, damages, liabilities, penalties, actions, suits, proceedings (including any investigations, arbitrations, litigation, regulatory proceedings or inquiries), demands, claims, causes of action, Taxes, costs or expenses, including all incidental, consequential, special and indirect damages to the extent actually incurred and which were reasonably foreseeable, as well as reasonable attorneys’ fees, defense costs, consultant fees and other out-of-pocket expenses incurred in connection with investigating, enforcing or defending any right to indemnification, provided, however, that in no event shall Losses include punitive damages or damages based on any multiple of revenue or income unless, and only the extent, actually awarded to a Governmental Authority or other third party.

“OFAC” has the meaning set forth in Section 3.25(a).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or in the aggregate, is (or would reasonably expected to be) materially adverse to (a) the business, results of operations, financial condition or assets of the Partnership Parties and their respective Subsidiaries, taken as a whole, or (b) the ability of the MCRC Parties or the Partnership Parties to consummate the transactions contemplated hereby or perform their respective obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Partnership operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Investors; (vi) any matter disclosed in the Disclosure Letter and schedules thereto; (vii) any changes in applicable Laws or accounting rules; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, or the identity of Investors, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Partnership; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Partnership to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Organizational Documents” means all certificates of incorporation, by-laws, certificates of formation, operating agreements, limited partnership agreements, limited liability company agreements, partnership agreements, shareholders agreements, joint venture agreements, including all amendments thereto, of the Partnership Parties and their respective Subsidiaries.

“MC Indemnified Party” has the meaning set forth in Section 7.04.

“MC Opportunity Group” has the meaning set forth in Section 9.02.

“MCPT” has the meaning set forth in the Recitals.

“MCRC” has the meaning set forth in the Recitals.

“MCRC Parties” has the meaning set forth in the Recitals.

“MCRC Parties Representations” has the meaning set forth in Section 7.01.

“MCRLP” has the meaning set forth in the Recitals.

“MCTP” has the meaning set forth in the Recitals.

“Money Laundering Laws” has the meaning set forth in Section 3.24(a).

“Notice of Default” has the meaning set forth in Section 2.06.

“Non-Controlled Subsidiary” or “Non-Controlled Subsidiaries” means Riverpark at Harrison I Urban Renewal, L.L.C., ELMAJO Urban Renewal Associates, LLC, Estuary Urban Renewal Unit B, LLC, Millrose Developers, L.L.C., and Belle Associates, L.L.C.

“Ordinary Course of Business” means the ordinary course of business of the Partnership Parties, taken as a whole, or the Partnership, as applicable, consistent with the past practices of the Partnership Parties or the Partnership, as applicable, or the ordinary course of the normal, day-to-day operations of the respective Subsidiaries of the Partnership Parties or the Real Properties.

“Organizational Documents” means all certificates of incorporation, by-laws, certificates of formation, operating agreements, limited partnership agreements, limited liability company agreements, partnership agreements, shareholders agreements, joint venture agreements, voting agreements, voting trusts, proxies or other organizational documents, including all amendments thereto, of the Partnership Parties, their respective Subsidiaries or any other entity in which the Partnership Parties have a direct or indirect interest and which is in the ownership chain with respect to any Real Property or operations of the Partnership Parties or their respective Subsidiaries.

“Original LP Agreement” has the meaning set forth in the Recitals.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Party” has the meaning set forth in the Preamble.

“Participation Right” has the meaning set forth in Section 2.08.

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Partnership Parties” has the meaning set forth in the Recitals.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means: (a) liens for Taxes that are not yet due and payable; (b) rights of setoff or bankers’ liens upon or security interests in deposits of cash in favor of banks or other depository institutions; (c) liens arising from precautionary UCC financing statements regarding operating leases of personal property or fixtures or consignments of personal property or fixtures; (d) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (e) liens incurred in connection with the shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the shipper of such goods or assets; (f) any interest or title of a licensor, sublicensor, lessor or sublessor (as landlord or licensor only) under any license or lease agreement to the extent limited to the item licensed or leased; (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money or construction; (h) recorded easements, covenants, conditions, restrictions, rights-of-way and similar encumbrances if of record or reflected in the title policies, title commitments or reports or surveys delivered or made available to or obtained by the Investors, in each case before the date hereof, or if incurred after the date hereof to the extent incurred in the Ordinary Course of Business and the same do not materially and adversely impair the use or value of the assets subject thereto; (i) restrictions contained in condominium declarations and related documents if of record or reflected in the title policies, title reports or surveys delivered or made available to or obtained by the Investors, in each case before the date hereof, or if incurred after the date hereof to the extent incurred in the Ordinary Course of Business and the same do not materially and adversely impair the use or value of the assets subject thereto; (j) encumbrances or title defects reflected in any of the title policies, title commitments or reports or surveys which have been delivered or made available to or obtained by the Investors prior to the date hereof; (k) restrictions, pledges or other Encumbrances contained in the Organizational Documents delivered or made available to the Investors; (l) rights of tenants, as tenants only, under all leases for space at the Real Property reflected in Schedule 3.10(b) of the Disclosure Letter and under any other leases for space at the Real Property entered into in accordance with this Agreement (and any subordination and recognition agreements with respect thereto); (m) UCC financing statements where a tenant is “debtor” if the same do not materially and adversely impair the use or value of any Real Property; (n) un-bonded mechanics’ liens less than $2,000,000 in the aggregate filed against the Real Property, in each case that do not impair the current use or occupancy of the Real Property subject thereto; (o) mortgages, pledges, security interests or liens securing Indebtedness of the Partnership or any Subsidiary if of record or reflected in the title policies, title commitments or reports or surveys delivered or made available to or obtained by the Investors, in each case before the date hereof, or if incurred after the date hereof to the extent incurred in the Ordinary Course of Business and the same do not materially and adversely impair the use or value of the assets subject thereto; or (p) other non-monetary liens or imperfections on property that do not materially adversely affect title to, materially detract from the value of, or impair in any material respect the existing use of, the Real Property affected by such lien or imperfection.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Units” has the meaning set forth in the Recitals.

“Preferred Unit Price” means the fixed purchase price of $1,000 for each Preferred Unit issued to the Investors or MCRC, as applicable, pursuant to this Agreement, which fixed purchase price shall also be applied to subsequent Drawdowns.

“Proceeding” has the meaning set forth in Section 3.11(a).

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“Qualified Benefit Plan” has the meaning set forth in Section 3.14(b).

“Real Property” and “Real Properties” have the meanings set forth in the Recitals to this Agreement and includes all land, buildings, improvements and fixtures now or subsequently erected thereon and all appurtenances related thereto.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Recourse Agreement” means that certain Recourse Agreement dated as of the date hereof by and between MCRC, MCRLP, MCPT, RRT and the Investors.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date hereof by and between the MCRC Parties, the Partnership Parties and the Holders specified therein.

“REIT” has the meaning set forth in the Recitals.

“Related Parties” means, with respect to any Person (i) any Affiliate of such specified Person; (ii) any subsidiary of such specified Person, (iii) any Person that holds a Material Interest in such specified Person; (iv) each Person that serves as an officer, director, partner, executor or trustee of such specified Person (or in a similar capacity); and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), provided, that a Related Party shall not include any portfolio company of any Person. For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, however, for the avoidance of doubt, neither of the Investors nor any of their Related Parties shall be considered a Related Party of any MCRC Party or any Partnership Party for any purpose hereunder, and, provided, further that no portfolio company of an Investor shall be deemed a Related Party of any Investor.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Reserved Units” has the meaning set forth in Section 3.02(a).

“RRT” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 3.15(b).

“Second Amended and Restated LP Agreement” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in Section 4.03.

“Securities Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“Shared Services Agreement” means that certain Shared Services Agreement, dated as of the Closing Date, between MCRLP and the Partnership.

“Shareholders Agreement” means that certain Shareholders Agreement dated as of the Closing Date by and between the General Partner, each of the Investors and each of the shareholders of the General Partner set forth on Schedule I thereto.

“Special Representations” has the meaning set forth in Section 7.01.

“Subsidiary” or “Subsidiaries” means, with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such first entity, either directly or indirectly, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity of which such first entity is the record or beneficial owner, directly or indirectly, a majority of the voting interests or the general partner or managing member and (iii) with respect to the Partnership, (x) each other Person (other than an individual) in which the Partnership owns a direct or indirect interest, including (y) any Non-Controlled Subsidiary and any Limited Control Subsidiary.

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, (b) any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of assumption, transferee liability, or otherwise through operation of Law, and (d) any liability for the payment of amounts described in the foregoing clause (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person or any other contract.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant” means, each of the tenants leasing or occupying space in all or any portion of any or all of the Real Properties pursuant to the Real Property Leases.

“Termination Date” has the meaning set forth in Section 8.01(d)(iii).

“Third-Party Claim” has the meaning set forth in Section 7.06(a).

“Third Party Consents” shall mean all consents, approvals, authorizations and all Persons that are required in connection with (i) the execution, delivery and performance of, and the transactions contemplated by this Agreement, the Second Amended and Restated LP Agreement and the Ancillary Agreements by the MCRC Parties, the Partnership Parties or any of their respective Related Parties, Subsidiaries or Affiliates (as applicable) or (ii) the issuance of Preferred Units by the Partnership.

“Total Commitment” has the meaning set forth in the Recitals.

“U.S. GAAP” has the meaning set forth in Section 3.05.

“VDR” means that certain data room organized by the Partnership Parties and the MCRC Parties in connection with the transaction contemplated hereby, housed by www.rrdvenue.com.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Commitment. The Investors agree to commit to invest up to an aggregate of $300,000,000 in the Partnership by acquiring Preferred Units through the purchase of the Initial Purchased Units at the Closing and through the purchase of additional Preferred Units pursuant to subsequent Drawdowns as requested by the Partnership from time to time during the Commitment Term, subject to the terms and conditions set forth herein. The Parties acknowledge a net asset value of the Partnership of $1,230,000,000 prior to Closing.

Section 2.02                            Deposit. The Investors shall deposit on the date hereof the sum of $30,000,000.00 (the “Deposit”) in escrow in an interest bearing account with Royal Abstract Company (in such capacity, “Escrow Agent”).  In the event that: (i) all of the closing conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); (ii) the MCRC Parties and the General Partner have advised the Investors in writing of their intention to consummate the Closing; and (iii) the Closing does not occur as a result of a failure by the Investors to purchase the Initial Purchased Units as then required in accordance with Section 2.03, the Deposit with any interest accumulated thereon (the “Escrow Funds”) shall be disbursed to the Partnership and the Partnership and the Investors shall immediately execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse all of the Escrow Funds to the Partnership. The Deposit and the Escrow Funds shall be governed exclusively by the terms of this Agreement and the terms of the Escrow Agreement, dated as of February 27, 2017, by and between the Escrow Agent, the Investors and the Partnership.

Section 2.03                            Purchase and Sale at the Closing.

(a)                                 Subject to the terms and conditions set forth herein (including satisfaction or waiver of the terms and conditions set forth in Article VI), at the Closing, the Partnership shall sell to the Investors, and the Investors shall purchase from the Partnership, the Initial Purchased Units for an amount in cash equal to $150,000,000 (the “Purchase Price”). On the Closing Date, the Investors shall deliver the Purchase Price (less the Escrow Funds) to the Partnership in accordance with the wire instructions set forth on Exhibit B attached hereto, or as otherwise may be specified by the Partnership in writing to the Investors prior to the Closing.  The Initial Preferred Units shall be allocated between Class A Preferred Partnership Units (which shall be purchased solely by the Rockpoint Class A Preferred Holder) and Class B Preferred Partnership Units (which shall be purchased solely by the Rockpoint Class B Preferred Holder) as set forth in Schedule 1 to the Second Amended and Restated LP Agreement.

(b)                                 Subject to the terms and conditions of this Agreement, the purchase and sale of the Initial Purchased Units contemplated hereby shall take place at a closing (the “Closing”) to be held at 10 a.m., New York City time, on a date that is the first Business Day after the satisfaction or written waiver of the last of the conditions to Closing set forth in Article VI (other than conditions which, by their nature, are to be satisfied on the Closing Date), but in no event shall such Closing be less than eleven (11) Business Days following execution and delivery of this Agreement, at the offices of Seyfarth Shaw LLP, 620 Eighth Avenue, New York, NY 10018 or at such other time or on such other date or at such other place as the Partnership and the Investors may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04                            Closing Deliverables.

(a)                                 At the Closing, Investors shall deliver or cause to be delivered to the Partnership:

(i)                                     the Purchase Price (less the Escrow Funds) by wire transfer of immediately available funds to an account of the Partnership in accordance with the wire instructions set forth on 0 attached hereto.

(ii)                                  all other agreements, documents, instruments or certificates required to be delivered by Investors at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)                                 At the Closing, the General Partner, on behalf of the Partnership Parties and the MCRC Parties shall deliver or cause to be delivered to Investors:

(i)                                     Schedule 1 attached to the Second Amended and Restated LP Agreement, which shall reflect the Investors as the holders of the Initial Purchased Units; and

(ii)                                  all other agreements, documents, instruments or certificates required to be delivered by the Partnership at or prior to the Closing pursuant to Section 6.02 of this Agreement.

(c)                                  At the Closing, the Partnership and the Investors shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse all of the Escrow Funds to the Partnership.

Section 2.05                            Additional Commitment.

(a)                                 Except as provided by Section 2.05(e), subject to the terms and conditions of this Agreement, the purchase and sale of additional Class A Preferred Partnership Units pursuant to the Additional Commitment shall be effected through one or more Drawdowns. The Rockpoint Class A Preferred Holder shall, by executing and delivering a signature page to this Agreement, commit to purchase during the Commitment Term up to an additional number of Class A Preferred Partnership Units equal to the Total Commitment less the Purchase Price; provided, that the Partnership draws down the any remaining unfunded portion of the Additional Commitment prior to March 1, 2019.

(b)                                 During the Commitment Term, the Rockpoint Class A Preferred Holder shall fund its Additional Commitment to purchase additional Class A Preferred Partnership Units in such amounts and at such times as the Partnership shall request from time to time during the Commitment Term by written notice given by the Partnership to the Rockpoint Class A Preferred Holder in accordance with Section 9.02 (each, a “Drawdown Notice”). Each drawdown by the Partnership pursuant to a Drawdown Notice is hereinafter referred to as a “Drawdown”.  All Class A Preferred Partnership Units issued to the Rockpoint Class A Preferred Holder in connection with a Drawdown shall be sold to, and purchased by, the Rockpoint Class A Preferred Holder at a closing at which the Rockpoint Class A Preferred Holder shall fund in immediately available funds to an account of the Partnership in accordance with the wire instructions set forth on Exhibit B attached hereto (or as otherwise specified in the Drawdown Notice) no later than 11:00 a.m. (New York City time) on the date specified in the applicable Drawdown Notice (the “Drawdown Date”).

(c)                                  Each Drawdown Notice shall provide:

(i)                                     the number of Class A Preferred Partnership Units to be purchased by the Rockpoint Class A Preferred Holder on the Drawdown Date and the aggregate purchase price therefor, which shall be calculated as the number of Class A Preferred Partnership Units to be purchased multiplied by the Preferred Unit Price (the “Drawdown Amount”); provided, however, that the minimum Drawdown Amount which may be requested by the Partnership in a Drawdown Notice shall be $10,000,000;

(ii)                                  the related Drawdown Date (which shall be at least fifteen (15) Business Days from and including the date of delivery of the Drawdown Notice, unless a shorter period is agreed to in writing by the Partnership and the Rockpoint Class A Preferred Holder);

(iii)                               the account of the Partnership to which the Drawdown Amount should be paid, and, if not specified, the funds shall be wired to the Partnership pursuant to the instructions set forth on 0 attached hereto; and

(iv)                              a certificate executed by the Chief Financial Officer of MCRC and by the General Partner, on behalf of the MCRC Parties and the Partnership Parties, respectively, certifying that the conditions set forth in Section 2.05(d) and applicable to them have been met.

(d)                                 The obligations of Rockpoint Class A Preferred Holder to fund a Drawdown shall be subject to each of the following conditions specified below:

(i)                                     The Fundamental Representations shall be true and correct in all material respects (except for those Fundamental Representations that are qualified by their terms by a reference to materiality, which Fundamental Representations as so qualified shall be true and correct in all respects) as if made on and as of the applicable Drawdown Date (except for those Fundamental Representations that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date);

(ii)                                  The MCRC Representations shall be true and correct in all material respects (except for those MCRC Representations that are qualified by their terms by a reference to materiality, which MCRC Representations as so qualified shall be true and correct in all respects) as if made on and as of the applicable Drawdown Date (except for those MCRC Representations that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date);

(iii)                               The representations and warranties of the Partnership Parties contained in Article III, except the Fundamental Representations, are true and correct as if made on and as of the applicable Drawdown Date except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(e)                                  In the event that: (A) the Partnership does not draw down the full Additional Commitment prior to March 1, 2019; or (B) any of the conditions set forth in Section 2.05(d) are not met as of the applicable Drawdown Date (the occurrence of any such event described (A) or (B), a “Commitment Termination Event”), the Rockpoint Class A Preferred Holder’s obligation to fund the remaining unfunded portion of the Additional Commitment shall, at the election of the Rockpoint Class A Preferred Holder, terminate effective as of such date, unless the Rockpoint Class A Preferred Holder is in default in accordance with Section 2.06 of this Agreement at such date, in which case such obligation shall be governed in accordance with such Section.  To the extent the Rockpoint Class A Preferred Holder does not elect to terminate its obligation to fund the remaining unfunded portion of the Additional Commitment, it shall have the right, at its option, to fund any undrawn portion of the Additional Commitment required to have been drawn by the Partnership prior to March 1, 2019 within 30 days following the applicable required draw date; provided, that if the Rockpoint Class A Preferred Holder elects to fund the required undrawn portion of the Additional Commitment, the Partnership’s failure to draw such amounts shall not be deemed a Commitment Termination Event and the Rockpoint Class A Preferred Holder’s right to terminate any remaining unfunded Additional Commitment as a result of such failure shall be waived.

(f)                                   In connection with any Drawdown, the Rockpoint Class A Preferred Holder shall be required to purchase, subject to the terms and conditions set forth herein, the number of Class A Preferred Partnership Units equal to (x) the Drawdown Amount specified in the applicable

Drawdown Notice, divided by (y) the Preferred Unit Price; provided that Rockpoint Class A Preferred Holder shall not be required to purchase any Class A Preferred Partnership Units in connection with a Drawdown to the extent that such purchase, when aggregated with the Purchase Price and the amount of any Additional Commitment funded by all Drawdowns effected prior thereto, would cause the Investors to have funded an amount in excess of the Total Commitment.

Section 2.06                            Investors’ Failure to Fund. If the Rockpoint Class A Preferred Holder fails to timely fund a required Drawdown on or before the corresponding Drawdown Date, the General Partner on behalf of the Partnership may elect, in its sole discretion, to declare the Rockpoint Class A Preferred Holder in default of its obligation to fund the Additional Commitment by delivering a notice of default to the Investors (a “Notice of Default”). In the event that the Partnership delivers a Notice of Default pursuant to this Section 2.06 or as otherwise permitted pursuant to the Second Amended and Restated LP Agreement, one or more of the MCRC Parties or RRT may make a demand loan to the Partnership in the amount of such related Drawdown Amount that has not been timely funded by the Rockpoint Class A Preferred Holder, which demand loan shall bear interest payable to the applicable MCRC Party at a rate of eighteen percent (18%) per annum, compounded monthly, as provided in the Second Amended and Restated LP Agreement. If the Rockpoint Class A Preferred Holder has not funded the required Drawdawn within thirty (30) calendar days of such Notice of Default, (x) the Partnership may thereafter pursue or exercise any and all rights and remedies provided pursuant to this Agreement, the Second Amended and Restated LP Agreement or afforded by law or equity and (y) MCRC or its Affiliates shall thereafter be entitled to exercise its Participation Right.

Section 2.07                            Use of Proceeds. The proceeds from the issuance of Class A Preferred Partnership Units at the Closing and pursuant to any subsequent Drawdown shall be used by the Partnership and/or its Subsidiaries for any valid business purpose as determined in good faith by the General Partner and as so advised to the Investors, including, but not limited to (1) facilitate the development, acquisition and/or repositioning of residential real estate investment opportunities, as determined in good faith by the General Partner and in accordance with the terms of the Second Amended and Restated LP Agreement (including, without limitation, any consent rights of holders of Preferred Units thereunder); (2) to pay distributions of the Base Return (as defined in the Second Amended and Restated LP Agreement) to the Investors with respect to the Class A Preferred Partnership Units; (3) in the case of proceeds received at the Closing in connection with the acquisition of Monaco North and Monaco South, which will be approximately $140,000,000 pursuant to that certain: (i) Contribution and Exchange Agreement between Frank Guarini and Mack-Cali Realty, L.P; (ii) Agreement Regarding Interests (FJG) dated January 18, 2017 by and among MC Roseland Monaco, L.L.C. and FJG Monaco, L.L.C.; (iii) Agreement Regarding Interests (PGM) dated January 12, 2017 by and among MC Roseland Monaco, L.L.C. and PGM Monaco, L.L.C.; (iv) Agreement Regarding Interests (Hartz) dated January 13, 2017 between MC Roseland Monaco, L.L.C. and 455-475 HMI Washington Blvd. LLC.; and (v) Agreement for Purchase and Sale of Membership Interests in Prurose Monaco Holdings, L.L.C. between The Prudential Insurance Company of America, Monaco Holdings, L.L.C., MC Roseland Monaco, L.L.C. and Prurose Monaco Holdings, L.L.C.; or (4) to make payments under the Shared Services Agreement or Credit Enhancement Agreement. In the event that the Partnership has not drawn down the full Additional Commitment amount prior to March

1, 2019, proceeds from any issuance of Class A Partnership Units to the Class A Rockpoint Holder on such dates to satisfy the obligations of the Partnership to fulfill the Partnership’s Additional Commitment draw obligations prior to March 1, 2019, as the case may be, may be temporarily held in cash or cash equivalents pending use by the Partnership for any purpose permitted by clause (1) or (2) of this Section 2.07.

Section 2.08                            MCRC Parties’ Participation Right. Prior to March 1, 2022, following the earlier of (x) the date on which Investor’s Total Commitment has been funded to the Partnership or (y) the expiration of any 30 calendar day period following any delivery of a Notice of Default by the Partnership to the Investors pursuant to Section 2.06 if the default giving rise to such Notice of Default has not been cured by the expiration of such period, the MCRC Parties or their Affiliates will have the option to invest up to $200,000,000 in the Partnership by acquiring Class A Preferred Partnership Units with the attendant rights and obligations set forth in the Second Amended and Restated LP Agreement (the “Participation Right”), so long as at the time of such funding the General Partner determines in good faith and advises the Investors that the proceeds from such issuance or issuances shall be used by the Partnership for any valid business purpose, including, but not limited to (1) facilitate the development, acquisition and/or repositioning of residential real estate investment opportunities, as determined in good faith by the General Partner and in accordance with the terms of the Second Amended and Restated LP Agreement (including, without limitation, any consent rights of holders of Preferred Units thereunder); (2) to pay distributions of the Base Return (as defined in the Second Amended and Restated LP Agreement) to the Investors with respect to the Class A Preferred Partnership Units; (3) in the case of proceeds received in connection with the acquisition of Monaco North and Monaco South, which will be approximately $140,000,000 pursuant to that certain: (i) Contribution and Exchange Agreement between Frank Guarini and Mack-Cali Realty, L.P; (ii) Agreement Regarding Interests (FJG) dated January 18, 2017 by and among MC Roseland Monaco, L.L.C. and FJG Monaco, L.L.C.; (iii) Agreement Regarding Interests (PGM) dated January 12, 2017 by and among MC Roseland Monaco, L.L.C. and PGM Monaco, L.L.C.; (iv) Agreement Regarding Interests (Hartz) dated January 13, 2017 between MC Roseland Monaco, L.L.C. and 455-475 HMI Washington Blvd. LLC.; and (v) Agreement for Purchase and Sale of Membership Interests in Prurose Monaco Holdings, L.L.C. between The Prudential Insurance Company of America, Monaco Holdings, L.L.C., MC Roseland Monaco, L.L.C. and Prurose Monaco Holdings, L.L.C.; or (4) to make payments under the Shared Services Agreement or Credit Enhancement Agreement; provided, however, that it is understood and agreed that it is not a valid business purpose to (A) use such proceeds for the primary purpose of replacing lower cost debt or equity of the Partnership or its Subsidiaries, (B) not promptly deploy such proceeds for a commercial purpose, other than retaining as cash on the Partnership’s balance sheet, or (C) use such proceeds for the primary purpose of diluting the Preferred Units held or beneficially owned by the Investors. The Participation Right shall terminate and shall no longer be of any effect if any Commitment Termination Event has occurred, unless the Rockpoint Class A Preferred Holder elects to fund any required undrawn portion of the Additional Commitment as provided in Section 2.05(e).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES AND THE MCRC PARTIES

Representations and Warranties of the Partnership Parties:

Except as set forth in the correspondingly numbered Schedule of the Disclosure Letter (any item disclosed in any Schedule of the Disclosure Letter referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to each other Schedule of the Disclosure Letter and Section in this Agreement to the extent the relevance of such disclosure to such other Schedule of the Disclosure Letter and Section in this Agreement is reasonably apparent from the text of such disclosure), each of the Partnership Parties jointly and severally represent and warrant to the Investors as follows:

Section 3.01                            Organization and Authority of the Partnership Parties. The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The General Partner is duly formed and validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland.  The Limited Partner is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Each Partnership Party has all necessary limited partnership, trust, limited liability or other power and authority to (a) enter into this Agreement, the Second Amended and Restated LP Agreement and the Ancillary Agreements, to perform and carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case as is applicable, and (b) in the case of RRT and the Partnership, also to own, operate or lease their respective properties and assets now owned, operated or leased by them, and to carry on their respective businesses as they are currently conducted. Each of RRT and the Partnership is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery by each of the Partnership Parties of this Agreement and the Ancillary Agreements, the performance by the Partnership Parties of their obligations hereunder and thereunder and the consummation by the Partnership Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership, trust, limited liability or other action on the part of each such Partnership Party. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of the Partnership Parties, and (assuming due authorization, execution and delivery by Investors and the MCRC Parties) this Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of each of the Partnership Parties, enforceable against the Partnership Parties in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02                            Capitalization.

(a)                                 Immediately prior to the Closing, the authorized common equity interests in the Partnership are owned 99.9% by General Partner and 0.1% by the Limited Partner.  In addition, immediately prior to the Closing, the Partnership has not issued any Preferred Units.  Upon consummation of the Closing, the authorized common equity of the Partnership will consist of 1,230,000 Common Units. In addition, upon consummation of the Closing, the Partnership shall have 150,000 Preferred Units issued and outstanding.  All of the Common Units outstanding as of the date of this Agreement have been, and all of the Preferred Units and Common Units issued and outstanding as of the Closing, and all of the Preferred Units and Common Units when issued and outstanding following each Drawdown will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances, other than those Encumbrances set forth in Schedule 3.02(a) of the Disclosure Letter. The Partnership will reserve all necessary Preferred Units and Common Units for issuance and delivery upon consummation of this Agreement, including any and all Drawdowns and any and all future conversions (the “Reserved Units”).

(b)                                 Immediately prior to and as of the Execution Date, the authorized common equity of the General Partner will consist of 25,000,000 common shares of beneficial interest, par value $0.01 per share, which 10,000 common shares will be issued and outstanding, and 5,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which 125 are designated as 12.5% Series A Cumulative Non-Voting Preferred Shares (the “Series A Preferred Shares”), of which no preferred shares will be issued and outstanding.  All of the common shares and Series A Preferred Shares of the General Partner outstanding as of the date of this Agreement have been duly authorized, validly issued, fully paid and non-assessable. The General Partner is owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name: (i) MCRLP: 89.16%; (ii) MCPT: 10.55%; and MCTP: 0.29%.

(c)                                  At the Closing, the authorized common equity of the General Partner will consist of 25,000,000 common shares of beneficial interest, par value $0.01 per share, which 10,139 common shares will be issued and outstanding, and 5,000,000 preferred shares of beneficial interest, par value $0.01 per share, of which 125 are designated as Series A Preferred Shares of which no preferred shares will be issued and outstanding. All of the common shares and Series A Preferred Shares of the General Partner outstanding as of the Closing Date will be duly authorized, validly issued, fully paid and non-assessable. The General Partner is owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name : (i) MCRLP: 89.31%; (ii) MCPT: 10.41%; and MCTP: 0.28%.

(d)                                 Except as set forth in the Material Organizational Documents or on Schedule 3.02(d) of the Disclosure Letter, there are no outstanding or authorized equity interests or options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Partnership or any of its Controlled Subsidiaries or Limited Control Subsidiaries, or to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries, or obligating the Partnership or any of its Controlled Subsidiaries or Limited Control Subsidiaries, or to the Partnership’s Knowledge, its Non-Controlled Subsidiaries, to issue or sell any equity interests of, or any other interest in, the Partnership or any of its Subsidiaries. Except as set forth in the Material Organizational Documents or on Schedule 3.02(d) of the Disclosure Letter, neither the Partnership nor any of its

Controlled Subsidiaries or Limited Control Subsidiaries, or to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries, has any outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Initial Purchased Units or any other equity securities of the Partnership or any of its Controlled Subsidiaries or Limited Control Subsidiaries or to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries.  Schedule 3.02(d) sets forth the preferred capital account and debt balances as of December 31, 2016 of each Controlled Subsidiary, and to the Knowledge of the Partnership Parties, each Non-Controlled Subsidiary and Limited Control Subsidiary.

(e)                                  Upon consummation of the transactions contemplated by this Agreement, the Investors will acquire full title to the Initial Purchased Units, and all Preferred Units validly purchased by the Investors pursuant to the terms and conditions of this Agreement free and clear of all Encumbrances, other than those Encumbrances arising from acts of the Investors.

Section 3.03                            Subsidiaries.

(a)                                 Schedule 3.03(a) of the Disclosure Letter lists (i) each Controlled Subsidiary of the Partnership Parties, and (ii) its jurisdiction of incorporation or formation (as applicable). Other than as set forth in Schedule 3.03(a) of the Disclosure Letter, all of the equity interests in such Controlled Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Partnership Party or the applicable Controlled Subsidiary set forth in Schedule 3.03(a) of the Disclosure Letter. Each such Controlled Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Real Property is owned or leased by such Controlled Subsidiary or the operation of such Controlled Subsidiary’s business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 Schedule 3.03(b) of the Disclosure Letter lists (i) each Non-Controlled Subsidiary and Limited Control Subsidiary of the Partnership Parties, and (ii) its jurisdiction of incorporation or formation (as applicable). To the Knowledge of the Partnership Parties, other than as set forth in Schedule 3.03(b) of the Disclosure Letter, all of the equity interests in such Non-Controlled Subsidiaries and Limited Control Subsidiaries are owned of record and beneficially by the Partnership Party or the applicable Subsidiary set forth in Schedule 3.03(b) of the Disclosure Letter and, to the Knowledge of the Partnership Parties, have been duly authorized, are validly issued, fully paid and non-assessable. To the Knowledge of the Partnership Parties, each such Non-Controlled Subsidiary and Limited Control Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Real Property is owned or leased by such Non-Controlled Subsidiary or Limited Control Subsidiary or the operation of such Non-Controlled Subsidiary’s or Limited Control Subsidiary’s business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Other than as set forth in Schedules 3.03(a) and 3.03(b) of the Disclosure Letter, none of the Partnership Parties own, or have any interest (beneficial or otherwise) in any ownership interests in any Person other than their Controlled Subsidiaries, the Non-Controlled Subsidiaries and the Limited Control Subsidiaries.

(c)                                  Schedule 3.03(c) of the Disclosure Letter contains a true and correct organizational structure chart of the Partnership, showing the Partnership’s direct and indirect ownership in its Subsidiaries, including, for the avoidance of doubt, the direct and indirect ownership percentages of the Partnership with respect thereto.

(d)                                 The Partnership Parties have provided or made available to the Investors all Material Organizational Documents of the Partnership Parties and their respective Subsidiaries.

Section 3.04                            No Conflicts; Consents. The execution, delivery and performance by the Partnership Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of any of the Partnership Parties or any of their respective Subsidiaries; (b) result in a violation or breach in any material respect of any provision of any Law or Governmental Order applicable to the Partnership Parties, or any of their respective Subsidiaries; or (c) except as set forth in Schedule 3.04 of the Disclosure Letter, require the consent, notice or other action by any Person under, conflict with in any material respect, result in a violation or breach of in any material respect, result in the creation or imposition of any lien, charge or encumbrance pursuant to, constitute a material default under or result in the acceleration of any Material Contract or any other contract, agreement or instrument material to any of the Partnership Parties. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or third party is required by or with respect to the Partnership Parties or any of their respective Subsidiaries, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as are set forth in Schedule 3.04 of the Disclosure Letter, all of which have been obtained prior to the date hereof and remain in full force and effect and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.05                            Financial Statements. Copies of the Partnership’s unaudited financial statements, consisting of (i) the unaudited balance sheet of the Partnership as of December 31, 2015 (the “2015 Balance Sheet”), and (ii) the unaudited balance sheet of the Partnership as of December 31, 2016 (the “2016 Balance Sheet”) and the unaudited statements of income, and retained earnings and partners’ equity for the year ended December 31, 2016 (the “2016 Income Statement” and, together with the 2015 Balance Sheet and the 2016 Balance Sheet, the “Financial Statements”) are included in the Disclosure Letter.  The Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) on a consistent basis throughout the period involved and certified by management of the Partnership. The 2015 Balance Sheet and the 2016 Balance Sheet fairly present in all material respects the financial condition of the Partnership as of the respective dates they were prepared and the 2016 Income Statement fairly presents in all material respects the results of the operations of the Partnership for the periods indicated therein. The date of the 2016 Balance Sheet is referred to herein as the “2016 Balance Sheet Date”.  Copies of the unaudited balance sheets of certain of the Partnership’s Controlled Subsidiaries (the “Controlled Subsidiary Balance Sheets”) and Limited Controlled Subsidiaries (the “Limited Controlled Subsidiary

Balance Sheets”) as of December 31, 2016 (which are not consolidated into the 2016 Balance Sheet) are included in the Disclosure Letter. The Controlled Subsidiary Balance Sheets and, to the Knowledge of the Partnership Parties, the Limited Controlled Subsidiary Balance Sheets, fairly present in all material respects the financial condition of such Controlled Subsidiaries and Limited Controlled Subsidiaries, as applicable, as of the respective dates they were prepared, and have been prepared on a consistent basis throughout the period involved. The Financial Statements, Controlled Subsidiary Balance Sheets and Limited Controlled Subsidiary Balance Sheets are set forth in Schedule 3.05 of the Disclosure Letter.

Section 3.06                            Undisclosed Liabilities. None of the Partnership or the other Partnership Parties, their respective Controlled Subsidiaries or Limited Control Subsidiaries, or to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries, have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared on a consistent basis, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the 2016 Balance Sheet Date; (ii) those which have been incurred in the Ordinary Course of Business since the 2016 Balance Sheet Date and which are not material in amount; (iii) those in connection with that certain Construction Loan Agreement dated February 3, 2017 between Epsteins C Lofts, L.L.C. and Provident Bank; (iv) those in connection with that certain Multifamily Loan and Security Agreement dated January 10, 2017 by and between Alterra I, L.L.C. and Alterra II, L.L.C. and Capital One Multifamily Finance, LLC; and (v) those set forth on Schedule 3.06 of the Disclosure Letter. There is no outstanding Indebtedness pursuant to which the Partnership or of its Subsidiaries is a borrower, obligor, debtor or other beneficiary, and either the General Partner or any MCRC Party or any of their respective Subsidiaries (other than the Partnership or any of its respective Subsidiaries) is a lender or obligee.

Section 3.07                            Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.07 of the Disclosure Letter, from the 2016 Balance Sheet Date until the date of this Agreement, each of the Partnership Parties and their respective Controlled Subsidiaries and Limited Control Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries, have operated in the Ordinary Course of Business in all material respects and there has not been, with respect to any of the Partnership Parties or any of their respective Controlled Subsidiaries or Limited Control Subsidiaries, or to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries, any:

(a)                                 event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b)                                 material amendment of any of the Organizational Documents of the any of the Partnership Parties or any of their respective Subsidiaries;

(c)                                  split, combination or reclassification of any of their respective equity interests;

(d)                                 issuance, sale or other disposition of any equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests;

(e)                                  declaration or payment of any distributions on or in respect of any equity interests or redemption, purchase or acquisition of equity interests to any Person other than to the Partnership, any Subsidiary of the Partnership or any partner or member of a Subsidiary of the Partnership, other than with respect to distributions to MCRLP in connection with that certain Multifamily Loan and Security Agreement dated January 10, 2017 by and between Alterra I, L.L.C. and Alterra II, L.L.C. and Capital One Multifamily Finance, LLC.

(f)                                   incurrence, assumption or guarantee of any Indebtedness, other than in the Ordinary Course of Business, in an aggregate amount exceeding $1,000,000, all of which are as set forth in Schedule 3.07 of the Disclosure Letter;

(g)                                  sale or other disposition of any of the material assets shown or reflected on the 2016 Balance Sheet, including without limitation any Real Property, except for any assets sold or otherwise disposed of in the Ordinary Course of Business and having an aggregate value of less than $1,000,000;

(h)                                 adoption, termination, amendment or material modification of any Benefit Plan;

(i)                                     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity interests of, or by any other manner, any business or any Person or any division thereof;

(j)                                    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k)                                 settlement or compromise of any pending or threatened Proceeding, in each case excess of $250,000 and not covered in full by insurance;

(l)                                     imposition of any Encumbrance, covenant, or other restriction on any asset tangible or intangible, except for Permitted Encumbrances or as would not, individually or in the aggregate, have a Material Adverse Effect;

(m)                             adoption or approval of any agreement that is or is reasonably expected to be a Material Contract or amendment or modification to the terms of, or renewal, waiver, or termination of, any Material Contract, insofar as not permitted pursuant to the terms of the Original LP Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect; or

(n)                                 any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08                            Material Contracts.

(a)                                 Schedule 3.08(a) of the Disclosure Letter contains a true and complete list of each of the following contracts and agreements (such contracts and agreements, as amended, restated, replaced, supplemented, or otherwise modified as of the date hereof, and the Real Property Leases, collectively being “Material Contracts”):

(i)                                     all property management contracts, facility management contracts, property development contracts and construction management contracts of the Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, other than as set forth in the Material Organizational Documents, collectively listed on Schedule 3.08(a)(i) of the Disclosure Letter that are presently in construction where the expected aggregate acquisition and construction costs with respect to such Real Property exceeds $10,000,000 (the “Active Projects”);

(ii)                                  each agreement that relates to the pending sale of any Controlled Subsidiary of a Partnership Party or any of the assets of any Partnership Party or any of their respective Controlled Subsidiaries, and, to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, in each case where such transactions have not closed or, in the event such transactions have closed, where the Partnership Parties or any of their Subsidiaries continue to have ongoing liabilities or guarantees in respect of such transaction in each case for consideration in excess of $3,000,000;

(iii)                               each agreement that relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $2,000,000, and in each case where such transactions have not closed or, in the event such transactions have closed, where the Partnership Parties or any of their respective Controlled Subsidiaries and, to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, continue to have ongoing liabilities or guarantees in respect of such transaction;

(iv)                              all joint venture, partnership or other contract (however named) involving a capital contribution or sharing of profits, losses, costs or liabilities by any Partnership Parties or any of their respective Controlled Subsidiaries, and, to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, with any other Person, except as contained in the Material Organizational Documents;

(v)                                 the contracts and agreements relating to Indebtedness (including guarantees) of any Partnership Party or any of its respective Controlled Subsidiaries, and, to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, in each case having an outstanding principal amount in excess of $2,000,000, except as contained in the Material Organizational Documents;

(vi)                              other than such employment contracts that are terminable at the option of either party upon less than three (3) months prior notice and that include compensation provisions for non-executive employees that are standard within the industry in which the Partnership Parties operate, all contracts for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the

Partnership or any of its Controlled Subsidiaries, and, to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries and Limited Control Subsidiaries;

(vii)                           all agreements for the payment of severance benefits, retention bonuses or so-called “sale bonuses” to any Employees of the Partnership Parties or their respective Controlled Subsidiaries, and, to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries;

(viii)                        all contracts between the Partnership Parties or their respective Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, and any Related Parties (other than the Partnership or any of its Subsidiaries), involving a dollar amount over $1,000,000 or that is otherwise material to any Partnership Party;

(ix)                              any contribution agreement or tax contribution agreement, other than as set forth in the Material Organizational Documents and which is in excess of $250,000 or $2,000,000 in the aggregate;

(x)                                 any hedging, futures, options or other derivative contract to the extent any such arrangement is unrelated to a property loan and such arrangement provides for or would otherwise require future payments or disbursements, or would impose any liability on the Partnership Parties;

(xi)                              any agreement relating to settlement of any administrative or judicial proceedings within the past five (5) years or otherwise currently still in effect, which if adversely determined, would result in a Material Adverse Effect; and

(xii)                           any other agreement, contract, arrangement or understanding of any Partnership Party or any of their respective Subsidiaries that is otherwise material to the Partnership Parties and their respective Subsidiaries taken as a whole and that was not otherwise included in the VDR or otherwise recorded against the Real Properties.

(b)                                 Schedule 3.08(b) of the Disclosure Letter identifies all guaranties made by a Partnership Party of Indebtedness that is owed any Subsidiary of a Partnership Party which is in excess of $2,000,000 which are in effect as of the date hereof.

(c)                                  Except as set forth in the Material Organization Documents, Schedule 3.08(c) of the Disclosure Letter identifies any contract providing for indemnification to or from any person with respect to liabilities in excess of $2,000,000 relating to any current or former business of a Partnership Party, their respective Subsidiaries or any predecessor Person.

(d)                                 Each Material Contract (i) was entered into in the Ordinary Course of Business and (ii) is valid and binding on the Partnership Party or Controlled Subsidiary, or to the Knowledge of the Partnership Parties, Non-Controlled Subsidiary or Limited Control Subsidiary party thereto, as the case may be, and, to the Knowledge of the Partnership Parties, the counterparties thereto, and is in full force and effect and (iii) upon consummation of the transactions contemplated by this Agreement, each Material Contract shall continue in full force and effect without penalty or other adverse consequence.  Neither any Partnership Party nor any of its respective Controlled Subsidiaries, or to the Knowledge of the Partnership Parties, its respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is in breach of, or default under, any Material Contract, except in each case for such breaches or defaults that would not have a Material Adverse Effect, individually or in the aggregate, and no party to any Material Contract has provided or received notice of any intention to terminate, not renew, or challenge the validity or enforceability of any Material Contract. No event has occurred that, with notice or lapse of time, is or is reasonably expected to constitute a material breach or default, or permit the termination, modification, or acceleration under any Material Contract, except for such terminations, modifications, or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect.  There are no negotiations pending or in progress to revise any Material Contract in any material respect, other than change orders, changes in scope, or other changes in the Ordinary Course of Business with respect to construction agreements.

(e)                                  The Partnership Parties have provided or made available to the Investors true, accurate and complete copies of all Material Contracts (including the Real Property Leases).

(f)                                   Schedule 3.08(f) of the Disclosure Letter identifies any contracts, arrangements, agreements or understandings (whether oral or written) of any nature whatsoever between (i) the General Partner, on the one hand, and the Partnership or any of its Subsidiaries, on the other, and (ii) the Partnership or its Subsidiaries, on the one hand, and any MCRC Party or any of its Subsidiaries (other than the Partnership or its Subsidiaries), on the other, other than the Credit Enhancement Agreement and Shared Services Agreement.

Section 3.09                            Title to Assets. The Partnership Parties and their respective Controlled Subsidiaries, and to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, have good title to their respective assets free and clear of Encumbrances other than Permitted Encumbrances.

Section 3.10                            Owned and Leased Real Property.

(a)                                 Schedule 3.10(a) of the Disclosure Letter correctly identifies the owner and, when applicable, city and state of all Real Property and interest in Real Property owned in fee by each Partnership Party or any of their respective Subsidiaries (the “Owned Real Property”) and contains, a true and complete list of each commercial lease of any portion of any Real Property for which the annual base rent is in excess of $250,000 and the term is in excess of five (5) years (as amended, restated, replaced, supplemented, or otherwise modified to date, the “Real Property Leases”).  The Partnership Parties have provided or made available to the Investors true, accurate and complete copies of all currently effective owner’s title insurance policies and surveys for each Owned Real Property in the possession of the Partnership. Schedule 3.10(a) identifies Real Properties (i) that either the Partnership or one of its Controlled Subsidiaries manages the day-to-day operations of, (ii) that a Limited Control Subsidiary manages the day-to-day operations of, and (iii) all other Real Property. With respect to each Owned Real Property:

(i)                                     the identified owner of each parcel of Owned Real Property has fee simple title to such Owned Real Property, free and clear of any Encumbrance, as set forth in the applicable currently effective owner’s title insurance policy delivered or made available to the Investors in accordance with Section 3.10(a), except for Permitted Encumbrances;

(ii)                                  any Encumbrance, covenant, or other restriction recorded against such Owned Real Property does not and is not reasonably expected to materially impair the ability to use or develop or construct upon any such Owned Real Property in the operation of the business of the owner thereof as presently conducted or development of or construction upon such Owned Real Property as currently contemplated for the business intended to be conducted thereon; and

(iii)                               there are no parties (other than the Partnership Parties and the MCRC Parties) in possession of such Owned Real Property, other than (1) tenants under any leases disclosed in Schedule 3.10(a) of the Disclosure Letter who are in possession of space to which they are entitled, (2) tenants under leases for which the annual base rent is less than $250,000 and (3) other Persons in possession of de minimis space.

(b)                                 Schedule 3.10(b) of the Disclosure Letter contains a complete and accurate rent roll of each for the Real Properties in which there are tenants as of December 31, 2016.

(c)                                  Except as contained in any of the Organizational Documents of the Subsidiaries, there are no outstanding options, rights of first offer or rights of first refusal to purchase or acquire any of the Real Properties or any portion thereof or interest therein.

(d)                                 There are no pending or, to the Knowledge of any Partnership Party, threatened condemnation proceedings with respect to all or any portion of the Real Property.

(e)                                  Schedule 3.10(e) of the Disclosure Letter sets forth a true, correct, and complete list of all leases, subleases, licenses, or other occupancy agreements pursuant to which any Partnership Party or any of their respective Controlled Subsidiaries, and to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, leases, subleases, licenses, or otherwise occupies (whether as tenant or subtenant) any real property, including all amendments, restatements, replacements, supplements and other modifications thereto (collectively, the “Company Leases”).  The Partnership Parties have delivered or made available to the Investors true and complete copies of the Company Leases.  Each Company Lease is a valid and binding obligation of the tenant, subtenant, licensee, or occupant thereunder and, to the Knowledge of the Partnership Parties, the landlord, sublandlord, licensor, or other non-occupant party thereunder, and is in full force and effect; neither the Partnership Parties nor any of their Controlled Subsidiaries, nor, to the Knowledge of the Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received from the landlord, sublandlord, licensor, or other non-occupant party any written notice of a material default by the tenant, subtenant, licensee, or occupant under any Company Lease which remains uncured, and no such party is in material default under any Company Lease, and all rent thereunder has been paid current; neither any Partnership Party nor any of their Controlled Subsidiaries, nor, to the Knowledge of the Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has given any written notice of a material default by the applicable landlord, sublandlord, licensor, or other non-occupant party with respect to any Company Lease which remains uncured.  None of the Partnership Parties or any of their respective Controlled Subsidiaries, or, to the Partnership

Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries has assigned, transferred, mortgaged, deeded in trust, or encumbered any interest in any Company Lease, except for any Permitted Encumbrances or as set forth on Schedule 3.10(e) of the Disclosure Letter.

(f)                                   With regard to the Real Property Leases, except as set forth in Schedule 3.10(f) of the Disclosure Letter:  (i) the Real Property Leases are valid and binding obligations of the landlord thereunder and, to the Knowledge of the Partnership Parties, the Tenants thereunder, and are in full force and effect; (ii) neither the Partnership Party nor any of their Controlled Subsidiaries, nor, to the Knowledge of the Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received any written notice of a material default by the applicable landlord under any Real Property Lease which remains uncured; (iii) neither any Partnership Party nor any of their Controlled Subsidiaries, nor, to the Knowledge of the Partnership Parties any of their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has given any written notice of a material default by the applicable Tenant under any Real Property Lease which remains uncured; and (iv) except as expressly set forth in the Real Property Leases, no Tenant is entitled, now or in the future, to any concession, rebate, offset, allowance or free rent for any period nor to the Knowledge of the Partnership Parties has any such material claim been asserted in writing by any Tenant.

Section 3.11                            Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Schedule 3.11(a) of the Disclosure Letter, there are no actions, suits, claims, inquiries, investigations, audits or other legal proceedings (each, a “Proceeding”) involving, pending or, to the Knowledge of any Partnership Party, threatened against, or by a Partnership Party any of their respective Controlled Subsidiaries, or to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, or affecting any of their respective properties or assets (or by or against the Partnership Parties or their respective Subsidiaries or Affiliates), which if determined adversely to any Partnership Party or their respective Subsidiaries, either individually or in the aggregate, would result in a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 3.11(b) of the Disclosure Letter, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Partnership Parties their respective Controlled Subsidiaries, or to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, or any of their respective properties or assets which would, either individually or in the aggregate, result in a Material Adverse Effect.

Section 3.12                            Compliance With Laws; Permits.

(a)                                 Except as set forth in Schedule 3.12(a) of the Disclosure Letter, each of the Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, are and have in the past been in compliance with all Laws applicable to it or their respective business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)                                 All Permits required for the Partnership Parties or their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, to conduct their respective businesses or, with respect to any Active Project, to develop or construct upon the Real Property relating thereto as currently contemplated for the business intended to be conducted thereon, have been obtained by it and are valid and in full force and effect, except where the failure to be in compliance would not have a Material Adverse Effect.

(c)                                  None of the representations and warranties contained in Section 3.12 shall be deemed to relate to environmental matters (which are governed by Section 3.13), employee benefits matters (which are governed by Section 3.14), employment matters (which are governed by Section 3.15) or tax matters (which are governed by Section 3.16).

Section 3.13                            Environmental Matters.

(a)                                 Except as set forth in Schedule 3.13(a) of the Disclosure Letter, or as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)                                     the Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, are, and at all times during the past five (5) years have been, in compliance with all Environmental Laws and have not received any written Environmental Notice or any Environmental Claim that any of the Partnership Parties or their respective Subsidiaries are not in compliance with applicable Environmental Laws, which is unresolved;

(ii)                                  neither the Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received any written Environmental Notices claiming any Subsidiary or any Real Property is not in compliance with applicable Environmental Laws, which is unresolved;

(iii)                               the Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, have obtained and are as of the date hereof, and at all times during the past five (5) years have been, in compliance with all Environmental Permits required to conduct the business of the Partnership Parties and their respective Subsidiaries in the Ordinary Course of Business and such Environmental Permits are valid and in full force and effect;

(iv)                              there are no Environmental Claims or Proceedings pursuant to any Environmental Law pending against any of the Partnership Parties or any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, or, to the Knowledge of the Partnership Parties, threatened, against any of the Partnership Parties or any of their respective Subsidiaries; and

(v)                                 none of the Partnership Parties nor any of their Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, has assumed or retained, by contract, any obligation of any third party under any Environmental Law or concerning any Hazardous Material that would reasonably be expected to result in material liability or any other material obligation to the Partnership Parties or any of their respective Subsidiaries under any applicable Environmental Law.

(b)                                 Except as set forth in Schedule 3.13(b) of the Disclosure Letter, or as would not, individually or in the aggregate, have a Material Adverse Effect, and subject to the next sentence of this Section 3.13(b), to the Knowledge of the Partnership Parties: no Hazardous Materials are or have been present in contravention of Environmental Laws, and there is and has been no Release of any Hazardous Materials nor any remediation or corrective action of any kind relating thereto in, on, at, under, to or from (i) the Real Properties in the past five (5) years or (ii) any properties formerly owned, operated or leased by the Partnership Parties or their respective Subsidiaries within the past five (5) years in connection with the business of the Partnership Parties or any of their respective Subsidiaries. Notwithstanding the preceding provisions of this Section 3.13(b), (i) certain of the operating Real Properties as specifically identified on Schedule 3.10(a) of the Disclosure Letter are known to be developed where Hazardous Materials may be present; (ii) certain of the operating Real Properties as specifically identified on Schedule 3.10(a) of the Disclosure Letter are known to be developed on what is commonly referred to in the real estate development industry as “historic fill”, which consists of unclassified materials that may, in fact, contain substances that may exceed environmental contaminant levels as defined by Environmental Laws; and (iii) the Real Properties that have not yet been developed and fully investigated for the presence of Hazardous Materials may contain Hazardous Materials that will require remediation under applicable Laws, whether resulting from “historic fill”, a previous owner’s operations or otherwise, and these Real Properties are specifically identified on Schedule 3.10(a) as properties subject to this disclosure. Except as set forth above and in the accompanying Schedules, or as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Partnership Parties there are no Hazardous Materials in, on, at, under, to or from the Real Properties that require remediation pursuant to Environmental Law.

(c)                                  To the Knowledge of the Partnership Parties, none of the Real Property nor any real property formerly owned, operated or leased within the past five years by the Partnership Parties or any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, is listed on, or, to the Knowledge of the Partnership Parties, has been proposed for listing on, the National Priorities List or the Comprehensive Environmental Response Compensation and Liability Information System under CERCLA, or any similar state list.

(d)                                 The Partnership Parties have previously made available to the Investors any and all material Environmental Permits, environmental reports, studies, audits, records, sampling data, site assessments and other similar material documents with respect to the Real Properties or pertaining to compliance with Environmental Law with respect to such Real Property in the possession of the Partnership Parties or any of their respective Controlled Subsidiaries.

(e)                                  Except as contained in Sections 3.04, 3.11(b), and 3.17 the representations and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties of the Partnership Parties regarding environmental matters.

Section 3.14                            Employee Benefit Matters.

(a)                                 Schedule 3.14(a) of the Disclosure Letter contains a list of each material “employee benefit plan” as defined by Section 3(3) of ERISA, or any material benefit, retirement, employment, consulting, compensation, incentive, bonus, option, restricted equity, equity appreciation right, phantom equity, change in control, severance, welfare and fringe-benefit agreement, or other material plan, policy and program, in effect and covering one or more Employees, former employees of a Partnership Party or its respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, its respective Non-Controlled Subsidiaries, or current or former directors of the Partnership or its Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, and is maintained, sponsored, or contributed to by the Partnership or its Subsidiaries, or under which the Partnership or its Subsidiaries have any material liability for premiums or benefits (as listed on Schedule 3.14(a) of the Disclosure Letter, each, a “Benefit Plan”).

(b)                                 Except as set forth in Schedule 3.14(b) of the Disclosure Letter, or as would not have a Material Adverse Effect, to the Knowledge of the Partnership Parties, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Partnership Parties, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Schedule 3.14(b) of the Disclosure Letter, or as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws.

(c)                                  Except as set forth in Schedule 3.14(c) of the Disclosure Letter, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA).

(d)                                 Except as set forth in Schedule 3.14(d) of the Disclosure Letter and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)                                  Except as set forth in Schedule 3.14(e) of the Disclosure Letter, or as would not have a Material Adverse Effect: there is no pending or, to the Knowledge of the Partnership Parties, threatened action relating to a Benefit Plan (other than routine claims for benefits).

(f)                                   Except as set forth in Schedule 3.14(f) of the Disclosure Letter, or as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits to any Employee, director or consultant, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)                                  The representations and warranties set forth in this Section 3.14 are the sole and exclusive representations and warranties of the Partnership Parties regarding employee benefit matters.

Section 3.15                            Employment Matters.

(a)                                 Except as set forth in Schedule 3.15(a) of the Disclosure Letter, none of the Partnership Parties nor any of their Controlled Subsidiaries, and to the Partnership Parties’ Knowledge, their Non-Controlled Subsidiaries or Limited Control Subsidiaries, are a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Schedule 3.15(a) of the Disclosure Letter, since January 1, 2014, there has not been, nor, to the Knowledge of the Partnership Parties, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Partnership or its Subsidiaries.

(b)                                 Except as set forth on Schedule 3.15(b) of the Disclosure Letter, all Persons employed by the Partnership or its Subsidiaries are employees at will and there are no contracts between the Partnership or any of its Controlled Subsidiaries, and to the Partnership’s Knowledge, any of its Non-Controlled Subsidiaries or Limited Control Subsidiaries, and any Employee of the Partnership or its Subsidiaries, including employment agreements, loans or promissory notes, change in control agreements, stay agreements and separation pay agreements (“Employment Agreements”).  Employment Agreements for Marshall Tycher and Robert Andrew Marshall are made publicly available through MCRC’s filings with the Securities and Exchange Commission (“SEC”). The Partnership (through the General Partner) is also a party to the following Employment Agreements: (i) Executive Employment Agreement for Ivan Baron, dated April 20, 2016; (ii) Executive Employment Agreement for Gabriel Shiff, dated April 20, 2016; (iii) Executive Employment Agreement for Robert Cappy, dated April 20, 2016; and (iv) Executive Employment Agreement for Brenda Cioce, dated April 21, 2016.

(c)                                  Except as set forth on Schedule 3.15(c) of the Disclosure Letter or as provided in this Section 3.15(c), there are no long term incentive arrangements, stock options, bonus agreements or stock purchase plans (“Equity Grants”) of any kind in favor of any Employees of the Partnership or its Subsidiaries.  All future Equity Grants in the Partnership or its Subsidiaries requires the approval of the Executive Compensation and Option Committee of MCRC. Equity Grant agreements for Marshall Tycher and Robert Andrew Marshall are made publicly available through MCRC’s filings with the SEC. The Partnership (through the General Partner) is also a party to the following Equity Grants: (i) Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Ivan Baron, dated March 8, 2016; (ii) Mack-Cali Realty Corporation 2016 Performance-Based Long-Term Incentive Plan Award Agreement for

Ivan Baron, dated March 8, 2016; (iii) Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated March 8, 2016; (iv) Mack-Cali Realty Corporation 2016 Performance-Based Long-Term Incentive Plan Award Agreement for Gabriel Shiff, dated March 8, 2016; (v) Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Robert Cappy, dated March 8, 2016; (vi) Mack-Cali Realty Corporation 2016 Performance-Based Long-Term Incentive Plan Award Agreement for Robert Cappy, dated March 8, 2016; (vii) Mack-Cali Realty Corporation 2016 Time-Based Long-Term Incentive Plan Award Agreement for Brenda Cioce, dated March 8, 2016; and (viii) Mack-Cali Realty Corporation 2016 Performance-Based Long-Term Incentive Plan Award Agreement for Brenda Cioce, dated March 8, 2016.

(d)                                 Except as set forth in Schedule 3.15(d) of the Disclosure Letter or as would not have a Material Adverse Effect: (i) the Partnership is in compliance with all applicable Laws pertaining to employment and employment practices (including the WARN Act) to the extent they relate to Employees of the Partnership; and (ii) there are no actions, suits, claims, investigations or other legal proceedings against the Partnership pending, or to the Knowledge of the Partnership Parties, overtly threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Partnership, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e)                                  A true, complete and correct copy of the form of non-competition, non-solicitation, confidentiality or similar agreement currently in force with the current Employees of the Partnership and any material variances therefrom has been made available to Investors.

(f)                                   The representations and warranties set forth in this Section 3.15 are the Partnership Parties’ sole and exclusive representations and warranties regarding employment matters.

Section 3.16                            Taxes.

(a)                                 Except as set forth in Schedule 3.16 of the Disclosure Letter:

(i)                                     Each of the Partnership Parties and their respective Controlled Subsidiaries, and to Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, have filed (taking into account any valid extensions) all material Tax Returns required to be filed. Such Tax Returns are true, complete and correct in all material respects. No Partnership Party nor any of their respective Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. All material Taxes due and owing by the Partnership Parties and their respective Subsidiaries (whether or not shown on a Tax Return) have been paid or, to the extent not delinquent, are included in the liability for current Taxes reflected on the 2016 Balance Sheet or have accrued since the 2016 Balance Sheet Date in the

Ordinary Course of Business in amounts consistent with amounts paid an incurred in the most recent comparable prior period.

(ii)                                  No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of any Partnership Party or their respective Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries.

(iii)                               There are no material ongoing, pending or threatened actions, suits, claims, investigations or other legal proceedings by any taxing authority against a Partnership Party, their respective Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, their Non-Controlled Subsidiaries or Limited Control Subsidiaries. No material deficiencies for any Taxes have been proposed, asserted or assessed against a Partnership Party or any of its Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries that have not been fully paid. There are no Tax liens on any assets a Partnership Party, any of its Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, other than liens for Taxes not yet due and payable.

(iv)                              No Partnership Party nor any of their respective Controlled Subsidiaries, nor, to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is a party to any Tax-sharing agreement.

(v)                                 All material Taxes which a Partnership Party or any of its respective Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, its respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(vi)                              No Partnership Party nor any Subsidiary has engaged in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any analogous provision of state, foreign or local Tax Law).

(b)                                 The Partnership Parties and each of the Partnership Parties’ respective Controlled Subsidiaries, and to the Partnership Parties’ Knowledge, respective Non-Controlled Subsidiaries or Limited Control Subsidiaries has at all times during its existence been properly treated for federal income tax purposes either as a partnership or as an entity disregarded from its owner, and none of them is or has been either an association taxable as a corporation or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, except with respect to any of the Partnership Parties’ Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, that has had in effect an election to be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to the Investors at all times from and after the later of the Closing or the date the Partnership acquired a direct or indirect interest in such Controlled Subsidiary, or to the Partnership Parties’ Knowledge, its Non-Controlled Subsidiaries or Limited Control Subsidiaries.

Section 3.17                            Insurance. The Partnership maintains or causes its Controlled Subsidiaries to maintain and to the Knowledge of the Partnership Parties, their respective Non-

Controlled Subsidiaries and Limited Control Subsidiaries maintain, insurance with reputable insurers, licensed to do business in the state in which their respective Real Properties are located, in such amounts and with such coverages as the Partnership has reasonably determined to be prudent in accordance with industry standards.  The Partnership or its Affiliates have maintained insurance on the Real Properties with reputable insurers, licensed to do business in the state in which their respective Real Properties are located, for the shorter of (i) the period in which the Partnership or its Affiliates have owned and controlled such Real Properties or (ii) the past five (5) years), in such amounts and with such coverages as the Partnership has or its Affiliates have reasonably determined to be prudent in accordance with industry standards.  Schedule 3.17 of the Disclosure Letter sets forth a list, as of the date hereof, of all material insurance policies currently maintained by the Partnership and each of its Controlled Subsidiaries, or with respect to which the Partnership or any of its Controlled Subsidiaries is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies currently maintained are in full force and effect on the date of this Agreement and all premiums due on all Insurance Policies have been paid. Except as set forth on Schedule 3.17 of the Disclosure Letter, there are no material outstanding unpaid claims under any such Insurance Policies, and neither the Partnership nor any of its Controlled Subsidiaries or, to the Knowledge of the Partnership Parties, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received any refusal of coverage under the Insurance Policies. Neither the Partnership nor any of its Controlled Subsidiaries or, to the Knowledge of the Partnership Parties, its Non-Controlled Subsidiaries or Limited Control Subsidiaries, has received from any insurance company which issues insurance on the Real Properties or any board of fire underwriters, any written notice of any material defect or inadequacy in connection with the Real Properties that has not been cured or will not be cured prior to the Closing Date.

Section 3.18                            Brokers. Except for Wells Fargo Securities, LLC (or its affiliate Eastdil Secured, LLC), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a Partnership Party.

Section 3.19                            REIT Requirements. At all times from and after the Closing Date, the Partnership and its Subsidiaries shall be (and, in the case of a Drawdown Date, have been) operated in a manner so that: (a) the Partnership satisfies the gross income tests provided in Section 856(c)(2) and (3) of the Code as if the Partnership were a REIT; (b) the Partnership satisfies the tests provided in Section 856(c)(4) of the Code as if the Partnership were a REIT; and (c) the Partnership does not incur liability for federal, state and local income and excise Taxes, including Taxes under Sections 857(b), 860(c) or 4981 of the Code, as if the Partnership were a REIT.  Neither the Partnership, nor its Subsidiaries, holds any asset the disposition of which would cause the Partnership to pay Tax under the rules similar to Section 1374 of the Code under Treasury Regulations Section 1.337(d)-7 or any similar or successor provision, as if the Partnership were a REIT.   No Indebtedness of the Partnership or any of its Subsidiaries is an “applicable high-yield discount obligation” (as such term is defined in Section 163(i) of the Code and determined as if the obligor under such Indebtedness were a corporation for federal income tax purposes). Neither the Partnership nor any Subsidiary holds any asset the disposition of which would be treated as a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code, as if the Partnership were a REIT.  No Partnership Party nor any of their respective Subsidiaries has taken or is currently planning to take any action that could result in a

Partnership Party or any of their respective Subsidiaries being required to make any payment under any tax protection agreement or similar agreement.  The foregoing representations are made without regard to the possible application of any “savings” or “cure” provisions of the Code (including Sections 856(c)(6), 856(c)(7) and 856(g)(5) of the Code).

Section 3.20                            Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Article IV, the offer, sale, and issuance of the Preferred Units as contemplated hereby will be exempt from the registration requirements of the Securities Act the registration or qualification requirements of any applicable state securities Laws.  No Partnership Party or any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor any Person acting on behalf of any such entity will take any action that would cause the loss of any such exemption.  To the extent they are legally capable and authorized to do so, the Partnership Parties shall use commercially reasonable best efforts to ensure that their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, including any Person acting on their behalf, will prevent any such action that would cause the loss of any such exemption.

Section 3.21                            Solvency.  The Partnership and its Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, its Non-Controlled Subsidiaries and Limited Control Subsidiaries, are able to pay their respective debts (including trade debts) as they mature.  The fair saleable value of all the assets and properties (including goodwill minus disposition costs) of the Partnership and its Subsidiaries, taken as a whole, exceeds the fair value of their liabilities.

Section 3.22                            Anti-Takeover Provision.  By resolutions adopted on December 24, 2015 by the Board of Trustees of RRT pursuant to Section 3-603(c) of the Maryland General Corporation Law (the “MGCL”), any Business Combination (as defined in Section 3-601(e) of the MGCL) between RRT and any Interested Stockholder or any Affiliate of an Interested Stockholder (as such terms are defined in Section 3-601 of the MGCL) is exempted from the provisions of Section 3-602 of the MGCL; and Section 15 of Article II of the Bylaws of RRT provides that Title 3, Subtitle 7 of the MGCL shall not apply to any acquisition by any person of shares of beneficial interest of RRT.

Section 3.23                            Foreign Corrupt Practices Act.  Except as would not, individually or in the aggregate, result in a Material Adverse Effect, neither the Partnership Parties, their respective Subsidiaries nor, to the Knowledge of any director, officer, agent, consultant, employee, Related Party or other Person acting on behalf (or who has acted on behalf) of the Partnership Parties or any their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by any of such Persons of the FCPA, as amended, or any similar anti-bribery or anti-corruption law, including, without limitation, taking any act “corruptly” (as the term is interpreted by the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or by court decisions) in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA, and as interpreted by the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or by court decisions) or any foreign political party or official thereof or any candidate for foreign political office, including, without limitation, any improper contribution, gift, bribe, rebate, or kickback, and the Partnership Parties and their respective Subsidiaries and, to the Knowledge of the Partnership Parties and their Related Parties have conducted their businesses in compliance with the FCPA and all similar anti-bribery or anti-corruption laws, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “Foreign officials” include foreign governmental officials, foreign governmental employees, and employees of business enterprises that are owned or controlled by foreign governments.  Neither the Partnership Parties nor any of their respective Subsidiaries is currently conducting an investigation into any suspected or alleged violation of the FCPA of any similar anti-bribery or anti-corruption law.  Neither the Partnership Parties nor any their respective Subsidiaries nor any director, officer, agent, consultant, employee, Related Party or other person acting on behalf of the Partnership Parties or any of their respective Subsidiaries, is (or for the last five years has been) under administrative, civil, or criminal investigation, indictment, information, or audit by any party, in connection with alleged or possible violations of the FCPA or any similar anti-bribery or anti-corruption law.  Nor to the Knowledge of the Partnership Parties nor any of their respective Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries or Limited Control Subsidiaries is there any basis for any such investigation, indictment, information, or audit.  Neither the Partnership Parties nor their respective Subsidiaries, nor any director, officer, or, to the Knowledge of the Partnership Parties, agent, consultant, employee, Related Parties, or other person acting (or who have acted) on behalf of the Partnership Parties or any of their respective Subsidiaries, has received notice from, or made a voluntary disclosure to, the U.S. Department of Justice or the U.S. Securities and Exchange Commission, or any other government entity regarding alleged or possible violations of the FCPA or similar anti-bribery or anti-corruption laws.  The books of account and other financial records of the Partnership Parties and their respective Controlled Subsidiaries, or to the Partnership Parties’ Knowledge, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries (1) are materially accurate, complete, and correct; (2) accurately and fairly reflect all transactions and dispositions of assets; and (3) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls, which, without limitation, are reasonably designed to detect and prevent violations of anti-bribery and anti-corruption laws, provide reasonable assurance that transactions are executed as documented in the books of account and other financial records,  and that access to assets (including disposition of assets) is permitted only in accordance with management’s general or specific authorization. In addition, neither the Partnership Parties, nor their respective Controlled Subsidiaries, and to the Partnership Parties’ Knowledge, their Non-Controlled Subsidiaries or Limited Control Subsidiaries, have established or maintained (or are establishing or maintaining) a secret or unrecorded fund.

Section 3.24                            Money Laundering Laws.

(a)                                 Except as would not, individually or the aggregate, result in a Material Adverse Effect, neither the Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, or other Person acting on behalf of the Partnership Parties or their respective Subsidiaries, has engaged in, or is currently engaged in, a transaction, investment, undertaking, or activity in violation of the criminal provisions against applicable money laundering under U.S. or applicable foreign law.  The Partnership Parties and their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, Non-Controlled Subsidiaries and Limited Control Subsidiaries, and, to the Knowledge of the Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, or other Person acting on behalf of the Partnership Parties or their Subsidiaries, are in compliance with all applicable anti-money laundering requirements to prevent and detect money laundering under U.S. or applicable foreign law, including, without limitation, requirements to maintain compliance programs, maintain customer and transaction records, conduct customer due diligence, and report suspicious, cash or other transactions to government authorities (collectively, the “Money Laundering Laws”).  In the United States, the criminal provisions against money laundering are codified at 18 U.S.C. §§ 1956 and 1957, and the anti-money laundering requirements, include, without limitation, the requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X.

(b)                                 Except as would not, individually or the aggregate, result in a Material Adverse Effect, neither the Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the Partnership Parties or any of their respective Subsidiaries, any owner, director, officer, employee or other person acting on behalf of the Partnership Parties or their respective Subsidiaries, (i) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering or any crimes which in the United States would be predicate crimes to money laundering, or any violation of any of the Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any of the Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any of the Money Laundering Laws.  Neither Partnership Parties nor any of their respective Subsidiaries to the Knowledge of the Partnership Parties has any investor whose investment in the Partnership Parties or their respective Subsidiaries has been or will be derived from, or related to, any illegal activities, including, without limitation, prohibited money laundering activities.

Section 3.25                            Office of Foreign Assets Control.

Except as would not, individually or the aggregate, result in a Material Adverse Effect,

(a)                                 the Partnership Parties, their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, their respective Non-Controlled Subsidiaries and Limited Control Subsidiaries, and, to the Knowledge of the Partnership Parties and any of their respective Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Partnership Parties and their respective Subsidiaries have at all times fully complied with, and are currently in full compliance with, (i) all applicable U.S. and foreign government laws and regulations concerning the exportation of any products, technology, technical data or services, including those administered by, without limitation, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury; (ii) U.S. and international economic and trade sanctions, including, but not limited to, those administered by the Office of Foreign Assets Control (“OFAC”) within the U.S.

Department of the Treasury; and (iii) all laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security;

(b)                                 neither the Partnership Parties nor any of their respective Subsidiaries, nor, to the Knowledge of the Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Partnership Parties or their respective Subsidiaries, has engaged in, or is currently engaged in, any sales, exports, re-exports, imports, or other activities in, relating to, or involving, directly or indirectly, countries subject to U.S. economic sanctions, including Cuba, the Crimea Region of Ukraine, Iran, Syria, and Sudan, or that otherwise would be prohibited if performed by U.S. persons or entities;

(c)                                  neither the Partnership Parties nor any of their respective Subsidiaries, nor, to the Knowledge of the Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, agent, distributor, consultant, affiliate, other person acting on behalf of the Partnership Parties or their respective Subsidiaries, is (1) listed on, or owned or controlled by, fifty (50%) or more in the aggregate, directly or indirectly, a person or persons listed on, (i) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other list of known or suspected terrorists, terrorist organizations, or other prohibited persons made publicly available or provided to the Partnership Parties or any of their respective Subsidiaries by any agency of the government of the United States or any jurisdiction in which the Partnership Parties or any of their respective Subsidiaries are doing business; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List,” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) any lists of restricted persons or entities maintained by any other U.S. government authority; or (2) or has engaged in business transactions or other dealings with, or is currently engaged in business transactions or other dealings with, an entity listed on, or owned or controlled by, fifty percent (50%) or more in the aggregate, directly or indirectly, a person or persons listed on, (i) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other list of known or suspected terrorists, terrorist organizations, or other prohibited persons made publicly available or provided to the Partnership Parties or any of their respective Subsidiaries by any agency of the government of the United States or any jurisdiction in which the Partnership Parties or any of their respective Subsidiaries are doing business; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List,” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) any lists of restricted persons or entities maintained by any other U.S. government authority; or (3) operating, organized in, or resident in, or acting on behalf of a Government of, or involved in business arrangements or other transactions with, a countries subject to U.S. economic sanctions, including Cuba, the Crimea Region of Ukraine, Iran, Syria, and Sudan, or any person owned or controlled, fifty percent (50%) or more in the aggregate, directly or indirectly, by any such person or persons, or (3) a person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order 13224, 66 Fed. Reg. 49,079 (Sept. 25, 2001) (Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), Executive Order 13382, 70 Fed. Reg. 38,567 (July. 1, 2005) (Executive Order Blocking Property of Weapons of Mass Destruction Proliferators and

Their Supporters), or any other similar prohibitions contained in the laws administered by, and regulations of, OFAC or in any enabling legislation or other executive orders in respect thereof;

(d)                                 neither the Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Partnership Parties or their respective Subsidiaries has made a voluntary disclosure to governmental regulatory authorities reporting violations of laws or regulations relating to the export or re-export of products, technology, software, services or other information from the United States or any other jurisdiction;

(e)                                  neither the Partnership Parties nor any of their respective Controlled Subsidiaries, and to the Knowledge of the Partnership Parties, Non-Controlled Subsidiaries or Limited Control Subsidiaries, nor, to the Knowledge of the Partnership Parties or any of their respective Subsidiaries, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Partnership Parties or their respective Subsidiaries, have participated or are currently participating in, or have cooperated or are currently cooperating with, an unsanctioned international boycott within the meaning of Section 999 of the Internal Revenue Code of 1986, as amended; and

(f)                                   if, in the future, the Partnership Parties or any of their respective Subsidiaries determines that any of the foregoing was incorrect as of the date hereof or has ceased to be correct, the Partnership Parties agree to promptly notify the Investors.  The Partnership Parties agree and acknowledge that if at any time it is discovered that any of the foregoing representations were incorrect as of the date hereof or have ceased to be correct, or if otherwise required by the laws and regulations administered and enforced by OFAC, the Investors may undertake appropriate action, including but not limited to, segregation, blocking, freezing, or termination of the interests of the Partnership Parties and their respective Subsidiaries. The Partnership Parties further agree and acknowledge that neither the Partnership Parties nor any of their respective Subsidiaries will have any claim against the Investors for any form of damages as a result of any of the foregoing actions.

Section 3.26                            Investment Company.  None of the Partnership Parties is, nor will be after giving effect to the issuance of the Preferred Units and the application of the proceeds thereof, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor will any of the Partnership Parties be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.27                            Arm’s-Length Transaction. The Partnership Parties acknowledge and agree that the Investors are acting solely in the capacity of arm’s-length purchasers with respect to this Agreement and the transactions contemplated hereby.  The Partnership Parties further acknowledge that the Investors are not acting as a financial advisor or fiduciary (or in any similar capacity) of the Partnership Parties or any of their respective Subsidiaries with respect to this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements and any other related documents to which the Investors are or will be a party and the transactions contemplated hereby and thereby and any advice given by the Investors or any of their

Representatives or agents in connection with this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby is merely incidental to the Investors’ purchase of the Preferred Units.  The Partnership Parties further represent to the Investors that their decision to enter into this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements and each of the other related documents to which the Investor is a party has been based solely on the independent evaluation of the Partnership Parties or their Representatives.  The Partnership Parties further acknowledge that Investors have not made any promises or commitments other than as set forth in this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements or related documents, including any promises or commitments for any additional investment by the Investors in the Partnership, except to the extent that the Investors may be party to, and as provided in, this Agreement, the Ancillary Agreements, any related documents, or any other agreement executed and delivered in connection therewith.

Representations and Warranties of the MCRC Parties:

Except as set forth in the correspondingly numbered Schedule of the Disclosure Letter (any item disclosed in any Schedule of the Disclosure Letter referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to each other Schedule of the Disclosure Letter and Section in this Agreement to the extent the relevance of such disclosure to such other Schedule of the Disclosure Letter and Section in this Agreement is reasonably apparent from the text of such disclosure.), each of the MCRC Parties jointly and severally represent and warrant to the Investors as follows:

Section 3.28                            Organization and Authority of the MCRC Parties. MCRC is a corporation validly existing and in good standing under the laws of the State of Maryland. MCPT is validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland.  MCRLP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. MCTP is a limited partnership duly organized and validly existing under the Laws of the State of Texas. Each MCRC Party has all necessary limited partnership, corporate, trust, limited liability or other power and authority to (a) enter into this Agreement, the Second Amended and Restated LP Agreement and the Ancillary Agreements, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case as is applicable. The execution and delivery by each of the MCRC Parties of this Agreement, the Second Amended and Restated LP Agreement and the Ancillary Agreements, the performance by the MCRC Parties of their obligations hereunder and thereunder and the consummation by the MCRC Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership, trust, limited liability or other action on the part of each such MCRC Party. This Agreement, the Second Amended and Restated LP Agreement and the Ancillary Agreements have been duly executed and delivered by each of the MCRC Parties, and (assuming due authorization, execution and delivery by Investors and the Partnership Parties) this Agreement, the Second Amended and Restated LP Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of each of the MCRC Parties, enforceable against the MCRC Parties in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.29                            No Conflicts; Consents. The execution, delivery and performance by the MCRC Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of any of the MCRC Parties; (b) result in a violation or breach in any material respect of any provision of any Law or Governmental Order applicable to the MCRC Parties; or (c) require the consent, notice or other action by any Person under, conflict with in any material respect, result in a violation or breach of in any material respect, result in the creation or imposition of any lien, charge or encumbrance pursuant to, constitute a material default under or result in the acceleration of any material contract or any other contract, agreement or instrument material to any of the MCRC Parties. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or third party is required by or with respect to the MCRC Parties, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all of which have been obtained prior to the date hereof and remain in full force and effect and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.30                            Arm’s-Length Transaction. The MCRC Parties acknowledge and agree that the Investors are acting solely in the capacity of arm’s-length purchasers with respect to this Agreement and the transactions contemplated hereby.  The MCRC Parties further acknowledge that the Investors are not acting as a financial advisor or fiduciary (or in any similar capacity) of the MCRC Parties or any of their respective Subsidiaries with respect to this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements and any other related documents to which the Investors are or will be a party and the transactions contemplated hereby and thereby and any advice given by the Investors or any of their Representatives or agents in connection with this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby is merely incidental to the Investors’ purchase of the Preferred Units.  The MCRC Parties further represent to the Investors that their decision to enter into this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements and each of the other related documents to which the Investor is a party has been based solely on the independent evaluation of the MCRC Parties or their Representatives.  The MCRC Parties further acknowledge that Investors have not made any promises or commitments other than as set forth in this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements or related documents, including any promises or commitments for any additional investment by the Investors in the Partnership, except to the extent that the Investors may be party to, and as provided in, this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements, any related documents, or any other agreement executed and delivered in connection therewith.

Section 3.31                            Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth in Schedule 3.31(a) of the Disclosure Letter, there are no Proceedings involving, pending or, to the knowledge of the MCRC Parties, threatened, against a MCRC Party or any of their respective Subsidiaries or affecting any of their respective properties or assets (or by or against the MCRC Parties or their respective Subsidiaries or Affiliates), which if determined adversely to any MCRC Party, their respective Subsidiaries, either individually or in the aggregate, would result in a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 3.31(b) of the Disclosure Letter, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the MCRC Parties their respective Subsidiaries (other than the Partnership Parties), or any of their respective properties or assets which would, either individually or in the aggregate, result in a Material Adverse Effect.

Section 3.32                            Ownership of the Partnership Parties.  Other than as set forth on Schedule 3.32 of the Disclosure Letter, all of the equity interests in each Partnership Party have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the MCRC Party or applicable Subsidiary of a MCRC Party set forth in Schedule 3.32 of the Disclosure Letter, and no Person owns, either beneficially or otherwise any equity interest in any Partnership Party other than as set forth on Schedule 3.32.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTORS

The Investors represent and warrant to each of the Partnership Parties that the statements contained in this Article IV are true and correct.

Section 4.01                            Organization and Authority of the Investors. Each of the Investors is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Investors each have all necessary limited liability company power and authority to enter into this Agreement, to carry out their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Investors of this Agreement, the performance by the Investors of their respective obligations hereunder and the consummation by the Investors of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of each of the Investors. This Agreement has been duly executed and delivered by each of the Investors, and (assuming due authorization, execution and delivery by the MCRC Parties and the Partnership Parties) this Agreement constitutes a legal, valid and binding obligation of each of the Investors, enforceable against each such Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02                            No Conflicts; Consents. The execution, delivery and performance by each Investor of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the operating agreement of any Investor; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Investors; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which any Investor is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would

not have a Material Adverse Effect on such Investor    ‘s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Investor in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which have already been obtained and would not have a Material Adverse Effect on each Investor’s ability to consummate the transactions contemplated hereby.

Section 4.03                            Investment Purpose. Except as otherwise contemplated herein, the Investors are acquiring the Initial Purchased Units solely for their own respective accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. Each Investor acknowledges that the Initial Purchased Units are not registered under the Securities Act, or any state securities laws, and that the Initial Purchased Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Investor is able to bear the economic risk of holding the Initial Purchased Units for an indefinite period (including total loss of their respective investments).  Each Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated under the Securities Act and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04                            Brokers.  Except for Wells Fargo Securities, LLC (or its affiliate Eastdil Secured, LLC), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investors.

Section 4.05                            Legal Proceedings.

(a)                                 There are no actions, suits, claims, investigations or other legal proceedings pending or, to such Investor’s knowledge, overtly threatened in writing against or by any Investor or any Affiliate of such Investor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)                                 Neither of the Investors nor any of their Affiliates nor any officer, director or key employee of any of the foregoing, nor, to the knowledge of the Investors, the limited partners thereof (i) appears on the Specially Designated Nationals and Blocked Persons List of OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (C) the United States Trading with the Enemy Act of 1917, as amended, (D) the United States International Emergency Economic Powers Act of 1977, as amended, or

(E) OFAC regulations, (iii) has been convicted of or charged with a felony relating to money laundering, or (iv) who is under investigation by any Governmental Authority for money laundering.

(c)                                  To comply with applicable U.S. anti-money laundering laws and regulations, all payments and contributions by each Investor to the Partnership and all payments and distributions to such Investor from the Partnership will only be made in such Investor’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time. Neither of the Investors, nor any of their respective Subsidiaries, nor, to the knowledge of the Investors, any director, partner, officer, employee, or other Person acting on behalf of the Investors or their respective Subsidiaries, has engaged in, or is currently engaged in, a transaction, investment, undertaking, or activity in violation of the criminal provisions against applicable money laundering under U.S. or applicable foreign law.  The Investors and their respective Subsidiaries and, to the knowledge of the Investors, any director, officer, employee, or other Person acting on behalf of the Investors or their Subsidiaries, are in compliance with all Money Laundering Laws.

(d)                                 Except as would not result in a material adverse effect, neither of the Investors any of their respective Subsidiaries, and to the knowledge of the Investors, any owner, partner, director, officer, employee or other person acting on behalf of the Investors or their respective Subsidiaries, (i) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering or any crimes which in the United States would be predicate crimes to money laundering, or any violation of any of the Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any of the Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any of the Money Laundering Laws.  To the knowledge of the Investors, neither the Investors nor any of their respective Subsidiaries has any investor whose indirect investment in the Partnership has been or will be derived from, or related to, any illegal activities, including, without limitation, prohibited money laundering activities.

Section 4.06                            Independent Investigation. Each Investor has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Partnership Parties and their respective Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Partnership Parties and their respective Subsidiaries for such purpose.  Each Investor acknowledges and agrees that to the maximum extent permitted by law and as a material inducement to the Partnership’s execution and delivery of this Agreement (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Investor has relied solely upon its own investigation and the express representations and warranties of the Partnership Parties and of the MCRC Parties set forth in Article III of this Agreement, and (b) none of the Partnership Parties or MCRC Parties have made any representation as to the Partnership Parties, MCRC Parties or this Agreement, except as expressly set forth in Article III of this Agreement.

Section 4.07                            No Public Market.  Each Investor acknowledges that no public market now exists for the Preferred Units or the Common Units into which such Preferred Units may be converted, and that the Partnership has made no assurances that a public market will ever exist for the Preferred Units or the Common Units.

ARTICLE V
COVENANTS

Section 5.01                            Conduct of Business Prior to the Closing. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by the Investors (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership Parties shall: (a) conduct the business of the Partnership Parties in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Partnership Parties and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with such Partnership Parties, respectively. From the date hereof until the Closing Date, except as consented to in writing by Investors (which consent shall not be unreasonably withheld, conditioned or delayed), no Partnership Party shall take any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 5.02                            Access to Information.  From the date hereof until the Closing, the Partnership Parties shall: (a) afford the Investors and their Representatives reasonable access to and the right to inspect all of the Real Properties, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Partnership Parties and their respective Subsidiaries and, to the extent within the control of the Partnership Parties, the Non-Controlled Subsidiaries and Limited Control Subsidiaries; (b) furnish the Investors and their Representatives with such financial, operating and other data and information related to the Partnership Parties and their respective Subsidiaries, and, to the extent in control of the Partnership Parties, their Non-Controlled Subsidiaries and Limited Control Subsidiaries, as the Investors or any of their Representatives may reasonably request; and (c) cooperate with and instruct the Representatives of the Partnership Parties and their respective Subsidiaries to cooperate with the Investors in its investigation of the Partnership Parties and their respective Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Partnership Parties, under the supervision of the Partnership Parties’ personnel and in such a manner as not to interfere with the normal operations of the Partnership Parties and their respective Subsidiaries. All requests by the Investors for access pursuant to this Section 5.02 shall be submitted or directed exclusively to Ivan Baron or such other individuals as the Partnership Parties may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Partnership Parties shall not be required to disclose any information to the Investors if such disclosure would, in the reasonable discretion of the Partnership Parties based on the reasonable advice of counsel: (x) cause significant harm to the Partnership or its business; (y) jeopardize any attorney-client or other applicable legal privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Partnership Parties shall use reasonable best efforts to mitigate any such impediments described in this sentence. Subsequent to the date hereof and prior to the Closing, without the written consent of the

Partnership, which may be withheld for any reason, the Investors shall not contact any lender, investor, joint venture partner, Tenant of or supplier to the Partnership or any Subsidiary of the Partnership with respect to matters related to the Partnership Parties; provided that, for the avoidance of doubt, the Investors may continue to contact any lender, investor, joint venture partner, Tenant of or supplier to the Partnership or any Subsidiary of the Partnership with respect to matters unrelated to the Partnership Parties or in the ordinary course of business of the Investors.

Section 5.03                            Director and Officer Indemnification and Insurance.

(a)                                 Investors agree that all rights to indemnification, advancement of expenses and exculpation by the Partnership Parties now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a manager, an officer or director of the Partnership, as provided in the certificate of limited partnership or the Second Amended and Restated LP Agreement of the Partnership, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 5.03(a) of the Disclosure Letter, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)                                 The obligations of the Partnership Parties under this Section 5.03 shall not be terminated or modified in such a manner as to adversely affect any manager, director or officer to whom this Section 5.03 applies without the consent of such affected manager, director or officer (it being expressly agreed that the managers, directors and officers to whom this Section 5.03 applies shall be third-party beneficiaries of this Section 5.03, each of whom may enforce the provisions of this Section 5.03).

(c)                                  As long as the Investors have a designee on the board of trustees of the General Partner, the General Partner shall maintain directors’ and officers’ liability insurance providing coverage in such amounts and on such terms as is customary for members of the board of directors of MCRC.  Such insurance shall include coverage for all members of the board of trustees of the General Partner, including any member designated by the Investors.  The Investors hereby acknowledge and agree that the General Partner’s directors’ and officers’ liability insurance policy in effect as of the Closing Date, a copy of which has been furnished to the Investors, complies with this Section 5.03(c) as of the date hereof.

(d)                                 Upon or prior to the election of any trustee to the board of trustees of the General Partner pursuant to the Second Amended and Restated Limited Partnership Agreement, the General Partner shall deliver to the Investors (i) an Indemnification Agreement between the General Partner and such trustee, in substantially the form attached hereto as Exhibit E and duly executed by an authorized officer of the General Partner and (ii) written evidence of an effective directors and officers liability insurance policy meeting the requirements of this Section 5.03.

Section 5.04                            Governmental Approvals and Other Third-party Consents.

(a)                                 Each Party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall reasonably cooperate with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each Party acknowledges and agrees that it has independently determined, based on the information available to it and with the advice of its own legal counsel, that no filing or notification pursuant to the HSR Act is required with respect to the transactions contemplated by this Agreement.

(b)                                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party or its Affiliates before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Partnership Parties or their respective Subsidiaries and Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information with respect to either Party) shall be disclosed to the other Party hereunder in advance of any joint filing, submission or attendance (subject to applicable attorney-client or other legal privilege), it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such joint analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any joint meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)                                  The Partnership and the Investors shall give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.04 of the Disclosure Letter.

Section 5.05                            Closing Conditions. From the date hereof until the Closing, each Party hereto shall use commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.06                            Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), the Investors shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Partnership. None of the MCRC Parties nor the Partnership Parties shall make any public announcements in respect of this Agreement without the written consent of Investors.  Notwithstanding the foregoing, the MCRC Parties shall be permitted to make any and all required disclosures of this Agreement and the transactions contemplated thereunder to the SEC, including, but not limited to, filing this Agreement with the SEC in connection with a Form 8-K or 10-K within four (4) Business Days of its execution, subject to the right of the Investors and their counsel to review copies of any such proposed filing or filings in advance thereof and comment thereon, and the obligation of the MCRC Parties to accept any comments reasonably requested by the Investors or their counsel with respect to the description of the Investors in such filing or filings. The Partnership Parties and the MCRC Parties agree to cooperate in good faith to jointly prepare and release a press release or other form of public announcement relating to the entry of the transactions contemplated hereby.

Section 5.07                            Further Assurances. Following the Closing, each of the MCRC Parties and the Partnership Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.08                            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Partnership or any of the Partnership’s Subsidiaries in connection with this Agreement (including any real property transfer Tax and any other similar Tax resulting from the issuance of the Preferred Units to Investors) shall be borne and paid by the General Partner when due, without any special allocation (other than pro rata allocation to Persons other than Investors) of such expense to one or more partners under the Second Amended and Restated LP Agreement.  The Partnership shall timely file or cause to be filed any Tax Return or other document with respect to such Taxes or fees (and the Investors shall cooperate with respect thereto as necessary at no cost to Investors). The expenses relating to filing any such Tax Return shall be borne by the MCRC Parties.

Section 5.09                            REIT Covenants.  The Partnership shall at all times through and including the end of the calendar year following the first date on which there are no Preferred Units outstanding, cause the representations in Section 3.16(b) and Section 3.19 to remain true, correct and complete.  Without limitation on Investors’ rights pursuant to Section 5.02, the Partnership’s shall cause to be provided to the Investors, at the Partnership’s cost: (a) within 25 days after the end of each calendar quarter, an estimate of the Partnership’s gross assets as of such quarter-end (broken down by amount and asset type for purposes of and as specified in Section 856(c)(4) of the Code) and gross income for the year through such quarter-end (broken down by income type as determined for purposes of and as specified in Section 856(c)(2) and (3) of the Code), (b) at least five (5) Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of each Investor’s share of the Partnership’s taxable income or loss with respect to such calendar quarter,  and (c) within 25 days after the end of each taxable year, (i) final gross assets as of such year-end (broken down by amount and asset type for purposes of and as specified in Section 856(c)(4) of the Code) and gross income for such year (broken down by income type as determined for purposes of and as specified in Section 856(c)(2) and (3) of the Code), and (ii) estimated information necessary for the Investors to prepare any required 1099-DIV forms.  This Section 5.09 shall survive the termination of this Agreement for so long as the Investors own any Preferred Units or Common Units.

Section 5.10                            Reservation of Securities. The Partnership shall at all times keep available, free from preemptive rights, the full amount of Reserved Units sufficient for the purpose of effecting any and all Drawdowns and any and all conversions of the Preferred Units issuable pursuant to this Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements and any related documents. For as long as any of the Preferred Units contemplated by this Agreement remain unissued or outstanding, the Partnership shall keep available, free from preemptive rights, Common Units sufficient for the purpose of effecting the conversion of those unissued or outstanding Preferred Units in the full number of Common Units issuable upon the conversion of the unissued or outstanding Preferred Units. All Preferred Units, whether issued at the Closing or any Drawdown, and all Common Units delivered in respect to the Preferred Units, shall be newly issued, duly authorized and validly issued, fully paid and non-assessable, free from preemptive rights and free of any Lien or adverse claim other than any such restrictions under this Agreement or applicable state and federal securities Laws.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01                            Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)                                 The Partnership Parties and the MCRC Parties shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and all third parties referred to in Section 3.04 and Section 3.29, and the Investors shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to the Investors and MCRC Parties and Partnership Parties, as applicable, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02                            Conditions to Obligations of the Investors. The obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Investors’ waiver, at or prior to the Closing, of each of the following conditions, as specified below:

(a)                                 The representations and warranties of the Partnership Parties and of the MCRC Parties contained in Article III shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)                                 Each of the Partnership Parties and the MCRC Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by such Parties prior to or on the Closing Date.

(c)                                  On or prior to the Closing Date, the Partnership Parties and the MCRC Parties shall deliver, or cause to be delivered, to the Investors:

(i)                                     the Second Amended and Restated LP Agreement, duly executed by the General Partner and the Limited Partner;

(ii)                                  The Shared Services Agreement by and between the General Partner and MCRC, a copy of which is attached hereto as Exhibit C;

(iii)                               The Credit Enhancement Agreement by and between the General Partner and MCRC or its Affiliates, a copy of which is attached hereto as Exhibit D;

(iv)                              The Registration Rights Agreement, a copy of which is attached hereto as Exhibit F;

(v)                                 The Recourse Agreement, a copy of which is attached hereto as Exhibit G;

(vi)                              The Shareholders Agreement, a copy of which is attached hereto as Exhibit H;

(vii)                           The Bylaws of the General Partner, a copy of which is attached hereto as Exhibit L;

(viii)                        an Indemnification Agreement between the General Partner and each of the trustees elected as of the date hereof by the Investors pursuant to the terms of the Preferred Units, in substantially the form attached hereto as 0 (the “Indemnification Agreement”) and duly executed by an authorized officer of the General Partner and written evidence of an effective directors and officers’ liability insurance policy meeting the requirements of Section 5.03;

(ix)                              a certificate, dated as of the Closing Date, duly executed by the Secretary of MCRC and by the General Partner certifying that: (i) attached thereto are true and complete copies of all resolutions adopted by the respective Boards of Directors of MCRC Parties and the Partnership Parties authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; (ii) attached thereto are true and complete copies of all Organizational Documents of the MCRC Parties and the Partnership Parties, together with any and all amendments thereto;

(x)                                 a certificate, dated as of the Closing Date, duly executed by the Secretary (or equivalent officer) of MCRC and by the General Partner certifying the names and signatures of the officers of MCRC Parties and the Partnership Parties authorized to sign this Agreement, the Second Amended and Restated LP Agreement and each Ancillary Agreement;

(xi)                              evidence of receipt of all necessary consents, approvals or waivers with respect to any Person (including any consent, approval or waiver in respect of any contract, license or permit) as required to be obtained by the MCRC Parties or Partnership Parties or any of their Subsidiaries or Related Parties in connection with the execution and delivery of this Agreement or any other Ancillary Agreement, the performance by the MCRC Parties or Partnership Parties or any of their Subsidiaries or Related Parties of their respective obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby;

(xii)                           An opinion of Seyfarth Shaw LLP, counsel to the MCRC Parties and the Partnership Parties, dated the Closing Date, in substantially the form attached hereto as Exhibit I, an opinion of Seyfarth Shaw LLP, tax counsel to the MCRC Parties and the Partnership Parties, regarding REIT matters, dated the Closing Date, in substantially the form attached hereto as Exhibit J, an opinion of Seyfarth Shaw LLP, Delaware counsel to the MCRLP and Partnership in substantially the form attached hereto as Exhibit I, and an opinion of Ballard Spahr LLP, Maryland counsel to MCRC, MCPT and RRT, dated the Closing Date, in substantially the form attached hereto as Exhibit K;

(xiii)                        a properly completed Internal Revenue Service Form 8875 with respect to any Subsidiary that is (or is treated as) a corporation for federal income tax purposes, with Rockpoint Class A Preferred Holder (and any other REIT designated by the Investors) as the REIT (or REITs) named therein and having an effective date as of each Closing Date, duly executed by such Subsidiary, together with evidence reasonably satisfactory to the Investors of Investors’ authority to file such form with the Internal Revenue Service;

(xiv)                       Schedule 1 attached to the Second Amended and Restated LP Agreement, which shall reflect the Investors as the holder of the Initial Purchased Units;

(xv)                          Such other documents relating to the transactions contemplated hereby as the Investors or its counsel may reasonably request; and

(xvi)                       The amount to be reimbursed to the Investors by the MCRC Parties pursuant to Section 9.01;

(xvii)                    A certificate duly executed by the Chief Executive Officer and the Chief Financial Officer of MCRC and by the General Partner certifying that, as of the Closing Date, each of the conditions set forth in Sections 6.01(a), Section 6.01(b) and Section 6.02 (solely with respect to the MCRC Parties’ and Partnership Parties’ obligations thereunder) has been satisfied (except to the extent waived in writing by the Investors).

Section 6.03                            Conditions to Obligations of the MCRC Parties and the Partnership Parties. The obligations of the MCRC Parties and the Partnership Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Partnership’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of the Investors contained in Article IV shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)                                 The Investors shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)                                  On or prior to the Closing Date, the Investors shall deliver, or cause to be delivered, to the Partnership:

(i)                                     a certificate, dated the Closing Date and signed by a duly authorized officer of the Investors, that each of the conditions set forth in Section 6.01 and Section 6.03(b) have been satisfied;

(ii)                                  the Second Amended and Restated LP Agreement, duly executed by Investor;

(iii)                               cash in an amount equal to the Purchase Price (less the Escrow Funds) by wire transfer in immediately available funds, in accordance with the wire instructions set forth on Exhibit B attached hereto, or as otherwise may be specified by the Partnership in writing to the Investors prior to the Closing at least three (3) Business Days prior to the Closing Date.

ARTICLE VII
INDEMNIFICATION

Section 7.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, however, that the representations and warranties in: (i) Section 3.01 (Organization and Authority of the Partnership); Section 3.02 (Capitalization); Section 3.04 (No Conflicts; Consents); Section 3.18 (Brokers); Section 3.19 (REIT Requirements); Section 3.20 (Private Placement) (collectively, the “Fundamental Representations”); (ii) 0 (Organization and Authority of the MCRC Parties); Section 3.29 (No Conflicts; Consents); Section 3.30 (Arm’s-Length Transaction); Section 3.31 (Legal Proceedings; Governmental Orders) and Section 3.32 (Ownership of Partnership Parties) (collectively, the “MCRC Parties Representations”); and (iii) Section 3.14 (Employee Benefit Matters), Section 3.16 (Taxes), Section 3.22 (Anti-Takeover Provision)  (collectively, the “Special Representations”), shall in each case survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date pursuant to this Agreement other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. For the avoidance of doubt, the Parties acknowledge and agree that the applicable survival periods set forth in this Section 7.01, except for with respect to the Fundamental Representations, MCRC Parties Representations and Special Representations, are intended to shorten the period otherwise provided by Law during which claims for breach of representations, warranties and covenants can be made, and that any such claims must be made on or prior to the expiration date of applicable survival period set forth in this Section 7.01 or be forever barred. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party on or prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02                            Indemnification By the MCRC Parties. Subject to the other terms and conditions of this Article VII, from and after the Closing, the MCRC Parties shall jointly and severally save, defend and indemnify each of the Investors, and each of their respective partners, directors, officers, members, agents, employees, Related Parties, Affiliates, Subsidiaries, direct and indirect owners and equity holders, and each of the successors and assigns of all of the foregoing persons (each, an “Investor Indemnified Party”) (who for purposes of this Article VII are express third party beneficiaries of this Article VII) against, and shall hold each Investor and Investor Indemnified Party harmless from and against, and shall compensate and reimburse each of the foregoing for, on an after-tax basis, any and all Losses asserted against, incurred, suffered or sustained by, or imposed upon, such Investor or Investor Indemnified Party based upon, arising out of, with respect to or by reason of the following (such Losses to be determined without regard to any qualification or exception contained therein relating to materiality, “Material Adverse Effect” or any similar materiality qualification or standard):

(a)                                 any inaccuracy in or breach of any of the Fundamental Representations; or

(b)                                 any inaccuracy in or breach of the MCRC Parties Representations.

Section 7.03                            Indemnification By the Partnership Parties. Subject to the other terms and conditions of this Article VII, from and after the Closing, the Partnership Parties shall jointly and severally save, defend and indemnify each Investor and any Investor Indemnified Party against, on an after-tax basis, and shall hold each Investor and Investor Indemnified Party harmless from and against, any and all Losses asserted against, incurred, suffered or sustained by, or imposed upon, such Investor or Investor Indemnified Party based upon, arising out of, with respect to or by reason of the following:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of the Partnership Parties contained in Article III (other than the Fundamental Representations or the MCRC Parties Representations) (such Losses to be determined without regard to any qualification or exception contained therein relating to materiality, “Material Adverse Effect” or any similar materiality qualification or standard);

(b)                                 any breach, non-compliance or non-fulfillment of any covenant, agreement or obligation to be performed by any Partnership Party pursuant to this Agreement, which, by their terms, contemplate performance after the Closing; or

(c)                                  to the extent that the indemnity contemplated by Section 7.02 is insufficient to hold any Investor Indemnified Party harmless from and indemnified against such Loss, but solely to the extent of such insufficiency.

Section 7.04                            Indemnification By the Investors. Subject to the other terms and conditions of this Article VII, from and after the Closing, the Investors shall jointly and severally save, defend and indemnify the MCRC Parties, the Partnership Parties, and each of their respective partners, directors, officers, members, agents, employees, Related Parties, Affiliates, Subsidiaries, direct and indirect owners and equity holders, and each of the successors and assigns of all of the foregoing persons (each, an “MC Indemnified Party”) against, and shall hold such MC Indemnified Party harmless from and against, any and all Losses asserted against, incurred, suffered or sustained by, or imposed upon, any such MC Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of the Investors contained in Article IV (such Losses to be determined without regard to any qualification or exception contained therein relating to materiality, “Material Adverse Effect” or any similar materiality qualification or standard); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Investors pursuant to this Agreement.

Section 7.05                            Certain Limitations. The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)                                 Neither the MCRC Parties nor the Partnership Parties shall be liable to the Investors or any other Investor Indemnified Party for Losses entitled to be indemnified under Section 7.02 or Section 7.03 until such time as the aggregate amount of all Losses under Section 7.02 or Section 7.03 exceeds $1,500,000 (the “Indemnification Threshold”), in which event the MCRC Parties or Partnership Parties, as applicable, shall be required to pay or be liable for all Losses for which the Investors and other Investor Indemnified Parties are entitled to be indemnified hereunder (including any Losses below the Indemnification Threshold).

(b)                                 The maximum aggregate amount of all Losses for which the Partnership Parties may be liable pursuant to Section 7.03, except with respect to breaches of Fundamental Representations, shall not exceed $300,000,000.  The aggregate amount of all Losses for which the Investors may be liable pursuant to Section 7.04 shall not exceed $300,000,000.

(c)                                  Notwithstanding the foregoing, the limitations set forth in Section 7.05(a) and Section 7.05(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations or in the case of fraud found to have been committed by the Indemnifying Party by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review.

(d)                                 Notwithstanding anything to the contrary herein, the sole and exclusive remedy for indemnification pursuant to Section 7.03(a) hereof shall be made in accordance with Section 9(g) of the Second Amended and Restated LP Agreement, and the Investor Indemnified Parties shall not seek recourse for claims under Section 7.03(a) by any other means.

(e)                                  Upon making any payment in respect of claim as provided for in this Article VII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of Indemnified Party against any third person (other than an insurance company) in respect of the Loss to which such payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Loss and (ii) until Indemnified Party fully recovers payment of its Loss, any and all claims of the

Indemnifying Party against any such third person on account of such payment will be subordinated in right of payment to Indemnifying Party’s rights against such third person.  Without limiting the generality or effect of any other provision hereof, each such Indemnifying Party and Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.  To the extent that insurance proceeds or other third party proceeds are received after payment has been made by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such proceeds (up to, but not in excess of, the amount previously paid by the Indemnifying Party to the Indemnified Party).  Any payment hereunder shall be treated as provided by the Code and applicable Treasury Regulations in order to comply with Section 7(d) of the Second Amended and Restated LP Agreement consistent with the economic arrangement of the Parties.

(f)                                   The Indemnified Party shall seek to mitigate the amount of any Losses to the extent, if any, required by applicable law. Without limiting the foregoing, Losses shall be calculated net of actual payments received by an Indemnified Party pursuant to such Indemnified Party’s existing insurance policies (net of reasonable collection costs).  Each Indemnified Party hereby agrees to use commercially reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect of any such Losses that may reduce or eliminate any applicable Losses to the same extent as it would if such Losses were not subject to indemnification hereunder; it being understood that no Indemnified Party shall be obligated to bring a lawsuit against any insurer to obtain a recovery under any insurance policies with respect to any particular Losses and the failure of an Indemnified Party to obtain recovery under any insurance policies despite using commercially reasonable efforts to do so shall not in any way affect or modify such Indemnified Party’s rights to which the Indemnified Party would have otherwise been entitled pursuant to this Article VII.

(g)                                  The amount of Losses payable by an Indemnifying Party pursuant to this Article VII shall be without duplication, and in no event shall an Indemnified Party be indemnified under different provisions of this Agreement for the same Losses.

Section 7.06                            Indemnification Procedures.

(a)                                 Third-Party Claims. If any Indemnified Party receives written notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of any written demand or complaint to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably satisfactory to the Indemnified Party; provided that if the parties (including any impleaded parties) to any such Third-Party Claims include both such Indemnified Party and the Indemnifying Parties and based on advice of such Indemnified Party’s counsel there are legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Parties, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Third-Party Claims and the Indemnifying Party shall promptly and periodically reimburse reasonable fees and expenses of such separate counsel to the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party, subject to Section 7.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim.  The Indemnified Party shall have the right at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.06(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  The Indemnifying Party shall promptly and periodically reimburse the reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim solely to the extent that the Indemnifying Party: (i) fails to assume the defense of such claim; and (ii) fails to dispute in good faith by written notice within thirty days of receipt of notice of the Third Party Claim that such Indemnifying Party is obligated to provide indemnification under this Agreement with respect to such Third Party Claim. The MCRC Parties, the Partnership Parties and the Investors shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim (subject to applicable legal privilege) and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)                                 Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, delayed or withheld). Whether or not the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 7.06(a), the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, and shall not otherwise have the right to consent or agree to any monetary or non-monetary relief, including injunctive relief or other equitable remedies with respect to, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld).

(c)                                  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim (subject to the right of the Indemnified Party to preserve applicable legal privilege), and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and reasonable assistance as the Indemnifying Party or any of its professional advisors may reasonably request, subject to the right of the Indemnified Party to preserve applicable legal privilege. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                                 Notwithstanding the foregoing, to the extent that the undertaking to save, defend, indemnify, compensate or reimburse set forth in in this Article VII may be unenforceable because it is violative of any law or public policy, the applicable Indemnifying Party, shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Parties in respect of such Losses: (i) to which the Indemnified Party would have otherwise been entitled pursuant to this Article VII; and (ii) that such Indemnifying Party, would have been otherwise required to indemnify pursuant to this Article VII.

Section 7.07                            Exclusive Remedies. Except with respect to fraud or with respect to claims related to or with respect to the Second Amended and Restated LP Agreement or any Ancillary Agreements, after the Closing Date, the indemnification provisions contained in this Article VII shall, subject to the last sentence of this Section 7.07, constitute the sole and exclusive remedy of the Parties with respect to any breach of any of the representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything to the contrary contained herein, subject to the last sentence of this Section 7.07, the liability of the MCRC Parties for claims arising under this Agreement shall be exclusively limited to indemnification for claims for breaches by the Partnership Parties of the Fundamental Representations and breaches by the MCRC Parties of the MCRC Parties Representations as provided under this Article VII. Notwithstanding the foregoing, the provisions of this Section 7.07 will not, however, restrict the right of any Party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants to be performed after Closing pursuant to Section 9.12.

Section 7.08                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price paid for Preferred Units for Tax purposes, unless otherwise required by Law or as otherwise provided in Section 9(g) of the Second Amended and Restated LP Agreement.

ARTICLE VIII
TERMINATION

Section 8.01                            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of each of the MCRC Parties and the Partnership Parties, on the one hand, and the Investors, on the other hand;

(b)                                 by the Investors by written notice delivered to the MCRC Parties and Partnership Parties if:

(i)                                     The Investors are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the MCRC Parties or Partnership Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by the MCRC Parties or the Partnership Parties within fifteen (15) Business days after such MCRC Party or Partnership Party receives written notice from the Investors of such breach or failure; or

(ii)                                  (A) all of the closing conditions set forth in Sections 6.01 and 6.03 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); (B) the Investors have advised the Partnership in writing of their intention to consummate the Closing; and (C) the Closing does not occur as a result of a failure by the Partnership to issue the Initial Purchased Units as then required in accordance with Section 2.03.

(c)                                  by any of the Partnership Parties or the MCRC Parties by written notice to the Investors if:

(i)                                     none of the MCRC Parties or the Partnership Parties are then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Investors pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by the Investors within fifteen (15) Business days after the Investors receives written notice from any Partnership Party of such breach or failure; or

(ii)                                  (A) all of the closing conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); (B) the MCRC Parties and the General Partner have advised the Investors in writing of their intention to consummate the Closing; and (C) the Closing does not occur as a result of a failure by the Investors to purchase the Initial Purchased Units as then required in accordance with Section 2.03.

(d)                                 by the Investors or the Partnership Parties in the event that:

(i)                                     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii)                                  any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii)                               the transaction contemplated hereby has not been consummated by December 31, 2017 (the “Termination Date”), unless extended by written agreement of the Investors and the Partnership Parties, provided, however, that this right to terminate shall not be available to any Party whose failure to fulfill any obligations under this Agreement has been the cause, or results in, the failure to close the transaction contemplated hereby by such date.

Section 8.02                            Effect of Termination.

(a)                                 In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except as set forth in Sections 3.22, 5.06, 5.09 (to the extent set forth therein), 2.02 and 5.10, this Article VIII and Article IX.

ARTICLE IX
MISCELLANEOUS

Section 9.01                            Expenses. Except as otherwise expressly provided herein and conditioned upon the Closing, all reasonable costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants and brokers, including Eastdil Secured (“Expenses”), incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Partnership, and the Partnership shall reimburse each Investor (i) on or within thirty (30) calendar days of the Closing Date for all reasonable out-of-pocket Expenses incurred by such Investor prior to the Closing Date, and (ii) following the Closing Date for all reasonable out-of-pocket Expenses incurred by such Investor in connection with each Drawdown; provided, that, on or prior to each the Closing Date or such Drawdown date, as applicable, the Investors shall furnish to the Partnership written evidence of such reasonable out-of-pocket Expenses reasonably acceptable to the Partnership. If the Closing does not occur, all Expenses shall be paid by the Party incurring such costs and expenses.

Section 9.02                            Renunciation of Opportunities.  The MCRC Parties and the Partnership Parties hereby renounce (and the MCRC Board of Directors in its own capacity and in its capacity as general partner of MCRLP) and the MCPT Board of Trustees have adopted resolutions renouncing) any interest or expectancy of the MCRC Parties or Partnership Parties or any Subsidiary or Related Party of the MCRC Parties or Partnership Parties (collectively, the “MC Opportunity Group”) in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Units or their Subsidiaries or Related Parties (including, without limitation, any representative or Affiliate of such holders of Preferred Units serving on the board of trustees of the General Partner (the “Board of Trustees”) or the board of directors or other governing body of any Subsidiary or Related Party of the MCRC Parties or Partnership Parties) (collectively, the “Investor Parties”), except as otherwise provided in this Section 9.02. Without limiting the foregoing renunciation, each member of the MC Opportunity Group (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the MC Opportunity Group (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Partnership. By virtue of an Investor Party holding securities of the Partnership or by having persons designated by or Affiliated with such Investor Party serving on or observing at meetings of any of the Board of Trustees, committee or otherwise, no Investor Party shall have any obligation to any member of the MC Opportunity Group or any other holder of securities of the MCRC Parties or Partnership Parties to refrain from competing with any member of the MC Opportunities Group, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and no MCRC Party, Partnership Party, any of its respective Subsidiaries or Related Parties or any other holder of securities of any MCRC Parties or Partnership Party, shall have any right with respect to any investment or activities undertaken by such Investor Party. No Investor Party shall be obligated to communicate or present any particular investment opportunity to any member of the MC Opportunity Group even if such opportunity is of a character that, if presented to the any member of the MC Opportunity Group, could be taken by the such entity, provided such Investor Party shall have acted in good faith and such opportunity shall not have been offered to such person in his or her capacity as a trustee of the General Partner. Each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

Section 9.03                            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.03):

If to a Partnership Party:	c/o Roseland Residential Trust Harborside 3, 210 Hudson Street, Suite 400 Jersey City, NJ 07311 Facsimile: (732) 590-1009 E-mail: baron@roselandres.com Attention: Ivan Baron with a copy to (which shall not constitute notice):

Mack-Cali Realty Corporation

Harborside 3, 210 Hudson Street, Suite 400

Jersey City, NJ 07311

Jersey City, NJ 07302

Facsimile: (201) 434-2726

Email:gwagner@mack-cali.com

Attention: Gary Wagner, Esq.

Executive Vice President and General Counsel

with a copy to (which shall not constitute notice):	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to a MCRC Party:

Mack-Cali Realty Corporation

Harborside 3, 210 Hudson Street, Suite 400

Jersey City, NJ 07311

Facsimile: (201) 434-2726

Email:gwagner@mack-cali.com

Attention: Gary Wagner, Esq.

Executive Vice President and General Counsel

with a copy to (which shall not constitute notice):	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to Investors: And

RPIIA-RLA, L.L.C.

RPIIA-RLB, L.L.C.

500 Boylston Street

Boston, MA 02116

Facsimile: (617) 437-7011

E-mail: pboney@rockpointgroup.com

jgoldman@rockpointgroup.com

Attention: Paisley Boney

Joseph Goldman

RPIIA-RLA, L.L.C.

RPIIA-RLB, L.L.C.

Woodlawn Hall at Old Parkland

3953 Maple Avenue, Suite 300

Dallas, TX 75219

Facsimile: (972) 934-8836

E-mail: rhoyl@rockpointgroup.com

Attention: Ron Hoyl

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

Facsimile: (213) 229-6638

E-mail:  jsharf@gibsondunn.com

gpollner@gibsondunn.com

Attention: Jesse Sharf

Glenn R. Pollner

Section 9.04                            Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Letter and Exhibits mean the Articles and Sections of, and Disclosure Letter and Exhibits attached to, or provided in conjunction with, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05                            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06                            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07                            Entire Agreement. This Agreement, the Second Amended and Restated LP Agreement and the Ancillary Agreements constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Letter, the statements in the body of this Agreement will control.

Section 9.08                            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided under the Second Amended and Restated LP Agreement and the Ancillary Agreements in accordance with the respective provisions thereof, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  No assignment shall relieve the assigning Party of any of its obligations hereunder, except to the extent set forth under the Second Amended and Restated LP Agreement or the Ancillary Agreements.

Section 9.09                            No Third-party Beneficiaries. Except as provided in Article VII and Section 5.03, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than with respect to permitted assignees or transferees of the Preferred Units in accordance with this Agreement, the Second Amended and Restated LP Agreement or the Ancillary Agreements and in accordance with the respective provisions thereof.

Section 9.10                            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11                            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND NEW YORK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(C).

Section 9.12                            Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13                            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROSELAND RESIDENTIAL HOLDING L.L.C., a Delaware limited liability company

By:	ROSELAND RESIDENTIAL TRUST, a
Maryland real estate investment trust, its sole
member

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership

By:	ROSELAND RESIDENTIAL TRUST, a
Maryland real estate investment trust, its
general partner

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: Chief Executive Officer

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	MACK-CALI REALTY CORPORATION, a
Maryland corporation, its general partner

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: President and Chief Operating Officer

MACK-CALI PROPERTY TRUST, a Maryland real estate investment trust

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: President and Chief Operating Officer

MACK-CALI TEXAS PROPERTY, L.P., a Texas limited partnership

By:	MACK-CALI SUB XVII, INC., a Delaware corporation, its general partner

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: President and Chief Operating Officer

MACK-CALI REALTY CORPORATION, a
Maryland corporation

	By:	/s/ Michael J. DeMarco
Name: Michael J. DeMarco
Title: President and Chief Operating Officer

RPIIA-RLA, L.L.C.

By	/s/ Ron J. Hoyl
Name: Ron J. Hoyl
Title: Vice President

RPIIA-RLB, L.L.C.

By	/s/ Ron J. Hoyl
Name: Ron J. Hoyl
Title: Vice President

EXHIBIT A

Second Amended and Restated LP Agreement

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

ROSELAND RESIDENTIAL, L.P.

Dated as of             , 2017

A-1

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1 -	Commitments; Capital Contributions; Partnership Units; Percentage Interests

Schedule 2 -	Major Decisions

Schedule 3 -	Subsidiaries

Schedule 4 -	Principles of Conversion to Common Interests

EXHIBITS:

Exhibit A -	Form of Shared Services Agreement

Exhibit B -	Form of Credit Enhancement Services Agreement

Exhibit C -	Form of Indemnity Agreement

Exhibit D -	Example (Special Allocation of Modified Net Income)

THE PARTNERSHIP INTERESTS DESCRIBED IN THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF ROSELAND RESIDENTIAL, L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION.  THE PARTNERSHIP INTERESTS MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE OR OTHER DISPOSITION, UNLESS A REGISTRATION STATEMENT UNDER THOSE LAWS IS THEN IN EFFECT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE, AND UNLESS THE PROVISIONS OF SECTION 12 ARE SATISFIED.

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

ROSELAND RESIDENTIAL, L.P.

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as it may be amended or supplemented from time to time, this “Agreement”) of ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership (the “Partnership”), is entered into as of                , 2017 (the “Effective Date”), by and among ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust, as the general partner of the Partnership (together with its permitted successors, assigns and transferees, “RRT,” and the “General Partner”), RPIIA-RLA, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “Rockpoint Class A Preferred Holder”), and RPIIA-RLB, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “Rockpoint Class B Preferred Holder”, and together with Rockpoint Class A Preferred Holder, the “Rockpoint Preferred Holders”, each a Limited Partner), such other Persons who are admitted to the Partnership as Partners and, solely with respect to Sections 8(b) and 10(g)(iii), MACK-CALI REALTY CORPORATION, a Maryland corporation and an indirect owner of the Partnership (“MCRC”), and MACK-CALI REALTY, L.P., a Delaware limited partnership and an indirect owner of Partnership Interests (“MCRLP”).  Capitalized terms in this Agreement shall have the meanings set forth in Section 1 or as defined elsewhere in this Agreement or in the annexed Schedules and Exhibits.

WHEREAS, the Partnership is a Delaware limited partnership formed on September 24, 2015; and

WHEREAS, the Amended and Restated Agreement of Limited Partnership (the “Original Agreement”) of the Partnership was entered into as of December 22, 2015, by RRT and Roseland Residential Holding, LLC, a Delaware limited liability company (“RRH”, as a Limited Partner, and, together with the General Partner, the “Initial Partners”); and

WHEREAS, MCRC, has elected to be treated, and has operated and will continue to operate, as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code; and

WHEREAS, MCRC is the sole general partner of MCRLP; and

WHEREAS, RRT is owned by the following Affiliates of MCRC in the percentages set forth opposite such Affiliate’s name: (i) MCRLP: 89.31%; (ii) Mack Cali Property Trust, a Maryland real estate investment trust (“MCPT”): 10.41%; and (iii) Mack-Cali Texas Property, L.P., a Texas limited partnership (“MCTP”): 0.28%.

WHEREAS, under the Original Agreement, RRT was the sole General Partner and RRH was the sole Limited Partner; and

WHEREAS, it is intended that the Partnership (directly or through its Subsidiaries) shall: (i) own and operate real property and do anything else that is permitted under this Agreement and under the Act; and (ii) engage in any and all activities necessary or incidental to the foregoing, in each case subject to the terms, conditions and restrictions set forth herein (the “Business”); and

WHEREAS, the Partnership now desires to obtain investment capital from the Rockpoint Preferred Holders and to admit each Rockpoint Preferred Holder as a Limited Partner; and

WHEREAS, RRH is withdrawing from the Partnership simultaneously with the execution and delivery of this Agreement and shall cease to be a Limited Partner as of the Effective Date; and

WHEREAS, the Partners desire to enter into and amend and restate the Original Agreement in its entirety, and provide for the operation and management of the Partnership, the Business, the allocation and distribution of the profits and losses thereof, and such other matters as are set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, undertakings and agreements contained herein, the parties hereby amend and restate the Original Agreement in its entirety and agree as follows:

1.                                      DEFINITIONS.  THE FOLLOWING TERMS SHALL HAVE THE MEANINGS INDICATED OR REFERRED TO BELOW.

(a)                                 “Acceptance Notice” shall have the meaning set forth in Section 12(d).

(b)                                 “Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101 et seq.), as amended from time to time.

(c)                                  “Adjusted Capital Account Deficit” means the deficit balance, if any, in a Partner’s Capital Account as of the end of the Fiscal Year, increased by any amount which such Partner is obligated to restore or deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-(2)(i)(5), and decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

(d)                                 “Affiliate” means, when used with reference to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person. For the avoidance of doubt, none of the Rockpoint Investors or their respective Affiliates shall be considered an Affiliate of the Partnership, RRT, RRH, MCRC, MCRLP, MCPT or any other MCRC Party or Partnership Party, each as defined in the Preferred Equity Investment Agreement, for any purpose hereunder.

(e)                                  “Agreement” shall have the meaning set forth in the Preamble.

(f)                                   “Alternative IPO Entity” shall have the meaning set forth in Section 13(f)(iii).

(g)                                  “Anti-Terrorism Laws” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act Public Law 107-56), as amended.

(h)                                 “Applicable Entity” means any Person (other than an individual) in which the Partnership owns a direct or indirect interest, other than a Subsidiary.

(i)                                     “Appraiser” shall have the meaning set forth in Section 14(a).

(j)                                    “Approved Sale” shall have the meaning set forth in Section 12(e).

(k)                                 “Available Cash” means, for any period, all cash receipts of the Partnership, other than any amounts taken into account in determining Net Proceeds from Capital Events, including cash receipts from the operation of the Partnership, including (without duplication) from any Subsidiaries or Applicable Entities (including any reduction in reserves available to the Partnership), less (without duplication) the portion thereof used during that period:

(i) to pay debt service and any other amounts due on other indebtedness of the Partnership or of any Subsidiary or Applicable Entity incurred in accordance with the terms of this Agreement or the governing document of such Subsidiary or Applicable Entity, as applicable;

(ii) to pay, in the discretion of the General Partner, any operating expenses of the Partnership or any Subsidiary or Applicable Entity;

(iii) to pay, in the discretion of the General Partner, any leasing commissions, tenant inducements or similar items; provided that such leasing commissions and tenant inducements are within the parameters set forth on schedules of market rates for such items, determined on a market by market basis;

(iv) to make capital expenditures of the Partnership or any Subsidiary or Applicable Entity to the extent permitted under this Agreement;

(v) in the reasonable discretion of the General Partner, to establish or increase reasonable reserves; and

(vi) to pay, in the reasonable discretion of the General Partner, priority payments to joint venture partners, together with interest accrued thereon pursuant to the applicable joint venture agreement.

(l)                                     “Bankruptcy” means any debt relief action undertaken under Title 11 of the United States Code, as amended from time to time (or any corresponding provisions of succeeding law), and all rules and regulations promulgated thereunder or under any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or similar law, rule or regulation for the relief of debtors.

(m)                             “Base Return” means the Rockpoint Class A Base Return, the MC Class A Base Return and/or the RRT Base Return, as the context requires.

(n)                                 “Business” shall have the meaning set forth in the Recitals.

(o)                                 “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

(p)                                 “Call Notice” shall have the meaning set forth in Section 13(g)(i).

(q)                                 “Call Right” shall have the meaning set forth in Section 13(g)(i).

(r)                                    “Capital Account” shall have the meaning set forth in Section 5(a)(i).

(s)                                   “Capital Commitment” shall have the meaning set forth in Section 5(b)(i).

(t)                                    “Capital Contributions” means, with respect to a Partner, (i) all cash, cash equivalents or the Fair Market Value of the property contributed to or deemed contributed to the Partnership as of the Effective Date (net of liabilities assumed or otherwise secured by such property), as listed on Schedule 1 (which, in the case of RRT, shall equal one billion two hundred thirty million dollars ($1,230,000,000), and (ii) any other cash, cash equivalents or the Fair Market Value of other property contributed (net of liabilities assumed or otherwise secured by such property) in the future by a Partner to the capital of the Partnership and approved by the General Partner and otherwise subject to the terms and conditions of this Agreement.

(u)                                 “Capital Events” means an Approved Sale or sale, exchange, condemnation (or similar eminent domain taking or disposition outside the ordinary course of business in lieu thereof), destruction by casualty, or other disposition, or financing or refinancing of all or any portion of any of the Properties or any interests in any Subsidiary.  Without limiting the generality of the foregoing, Capital Event shall include any transaction with respect to a

Permitted Sale Property in which gain or loss is recognized for federal income tax purposes as determined by Tax Decision.

(v)                                 “Change of Control” shall mean, with respect to any Person, the occurrence of any of the following in one or a series of related transactions: (i) an acquisition by any other Person or “group” (as described in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934), of more than fifty percent (50%) of the voting rights or equity interests in such Person; (ii) a merger or consolidation of such Person that constitutes or could result in a transfer of more than fifty percent (50%) of the voting rights in such Person; or (iii) a recapitalization, reorganization or other transaction involving such Person that constitutes or could result in a transfer of more than fifty percent (50%) of the voting rights in such Person.

(w)                               “Claims” shall have the meaning set forth in Section 16(c).

(x)                                 “Class A Capital Contributions” means the total Capital Contributions made by any Class A Preferred Holder in respect of its Class A Preferred Partnership Units, as set forth opposite such holder’s name on Schedule 1, as the same may be revised from time to time by the General Partner in accordance with this Agreement.

(y)                                 “Class A Capital Event Cash Flow” means Net Proceeds from Capital Events excluding any amounts taken into account in determining Class B Capital Event Cash Flow.

(z)                                  “Class A Preferred Holders” means, at any time, holders of Class A Preferred Partnership Units.

(aa)                          “Class A Preferred Partnership Units” shall mean preferred Partnership Units that shall have such rights and preferences as specified in this Agreement that are applicable to Class A Preferred Partnership Units.

(bb)                          “Class A Waterfall Value” shall have the meaning set forth in Section 14(b).

(cc)                            “Class B Capital Contributions” means the total Capital Contributions made by any Class B Preferred Holder in respect of its Class B Preferred Partnership Units, as set forth opposite such holder’s name on Schedule 1.

(dd)                          “Class B Capital Event Cash Flow” means Net Proceeds from Capital Events relating to any of the Permitted Sale Properties, but only to the extent of any Permitted Sale Property Gain attributable to such Permitted Sale Property.  The amount of any Class B Capital Event Cash Flow shall be determined by Tax Decision, and in any event shall not be less than the Permitted Sale Property Gain arising from the event that gave rise to such Class B Capital Event Cash Flow.

(ee)                            “Class B Preferred Holders” means holders of Class B Preferred Partnership Units.

(ff)                              “Class B Preferred Issuance Limitation” shall have the meaning set forth in Section 2(b)(viii).

(gg)                            “Class B Preferred Partnership Units” shall mean preferred Partnership Units that shall have such rights and preferences as specified in this Agreement that are applicable to Class B Preferred Partnership Units.

(hh)                          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Federal revenue code of the United States.

(ii)                                  “Common Holder” shall mean each Person who is the holder of a Common Interest.

(jj)                                “Common Interest” means, with respect to any holder of Common Partnership Units, such holder’s Partnership Interest in connection with such Common Partnership Units at any particular time.

(kk)                          “Common Partnership Units” means Partnership Units other than any Partnership Units representing Preferred Interests.

(ll)                                  “Confidential Information” shall have the meaning set forth in Section 22.3(a).

(mm)                  “Contributing Partner” shall have the meaning set forth in Section 5(b)(iii).

(nn)                          “Contribution Shortfall” shall have the meaning set forth in Section 5(b)(iii).

(oo)                          “Control” means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly through one or more intermediaries, whether through the direct or indirect ownership of a majority of the voting securities of such Person, by agreement, through the ability to elect a majority of those persons exercising governing authority over such Person or otherwise, and the terms “Controlled” and “Controlling” have the meaning correlative to the foregoing.

(pp)                          “Conversion Election” shall have the meaning set forth in Section 13(f)(i).

(qq)                          “Credit Enhancement Services Agreement” shall have the meaning set forth in Section 10(g)(ii).

(rr)                                “Default Date” shall have the meaning set forth in Section 5(b)(iii).

(ss)                              “Default Loan” shall have the meaning set forth in Section 5(b)(iii).

(tt)                                “Defaulting Partner” shall have the meaning set forth in Section 5(b)(iii).

(uu)                          “Deficiency” shall mean the aggregate of the MC Deficiency and the Rockpoint Deficiency.

(vv)                          “Deficiency Return” means a return (calculated like interest), (i) in the case of the Rockpoint Class A Preferred Holder, of (A) fifteen percent (15%) per annum in any case in which clause (B) does not apply, and (B) eighteen percent (18%) per annum starting in any calendar quarter in which (I) (y) the cumulative Levered Net Operating Income in respect of such calendar quarter (determined as provided in Section 11(c)(v)), equals or exceeds (z) the maximum amount of cumulative Distributions to such Rockpoint Class A Preferred Holder in respect of such quarter pursuant to Section 9(a)(i)(B) or 9(a)(ii)(B), and (II) the actual amount of cumulative Distributions to such Rockpoint Class A Preferred Holder in respect of such quarter pursuant to such Sections, taking into account the True Up Adjustment in respect of such quarter, is less than the amount in clause (I)(z) (such event described in the foregoing clause (B), a “Rockpoint Class A Base Return Default”), and ending when the Rockpoint Class A Base Return Default has been cured, and (ii) in the case of MC Class A Preferred Holder, six and sixty-one thousandths of a percent (6.061%) per annum, in each case compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the amount of its respective Unreturned Deficiency Balance.

(ww)                      “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that (i) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which basis is being eliminated by use of the remedial allocation method pursuant to Regulations Section 1.704-3(d), Depreciation shall be the amount of book basis recovered for such year under the rules of Regulations Section 1.704-3(d)(2), and (ii) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

(xx)                          “Distribution Make-Whole” means, with respect to any amount paid or distributed with respect or reference to the Rockpoint Class A Preferred Holder’s Unreturned Class A Capital Contributions or the Rockpoint Class B Preferred Holder’s Class B Capital Contributions, in either case during the Lockout Period, an amount equal to the sum of (a) fifty percent (50%) of the amount so paid or distributed, reduced (but not below zero) by (b) (i) Distributions theretofore made to the Rockpoint Class A Preferred Holder pursuant to Sections 9(a)(i), 9(a)(ii)(A) and/or 9(a)(ii)(B), and (ii) in the case of the Rockpoint Class B Preferred Holder, Distributions theretofore made to the Rockpoint Class B Preferred Holder pursuant to Section 9(a)(iii).  The Base Return applicable to an amount paid or distributed shall be determined based on a weighted average amount of Unreturned Capital Contributions outstanding from the Effective Date to the date of payment or distribution.

(yy)                          “Distributions” shall mean all distributions of Available Cash or Net Proceeds From Capital Events made to a Partner pursuant to Section 9.

(zz)                            “Early Purchase” shall have the meaning set forth in Section 13(b).

(aaa)                   “Effective Date” shall have the meaning set forth in the Preamble.

(bbb)                   “Embargoed Person” means any Person or government subject to trade restrictions under U.S. law (including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder).

(ccc)                      “Event of Default” shall have the meaning set forth in Section 26(a).

(ddd)                   “Excluded Securities” shall have the meaning set forth in Section 2(b)(vii).

(eee)                      “Excluded Securities Offering” shall mean any Securities issued or to be issued, or offered or to be offered, by the Partnership or any Subsidiary which are (i) subject to the MC Subscription Right, (ii) Excluded Securities, or (iii) subject to the Class B Preferred Issuance Limitation.

(fff)                         “Executive Order No. 13224” means the Executive Order No. 13224, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”.

(ggg)                      “Exercise Period” shall have the meaning set forth in Section 2(b)(iii)(C).

(hhh)                   “Exercising Holder” shall have the meaning set forth in Section 2(b)(iii)(C).

(iii)                               “Fair Market Value” shall have the meaning set forth in Section 14(b).

(jjj)                            “FIRPTA Event” means a violation of the covenant in Section 8(a) or Section 9(d)(i).

(kkk)                   “First Hurdle Percentage” means, at any time, (a) with respect to any Rockpoint Class A Preferred Holder, (i) the Class A Capital Contributions made by Rockpoint Class A Preferred Holder at such time, divided by (ii) the sum of (A) the amount in clause (i) plus (B) any Class A Capital Contributions made by MC Class A Preferred Holder (if any) at such time, plus (C) the RRT Initial Capital Contribution at such time (the amount in clause (ii), the “Denominator”), (b) with respect to RRT, the amount in clause (C) above divided by the Denominator at such time, and (c) with respect to the MC Class A Preferred Holder, the amount in clause (B) above divided by the Denominator at such time.  For the sake of clarity, the sum of all First Hurdle Percentages shall at all times equal 100%.

(lll)                               “Fiscal Year” means January 1 through December 31.

(mmm)       “Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78f-1, as amended, if applicable, or any similar law of any jurisdiction outside the United States where the Partnership or any of its Subsidiaries transacts business.

(nnn)                   “General Partner” shall have the meaning set forth in the Preamble.

(ooo)                   “GP Law Firm” shall have the meaning set forth in Section 23(o).

(ppp)                   “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                     The initial Gross Asset Value of any asset contributed or deemed contributed by a Partner to the Partnership shall be the gross Fair Market Value of such asset at the time of contribution or deemed contribution, which as of the Effective Date shall be the amount set forth in the applicable schedule to the Supplemental Letter with respect to such asset;

(ii)                                  The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (a) the acquisition of an additional Partnership Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property (other than cash) as consideration for a Partnership Interest in the Partnership; (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (d) in such other circumstances as may be determined by the General Partner and permissible under Regulations Section 1.704-1(b)(2)(iv)(f); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership, but shall be made in connection with the application of Section 14 if necessary to cause Rockpoint Class A Preferred Holder to receive an amount greater than it would otherwise receive without such adjustments;

(iii)                               The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution; and

(iv)                              The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vii) of the definition of “Profit” and “Loss”, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by subtracting the Depreciation taken into account with respect to such asset for purposes of computing Profit and Loss.  To the extent that the General Partner is permitted to determine the Gross Asset Value of any asset hereunder, such determination shall be made reasonably and in good faith and the General Partner shall give each Partner written notice of its determination of such Gross Asset Value and a thirty (30) calendar day period to object to such determination.  If a Partner objects to a determination of Gross Asset Value, the General Partner will engage an independent appraiser to determine Gross Asset Value of such asset or property. The Gross Asset Value of the Partnership’s assets has been adjusted as of the Effective Date under subparagraph (ii)(a) of this definition. This definition of Gross Asset Value shall be interpreted consistently with the provisions of Section 7(c)(ii).

(qqq)                   “Hurdle Return” shall have the meaning set forth in Section 9(a)(ii)(F).

(rrr)                            “Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 16(c).

(sss)                         “Indemnity Agreement” means an indemnity agreement substantially in the form annexed hereto as Exhibit C.

(ttt)                            “Initial Notice” shall have the meaning set forth in Section 10(b).

(uuu)                   “Initial Partners” shall have the meaning set forth in the Recitals.

(vvv)                   “Institutional Investors” means any domestic or foreign banks, entity of any governmental authority (including any quasi-governmental entity), investment banks, insurance companies, pension funds, trusts, venture capital funds, private equity funds, or other similar institutions or other Persons, parties or investors’ (including, but not limited to, grantor trusts, owner trusts, special purpose corporations, REMICs, REITs, or other similar or comparable investment vehicles; provided, however, that, (i) an individual may not qualify as an “Institutional Investor”, and (b) in order to qualify as an “Institutional Investor”, any Person together with its Affiliates described hereinabove must have assets, or assets under management, in excess of $1,000,000,000; provided further that any Person described hereinabove shall not be subject to ERISA.

(www)             “IRR” means the annual percentage rate, equal to the return calculated by Microsoft Excel utilizing the XIRR function assuming the specified contributions and distributions are made on the actual day such contribution or distribution occurred and compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year.  Any Distribution Make-Whole paid shall be deemed to have been paid on March 1, 2022 for purposes of calculating the Hurdle Return pursuant to Section 9.

(xxx)                   “IRS” shall have the meaning set forth in Section 11(e)(i).

(yyy)                   “Levered Net Operating Income” means gross operating revenue reduced by operating expenses and interest expense, determined in accordance with United States Generally Accepted Accounting Principles, consistently applied.  In the case of any Subsidiary or Applicable Entity, the Partnership shall include its share of such amounts of such Subsidiary or Applicable Entity based on the Partnership’s interest in such Subsidiary or Applicable Entity (including any rights to preferred distributions to the Partnership or to third parties).

(zzz)                      “Limited Partner” means any Person who has been admitted to the Partnership as a limited partner pursuant to the terms of this Agreement and has not ceased to be a limited partner, including, without limitation, each Preferred Holder (in its capacity as holder of Preferred Interests).  “Limited Partners” mean all such Persons.

(aaaa)            “Lockout Period” shall have the meaning set forth in Section 13(b).

(bbbb)            “Major Decisions” shall have the meaning set forth in Section 10(b).

(cccc)                “MC Class A Base Return” means a return (calculated like interest) of six and sixty-one thousandths of a percent (6.061%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the Unreturned Class A Capital Contributions of the MC Class A Preferred Holder per month (it being understood that (a) MC Class A Base Return shall not include any MC Deficiency, and (b) no MC Class A Base Return shall accrue on the amount of any MC Deficiency).

(dddd)            “MC Class A Preferred Holder” shall have the meaning set forth in Section 2(b)(vi).

(eeee)                “MC Deficiency” means the excess, if any, of (I) the maximum amount of cumulative Distributions to the MC Class A Preferred Holder in respect of a calendar month pursuant to Section 9(a)(i)(B) or 9(a)(ii)(B), over (II) the actual amount of cumulative Distributions to the MC Class A Preferred Holder in respect of such month pursuant to such Sections (determined as if any distribution following the tenth (10th) calendar day following such month were not with respect to such month).

(ffff)                    “MC Subscription Right” shall have the meaning set forth in Section 2(b)(vi).

(gggg)                “MCPT” shall have the meaning set forth in the Recitals.

(hhhh)            “MCRC” shall have the meaning set forth in the Preamble.

(iiii)                            “MCRLP” shall have the meaning set forth in the Preamble.

(jjjj)                        “MCTP” shall have the meaning set forth in the Recitals.

(kkkk)            “Modified Net Income” shall have the meaning set forth in Section 7(b)(viii).

(llll)                            “Net Proceeds From Capital Events” means the gross cash received by the Partnership including, without duplication, from any Subsidiaries or Applicable Entities, as a result of a Capital Event (including the release of any reserves established under clause (v) below) (without duplication), and provided no reductions in the following clauses (i) through (v) shall reduce the Net Proceeds from a Capital Event with respect to a Permitted Sale Property to an amount less than the Permitted Sale Property Gain resulting from such Capital Event), less:

(i) the portion thereof used to pay the costs and expenses of such transaction;

(ii) the portion thereof used to pay debt service and any other amounts due on indebtedness of the Partnership or of any Subsidiary or Applicable Entity incurred in accordance with the terms of this Agreement or the governing document of such Subsidiary or Applicable Entity, as applicable;

(iii) the portion thereof used for the acquisition, development, capital improvement or construction of a Property (or any portion thereof) or any assets of the Partnership permitted by this Agreement, or used for the payment of leasing commissions, tenant inducements or similar items, or used for the repayment of all or any portion of construction or other financing provided for the Property (or any portion thereof) or any assets of the Partnership, provided any such action was in each case approved in accordance with this Agreement;

(iv) if the Capital Event is the condemnation (or similar eminent domain taking or disposition in lieu thereof), destruction by casualty, or similar occurrence with respect to the Property (or any portion thereof) or all or substantially all of the assets of the Partnership, the amount, if any, of any insurance or condemnation award or similar payment received by the Partnership which is used for restoration or replacement of a Property (or any portion thereof) or the affected assets of the Partnership, in each case as approved pursuant to this Agreement;

(v) the portion thereof established, in the discretion of the General Partner, as a reasonable reserve; and/or

(vi) the portion thereof used in the reasonable discretion of the General Partner, to pay priority payments to joint venture partners, together with interest accrued thereon, pursuant to the applicable joint venture agreement.

(mmmm) “Non-Exercising Holder” shall have the meaning set forth in Section 2(b)(iii)(C).

(nnnn)            “Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

(oooo)            “Offer Period” shall have the meaning set forth in Section 12(d).

(pppp)            “Option Properties Representations” shall have the meaning set forth in Section 5(c)(ii).

(qqqq)            “Original Agreement” shall have the meaning set forth in the Recitals.

(rrrr)                        “Over-allotment Notice” shall have the meaning set forth in Section 2(b)(iii)(C).

(ssss)                    “Partner” shall mean the General Partner, any Limited Partner and any Person which owns, and pursuant to this Agreement is permitted to own, a Partnership Interest and that executes this Agreement (or a counterpart signature page hereof, a joinder hereto or any other agreement or agreements by which such Person agrees to be bound by the terms of this Agreement), and is admitted as a Partner pursuant to the terms of this Agreement, but such term shall not include any Person who has ceased to own any Partnership Interests.

(tttt)                        “Partner Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

(uuuu)            “Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations and shall be determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(vvvv)            “Partner Nonrecourse Deductions” has the meaning assigned to such term in Regulations Section 1.704-2(i).

(wwww)    “Partnership” shall have the meaning set forth in the Preamble.

(xxxx)            “Partnership Interest” means, with respect to any Partner, such Partner’s entire interest in the Partnership at any particular time, including, without limitation, such Partner’s right to share in Profits and Losses and to receive Distributions pursuant to this Agreement and any and all benefits to which such Partner may be entitled as provided in this Agreement and, subject to this Agreement, the Act, together with the obligation of such Partner to comply with all the terms and provisions of this Agreement.

(yyyy)            “Partnership Interest Certificate” shall have the meaning set forth in Section 24(b).

(zzzz)                “Partnership Interest Liquidation Value” shall have the meaning set forth in Section 14(b).

(aaaaa)     “Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(bbbbb)     “Partnership Representative” shall have the meaning set forth in Section 11(e)(iv).

(ccccc)          “Partnership Securities” shall have the meaning set forth in Section 2(b)(ii).

(ddddd)     “Partnership Units” means the Partnership Interest of a Partner expressed in the form of units.

(eeeee)          “Percentage Interest” means, as to each Partner, the percentage set forth opposite such Partner’s name on Schedule 1 attached hereto calculated by the aggregate Capital Contributions made by such Partner divided by the aggregate Capital Contributions made by all

Partners, as such percentage and schedule as may be adjusted and revised by the General Partner from time to time in accordance with this Agreement.

(fffff)               “Permitted Partnership Interest Acquisition” shall have the meaning set forth in Section 13(i).

(ggggg)          “Permitted Sale Properties” means the Properties set forth in the applicable schedule to the Supplemental Letter.  For the avoidance of doubt, in no event may the Partnership directly or indirectly through any Subsidiary or otherwise acquire any Property where the Partnership cannot unilaterally (without any qualification) block a sale of such Property.

(hhhhh)     “Permitted Sale Property Gain” means the amount of the Partnership’s Profit, or gain allocable under Section 7(b), attributable to any Capital Event or other event that results in either a sale or revaluation of any such Permitted Sale Property for purposes of maintaining Capital Accounts.  For the sake of clarity, (a) the Permitted Sale Property Gain shall be the amount of such Profit or gain arising from any such Capital Event or other event (other than items that would not give rise to recognized (under principles contained in Regulations Section 1.704-1(b)(2)(iv)) gain for Federal income tax purposes) or revaluation, (b) with respect to any Permitted Sale Property owned in an entity treated as a partnership for federal income tax purposes in which the Partnership owns an interest, Permitted Sale Property Gain with respect to such Permitted Sale Property shall be determined as if the Partnership owned directly its share of such Permitted Sale Property.  The Partners intend that (i) Permitted Sale Property Gain result in the Rockpoint Class B Preferred Holder receiving cumulative allocations of taxable gain, and Distributions, equal to ten percent (10%) of all taxable gain with respect to Permitted Sale Properties (other than taxable gain arising under Section 704(c) by reason of the ownership of such Permitted Sale Properties by RRT prior to the Effective Date), (ii) no allocations of taxable gain to the Rockpoint Class A Preferred Holder with respect to such Permitted Sale Properties, and (iii) Permitted Sale Property Gain be determined by applying Section 704(c) principles to each Permitted Sale Property separately (as opposed to the interest in the entity that owns (directly or indirectly) the Permitted Sale Property), and this Agreement shall be interpreted consistently with such intent.

(iiiii)                         “Permitted Transfer” shall have the meaning set forth in Section 12(b).

(jjjjj)                    “Person” means any individual, sole proprietorship, partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, institution, or other entity.

(kkkkk)     “Preemptive Holder” shall have the meaning set forth in Section 2(b)(iii)(A).

(lllll)                         “Preemptive Rights Notice” shall have the meaning set forth in Section 2(b)(iii)(C).

(mmmmm) “Preferred Capital Call” shall have the meaning set forth in Section 5(b)(ii).

(nnnnn)     “Preferred Capital Call Due Date” shall have the meaning set forth in Section 5(b)(ii).

(ooooo)     “Preferred Equity Investment Agreement” shall mean the Preferred Equity Investment Agreement by and among MCRC, MCRLP, MCPT, MCTP, RRT, RRH, the Partnership and the Rockpoint Preferred Holders, dated as of February 27, 2017, as such agreement may be amended from time to time.

(ppppp)     “Preferred Interest” means, with respect to any holder of either Class A Preferred Partnership Units or Class B Preferred Partnership Units, the holder’s Partnership Interest in connection with such Class A Preferred Partnership Units or Class B Preferred Partnership Units at any particular time.

(qqqqq)     “Preferred Holder” shall mean each Rockpoint Preferred Holder and each other Person who is the holder of a Preferred Interest.

(rrrrr)                    “Profit” and “Loss” shall mean, for each Fiscal Year or other period, an amount equal to the Partnership’s net taxable income or loss for such year or period as determined for federal tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Partnership and in accordance with Section 703(a) of the Code with the following adjustments:

(i)                                     Any items of income, gain, loss and deduction which are specially allocated to a Partner under Section 7(b) shall not be taken into account in computing Profit or Loss under this Agreement;

(ii)                                  Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profit and Loss (pursuant to this definition) shall be included in determining Profit or Loss hereunder by adding such amount of income to taxable income or taxable loss;

(iii)                               Any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code or treated as a Code Section 705(a)(2)(B) expenditure pursuant to the Regulations and not otherwise taken into account in computing Profit and Loss (pursuant to this definition) shall be included in determining Profit or Loss hereunder by deducting such expenditure from such taxable income or taxable loss;

(iv)                              In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit and Loss;

(v)                                 Gain or loss resulting from the disposition of Partnership property shall be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(vi)                              In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(vii)                           To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-l(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss.

(sssss)               “Properties” means the Permitted Sale Properties and any other real property assets (including leasehold interests) in which the Partnership owns an interest, directly or indirectly through one or more Subsidiaries, Applicable Entities or Affiliates, or may acquire an interest, directly or indirectly, through one or more Subsidiaries, Applicable Entities or Affiliates. Each of the separate Properties is referred to herein as a “Property.”

(ttttt)                    “Proposed Investor” shall have the meaning set forth in Section 2(b)(iii)(A).

(uuuuu)                   “Proposed Price” shall have the meaning set forth in Section 12(d).

(vvvvv)                   “Proposed Purchaser” shall have the meaning set forth in Section 12(e).

(wwwww)         “Proposed Sale Notice” shall have the meaning set forth in Section 12(d).

(xxxxx)                   “Proposed Terms” shall have the meaning set forth in Section 12(d).

(yyyyy)                   “Proposed Third Party Investor” shall have the meaning set forth in Section 2(b)(iv)(A).

(zzzzz)                        “Public Liquidity Event” shall have the meaning set forth in Section 12(b)(ii).

(aaaaaa)            “Purchase Payments” shall have the meaning set forth in Section 13(d).

(bbbbbb)            “Put/Call Interests” shall have the meaning set forth in Section 13(a).

(cccccc)                  “Put Notice” shall have the meaning set forth in Section 13(g)(ii).

(dddddd)            “Put Right” shall have the meaning set forth in Section 13(g)(ii).

(eeeeee)                  “Recourse Agreement” shall mean the Recourse Agreement by and among RRT, MCRLP, MCRC, and the Rockpoint Preferred Holders, dated as of the Effective Date, as such agreement may be amended from time to time.

(ffffff)                        “Registration Rights Agreement” shall mean the Registration Rights Agreement by and among MCRC, MCRLP, MCPT, RRT, and the Rockpoint Preferred Holders, dated as of the Effective Date, as such agreement may be amended from time to time.

(gggggg)                  “Regulations” means the final or temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(hhhhhh)            “REIT” shall have the meaning set forth in the Recitals.

(iiiiii)                                    “REIT Opinion” shall have the meaning set forth in Section 13(i).

(jjjjjj)                              “REIT Owners” shall have the meaning set forth in Section 13(b).

(kkkkkk)            “REIT Requirements” shall have the meaning set forth in Section 11(g)(i).

(llllll)                                    “Representatives” means a Person’s directors, managers, officers, shareholders, members, partners, employees, agents and individuals under principles of agency law.

(mmmmmm)                      “Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state, local, or non-U.S. taxing authority.

(nnnnnn)            “Rockpoint Capital Commitment” shall have the meaning set forth in Section 5(b)(ii).

(oooooo)            “Rockpoint Class A Base Return” means a return (calculated like interest) of six and sixty-one thousandths of a percent (6.061%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the Unreturned Class A Capital Contributions of the Rockpoint Class A Preferred Holder per month (it being understood that (a) Rockpoint Class A Base Return shall not include any Rockpoint Deficiency, and (b) Rockpoint Class A Base Return shall accrue on the amount of any Unreturned Class A Capital Contributions funded with a Default Loan only from and after the time (and to the extent) principal payments are made or deemed made on such Default Loan).  Rockpoint Class A Base Return shall be subject to adjustment as provided in Section 26(b)(i)(A).

(pppppp)            “Rockpoint Class A Base Return Default” shall have the meaning set forth in the definition of “Deficiency Return.”

(qqqqqq)            “Rockpoint Class A Preferred Holder” shall have the meaning set forth in the Preamble.

(rrrrrr)                              “Rockpoint Class B Preferred Holder” shall have the meaning set forth in the Preamble.

(ssssss)                        “Rockpoint Control Party” means Rockpoint Group, L.L.C.

(tttttt)                              “Rockpoint Deficiency” for any calendar month means the excess, if any, of (I) the Rockpoint Class A Base Return for such month, over (II) the actual amount of cumulative Distributions to the Rockpoint Class A Preferred Holder in respect of such month pursuant to Sections 9(a)(i)(B) and 9(a)(ii)(B) (determined as if any distribution following the tenth (10th) calendar day following such month were not with respect to such month).

(uuuuuu)            “Rockpoint Minimum Equity and Control Requirements” shall mean that an Affiliate of the Rockpoint Control Party shall directly or indirectly, at all times: (i) own at least twenty-five percent (25%) of the Partnership Units held by the Rockpoint Class A Preferred Holder; (ii) own at least twenty-five percent (25%) of the Partnership Units held by the Rockpoint Class B Preferred Holder; and (iii) Control the Rockpoint Preferred Holders.

(vvvvvv)            “Rockpoint Preferred Holders” shall have the meaning set forth in the Preamble.

(wwwwww) “Rockpoint REIT II” shall have the meaning set forth in Section 11(g)(i).

(xxxxxx)            “Rockpoint REIT Interests” shall have the meaning set forth in Section 13(a).

(yyyyyy)            “Rockpoint REITs” shall have the meaning set forth in Section 11(g)(i).

(zzzzzz)                  “Rockpoint Special Notice Parties”  shall mean Paisley Boney, Ron Hoyl, Steven Chen, Joseph Goldman and Jesse Sharf at Gibson Dunn & Crutcher or such other Persons who shall be designated by the Rockpoint Preferred Holders in a notice delivered to the Partnership and the General Partner.

(aaaaaaa)     “ROFO Exercise Period” shall have the meaning set forth in Section 2(b)(iv)(C).

(bbbbbbb)     “ROFO Holders” shall have the meaning set forth in Section 2(b)(iv)(A).

(ccccccc)            “ROFO Rights Notice” shall have the meaning set forth in Section 2(b)(iv)(C).

(ddddddd)     “Roseland Option Properties” shall have the meaning set forth in Section 5(c)(i).

(eeeeeee)            “RP Approved Sale” shall have the meaning set forth in Section 12(e).

(fffffff)                   “RP Law Firm” shall have the meaning set forth in Section 23(o).

(ggggggg)            “RP Trustee” shall have the meaning set forth in Section 10(a)(iii).

(hhhhhhh)     “RP Uncured Funding Default” shall have the meaning set forth in Section 5(b)(iii).

(iiiiiii)                                 “RRH” shall have the meaning set forth in the Recitals.

(jjjjjjj)                          “RRT” shall have the meaning set forth in the Preamble.

(kkkkkkk)     “RRT Base Return” means a return (calculated like interest) of six and sixty-one thousandths of a percent (6.061%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year, calculated with respect to the Unreturned RRT Capital Contributions.

(lllllll)                                 “RRT Competitor” shall mean any Person whose primary business is that of an operator, manager or developer of residential rental real property of a comparable class to the Properties, excluding, however, financial investors in such rental real property (e.g., pension funds, life insurance companies, equity funds and other passive investors).

(mmmmmmm) “RRT Initial Capital Contribution” means one billion two hundred seventeen million seven hundred thousand dollars ($1,217,700,000). The RRT Initial Capital Contribution shall not change following the Effective Date other than by reason of the application of Sections 5(c)(i) and 9(g).

(nnnnnnn)     “RRT Shareholders Agreement” means the Shareholders Agreement by and among RRT, MCRLP, MCPT, Mack-Cali Texas Property, L.P. and the Rockpoint Preferred Holders, dated the Effective Date, as it may be amended from time to time.

(ooooooo)     “Sale Period” shall have the meaning set forth in Section 12(d).

(ppppppp)     “Second Hurdle Percentage” means, at any time, with respect to a Class A Preferred Holder, a percentage determined by taking fifty percent (50%) of the First Hurdle Percentage of such Class A Preferred Holder at such time.

(qqqqqqq)     “Second Notice” shall have the meaning set forth in Section 10(b).

(rrrrrrr)                          “Section 12(e) Notice” shall have the meaning set forth in Section 12(e).

(sssssss)                   “Securities” means, with respect to any Person including the Partnership: (i) partnership interests, shares or other equity interests; (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into shares, partnership interests or other equity interests; and (iii) warrants, options or other rights to purchase or otherwise acquire shares, partnership interests or other equity interests.

(ttttttt)                          “Securities Act” means the Securities Act of 1933, as amended.

(uuuuuuu)     “Shared Services Agreement” shall have the meaning set forth in Section 10(g)(i).

(vvvvvvv)     “Specified Amount” shall have the meaning set forth in Section 9(d)(i).

(wwwwwww) “Subsidiary” means, with respect to any Person, another Person as to which a majority of the total voting power of such other Person is at the time owned or controlled, directly or indirectly, by that first Person or one or more of the other Subsidiaries of that first Person or a combination thereof. To the extent “Subsidiary” is used herein without reference to a Person, such Person shall be deemed to be the Partnership. The Subsidiaries of the Partnership as of the Effective Date are set forth on Schedule 3 attached hereto.

(xxxxxxx)     “Supplemental Letter” means that Supplemental Letter Agreement, dated the Effective Date, by and among the General Partner, the Partnership, the Rockpoint Preferred Holders and the other parties hereto.

(yyyyyyy)     “Tax Decision” has the meaning set forth in Section 11(e)(v).

(zzzzzzz)            “TMP” shall have the meaning set forth in Section 11(e)(iii).

(aaaaaaaa) “Transaction Documents” means this Agreement, the Preferred Equity Investment Agreement, the Registration Rights Agreement, the Recourse Agreement, the Shared Services Agreement, the Credit Enhancement Services Agreement, the Indemnity Agreement, the RRT Shareholders Agreement, the Escrow Agreement, and the Supplemental Letter.

(bbbbbbbb) “Transfer” shall have the meaning set forth in Section 12(a).

(cccccccc)      “TRS” shall have the meaning set forth in Section 11(g)(iii).

(dddddddd) “True Up Adjustment” shall mean the quarterly adjustment to certain Distributions referred to in the proviso to the first sentence of Section 9(e).

(eeeeeeee)      “UCC” shall have the meaning set forth in Section 24(a).

(ffffffff)              “Uncured Event of Default” shall have the meaning set forth in Section 26(b)(i)(B).

(gggggggg) “Unreturned Class A Capital Contributions” means, for any Class A Preferred Holder at any time, the Class A Capital Contributions of such Class A Preferred Holder reduced (but not below zero) by Distributions to such Class A Preferred Holder under Section 9(a)(ii)(C).

(hhhhhhhh) “Unreturned Deficiency Balance” means, at any time, (i) in the case of Rockpoint Class A Preferred Holder, the cumulative amounts of any Rockpoint Deficiency, increased by the accrued Deficiency Return with respect thereto and decreased (but not below zero) by Distributions to Rockpoint Class A Preferred Holder under Sections 9(a)(i)(A) and 9(a)(ii)(A), and (ii) in the case of MC Class A Preferred Holder, the cumulative amounts of any MC Deficiency, increased by the accrued Deficiency Return with respect thereto and decreased (but not below zero) by Distributions to MC Class A Preferred Holder under Sections 9(a)(i)(A) and 9(a)(ii)(A).

(iiiiiiii)                              “Unreturned RRT Capital Contributions” means, at any time, the RRT Initial Capital Contribution reduced (but not below zero) by Distributions to RRT under Section 9(a)(ii)(E).

(jjjjjjjj)                      “Valuation Firm” shall mean an independent and unaffiliated nationally recognized firm that specializes in the valuation of real estate assets in which neither the General Partner nor Rockpoint Preferred Holders or their respective Affiliates have a direct or indirect ownership interest or other affiliation (including as a joint venture partner to the General Partner or the Rockpoint Preferred Holders or their respective Affiliates); provided, that it is agreed that the prior engagement of a firm does not constitute an other affiliation that would render such firm unable to serve for purposes of this definition.

2.                                      TERMS AND CONDITIONS

(a)                                 Organization.  The Partnership was formed pursuant to the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware and operated pursuant to the Original Agreement.  Except to the extent set forth in this Agreement, the rights, powers, duties and obligations of the Partnership and of each Partner shall be governed by the Act, and the Partnership shall be taxed as a partnership for Federal income tax purposes.  In the event of any inconsistency between this Agreement and the Act, to the extent permitted by applicable law, the terms of this Agreement shall govern. RRT hereby continues as a Partner of the Partnership and RRH is withdrawing as a Limited Partner simultaneously with the execution and delivery of this Agreement and shall cease to be a Limited Partner as of the Effective Date. Each other Person being admitted as a Limited Partner shall as of the Effective Date be admitted upon the terms and conditions of this Agreement, upon such Person’s execution and delivery of this Agreement and upon funding, as a Capital Contribution, the amount set forth on Schedule 1 attached hereto.

(b)                                 Partnership Interests; Preemptive Rights; Right of First Offer.

(i)                                     Each Partner’s Partnership Interest shall be personal property for all purposes.  No Partner will have any individual ownership rights with respect to any assets owned by the Partnership.

(ii)                                  Prior to a Public Liquidity Event and so long as a Rockpoint Preferred Holder holds Preferred Interests, except for (A) up to $200 million of Class A Preferred Partnership Units issued to a MC Class A Preferred Holder as provided in Section 2(b)(vi) and (B) Excluded Securities as provided in Section 2(b)(vii), none of the Partnership, any Subsidiary or the General Partner shall cause or permit the Partnership or any Subsidiary to issue any new Partnership Units, other Securities, or new classes of Partnership Interests (“Partnership Securities”) or any Securities of a Subsidiary, other than Common Interests or other Securities of a Subsidiary issued pursuant to Sections 2(b)(iii) or 2(b)(iv), and such Partnership Securities or Securities of a Subsidiary shall be issued by the Partnership or such Subsidiary for such reasonable consideration as the General Partner shall determine; provided, however, that no new Common Interests or Securities of a Subsidiary shall be issued except as provided in this Section 2(b); and provided, further, in the event any new Partnership Securities are offered for anything other than cash, the value of the property or assets to be so contributed shall be based on the Fair Market Value of such property or assets as determined pursuant to Section 14.  Each Partnership Unit shall be issued for a purchase price per Partnership Unit equal to one thousand dollars ($1,000.00).

(iii)                               Preemptive Rights.

(A)                               Except for any Excluded Securities Offerings, and subject to Section 10(b) and Schedule 2 annexed hereto, prior to a Public Liquidity Event, new Common Interests or Securities of a Subsidiary may be sold and issued by the Partnership or such Subsidiary to then-current Partners at such time as determined by the General Partner, provided that such new Common Interests (or Securities of a Subsidiary) shall have the same rights and preferences as the existing Common Interests (or the respective Securities of such Subsidiary, as applicable); and provided further that if the General Partner proposes to cause the Partnership to issue and sell any Common Interests or the General Partner proposes to cause the Partnership to cause any Subsidiary to issue and sell Securities of a Subsidiary to any Partner (a “Proposed Investor”), the General Partner will cause the Partnership or cause the Partnership to cause such Subsidiary to offer to sell to each Partner (each, a “Preemptive Holder”) a portion of such Common Interests or Securities of such Subsidiary equal to (i) the total number of Common Interests or Securities of such Subsidiary being sold multiplied by (ii) such Preemptive Holder’s Percentage Interest.  In the case of the Rockpoint Preferred Holders, such Partners may assign any or all of their rights under this Section to another Rockpoint Preferred Holder or an Affiliate of a Rockpoint Preferred Holder.

(B)                               Each Preemptive Holder shall be entitled to purchase the offered Common Interests or the Securities of such Subsidiary at the most favorable price and otherwise on substantially the same terms and conditions as such Common Interests or such Securities of such Subsidiary are to be offered to the Proposed Investor; provided, however, that if the Proposed Investor is required to also purchase Common Interests or other Securities of a Subsidiary, the Partner(s) exercising their rights pursuant to this Section 2(b) shall also be required to purchase their pro rata share of the same class(es) or series of Securities that the Proposed Investor is required to purchase.  The purchase price for all Common Interests or Securities of a Subsidiary purchased under this Section 2(b) shall be payable to the Partnership or such Subsidiary in cash.

(C)                               In order to exercise its purchase rights hereunder, a Preemptive Holder must, within thirty (30) calendar days after delivery (the “Exercise Period”) of written notice (a “Preemptive Rights Notice”) from the Partnership to such Preemptive Holder describing in reasonable detail the Common Interests or Securities being offered by the

Partnership or a Subsidiary (as the case may be), the purchase price thereof, the payment terms and the amount such Person is eligible to purchase hereunder, deliver a written notice to the Partnership irrevocably (so long as the transaction set forth in the Preemptive Rights Notice closes within one hundred eighty (180) days of the Preemptive Holder’s election) exercising such Preemptive Holder’s purchase rights pursuant to this Section 2(b) specifying the quantity of such Common Interests or Securities to be purchased by such Preemptive Holder, which for the avoidance of doubt may be all or any portion of the Common Interests or Securities offered to such Preemptive Holder. No later than five (5) Business Days following the expiration of the Exercise Period, the Partnership shall notify each Preemptive Holder in writing of the Common Interests or Securities that each Preemptive Holder has agreed to purchase (including where such number is zero) (the “Over-allotment Notice”), which Over-Allotment Notice shall also specify the number of unsold Common Interests or Securities. Each Preemptive Holder exercising its rights to purchase its entire portion of such Common Interests or Securities (an “Exercising Holder”) shall have a right of over-allotment such that if any other Preemptive Holder has failed to exercise its right under this Section 2(b) to purchase its full portion of such Common Interests or Securities (each, a “Non-Exercising Holder”), such Exercising Holder may purchase its applicable pro rata portion of such Non-Exercising Holder’s allotment and, if applicable (for example, if any other Exercising Holder does not exercise its over-allotment right), any other remaining Common Interests or Securities until, if so elected, all such Common Interests or Securities are purchased by Exercising Holders, by giving written notice to the Partnership within five (5) Business Days of receipt of the Over-allotment Notice, which notice shall also specify the maximum number of remaining Common Interests or Securities any Exercising Holder elects to purchase in the event any other Exercising Holder does not purchase its full portion of remaining Common Interests or Securities.

(D)                               Upon the expiration of the offering periods described above, the Partnership or such Subsidiary shall be entitled to sell to the Proposed Investor such Securities which the Preemptive Holders have not elected to purchase during the 180 calendar days immediately following such expiration at a price not less than the price set forth in the Preemptive Rights Notice and on other terms and conditions not materially more favorable in the aggregate to the purchasers thereof than those offered to the Preemptive Holders in the Preemptive Rights Notice.

(iv)                              Right of First Offer for Partnership Interests and Securities of Subsidiaries.

(A)                               Prior to a Public Liquidity Event, no Partnership Securities other than Common Interests may be sold and issued by the Partnership to Persons who are not then Partners. Except for any Excluded Securities Offerings, and subject to Section 10(b), and Schedule 2, prior to a Public Liquidity Event, new Common Interests may be sold and issued by the Partnership or newly issued or outstanding Securities of a Subsidiary may be issued or sold by the Partnership or any Subsidiary to Persons who are not then Partners at any time by the General Partner, provided that such new Common Interests shall have the same rights and preferences as the existing Common Interests; and provided further that, prior to the redemption, purchase or exchange of any Preferred Interests held by the Rockpoint Preferred Holders in exchange for Common Interests pursuant to Section 13, if the General Partner proposes to issue and sell any Common Interests or the General Partner or any Subsidiary proposes to issue or sell

Securities of a Subsidiary to any Person who is then not a Partner (a “Proposed Third Party Investor”), the General Partner will cause the Partnership or any such Subsidiary to offer to sell to the Rockpoint Preferred Holders (the “ROFO Holders”) all of such Common Interests or Securities of any Subsidiary, divided between the ROFO Holders in amounts equal to (i) the total number of Common Interests or Securities of any Subsidiary being sold multiplied by (ii) the Percentage Interest held by the applicable ROFO Holder divided by the total Percentage Interests held by all ROFO Holders.  A ROFO Holder may assign any or all of its rights under this Section 2 to another ROFO Holder or an Affiliate of such ROFO Holder.

(B)                               The ROFO Holders shall be entitled to purchase any or all of the offered Common Interests or the Securities of the applicable Subsidiary at the most favorable price and otherwise on substantially the same terms and conditions as such Common Interests or such Securities of such Subsidiary are to be offered to the Proposed Third Party Investor; provided, however, that if the Proposed Third Party Investor is required to also purchase other Securities of a Subsidiary, the ROFO Holders exercising their rights pursuant to this Section 2(b) shall also be required to purchase their pro rata share of the same class(es) or series of Securities that the Proposed Third Party Investor is required to purchase.  The purchase price for all Common Interests and other Securities purchased under this Section 2(b) shall be payable in cash.

(C)                               In order to exercise their purchase rights hereunder, the ROFO Holders must, acting collectively, within thirty (30) calendar days after delivery to such ROFO Holders (the “ROFO Exercise Period”) of written notice (a “ROFO Rights Notice”) from the Partnership describing in reasonable detail the Common Interests or Securities being offered, the purchase price thereof, the payment terms and the amount such ROFO Holders are eligible to purchase hereunder, deliver a written notice to the Partnership irrevocably (so long as the transaction set forth in the ROFO Rights Notice closes within one hundred eighty (180) days of the ROFO Holder’s election) exercising such ROFO Holders’ purchase rights pursuant to this Section 2(b) specifying the quantity of such Common Interests or Securities to be purchased by such ROFO Holder, which for the avoidance of doubt may be all or any portion of the Common Interests or Securities offered to such ROFO Holder. No later than five (5) Business Days following the expiration of the ROFO Exercise Period, the Partnership shall notify each ROFO Holder in writing of the Common Interests or Securities that the ROFO Holders have agreed to purchase (including where such number is zero).

(D)                               Upon the expiration of the offering periods described above, the Partnership or such Subsidiary shall be entitled to sell to the Proposed Third Party Investor such Common Interests or Securities which the ROFO Holders have not elected to purchase during the 180 calendar days following such expiration of the offering period at a price not less than the price set forth in the ROFO Rights Notice and on other terms and conditions not materially more favorable in the aggregate to the purchasers thereof as those offered to the ROFO Holders in the ROFO Rights Notice.

(v)                                 Any Common Interests or Securities proposed to be offered or sold by the Partnership or such Subsidiary after such 180 day period must be reoffered pursuant to the terms of this Section 2(b) to the extent this Section 2(b) applies to such offering. Upon the issuance of one or more Partnership Securities to new Partners or existing Partners, the

Percentage Interests of the then current Partners shall be adjusted to reflect the dilution, if any, resulting from the admission of such additional Partner(s) or the issuance of such additional Partnership Interests, and such dilution shall be in proportion to the Partners’ then-applicable Percentage Interests, and Schedule 1 shall be revised by the General Partner accordingly.  Upon the issuance or sale of one or more Securities of a Subsidiary, the Partnership shall cause the relevant Subsidiary to take such comparable actions as set forth in the immediately preceding sentence to reflect the issuance or sale of such Securities. No new Partners or other equity holders shall be entitled to any retroactive allocation of Profits, Losses, income, deduction or other Partnership items, and no Partner that is issued additional Partnership Securities shall be entitled to any retroactive allocation of Profits, Losses, income, deduction or other Partnership items with respect to such additional Partnership Interests.

(vi)                              Notwithstanding the foregoing, the Partnership shall be permitted to issue up to $200 million in Class A Preferred Units to MCRC, MCRLP, RRT, RRH or any of their respective Affiliates (each such entity that purchases Class A Preferred Partnership Units, an “MC Class A Preferred Holder”) pursuant to the terms of the Preferred Interest Investment Agreement and this Section 2(b)(vi), which shall not be issuable until after the earlier of (x) the date on which the Rockpoint Capital Commitment is fully funded, and (y) an RP Uncured Funding Default (the (“MC Subscription Right”), so long as at the time of such funding the General Partner determines in good faith that the Partnership has a valid business purpose to use such proceeds in the interest of the Partners; provided, however, that it is understood and agreed that it is not a valid business purpose to (A) use such proceeds for the primary purpose of replacing lower cost debt or equity of the Partnership or its Subsidiaries, (B) not promptly deploy such proceeds for a commercial purpose, other than retaining as cash on the Partnership’s balance sheet, or (C) use such proceeds for the primary purpose of diluting the Rockpoint Preferred Interests.  Notwithstanding the restrictions on issuances of Partnership Interests as provided in Sections 2(b)(iii) and 2(b)(iv), the Partners acknowledge and agree that the preemptive rights and right of first offer described in this Section 2(b) do not apply to the issuance of Class A Preferred Partnership Units in connection with the MC Subscription Right.  For the avoidance of doubt, except in the case of an RP Uncured Funding Default on the part of a Rockpoint Preferred Holder, in the event that of a Commitment Termination Event (as defined in the Preferred Equity Investment Agreement), the MC Subscription Right shall be automatically and forever lost.  For purposes of the MC Subscription Right, the per unit purchase price for such Preferred Interests shall be one thousand dollars ($1,000.00), and the Partnership shall not make any representations, warranties, covenants or otherwise provide any indemnification in connection with such issuance.

(vii)                           Notwithstanding anything to the contrary contained herein, the Partners acknowledge and agree that the preemptive rights and right of first offer described in this Section 2(b) do not apply to: (A) the issuance of Securities of a Subsidiary or joint venture to which the Partnership is a party, in each case in existence as of the Effective Date, to the extent that the exercise of such preemptive rights or right of first offer would violate the governing documents of such Subsidiary or joint venture, (B) the issuance of Securities of a Subsidiary or joint venture to which the Partnership becomes a party after the Effective Date (I) to an unaffiliated developer or land owner in a strategic transaction, (II) where such Subsidiary or joint venture is Controlled by the Partnership or the Partnership otherwise has the right to unilaterally (without any qualification) block a sale of a Property held by such Subsidiary or joint venture, or

(III) the aggregate issuance prices of all Securities issued by such Subsidiary or joint venture is not reasonably anticipated by the General Partner at the time of first issuance of such Securities to exceed $10 million (Securities issued under sub-clause (A) or (B) herein above, “Excluded Securities”).

(viii)                        Notwithstanding anything to the contrary contained herein, the Partners acknowledge and agree that the Partnership shall not issue any Class B Preferred Partnership Units other than the Class B Preferred Partnership Units issued to the Rockpoint Class B Preferred Holder pursuant to this Agreement (the “Class B Preferred Issuance Limitation”).

(c)                                  Name.  The name of the Partnership shall be “Roseland Residential, L.P.”  The Business of the Partnership shall be conducted solely under that name and all assets of the Partnership shall be held under that name.  The principal office of the Partnership shall be located at c/o Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 or such other location as designated by the General Partner.

(d)                                 Certificate of Limited Partnership.  A Certificate of Limited Partnership in accordance with the Act has been filed with the Secretary of State of the State of Delaware on behalf of the Partnership.  The General Partner shall from time to time take appropriate action, including preparing and filing such amendments to the Certificate of Limited Partnership, as may be reasonably necessary or required as determined by the General Partner or as may be required by the Act.

(e)                                  Registered Agent and Office.  The registered agent for the Partnership is The Corporation Service Company, and the registered office shall be at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808, or at such other registered agent or at such other location as may be designated or approved by the General Partner.

(f)                                   Certain Tax Matters.  Notwithstanding any provision of this Agreement to the contrary, the Partners intend that the Partnership be treated as a partnership for federal, state and local tax purposes.  Each Partner agrees that it will not: (i) cause the Partnership to be excluded from the provisions of Subchapter K of the Code, under Code Section 761, or otherwise; (ii) file the election under Regulations Section 301.7701-3 (or any successor provision) which would result in the Partnership being treated as an entity taxable as a corporation for federal, state or local tax purposes; or (iii) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 the Code.

(g)                                  Limitation of Liability.  Except as provided in the Act or as expressly provided in this Agreement, no Limited Partner shall be obligated personally for any debt, obligation or liability of the Partnership or of any other Limited Partner solely by reason of being a Limited Partner.

3.                                      Term.  The term of the Partnership commenced on the date the certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware and, unless the Partnership is earlier terminated in accordance with the provisions of this agreement or by operation of law, the partnership shall continue in perpetuity.

4.                                      Scope and Purposes; Authority.

(a)                                 The sole purposes of the Partnership shall be to engage in the business.

(b)                                 The Partnership is hereby authorized to execute, deliver and perform, the General Partner on behalf of the Partnership (and on behalf of the applicable subsidiaries of each of the foregoing) is hereby authorized to execute, deliver and perform, or cause to be executed, delivered and performed, and the General Partner’s subsidiaries and the partnership’s subsidiaries are hereby authorized to execute, deliver and perform, or cause to be executed, delivered and performed, as applicable, any organizational documents of the partnership’s subsidiaries, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, in each case to the extent consistent with the terms hereof, all without any further act, vote or approval of any other person notwithstanding any other provision of the act or applicable law, rule or regulation; provided, that any consents required pursuant to Schedule 2 annexed hereto are obtained. The foregoing authorization shall not be deemed a restriction on the powers of the General Partner to enter into other agreements on behalf of the Partnership, subject to any limitations set forth in this agreement.

5.                                      CAPITAL ACCOUNTS, CONTRIBUTIONS AND DEFAULT.

(a)                                 Capital Accounts.

(i)                                     A capital account (“Capital Account”) shall be maintained for each Partner in accordance with Section 704(b) of the Code and Regulations Sections 1.704-1(b) and 1.704-2.  The Capital Account of each Partner shall be increased by (i) the amount of any cash contributed by such Partner to the capital of the Partnership, (ii) the Gross Asset Value of any property contributed or deemed contributed by such Partner to the capital of the Partnership (net of liabilities that the Partnership is considered to assume, or take property subject to, under Section 752 of the Code), (iii) such Partner’s share of Profits (as determined in accordance with Section 7(a)) and (iv) any income and gain specially allocated to such Partner pursuant to Section 7(b).  The Capital Account of each Partner shall be decreased by (w) the amount of all cash Distributions to such Partner, (x) the Gross Asset Value of any property distributed to such Partner by the Partnership (net of liabilities that the Partner is considered to assume or take property subject to, under section 752 of the Code), (y) such Partner’s share of Losses (as determined in accordance with Section 7(a)), and (z) any deductions and losses specially allocated to such Partner pursuant to Section 7(b).  Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Partner, the Capital Account balance of such Partner shall be determined after giving effect to all allocations pursuant to Sections 7(a) and 7(b) and all Capital Contributions and Distributions made or deemed made prior to the time as of which such determination is to be made.

(ii)                                  If all or any portion of any Partnership Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest or portion thereof.

(iii)                               The Partners’ Capital Accounts shall be adjusted as provided in Sections 5(c)(i) and 9(g).

(iv)                              No Partner shall be required to make up a negative balance in its Capital Account, except as provided in Section 9(d)(i).

The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with applicable Regulations under Code Section 704.  Subject to Section 7(b), the provisions of this Agreement shall be interpreted and applied in a manner consistent with this intention.  Moreover, in determining the amount of any liability for purposes hereof, Code Section 752 and the Regulations thereunder shall be applied insofar as relevant.  In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the General Partner may make such modification, subject to Sections 7(b) and 11(e), and provided that no such modification that has a material adverse effect upon any Partner (or its direct or indirect owners) shall be made without that Partner’s consent.  In addition, the Partners shall consider in good faith any reasonable requests of the Rockpoint Preferred Holders to make such modifications to this Agreement as the Rockpoint Preferred Holders, based on the advice of their legal or accounting advisors, determine are reasonably necessary or appropriate to ensure that no gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code is recognized by the Rockpoint Class A Preferred Holder; provided, however, that any costs or expenses, including, without limitation, any reasonable attorneys’ fees, incurred by the Partnership or any of its Subsidiaries or any Partner in connection with the foregoing shall be borne by the Rockpoint Class A Preferred Holder.

(b)                                 Capital Contributions; Rockpoint Preferred Holders Preferred Capital Calls; Default.

(i)                                     Each of the Partners hereby agrees that each of the Partners has or is deemed to have contributed to the capital of the Partnership the amount set forth on the Partnership’s books and records, which amounts, as of the Effective Date are set forth on Schedule 1 attached hereto.  Each Partner, as applicable, hereby agrees to contribute to the Partnership an aggregate amount in cash equal to its capital commitment (the aggregate capital commitment set forth on Schedule 1 attached hereto, such Partner’s “Capital Commitment”).

(ii)                                  Subject to compliance with the applicable terms of the Preferred Equity Investment Agreement and this Agreement (including, without limitation, the specified deadlines for the General Partner to call the Rockpoint Capital Commitment), the Rockpoint Preferred Holders jointly and severally agree to contribute to the Partnership an aggregate amount in cash equal to their collective unfunded capital commitments (the aggregate capital commitment set forth on Schedule 1 attached hereto (the “Rockpoint Capital Commitment”)).  On the Effective Date, the Rockpoint Preferred Holders have contributed to the Partnership an aggregate amount of $150 million of the Rockpoint Capital Commitment in such amounts as set forth opposite each Rockpoint Holder’s name on Schedule 1 attached hereto. From and after the Effective Date, all or any portion (in increments of not less than $10 million, or such lesser amount if it represents all of the remaining unfunded Rockpoint Capital Commitment) of the Rockpoint Preferred Holders’ Capital Commitment shall be funded by the Rockpoint Class A Preferred Holder on the date (the “Preferred Capital Call Due Date”) set forth in a written notice (a “Preferred Capital Call”) from the General Partner requesting such funding, which date shall not be sooner than fifteen (15) Business Days from the date written notice is sent by the General Partner; provided, however, that the balance of the unfunded Rockpoint Capital Commitment must be called by the General Partner pursuant to the Preferred Capital Call before March 1, 2019.  Following the Effective Date, the Rockpoint Class B Preferred Holder shall not be required to make any further Capital Contributions.  To the extent the General Partner fails to deliver a Preferred Capital Call to the Rockpoint Preferred Holders for the balance of the unfunded Rockpoint Capital Commitment prior to March 1, 2019, the Rockpoint Preferred Holders shall, unless the Preferred Equity Investment Agreement has been terminated prior to such time, have the right (but not the obligation) to fund the balance of any such deficiency within thirty (30) calendar days of March 1, 2019.  No Preferred Capital Calls may be made with respect to the Rockpoint Capital Commitment after March 1, 2019.

(iii)                               Subject to compliance with the applicable terms of the Preferred Equity Investment Agreement, if any Rockpoint Preferred Holder (a “Defaulting Partner”) fails to timely contribute any installment of the Rockpoint Capital Commitment when due (such amount, the “Contribution Shortfall”), then one or more of RRT, MCRC, MCRLP, MCPT and MCTP (each, a “Contributing Partner”) may make such Capital Contribution (i.e., the Defaulting Partner’s Contribution Shortfall); provided that if there is more than one Contributing Partner (other than the Rockpoint Preferred Holders) who wishes to so contribute the Defaulting Partner’s Contribution Shortfall, such Contributing Partner(s), in the aggregate, must contribute the entire amount of such share in proportion to their then-existing relative Percentage Interests, and the Contributing Partner(s) shall be deemed to have made a demand loan in the amount so contributed (“Default Loan”) to the Rockpoint Class A Preferred Holder that shall bear interest payable to the Contributing Partner(s) at a rate equal to the lesser of (i) eighteen percent (18%) per annum, compounded monthly, or, if lower, (ii) the highest rate of interest permitted under applicable law, from and after the date the Default Loan is made by the Contributing Partner(s) (the “Default Date”) until the earliest of the repayment of the Default Loan by the Defaulting Partner to the Contributing Partner(s), payment of such Default Loan from Distributions as provided under this Section 5(b)(iii) or satisfaction of such Default Loan pursuant to a collection proceeding as provided in Section 5(b)(iv), in each case including any interest accruing under this Section 5(b)(iii).  The principal amount of the Default Loan shall then be treated for purposes of this Agreement as having been contributed by the Rockpoint Class A Preferred Holder to the Partnership as a Class A Capital Contribution at the time such Default Loan is made; provided, however, that, as more fully set forth in the definition of “Rockpoint Class A Base Return,” the Defaulting Partner shall not be entitled to a Base Return on the Class A Capital Contribution related to the Default Loan until principal payments are made on such Default Loan, and solely to the extent of the amount of payments so made.  Any interest paid by a Defaulting Partner pursuant to a Default Loan shall not be treated as a Capital Contribution.  Notwithstanding any other provision of this Agreement, the Partnership shall have the right to withhold any Distributions due to a Defaulting Partner and apply any such Distributions to the payment of such Default Loan and any interest accrued and unpaid thereon, and any amounts so withheld shall be treated, for all purposes, as if such amounts had first been distributed to the Defaulting Partner and thereafter paid by the Defaulting Partner to the Contributing Partner in payment of the principal and any accrued and unpaid interest on such Default Loan.  Upon funding of such Contribution Shortfall or payment or satisfaction of such Default Loan, such Partner shall cease to be a Defaulting Partner and the remedies provided in this subsection (b) shall not be available with respect thereto.  If the Rockpoint Class A Preferred Holder fails to contribute any installment of its Capital Commitment when due and such failure continues for a period of thirty (30) calendar days after the General Partner has provided written notice via both electronic mail and overnight courier to the Rockpoint Special Notice Parties in addition to the Rockpoint Class A Preferred Holder regarding such failure (an “RP Uncured Funding Default”), the special rights, preferences and remedies afforded to the Rockpoint Preferred Holders in their capacity as Preferred Holders pursuant to Sections 2(b)(iii), 2(b)(iv), 2(b)(viii), 5(b), 10(b), 10(f), 10(g)(iii), 11(c)(iii), 11(c)(v), 15(a), and 26 and Schedule 2, but, for the avoidance of doubt, excluding, among other things, the Rockpoint Class B Preferred Holder’s right to designate and have elected a member of the board of trustees of RRT, will automatically, without any further action required on the part of the Partnership, the General Partner or any other Person, fully and irrevocably terminate and be of no further force and effect.  Notwithstanding the foregoing, such thirty (30) calendar day notice period shall be tolled for any time during which the Rockpoint Preferred Holders contest in good faith that any requirements for such funding have been met.

(iv)                              In addition to or in lieu of, and not in limitation of, the foregoing, the General Partner, in its sole and absolute discretion, may commence proceedings to collect any due and unpaid installment of the Defaulting Partner’s Capital Commitment (plus interest in accordance with Section 5(b)(iii) above) and the expenses of collection, including court costs and attorneys’ fees and disbursements.

(v)                                 Any actions taken by the General Partner or the Partnership pursuant to subsections (b)(iii) and/or (b)(iv) of this Section 5 shall be in addition to and not in limitation of any other rights or remedies that the Partnership may have against the Defaulting Partner, including, but not limited to, the right to hold the Defaulting Partner responsible for any damages or liabilities (including attorneys’ fees and disbursements) to which the Partnership may be subjected (in whole or in part) as a result of the default by the Defaulting Partner.

(c)                                  Conveyance of 6 Becker Farm Road and 85 Livingston Avenue.

(i)                                     The Partners acknowledge and agree that the amount of the General Partner’s Capital Contributions set forth on Schedule 1 annexed hereto reflects the aggregate value of $12.971 million attributable to (i) 6 Becker Farm Road, Roseland, New Jersey and (ii) 85 Livingston Avenue, Roseland, New Jersey (collectively, the “Roseland Option Properties”).  The Roseland Option Properties are owned in a partnership in which an Affiliate of MCRLP holds an approximately ninety-seven percent (97%) ownership interest.  The Partners desire that the fee interests in the Roseland Option Properties be conveyed to the Partnership by MCRLP and/or its Affiliate free and clear of all liens and encumbrances on or before December 31, 2017.   Following the Effective Date, the General Partner shall undertake to structure the acquisition of the Roseland Option Properties by the Partnership or its Subsidiary; provided, however, that all costs and expenses associated with the acquisition of the Roseland Option

Properties shall be borne by the General Partner.  The Roseland Option Properties shall not be held by the Partnership as Permitted Sale Properties.  If, for any reason, the General Partner is unable to effectuate the acquisition of the Roseland Option Properties by the Partnership or its Subsidiaries prior to December 31, 2017, the General Partner may elect to either (x) contribute $12.971 million in cash to the Partnership or (y) decrease the General Partner’s Capital Account and amount of the RRT Initial Capital Contribution as of the Effective Date by $12.971 million (with adjustments to future Distributions consistent with Section 9(g)) and make such other adjustments to reflect the intent of the Partners in this Section 5(c).  The Partners acknowledge and agree that the Partnership is not permitted to make a partial acquisition of either of the Roseland Option Properties (i.e., only a 100% ownership interest in an Option Property may be transferred).  The failure of the General Partner to effectuate the conveyance of the Roseland Option Properties to the Partnership or its Subsidiary pursuant to this Section 5(c) shall not be a default of its obligations under this Agreement, so long as the General Partner timely makes the required Capital Contribution or reduction to its Capital Account as provided in this Section 5(c).

(ii)                                  In connection with the General Partner’s contribution of the Roseland Option Properties, the Partnership Parties (as defined in the Preferred Equity Investment Agreement) shall be deemed to have made, as of the time of such contribution, the following representations and warranties set forth in the Preferred Equity Investment Agreement, as of the date of execution and Closing thereunder (to the extent applicable depending on whether the Roseland Option Properties are contributed directly or through the sale of interests in an entity): (A) Section 3.04 (No Conflicts; Consents); (B) Section 3.06 (Undisclosed Liabilities); (C) Section 3.07 (Absence of Certain Changes, Events and Conditions); (D) Section 3.08 (Material Contracts); (E) Section 3.09 (Title to Assets); (F) Section 3.10 (Owned and Leased Real Property); (G) Section 3.12 (Compliance With Laws; Permits); (H) Section 3.13 (Environmental Matters); (I) Section 3.17 (Insurance); and (J) Section 3.19 (REIT Requirements) (the “Option Properties Representations”), and the General Partner shall deliver a certificate to such effect to the Rockpoint Preferred Holders at such time and substantially in the form contemplated by Section 6.02(c)(xviii) of the Preferred Equity Investment Agreement.  The Partnership Parties shall be deemed to have agreed to indemnify the Rockpoint Preferred Holders under Section 7.03(a) of the Preferred Equity Investment Agreement with respect to the Option Properties Representations, and the Rockpoint Preferred Holders (and its Indemnified Parties) shall be permitted to recover for any Losses relating thereto as though the Option Properties Representations were made under the Preferred Equity Investment Agreement.

6.                                      NON-RECOURSE NATURE OF PREFERRED INTEREST.  EXCEPT AS SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, THE ROCKPOINT PREFERRED HOLDERS’ INVESTMENTS WILL BE RECOURSE SOLELY TO THE PARTNERSHIP.

7.                                      ALLOCATION OF PROFITS AND LOSSES.

(a)                                 Allocations of Profit and Loss.  After taking into account any special allocations pursuant to Section 7(b) and subject to any limitations contained therein, Profits or Losses for any Fiscal Year or portion thereof shall be allocated among the Class A Preferred Holders and the Common Holders in a manner such that the Capital Account of each such Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made to such Partner if the Partnership sold all of its assets for cash equal to their Gross Asset Value, paid all Partnership liabilities (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and distributed the remaining net cash to the Partners in accordance with the priority set forth in Sections 9(a)(ii) and 9(a)(iii) (increased, in the case of the Rockpoint Class B Preferred Holder, by the Class B Capital Contributions made by the Rockpoint Class B Preferred Holder), less (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.  In the event Profits or Losses are not sufficient to enable the Capital Accounts to equal the amounts described above, then Profits or Losses shall be allocated first, to cause the Capital Account of the Rockpoint Class A Preferred Holder to equal the amount described in Section 9(a)(ii), plus the amount of any Distribution Make-Whole that has not theretofore been paid, reduced by its share of the amount described in clause (ii) above.  For purposes of clause (i), the requirement to pay or distribute a Distribution Make-Whole shall not be taken into account unless and until the occurrence of an event giving rise to Rockpoint Class A Preferred Holder’s right with respect or reference to a Distribution Make-Whole, in which case the Distribution Make-Whole payable with respect to the Rockpoint Class A Preferred Holders shall be taken into account as necessary in order to reflect the rights to such Distribution Make-Whole.

(b)                                 Special Tax Allocations.  Notwithstanding any other provision to the contrary in this Agreement, the following provisions shall apply:

(i)                                     Loss Limitation.  No Partner shall be allocated Losses or deductions if such allocation causes a Partner’s Capital Account to have a balance less than zero that is in excess of the Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, if any, plus the amount such Partner is obligated to repay to the Partnership or for which such Partner is liable or otherwise bears the risk of loss within the meaning of the applicable Regulations.  In the event one or more of the Partners is prevented from receiving an allocation of Loss or deduction under the preceding sentence, then such excess shall be allocated to the other Partners pursuant to Section 7(a), subject to the remaining provisions of this Section 7(b).

(ii)                                  Qualified Income Offset.  In the event a Partner unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership gross income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 7(b)(ii) shall be made only if and to the extent that such Partner has an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 7(b)(ii) were not in the Agreement.  Any such allocation of gross income or gain pursuant to this Section 7(b)(ii) shall be made to each Partner having an Adjusted Capital Account Deficit in the proportion such Adjusted Capital Account Deficit bears to the aggregate Adjusted Capital Account Deficit of all the Partners.  This Section 7(b)(ii) is intended to constitute a “qualified income offset” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iii)                               Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain for a Fiscal Year or other applicable period, each Partner shall be specially allocated items of Partnership gross income and gain for such year or period (and, if necessary, subsequent years or periods) in the amount required by Regulations Section 1.704-2(f). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i).  This Section 7(b)(iii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv)                              Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement except Section 7(b)(iii), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt for a Fiscal Year or other applicable period, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership gross income and gain for such year or period (and, if necessary, subsequent years or periods) in the amount required by Regulations Section 1.704-2(i)(4).  Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii).  This Section 7(b)(iv) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v)                                 Partnership Nonrecourse Deductions; Excess Nonrecourse Liabilities.  Any Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Partners in proportion to (A) in the case of Nonrecourse Deductions attributable to Permitted Sale Properties, ten percent (10%) to the Rockpoint Class B Preferred Holder and ninety percent (90%) to RRT, and (B) in the case of other Nonrecourse Deductions, to the Partners in proportion to their First Hurdle Percentages.  Excess nonrecourse liabilities (as defined in Regulations Section 1.752-3(a)(3) shall be allocated to the Partners in proportion to their First Hurdle Percentages.

(vi)                              Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any year shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Deductions in accordance with Regulation Section 1.704-2(i).

(vii)                           Permitted Sale Property Gain.  An aggregate amount equal to ten percent (10%) of all Profit and gain comprising Permitted Sale Property Gain shall be allocated to the Rockpoint Class B Preferred Holder, and all remaining Profit and gain arising from the Permitted Sale Properties (other than items that would not give rise to gain) shall be allocated to RRT and the MC Class A Preferred Holders; provided, however, that upon the occurrence of an event giving rise to the Rockpoint Class B Preferred Holder’s right with respect or reference to a Distribution Make-Whole, an amount of Permitted Sale Property Gain shall be allocated to the Rockpoint Class B Preferred Holder as necessary to cause such amount to be reflected in Rockpoint Class B Preferred Holder’s Capital Account prior to making the foregoing allocations.  For the sake of clarity, for all purposes of this Agreement, any Permitted Sale Property Gain allocable to RRT under Section 704(c) principles shall not be available for allocation to the Rockpoint Class B Preferred Holder.

(viii)                        Special Allocation of Modified Net Income.  There shall be allocated to the Rockpoint Class A Preferred Holder items of net income (as determined for purposes of maintaining Capital Accounts), increased by Depreciation included therein and reduced by Permitted Sale Property Gain (“Modified Net Income”) in an amount not greater than the amount necessary to cause the Capital Account of the Rockpoint Class A Preferred Holder, immediately after making such allocation, to be, as nearly as possible, equal to (A) the Distributions that would be made to the Rockpoint Class A Preferred Holder pursuant to Section 9(a)(ii)(A) through (E) if the Partnership sold all of its assets for cash equal to their Gross Asset Value, paid all Partnership liabilities (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and distributed the remaining net cash to the Partners in accordance with the priority set forth in Sections 9(a)(ii) and 9(a)(iii) (increased, in the case of the Rockpoint Class B Preferred Holder, by the Class B Capital Contributions made by the Rockpoint Class B Preferred Holder), less (B) Rockpoint Class A Preferred Holder’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.  For purposes of clause (A), the requirement to pay or distribute a Distribution Make-Whole shall not be taken into account unless and until the occurrence of an event giving rise to Rockpoint Class A Preferred Holder’s right with respect or reference to a Distribution Make-Whole, in which case the Distribution Make-Whole payable with respect to the Rockpoint Class A Preferred Holders shall be taken into account as necessary in order to reflect the rights to such Distribution Make-Whole.  An example of the workings of this Section 7(b)(viii) is annexed as Exhibit D hereto.

(c)                                  Tax Allocations.

(i)                                     Except as otherwise provided in this Section 7(c), all items of income, gain, loss, deduction or credit of the Partnership shall be allocated among the Partners for federal income tax purposes in a manner consistent with the allocation of the corresponding items to the Partner under the other provisions of this Section 7.

(ii)                                  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed or deemed contributed to the capital of the Partnership by any Partner shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value at the time of contribution.  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the General Partner, consistent with the definition of Permitted Sale Property Gain as applicable.  Allocations made pursuant to this Section 7(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provisions of this Agreement.  This Section 7(c)(ii) shall be applied with respect to the Permitted Sale Properties in a manner consistent with the definition of Gross Asset Value and the definition of Permitted Sale Property Gain.

(d)                                 It is intended that prior to a distribution of the proceeds from a liquidation of the Partnership pursuant to Section 15, the positive Capital Account balance of each Partner (other than the Rockpoint Class B Preferred Holder), shall be equal to the amount that such Partner would have been entitled to receive if such proceeds were distributed pursuant to Section 9(a)(ii) (taking into account any Distribution Make-Whole), and the Capital Account balance of the Rockpoint Class B Preferred Holder is equal to the amount it would receive under Section 9(a)(iii) plus the Rockpoint Class B Preferred Holder’s Class B Capital Contribution (taking into account any Distribution Make-Whole).  This Agreement shall be interpreted consistently with such intent to the extent permissible under Section 704(b) of the Code and the Regulations promulgated thereunder relating to allocations that have “substantial economic effect”.  The Partners other than the Rockpoint Preferred Holders shall consider in good faith any reasonable requests by the Rockpoint Preferred Holders to modify the provisions of this Agreement in order to satisfy income tax related needs of the Rockpoint Preferred Holders (and their direct and indirect owners), provided no such modification could reasonably be expected to be materially adverse to such Partners (taking into account any offer from the Rockpoint Preferred Holders to reimburse the Partners for any such material adverse consequences), and Rockpoint Preferred Holders shall bear the reasonable out-of-pocket professional fees of the Partnership and the other Partners in respect of such request.

(e)                                  Provided the Partnership is a partnership for federal income tax purposes immediately prior to the admission of the Rockpoint Preferred Holders as Partners, the Partners’ distributive shares of items of income, gain, loss, deduction and credit of the Partnership with respect to the Partnership’s taxable year that includes the Effective Date will be allocable based on the interim closing method as described in Section 706(d)(1) of the Code and the Treasury Regulations thereunder (and corresponding provisions of state or local income tax law where applicable), and (i) items of income, deduction, gain, loss or credit of the Partnership that are recognized on or prior to the Effective Date shall be allocated among those persons or entities who were partners on or prior to the Effective Date; and (ii) items of income, deduction, gain, loss or credit of the Partnership that are recognized after the Effective Date shall be allocated among the persons or entities who are Partners after the Effective Date.

8.                                      RESTRICTIONS ON SALE OF CERTAIN PROPERTIES.

(a)                                 Notwithstanding anything in this Agreement to the contrary except as provided in this Section 8, at all times during any taxable year of either of the Rockpoint REITs in which either such Rockpoint REIT owns directly or indirectly a Preferred Partnership Interest for all or a portion of such year (including, for the sake of clarity, any such taxable year of a Rockpoint REIT in which the Rockpoint REIT Interests are acquired pursuant to this Agreement), the General Partner and the Partnership shall not permit the Partnership (and following any sale of the Rockpoint REIT Interests pursuant to Sections 12 or 13, the General Partner shall not permit the Rockpoint REITs) to recognize (directly or through a Subsidiary or Applicable Entity) gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code (other than with respect to the Permitted Sale Properties or as a result of a Permitted Partnership Interest Acquisition pursuant to Section 13(i)) without the prior written consent of the Rockpoint Class A Preferred Holders (and following any sale of the Rockpoint REIT Interests pursuant to Sections 12 or 13, the REIT Owners) unless such disposition is undertaken under one of the following circumstances, and provided that the General Partner shall use commercially reasonable efforts to consult with Rockpoint Class A Preferred Holder prior to entering into any transaction described in clauses (i), (ii) or (iii) below:

(i)                                     such disposition is a part of a tax deferred like-kind exchange pursuant to Section 1031 of the Code, and prior to such disposition the Partnership receives an opinion of the GP Law Firm (or other nationally recognized independent tax counsel selected by the General Partner and reasonably acceptable to the Rockpoint Class A Preferred Holder), subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that such disposition should not give rise to the recognition of gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code;

(ii)                                  the Property is disposed of by means of a sale of a direct interest in the shares of a REIT that is “domestically controlled” (within the meaning of Section 897(h)(4)(B) of the Code), and prior to such disposition the Partnership receives an opinion of the GP Law Firm (or other nationally recognized independent tax counsel selected by the General Partner and reasonably satisfactory to the Rockpoint Class A Preferred Holder), subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that such transaction (including any transfer of such Property to such REIT and such sale) should not, when taken together with any distribution by the Rockpoint REITs, give rise to gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code; or

(iii)                               prior to such event the Partnership receives an opinion of the GP Law Firm (or other nationally recognized independent tax counsel selected by the General Partner and reasonably satisfactory to the Rockpoint Class A Preferred Holder), subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that the Code has been amended such that any gain from such disposition (taken together with any distribution by the Rockpoint REITs) would not reasonably be expected to result in income that is effectively connected with the conduct of a United States trade or business for any direct or indirect owner of the Rockpoint Class A Preferred Holder for Federal income tax purposes.

(b)                                 RRT and MCRC shall, on a joint and several basis, indemnify, defend and hold harmless the Rockpoint Class A Preferred Holder, the REIT Owners and their direct and indirect owners and Affiliates (who for the avoidance of doubt are express third party beneficiaries of this Section 8(b)) from and against any and all U.S. taxes, interest, penalties and professional fees resulting from (i) any violation of Sections 8(a), 8(d) or 13(f)(v), (ii) any such amounts that would not have been incurred but for the inaccuracy of a representation referred to in an opinion described in Section 8(a)(i), 8(a)(ii) or 8(a)(iii) (or otherwise relied upon by the firm rendering the opinion), determined as if any such representation that is qualified as to knowledge (or similarly qualified) were not so qualified, (iii) any failure of the Partnership to comply with Section 9(d)(i), and (iv) any failure of the Partnership to comply with the requirements of Section 11(g), including, in each instance, an amount equal to the aggregate United States federal, state and local income or franchise taxes with respect to any or all of the payments, reimbursements and other amounts required to be made or paid to Rockpoint Class A Preferred Holder.  For purposes of any such indemnification, it is assumed that the Rockpoint Class A Preferred Holder (and any intermediate owner) will distribute to its direct and indirect owners any amounts it receives from the Partnership.

(c)                                  If during any calendar year during which the Partnership expects directly or indirectly, voluntarily or involuntarily, to realize gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code, the Partnership shall notify the Rockpoint Class A Preferred Holder and cooperate with the Rockpoint Class A Preferred Holder in advance of such transaction as the Rockpoint Class A Preferred Holder shall reasonably request with a view to ensuring that no such gain will be allocated to the Class A Preferred Holder.

(d)                                 In the case of a purchase of the Rockpoint REIT Interests under Sections 12 or 13, in no event may assets owned directly or indirectly by the Partnership (other than Permitted Sale Assets) or Partnership Interests held by the Rockpoint REITs be sold or otherwise disposed of or treated as disposed of within seven (7) calendar days following such purchase.  Any purchase of the Rockpoint REIT Interests shall be treated as a purchase of stock of the Rockpoint REITs for all applicable income tax purposes.

(e)                                  This Section 8 shall survive termination of the Partnership or termination or amendment of this Agreement, provided that if the Rockpoint REIT Interests are exchanged for Common Interests pursuant to this Agreement, the obligations under Section 8(a) shall not apply following the taxable year of the Rockpoint REITs that includes the date of such exchange.

9.                                      DISTRIBUTIONS.

(a)                                 Order of Distributions.  Subject to Sections 5(c)(i), 9(d), 9(e), 9(g), 11(g) and Section 15(d)(ii):

(i)                                     Distributions out of Available Cash shall be made in accordance with the following priorities:

(A)                               First, to the extent any Class A Preferred Holder has an Unreturned Deficiency Balance, to the Class A Preferred Holders (in proportion to their respective Unreturned Deficiency Balances) until their Unreturned Deficiency Balances have been reduced to zero.

(B)                               Second, to the Class A Preferred Holders in proportion to their respective accrued and unpaid Base Return (for the sake of clarity, the accrued and unpaid Rockpoint Class A Base Return with respect to the Rockpoint Class A Preferred Holder and the accrued and unpaid MC Class A Base Return in the case of the MC Class A Preferred Holder), until each Class A Preferred Holder has received pursuant to this Section 9(a)(i)(B) and Section 9(a)(ii)(B) amounts equal to its accrued Base Return.

(C)                               Third, five percent (5%) to the Rockpoint Class A Preferred Holder and ninety-five percent (95%) to RRT until RRT has received pursuant to this Section 9(a)(i)(C) and Section 9(a)(ii)(D) an amount equal to the RRT Base Return on the Unreturned RRT Capital Contributions.

(D)                               Fourth, to the Class A Preferred Holders and RRT pro rata in accordance with their respective First Hurdle Percentages at the time of the Distribution.

(ii)                                  Distributions out of Class A Capital Event Cash Flow shall be made in accordance with the following priorities:

(A)                               First, to the extent any Class A Preferred Holder has an Unreturned Deficiency Balance, to the Class A Preferred Holders (in proportion to their respective Unreturned Deficiency Balances) until their Unreturned Deficiency Balances have been reduced to zero.

(B)                               Second, to the Class A Preferred Holders in proportion to their accrued and unpaid Base Return (for the sake of clarity the accrued and unpaid Rockpoint Class A Base Return with respect to the Rockpoint Class A Preferred Holder and the accrued and unpaid MC Class A Base Return in the case of the MC Class A Preferred Holder), until each Class A Preferred Holder has received pursuant to Section 9(a)(i)(B) and this Section 9(a)(ii)(B) amounts equal to its accrued Base Return.

(C)                               Third, to the Class A Preferred Holders in proportion to their respective Unreturned Class A Capital Contributions, until each Class A Preferred Holder has received pursuant to this Section 9(a)(ii)(C) its then Unreturned Class A Capital Contributions.

(D)                               Fourth, five percent (5%) to the Rockpoint Class A Preferred Holder and ninety-five percent (95%) to RRT until RRT has received pursuant to Section 9(a)(i)(C) and this Section 9(a)(ii)(D) an amount equal to the RRT Base Return on the Unreturned RRT Capital Contributions.

(E)                                Fifth, five percent (5%) to the Rockpoint Class A Preferred Holder and ninety-five percent (95%) to RRT until RRT has received pursuant to this Section 9(a)(ii)(E) an amount equal to the then Unreturned RRT Capital Contributions.

(F)                                 Sixth, to the Class A Preferred Holders and RRT pro rata in accordance with their respective First Hurdle Percentages at the time of the Distribution until the Rockpoint Class A Preferred Holders have achieved an eleven percent (11%) annual IRR on the Rockpoint Class A Preferred Holder’s Class A Capital Contributions (the “Hurdle Return”).

(G)                               Seventh, to the Class A Preferred Holders in an amount equal to such remaining Distribution multiplied by its Second Hurdle Percentage at the time of the Distribution, and the remainder of such Distribution to RRT.

(iii)                               Distributions out of Class B Capital Event Cash Flow shall be made ten percent (10%) to the Rockpoint Class B Preferred Holder and ninety percent (90%) to RRT.

(b)                                 Limitations on Distributing Debt Proceeds.  With respect to the proceeds from any debt financings obtained by the Partnership or any of its Subsidiaries, the Partnership shall, and the General Partner shall cause the Partnership and each of its Subsidiaries to, either (i) retain such debt proceeds (i.e., not distribute pursuant to Section 9), (ii) use such debt proceeds for the acquisition, renovation or development of the Properties, or (iii) to make Distributions to the Preferred Holders pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B).

(c)                                  Legal Limitations.  Notwithstanding any provision to the contrary contained in this Agreement, in no event shall the Partnership make or be required to make any Distribution or payment to any Partner to the extent prohibited or restricted by the Act or any other applicable law.

(d)                                 Other Provisions Applicable to Rockpoint.

(i)                                     No Distributions shall be made to Rockpoint Class A Preferred Holder in excess of an amount specified by Rockpoint Class A Preferred Holder to RRT in writing with respect to a calendar year at least ten (10) calendar days prior to any Distribution (a “Specified Amount”).  The Specified Amount shall be determined by the Rockpoint Class A Preferred Holder and is intended to be an amount that is $5,000,000 less than the lesser of (A) Rockpoint Class A Preferred Holder’s determination of its adjusted tax basis in its Partnership Interest and (B) the Rockpoint Class A Preferred Holder’s determination of the amount of Distributions that would result in it having an Adjusted Capital Account Deficit (taking the last sentence of this Section 9(d)(i) into account), in each case, as of the end of the taxable year in which the Distribution is made.  RRT and the Partnership shall be entitled to rely on a Specified Amount furnished to RRT by Rockpoint Class A  Preferred Holder until such time, if any, as Rockpoint Class A Preferred Holder shall, by at least ten (10) calendar days prior written notice to RRT, replace a previously furnished Specified Amount with a revised Specified Amount.  The limitation on Distributions set forth in this Section 9(d)(i) shall not apply in any period with respect to which Rockpoint Class A Preferred Holder shall not have furnished a Specified Amount to RRT.  As of the date hereof, Rockpoint Class A Preferred Holder notifies RRT that the initial Specified Amount shall be two hundred ninety-two million dollars ($292,000,000) for Distributions made during calendar year 2017.  Neither RRT nor the Partnership shall have any liability to Rockpoint Class A Preferred Holder in respect of Distributions in excess of basis or that causes an Adjusted Capital Account Deficit except for Distributions in excess of the applicable Specified Amount or, in the case of incorrect information furnished by the Partnership to Rockpoint Class A Preferred Holder as to activity that occurred prior to the date the Partnership provided such information to Rockpoint Class A Preferred Holder, where such incorrect information caused the Specified Amount provided by Rockpoint Class A Preferred Holder to RRT to be more than $5,000,000 in excess of what a correct Specified Amount would have been for the period in question, in which case the provision of such incorrect information shall be considered a failure to comply with this Section 9(d)(i) to the extent of such excess.  At Rockpoint Class A Preferred Holder’s option, it may agree with the Partnership (and the

Partnership shall cooperate to effectuate such agreement) to restore upon a liquidation of the Partnership all or any portion of any Adjusted Capital Account Deficit that otherwise would result from a Distribution.

(ii)                                  Any amounts not distributed or paid by reason of Section 9(d)(i) shall be held in a separate account of the Partnership and distributed at such time, if any, that such Distributions are permitted under such Section, prior to the making of additional Distributions pursuant to Section 9(a)(i) or 9(a)(ii) (and shall be treated as an amount distributable pursuant to Section 9(a)(ii) as provided in Section 13), and if not distributed prior to a liquidation of the Partnership shall be distributed pursuant to Section 15(d).

(iii)                               Rockpoint Class A Preferred Holder may elect to return to the Partnership any Distribution that it receives in excess of its then estimated year-end tax basis or in excess of the estimated amount needed to avoid an Adjusted Capital Account Deficit as contemplated by Section 9(d)(i), and Rockpoint Preferred Holder agrees to use commercially reasonable efforts to return any such excess within the same taxable year as its receipt thereof if, at least thirty (30) days prior to the end of such taxable year, it receives (A) notice in writing from RRT of such excess Distribution (including the amount thereof), (B) an opinion of counsel reasonably satisfactory to Rockpoint Class A Preferred Holder that such return should reduce the damages suffered by Rockpoint Class A Preferred Holder and its direct and indirect owners from such excess Distribution, and (C) a written agreement reasonably satisfactory to Rockpoint Class A Preferred Holder providing for the compensation of it and its direct and indirect owners for any damages resulting from such excess Distribution and the return thereof to the Partnership (it being understood that under no circumstances shall Rockpoint Class A Preferred Holder or its direct or indirect owners be required to borrow, call for capital or sell assets in order to return any such excess).  Any such return of funds shall be treated as if the most recent Distribution(s) received by the Rockpoint Class A Preferred Holder was (were) never distributed to that extent for purposes of this Agreement (subject to clause (v) below) and, to the extent permitted by law, for all other purposes.

(iv)                              Upon making any distribution to Rockpoint Class A Preferred Holder pursuant to Section 9(a)(ii)(C) prior to the end of the Lockout Period, the Partnership shall distribute an additional amount to Rockpoint Class A Preferred Holder equal to the Distribution Make-Whole applicable to such distribution (subject to Section 9(d)(i) above).  Distribution of such additional amount shall not be treated as a distribution under Section 9(a)(ii)(C) for purposes of computing Rockpoint Class A Preferred Holder’s Unreturned Class A Capital Contributions.

(v)                                 For purposes of computing the Base Return, the Deficiency Return (as applicable based on how such amount would have been applied absent the restriction on such distribution) and the Distribution Make-Whole, any amount that would be distributed to Rockpoint Class A Preferred Holder in accordance with this Agreement but for the fact that such distribution would violate Section 9(d)(i) or was returned pursuant to Section 9(d)(iii) shall be deemed timely to have been distributed to the Rockpoint Class A Preferred Holder at the time such amount would have been or was distributed, and the subsequent payment of such undistributed amounts to Rockpoint Class A Preferred Holder shall not be taken into account for such purposes.

(e)                                  Timing of Distributions.  Distributions pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B) shall be made monthly on the tenth (10th) calendar day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day) with respect to Available Cash and/or Class A Capital Event Cash Flow attributable to the immediately preceding month, provided that Distributions in respect of Available Cash and/or Class A Capital Event Cash Flow for the last month of each calendar quarter (made on the tenth (10th) calendar day of the month next following the end of such calendar quarter, or if such day is not a Business Day, the immediately preceding Business Day) shall be appropriately adjusted as the General Partner deems necessary to ensure that the Distributions to Rockpoint pursuant to Sections 9(a)(i)(B) and 9(a)(ii)(B) with respect to such quarter are no less than the amount necessary to avoid the existence of a Rockpoint Class A Base Return Default with respect to such quarter.  Distributions other than Distributions pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B) shall be made at such times as the General Partner shall determine. Except as provided in Section 9(b), the Partners acknowledge and agree that the Partnership may make Distributions pursuant to Sections 9(a)(i)(A), 9(a)(i)(B), 9(a)(ii)(A) and 9(a)(ii)(B) out of Available Cash, Class A Capital Event Cash Flow and/or any other source of funds whatsoever, as the General Partner in its sole discretion shall determine.

(f)                                   Tax Withholding.  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution, or allocation to the Partnership, the General Partner, or any Limited Partner shall be treated as amounts distributed to the General Partner or the applicable Limited Partner pursuant to this Section 9 for all purposes under the Agreement. The General Partner is authorized on behalf of the Partnership to withhold from Distributions or other payments to any Partner and to pay over to any federal, state, local or foreign government any amounts required to be so withheld and paid over by the Partnership pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate such amounts to the Partner with respect to which such amount was withheld.  The General Partner acknowledges that it shall not cause the Partnership to withhold and pay over any amounts from Distributions or other payments to any Partner except as required by applicable law or regulation.  If the Partnership is required to withhold and pay over to any federal, state, local or foreign government amounts on behalf of a Partner exceeding available amounts then remaining to be distributed to such Partner, the General Partner shall provide the Partner with written notice of such shortfall and, to the extent that the Partner does not reimburse the Partnership for such excess amounts within twelve (12) Business Days of receiving such notice, the unreimbursed portion of such payment by the Partnership shall constitute a loan to such Partner that is repayable by the Partner on demand of the General Partner on behalf of the Partnership, together with interest at a rate of eighteen percent (18%) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month, compounding monthly.  Any such loan shall be repaid to the Partnership, in whole or in part, as determined by the General Partner in its sole discretion, either (i) out of any Distributions from the Partnership which the Partner is (or becomes) entitled to receive, or (ii) by the Partner in cash (said Partner bearing all of the Partnership’s costs of collection, including reasonable attorney’s fees, if payment is not remitted promptly by the Partner after such a demand for payment).  Each Partner hereby agrees to defend, indemnify and hold harmless each other Partner and the Partnership from, and to pay in full when due, all amounts to be withheld and/or to be paid to any taxing authority in connection with any payment, distribution or allocation made or to be made to such Partner by reason of its interest in the Partnership.

(g)                                  Indemnification Under the Preferred Equity Investment Agreement.  With respect to any unpaid Losses (as defined under the Preferred Equity Investment Agreement) of the Partnership Parties arising under or pursuant to Section 7.03(a) of the Preferred Equity Investment Agreement (including any Losses deemed to result from any breaches of the Option Properties Representations pursuant to Section 5.02(c)(ii) of this Agreement), the parties agree that such amount of Losses will be deducted from the RRT Initial Capital Contribution and RRT’s Capital Account and treated as though such adjustment occurred as of the Effective Date; provided that if Rockpoint Class A Preferred Holder reasonably determines that such a Loss is not related to the value of the Partnership’s assets or the amount of the Partnership’s liabilities that may be properly reflected as an adjustment to the Capital Accounts of the Partners, the amount of such Loss will not be deducted from the RRT Initial Capital Contribution or Capital Account and will be paid to Rockpoint Class A Preferred Holder out of the next Distributions that otherwise would have been made to RRT pursuant to this Agreement and such amounts will be treated as having been first distributed to RRT and then paid by RRT to Rockpoint Class A Preferred Holder for all purposes of this Agreement.  The Partners agree, and the General Partner shall take such actions as appropriate, to adjust (a) future Distributions pursuant to Sections 9(a)(i) and 9(a)(ii) so that they are made in a manner that puts the Partners in the same economic position they would be in if the adjustment to the RRT Initial Capital Contribution pursuant to this Section 9(g) (if any) were in effect on the Effective Date, subject to Section 15(d)(ii), and (b) the Gross Asset Values of Partnership assets and/or the amount of the Partnership’s direct or indirect liabilities, and the Partners’ Capital Accounts, to reflect any Loss that is not described in the proviso in the first sentence of this Section 9(g).

10.                               MANAGEMENT.

(a)                                 Powers; Delegation; RRT Board of Trustees.

(i)                                     The management and operation of the Partnership and its business and affairs shall be, and hereby are, vested solely in the General Partner, subject to the conditions, terms and restrictions set forth herein.  Subject to such conditions, terms and restrictions set forth herein, the General Partner shall have full, complete and exclusive control of the management and operation of the Business and the authority to do all things necessary or appropriate to carry out the purposes, business and powers of the Partnership as described herein, with full discretion and without any further act, vote or approval of any Partner (except as specifically provided in this Agreement and the other Transaction Documents).  Except as expressly limited in this Agreement, the General Partner shall possess and enjoy with respect to the Partnership all of the rights and powers of a general partner of a limited partnership to the extent permitted by Delaware law.  Subject to the provisions of this Agreement and the other Transaction Documents, the Partnership hereby irrevocably delegates to the General Partner, without limitation, the power and authority to act on behalf of and in the name of the Partnership, without obtaining the consent of or consulting with any other Person, and to take any and all actions on behalf of the Partnership set forth in this Agreement.

(ii)                                  The General Partner may further delegate all or any part of its responsibilities required or authorized hereunder to any Person including, without limitation, the officers of the Partnership.  Each of the General Partner and such officers, to the extent of their respective powers set forth herein or delegated by the General Partner, is an agent of the Partnership for the purpose of the Partnership’s Business and the actions of the General Partner or such officer(s) taken in accordance with such powers shall bind the Partnership.

(iii)                               For so long as both Rockpoint Preferred Holders hold a Preferred Interest or collectively hold at least ten percent (10%) of the outstanding Common Interests or other Securities in the event of an Alternative IPO Entity, the Rockpoint Class B Preferred Holder shall be entitled to designate and have elected one (1) member of the board of trustees of RRT (the “RP Trustee”), and RRT shall take such reasonable actions necessary or advisable to ensure that the RP Trustee has a seat on the RRT board of trustees and each committee thereof and is given substantially comparable access to the business, records and operational matters of RRT as the other members of the RRT board of trustees, all pursuant to the terms of the RRT Shareholders Agreement.  The Rockpoint Class B Preferred Holder, in its sole and absolute discretion, shall designate the RP Trustee and may have the RP Trustee removed and designate a replacement Person  to serve as the RP Trustee, in each case, by delivery of written notice to the General Partner.  The General Partner shall take or cause to be taken all such actions as shall be necessary or required to elect, remove and replace any Person designated as the RP Trustee by the Rockpoint Class B Preferred Holder to be elected or removed as the RP Trustee, all as set forth in the RRT Shareholders Agreement.

(b)                                 Major Decisions.  Notwithstanding clause (a) above or any other provision herein except subject to Section 5(b)(iii) and Section 13(h), neither the General Partner nor any of its delegates shall make those decisions described on Schedule 2 (the “Major Decisions”) or take, or cause to be taken, any action in furtherance of a Major Decision without the prior written consent of the Rockpoint Preferred Holders, which consent the Rockpoint Preferred Holders may grant or withhold in their sole and absolute discretion (including causing (i) any Subsidiary, (ii) the general partner or manager of any Subsidiary or (iii) the Partnership to consent to any action pursuant to the organizational documents of any Subsidiary which is a Major Decision) within ten (10) Business Days of delivery by the General Partner to the Rockpoint Preferred Holders of a written notice requesting their consent or rejection of a Major Decision (the “Initial Notice”).  If the Rockpoint Preferred Holders fail to timely respond in writing to the Initial Notice, the General Partner shall deliver a second written notice via both electronic mail and overnight courier to the Rockpoint Special Notice Parties in addition to Rockpoint Preferred Holders requesting their consent or rejection of such Major Decision (the “Second Notice”), marked in bold faced lettering with the following language: “THE ROCKPOINT PREFERRED HOLDERS’ RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF DELIVERY OF THIS NOTICE PURSUANT TO SECTION 10(B) OF THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF ROSELAND RESIDENTIAL, L.P.”  The failure of the Rockpoint Preferred Holders to respond in writing to a Second Notice within ten (10) Business Days of such Second Notice shall be deemed an acceptance of the Major Decision that is the subject of the Second Notice.  Any such written response, whether to consent to or reject the applicable Major Decision, may be made by way of electronic mail.

(c)                                  Tenure.  The General Partner shall hold office unless and until: (i) it is dissolved, or (ii) it is the subject of Bankruptcy.  Without the prior written consent of the Rockpoint Preferred Holders, RRT shall at all times serve as the General Partner.

(d)                                 Standard of Care; Limitation of Liability of General Partner.

(i)                                     The General Partner will use commercially reasonable efforts to own and operate the Properties, Subsidiaries and related Affiliates in a manner so as to maximize the value of the Properties, Subsidiaries and related Affiliates.

(ii)                                  To the fullest extent permitted by law, except as otherwise provided in this Agreement (including, without limitation, Sections 5(c), 8, 9(g), 13, 16(a) and 26), in any other Transaction Document, or in any other agreement entered into by such Person and the Partnership, none of the General Partner nor any Person acting at the direction of or pursuant to authorization from the General Partner, nor any other Partner, shall be liable to the Partnership, any Subsidiary or to any Partner for any act or omission performed or omitted by such General Partner, Partner or other Person in good faith and in such Person’s capacity as such under authority granted to such Person by this Agreement or as permitted by Delaware law; provided that, except as otherwise provided herein or in any other Transaction Document, such limitation of liability as to a Partner or Person shall not apply to the extent the act or omission was attributable to such Person’s actions that constitute (i) fraud, (ii) gross negligence, (iii) willful misconduct, (iv) an intentional violation of law that materially and adversely affects the Partnership or any Subsidiary or (v) a knowing and intentional breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent that, at law or in equity, a Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner or any other Person, such Person acting under this Agreement shall not be liable to the Partnership, any Subsidiary, any Partner or any Affiliate of any Partner or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of a Person otherwise existing at law or in equity, and are agreed by each Partner to replace such other duties and liabilities of such Person.  The Partnership, at its sole cost and expense, may procure insurance coverage, including errors and omissions coverage, with respect to the acts or omissions of the General Partner, the limits, terms and conditions of such coverage to be determined by the General Partner.

(e)                                  Reliance; Conflicts; Discretion.

(i)                                     The General Partner and each Person acting on behalf of the General Partner shall be entitled to rely upon information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by: (i) one or more officers, agents or employees of the Partnership or any of its Subsidiaries; and/or (ii) counsel, accountants or other Persons as to matters that the General Partner believes to be within such Person’s professional or expert competence, provided the General Partner has no knowledge concerning the matter in question that would cause such reliance to be unwarranted, and provided further that the General Partner is acting within the scope of its authority, and any act or intentional decision not to take action by such Person in good faith reliance on such advice shall in no event subject such Person to liability to the Partnership, any of its Subsidiaries or any Partner.

(ii)                                  Each Partner acknowledges and agrees that in the event of any conflict of interest, each such Person may, so long as such action does not constitute a breach of the implied covenant of good faith and fair dealing, act in the best interests of such Person or its Affiliates (subject to the limitations set forth above in this Section 10).  No Partner shall be obligated to recommend or take any action in its capacity as a Partner that prefers the interests of the Partnership or its Partners or any of its Subsidiaries over the interests of such Persons or its Affiliates, and each of the Partnership and each Partner hereby waives the fiduciary duties, if any, of such Person to the Partnership and/or its Partners, including in the event of any such conflict of interest or otherwise.  Notwithstanding the limitations set forth in this Section 10(e), the General Partner and Persons acting at the direction of or pursuant to authorization from the General Partner shall remain liable for acts or omissions to the extent set forth in Section 10(d) or pursuant to any other Transaction Document.

(iii)                               Whenever in this Agreement the General Partner or any Limited Partner is permitted or required to take any action or to make a decision or determination, such Person shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein.  Further, whenever in this Agreement the General Partner or a Limited Partner is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the General Partner or such Limited Partner shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement and, notwithstanding anything contained herein to the contrary, so long as the General Partner or such Limited Partner acts in good faith, the resolution, action or terms so made, taken or provided shall not constitute a breach of this Agreement or any other Transaction Document or impose liability thereon.

(f)                                   Monthly Communication with Rockpoint Preferred Holders.  One or more Representatives of the General Partner, which shall include either or both of the Chief Investment Officer or Chief Financial Officers (or such other Representative of the General Partner agreed to by the Rockpoint Preferred Holders), shall, at the request of the Rockpoint Preferred Holders, but not more frequently than on a monthly basis, hold a conference call with one or more designated Representatives of the Rockpoint Preferred Holders to discuss investment opportunities the Partnership is currently considering or undergoing diligence with respect to or such other matters as reasonably requested by the designated Representatives of the Rockpoint Preferred Holders.  In addition to the foregoing, upon reasonable request, Representatives of the Rockpoint Preferred Holders may have access to and may tour the Properties, and the Representatives of the General Partner shall respond to inquiries of Rockpoint Preferred Holders regarding the Properties.

(g)                                  Shared Services Agreement; Credit Enhancement Services Agreement; Exclusivity.

(i)                                     The Partners acknowledge that the Partnership has entered into that certain Shared Services Agreement dated as of the Effective Date with MCRLP with respect to certain shared services substantially in the form attached hereto as Exhibit A (the “Shared

Services Agreement”).  Each Limited Partner acknowledges and agrees that it has reviewed, and that it hereby approves, the Shared Services Agreement.

(ii)                                  The Partners acknowledge that the Partnership has entered into that certain Credit Enhancement Services Agreement dated as of the Effective Date with MCRLP with respect to certain credit enhancement services substantially in the form attached hereto as Exhibit B (the “Credit Enhancement Services Agreement”).  Each Limited Partner acknowledges and agrees that it has reviewed, and that it hereby approves, the Credit Enhancement Services Agreement.

(iii)                               The Partners acknowledge, and MCRLP and MCRC hereby covenant and agree, that for so long as MCRLP and/or MCRC, directly or indirectly, owns a majority of the common equity of RRT or has a right to designate a majority of RRT’s trustees, the Partnership will be the sole and exclusive entity through which MCRC and MCRLP (directly or indirectly, including through any of their respective Affiliates) conduct residential real estate activities.

(h)                                 Other Agreements. The Partnership shall at all times maintain, or cause any Subsidiaries Controlled by the Partnership to maintain, insurance with reputable insurers, licensed to do business in the state in which their respective Properties or activities are located, in such amounts and with such coverages as the Partnership or any Subsidiaries Controlled by the Partnership has maintained in the past or as the General Partner reasonably determines to be prudent in accordance with industry standards, including, as applicable and consistent with industry practice, insurance covering properties that were formerly owned, operated or leased by the Partnership or any of its Subsidiaries.

11.                               FINANCIAL AND TAX MATTERS.

(a)                                 Fiscal Year.  The Fiscal Year end of the Partnership shall be December 31.

(b)                                 Books and Records.  The Partnership shall keep complete and accurate books of account and other necessary financial, accounting and tax records on an accrual basis and otherwise in accordance with applicable law, and each Partner shall have reasonable access to such and all of the Partnership’s books and records upon prior written notice and during normal business hours, and the Partnership and General Partner shall forthwith provide copies of any or all of same as may be reasonably requested by any Partner.

(c)                                  Financial Reports.

(i)                                     Annual Reporting.  Within (i) twenty-five (25) calendar days following the end of each Fiscal Year, the Partners will be provided with unaudited financial statements prepared in accordance with United States Generally Accepted Accounting Principles, consistently applied, including balance sheets, income statements and statements of Partners’ capital, and (ii) eighty (80) calendar days following the end of each Fiscal Year, the Partners will be provided with audited financial statements prepared in accordance with United States Generally Accepted Accounting Principles, consistently applied, including balance sheets, income statements, and statements of Partners’ capital.

(ii)                                  Quarterly Reporting.  Within twenty-five (25) calendar days following the end of each fiscal quarter, the Partners will be provided with performance measurement reporting, including unaudited balance sheets, income statements and status reports of the Partnership’s assets and investments and activities, including a summary description of dispositions.

(iii)                               Budget.  In connection with the monthly meeting pursuant to Section 10(f), Representatives of the Rockpoint Preferred Holders shall have the right to receive and review in advance of such meeting, the Partnership’s current operating budget.  In addition to the foregoing, the Partnership shall annually make available to designated Representatives of the Rockpoint Preferred Holders the proposed annual budget of the Partnership when available (but in no event later than the first Business Day of a calendar year), including any proposed allocations of expenses from the General Partner or other Affiliate to the Partnership, and shall cause a senior Representative of the General Partner to meet with the designated Representatives of the Rockpoint Preferred Holders to discuss such proposed budget, including such expense allocations.

(iv)                              Tax Information.  Upon request by the Rockpoint Preferred Holders, the Partnership shall provide promptly from time to time (at the Partnership’s cost) to such Rockpoint Preferred Holders such information pertaining to the Partnership, Subsidiaries and Applicable Entities as may be reasonably requested in order to ascertain compliance with REIT Requirements and determine the amount of Distributions that may be subject to Section 9(d)(i), including but not limited to quarterly income and asset information, as well as any information relating to the payment of estimated taxes.

(v)                                 Levered Net Operating Income Information.  Accompanying the delivery of the financial information required under Sections 11(c)(i) and 11(c)(ii), the Partnership shall also prepare and deliver to the Rockpoint Preferred Holders the Partnership’s good faith computation of the Levered Net Operating Income for the annual or quarterly period, as applicable, ending as of the date of the financial information that is being contemporaneously delivered.

(vi)                              Capital Event Information.  Accompanying the delivery of the financial information required under Sections 11(c)(i) and 11(c)(ii), the Partnership shall also prepare and deliver to the Rockpoint Preferred Holders a summary of all Capital Events completed during the applicable quarterly period ending as of the date of the financial information that is being contemporaneously delivered, as well as a calculation of the Net Proceeds from Capital Events along with a reconciliation of the gross proceeds to the Net Proceeds from Capital Events for each such Capital Event.

(vii)                           Other Information Rights.  The Rockpoint Preferred Holders shall automatically, without any further act on their part, be entitled to such information and reporting rights the Partnership grants to any other Limited Partner, or RRT grants to any investor, including any right to meet with Representatives of the General Partner, as contemplated by Section 10(f).  In addition to the foregoing, the General Partner shall, and shall cause the Partnership to, make available to the Rockpoint Preferred Holders such other Partnership information reasonably requested, including but not limited to information relating to actual financial performance, loan documentation of the Partnership or its Subsidiaries (or joint ventures), and any joint venture agreements or related arrangements.

(d)                                 Bank Accounts.  Funds pertaining to the Partnership or any Subsidiary shall be deposited in the Partnership’s name, or in the name of any Subsidiary, as applicable, in one or more bank accounts designated by the General Partner. The General Partner shall approve and establish from time to time the requirements for signatures and signing authority for all Partnership or Subsidiary accounts. The General Partner shall have the right at any time and from time to time to withdraw such approval and authority and approve and establish other requirements.

(e)                                  Tax Matters.

(i)                                     The following provisions of this Section 11(e)(i) are subject to Section 11(e)(v).  Federal, state and local income tax returns pertaining to the Partnership shall be prepared by the accounting firm selected by the General Partner.  The Partnership shall furnish to the Rockpoint Preferred Holders an estimate of the information that would appear on their Schedule K-1s to be issued to the Partners by the Partnership no later than sixty (60) calendar days following the end of each taxable year of the Partnership, and shall thereafter cooperate with all reasonable requests for information submitted by the Rockpoint Preferred Holders and their advisors relating to the Partnership. The Rockpoint Preferred Holders may comment on such information within thirty (30) calendar days after the receipt thereof (which period shall be equitably extended if information requested by the Rockpoint Preferred Holders in good faith is not promptly furnished).  The General Partner shall consider any such comments in good faith and shall endeavor reasonably to cooperate with the Rockpoint Preferred Holders with respect thereto; provided that final decisions shall be made by the General Partner and the accounting firm selected by it except as provided in Section 11(e)(v). The Partnership shall provide each Partner a final Federal income tax return of the Partnership and related Federal Schedule K-1 with respect to each tax year by no later than forty-five (45) calendar days prior to the due date (including extensions validly obtained) for the filing thereof with the Internal Revenue Service (“IRS”).

(ii)                                  Prompt notice shall be given to each Partner upon receipt of written notice that the IRS intends to examine the income tax returns pertaining to the Partnership or any of its Subsidiaries or Applicable Entities.

(iii)                               Tax decisions and elections for the Partnership not provided for herein shall be determined by the General Partner (subject to any then applicable Major Decision rights of the Rockpoint Preferred Holders). The General Partner shall be the tax matters partner (the “TMP”) within the meaning of Section 6231(a)(7) of the Code.  The TMP shall promptly take such action as may be necessary to cause each Partner to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The TMP shall furnish to each Partner a copy of all notices or other written material communications received by the TMP from the IRS.  The TMP shall notify each Partner of all communications it has had with the IRS and shall keep all Partners informed of all matters which may come to its attention in its capacity as TMP by giving them written notice thereof within five (5) Business Days after the TMP becomes informed of any such matter (or within such shorter period as may be required by the appropriate statutory or regulatory provisions).  To the extent any submission by the TMP could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners, the General Partner and TMP shall consider in good faith any suggestions of the Rockpoint Preferred Holders with respect to such submission.  For any taxable year other than taxable years to which Section 11(e)(iv) applies, the General Partner and TMP shall not settle any tax matter in a manner that is binding on the Rockpoint Preferred Holders or their direct or indirect owners and could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners without the advance written consent of the Rockpoint Preferred Holders, and the Rockpoint Preferred Holders shall be entitled at their expense to take positions inconsistent with the position of the General Partner and TMP (provided they notify the General Partner and TMP of the taking of such inconsistent position).

(iv)                              For taxable years to which the Revised Partnership Audit Procedures are applicable (which shall be for years beginning after December 31, 2017): the General Partner shall be the “partnership representative” contemplated by such procedures (the “Partnership Representative”) within the meaning of Section 6223(a) of the Code and shall represent the Partnership in any disputes, controversies, or proceedings with the IRS or with any state, local, or non-U.S. taxing authority.  To the extent any submission by the Partnership Representative could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners, the General Partner and the Partnership Representative shall consider in good faith any suggestions of the Rockpoint Preferred Holders with respect to such submission.  The Partnership Representative shall be entitled to take such actions on behalf of the Partnership in any and all proceedings with the IRS and any other such taxing authority as it reasonably determines to be appropriate, provided that the Partnership Representative shall attempt to cause any adjustments to be made at the Partner level and shall not settle any tax matter in a manner that is binding on and could have a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners without the advance written consent of the Rockpoint Preferred Holders, and the Rockpoint Preferred Holders shall be entitled at their expense to take positions inconsistent with the position of the General Partner and TMP (provided they notify the General Partner and TMP of the taking of such inconsistent position).  If the Partnership Representative is precluded by law from settling a tax matter in a manner that is not binding on the Rockpoint Preferred Holders and such settlement could result in a material adverse effect on the Rockpoint Preferred Holders or their direct or indirect owners, such settlement shall be a Tax Decision. Subject to the foregoing, the Partners agree to cooperate in good faith to timely provide information reasonably requested by the Partnership Representative as needed to comply with the Revised Partnership Audit Procedures, including without limitation to make (and take full advantage of) any elections available to the Partnership under such procedures.  Subject to and without limiting the foregoing, the Partnership shall make any payments of assessed amounts under Section 6221 of the Revised Partnership Audit Procedures and shall allocate any such assessment among the current or former Partners of the Partnership for the “reviewed year” to which the assessment relates in a manner that reflects, as closely as possible, the current or former Partners’ respective interests in the Partnership for that reviewed year based on such Partner’s share of such assessment as would have occurred if the Partner had amended the tax returns for such reviewed year and such Partner incurred the assessment directly (using the tax rates applicable to the Partnership under Section 6225(b)).  To the extent that the Partnership is assessed amounts under Section 6221(a), the current or former Partner(s) to which this assessment relates shall pay to the Partnership such Partner’s share of the assessed amounts, including such Partner’s share of any additional accrued interest assessed against the Partnership relating to such Partner’s share of the assessment, upon thirty (30) calendar days of written notice from the Partnership Representative requesting the payment.  At the reasonable discretion of the General Partner (and provided such action would not result in a Deficiency or otherwise result in a reduction in the amount of Distributions to any Rockpoint Preferred Holder), with respect to current Partners, the Partnership may alternatively allow some or all of a Partner’s obligation pursuant to the preceding sentence to be applied to and reduce the next distribution(s) otherwise payable to such Partner under this Agreement. To the extent a Partner’s obligation is applied to reduce one or more subsequent distributions to a Partner, such amounts shall be treated as a distribution or distributions for purposes of applying Section 9.  For purposes of determining Capital Accounts, such amounts shall not be treated as distributions but instead shall be treated as a nondeductible and noncapitalizable expenditure under Section 705(a)(2)(B) of the Code and allocated in the same manner as the assessment is allocated among the current and former Partners, treating a current Partner who acquired an interest from a former Partner as that former Partner.  The Partnership Representative shall furnish to each Partner a copy of all notices or other written material communications received by the Partnership Representative from the IRS.   Subject to any Major Decision rights of the Rockpoint Preferred Holders, the Partnership Representative shall notify each Partner of all communications it has had with the IRS and shall keep all Partners informed of all matters which may come to its attention in its capacity as Partnership Representative by giving them written notice thereof within five (5) Business Days after the Partnership Representative becomes informed of any such matter (or within such shorter period as may be required by the appropriate statutory or regulatory provisions).  The Partnership Representative shall have no personal liability arising out of his, her or its good faith performance of his, her or its duties as the Partnership Representative hereunder.  The provisions contained in this Section 11(e)(iv) shall survive the dissolution of the Partnership and the withdrawal of any Partner or the transfer of any Partner’s Partnership Interest.

(v)                                 Whenever in this Agreement a matter is required to be resolved by Tax Decision, the following procedures shall apply (such procedures, “Tax Decision”):  the initial determination thereof shall be made by the General Partner and then communicated in writing to the Rockpoint Class A Preferred Holder.  The Rockpoint Class A Preferred Holder shall have thirty (30) calendar days to review such determination and provide comments thereto.  During the Rockpoint Class A Preferred Holder’s review period, the General Partner shall respond promptly to reasonable requests for information pertaining to such matter, and the thirty (30)-day review period shall be extended to the extent necessary to provide Rockpoint Class A Preferred Holder with at least ten (10) calendar days to review and respond to each response for such information provided by the General Partner, provided the request for information is made in good faith and not with the intent to unduly extend such thirty (30)-day period.  If the General Partner and Rockpoint Class A Preferred Holder disagree as to an ultimate resolution within ten (10) calendar days following the end of the review period, then the General Partner’s determination shall control, provided such determination is reasonable, made in good faith, is consistent with the definition of Permitted Sale Property Gain and the allocations thereof required under Section 7(b)(vii), and is consistent with each opinion referred to in Section 8(a).  If the General Partner’s determination does not so control pursuant to the foregoing, the determination shall be resolved by a third party firm of attorneys or accountants mutually acceptable to the General Partner and the Rockpoint Class A Preferred Holder, whose determination shall be made with the principal goal of reaching at least “should” level comfort that the determination will not ultimately result in such gain being allocated to Rockpoint Class A Preferred Holder (unless such goal is otherwise waived by Rockpoint Class A Preferred Holder), with the secondary goal that the economics set forth in Section 9 be preserved to the maximum extent possible in compliance with applicable law, and thereafter in the manner most reasonable in the circumstances.  Costs of the independent counsel or accountants as provided herein shall be borne by the Partnership.

(vi)                              The rights of the Rockpoint Preferred Holders (including the obligations of the General Partner or the Partnership to the Rockpoint Preferred Holders) in this Section 11(e) shall survive termination of this Agreement.

(vii)                           For purposes of this Agreement, any tax related decision or approval rights otherwise vested in either or both of the Rockpoint Preferred Holders shall be vested in the REIT Owners following such time (if any) as the interests in the Rockpoint REITs are no longer owned by the REIT Owners.

(f)                                   Capitalization and Payment of Transaction Expenses of the Rockpoint Preferred Holders. Each of the Partners acknowledges and agrees that:

(i)                                     The out-of-pocket transaction expenses incurred by the Rockpoint Preferred Holders have not been previously advanced or reimbursed by the Partnership. The Partnership shall reimburse the Rockpoint Preferred Holders for such expenses promptly following execution and delivery of this Agreement by the Rockpoint Preferred Holders and the other Partners pursuant to Section 9.01 of that certain Preferred Equity Investment Agreement; and

(ii)                                  Any such expenses reimbursed to the Rockpoint Preferred Holders shall be capitalized by the Partnership as Partnership expenses but shall not be deemed a Capital Contribution of the recipient reimbursed party.

(g)                                  REIT Savings Provisions.

(i)                                     Notwithstanding anything herein to the contrary, the Partners hereby acknowledge the status of each of Rockpoint Class A Preferred Holder, and a REIT affiliate of Rockpoint Class A Preferred Holder that directly owns a common interest in Rockpoint Class A Preferred Holder (“Rockpoint REIT II” and, collectively with Rockpoint Class A Preferred Holder, the “Rockpoint REITs”), MCRC and MCPT as a REIT.  The Partners further agree that the Partnership (including any Subsidiaries that the Partnership may have at any time and any Applicable Entities) and the Properties shall be managed in a manner so that:  (a) the Partnership’s gross income meets the tests provided in Section 856(c)(2) and (3) of the Code as if the Partnership were a REIT; (b) the Partnership’s assets meet the tests provided in Section 856(c)(4) of the Code as if the Partnership were a REIT; and (c) the Partnership minimizes federal, state and local income and excise taxes that may be incurred by the Rockpoint REITs, MCRC and MCPT (or any Subsidiary REIT) or any of their Affiliates, including taxes under Sections 857(b), 860(c) or 4981 of the Code, with respect to the immediately preceding year (these requirements, collectively and together with other provisions of the Code and Regulations relating to qualification as a REIT, the “REIT Requirements”); provided no such action shall result in Distributions that differ from those provided in Section 9.  The Partners hereby acknowledge, agree and accept that, pursuant to this Section 11(g), the Partnership (including any Subsidiaries that the Partnership may have at any time and any Applicable Entities) may be precluded from taking an action it would have taken, or may be required to take an action which it would not have otherwise taken, even though the taking or the not taking of such action might otherwise be advantageous to the Partnership (including any Subsidiaries that the Partnership may have at any time and any Applicable Entities) and/or to one or more of the Partners (or one or more of their Subsidiaries or Affiliates or Applicable Entities).

(ii)                                  Notwithstanding any other provision of this Agreement to the contrary, neither the General Partner nor any Limited Partner will take, or require the Partnership to take, any material action (other than to the minimum extent necessary to comply with the REIT Requirements) which may, in the opinion of RRT’s and/or MCRC’s and/or MCPT’s tax advisors or legal counsel, result in the loss of Rockpoint REITs’, MCRC’s and/or MCPT’s status (or any applicable Subsidiary REIT’s status) as a REIT, assuming the sole asset of each such REIT is its direct or indirect interest in the Partnership.  Furthermore, the General Partner shall structure the Partnership’s transactions to eliminate any prohibited transaction tax or other taxes applicable to Rockpoint REITs, RRT, MCRC, and MCPT (or any Subsidiary REIT).

(iii)                               The Partners acknowledge that the Partners may desire to engage in the development and sale of condominiums and/or subdivided parcels with respect to all or a portion of the Properties and that such activity must be conducted, if at all, in accordance with applicable REIT Requirements.  The Partners shall reasonably cooperate with each other to structure such business in a manner which permits Rockpoint REITs, RRT, MCRC and/or MCPT to comply with applicable REIT Requirements.  Furthermore, the Partners acknowledge and agree that they will not object (and will fully cooperate) if Rockpoint REITs, RRT, MCRC, and/or MCPT, each in its sole discretion, determines that it would be helpful in facilitating their (or any applicable Subsidiary REIT’s) REIT compliance that any proposed development and sale of condominiums and/or subdivided parcels should be accomplished by the Partnership transferring the portions of the Properties (or any additional property in which the Partnership owns an interest) on which such condominiums and/or subdivided parcels are intended to be constructed in an income tax-free transaction to one or more limited liability companies the beneficial ownership and control of which mirror that of the Partnership, with the same terms and proportional capitalization as the Partnership, except that Rockpoint REITs’ and RRT’s interests in such company or companies will be held by one or more taxable REIT subsidiaries (as described in Section 856(l) of the Code) (each, a “TRS”) and except for such other adjustments reasonably necessary to enable Rockpoint REITs, RRT, MCRC, and/or MCPT to avoid earning income or holding assets that would not qualify under the REIT Requirements, and provided such structure does not materially adversely affect the Preferred Holders or their direct or indirect owners (it being understood that creating gain from the sale or exchange of a United States real property interest for purposes of Section 897(h)(1) of the Code allocable to the Rockpoint Class A Preferred Holder results in a material adverse effect for purposes of this Agreement).  If RRT determines in its sole and absolute discretion that a TRS should be established to provide services at the Properties, or otherwise in connection with the Partnership’s ownership of the Properties, MCRC, MCPT, or RRT, as applicable, may form, or cause to be formed, such TRS provided that it prepares forms for election under Section 856(l)(l)(B) of the Code (in accordance with guidance issued by the IRS) for the Rockpoint

REITs, MCRC or MCPT (or any Subsidiary REIT) and causes the TRS to execute such election form, and forwards the same to the Partnership and each Partner for execution and filing by the Rockpoint REITs, MCRC, MCPT, or RRT, as applicable, if it so chooses.  Each Partner shall reasonably cooperate with the formation of any such TRS and execute any documents deemed reasonably necessary by the Rockpoint REITs, MCRC, MCPT, or RRT (or any Subsidiary REIT) in connection therewith.

12.                               RESTRICTIONS ON THE DISPOSITION OF PARTNERSHIP INTERESTS; APPROVED SALES.

(a)                                 Subject to the remainder of this Section 12, no Partner may sell, transfer, assign, pledge, syndicate, encumber or otherwise directly or indirectly dispose of any interest (in each case, a “Transfer”) in any Partnership Units, without the prior written consent of the General Partner, not to be unreasonably withheld; provided, however, that withholding consent shall not be unreasonable if the proposed Transfer is to a proposed transferee that is a RRT Competitor; provided, further, that withholding consent is not to be considered more reasonable by virtue of the fact that the Transfer in question involves Class A Preferred Partnership Units and not a corresponding portion of Class B Preferred Partnership Units, or vise-versa.  Notwithstanding the foregoing and the remainder of this Section 12, in no event (i) without the prior written consent of the Rockpoint Preferred Holders, may any Person serve as the General Partner, other than RRT and no Transfer of such Partnership Units shall be permitted if it would result in a new General Partner without the prior written consent of the Rockpoint Preferred Holders or (ii) shall any Transfer of Partnership Units be effected, nor shall the General Partner consent to or be required to consent to any Transfer of Partnership Units, (A) which would (1) cause the Partnership or any Partnership Subsidiary to be subject to ERISA, or (2) cause the Partnership or any Subsidiary to be taxed as a corporation for income tax purposes, and (B) unless and until the prospective transferee executes and delivers to the Partnership a written agreement, in form reasonably satisfactory to the General Partner, pursuant to which such Person agrees to be bound by the terms of this Agreement.

(b)                                 The restrictions contained in Section 12(a) (other than those contained in the final sentence thereof) shall not apply (in each case, a “Permitted Transfer”) to:

(i)                                     Transfers of a Partner’s Partnership Units to one or more of such Partner’s Affiliates;

(ii)                                  distributions by MCRLP or its Affiliates of their equity interests in RRT, in each case to shareholders of the distributing parties’ respective ultimate parent entities, a spin-out or initial public offering of common stock or other common equity interests of RRT (each, a “Public Liquidity Event”);

(iii)                               any Transfer of up to forty-nine percent (49%) of a Rockpoint Preferred Holder’s Partnership Interests (in whole or in part) (which for the sake of clarity includes the transfer of a direct or indirect interest in a Rockpoint Preferred Holder) to any other Person, so long as following such Transfer the Rockpoint Minimum Equity and Control Requirements are satisfied; provided, however, that this subsection (iii) shall not, absent prior written consent of the General Partner, allow a Transfer to any proposed transferee that is a RRT Competitor;

(iv)                              any Transfer of up to seventy-five percent (75%) of such Rockpoint Preferred Holder’s Partnership Interests (which for the sake of clarity includes the transfer of a direct or indirect interest in a Rockpoint Preferred Holder) to any other Person that is an Institutional Investor, so long as following such Transfer the Rockpoint Minimum Equity and Control Requirements are satisfied; provided, however, that this subsection (iv) shall not, absent prior written consent of the General Partner, allow a Transfer to any proposed transferee that is a RRT Competitor;

(v)                                 any pledge or encumbrance of a direct or indirect interest in Partnership Interests (in whole or in part) for collateral purposes by a Rockpoint Preferred Holder or any direct or indirect owner thereof;

(vi)                              any Transfer approved by written consent of the General Partner, as provided in Section 12(a);

(vii)                           any Change of Control of MCRLP, MCRC or Rockpoint Group, L.L.C.;

(viii)                        for the avoidance of doubt, any transfers of limited partnership interests in any fund affiliated with Rockpoint Group, L.L.C.; or

(ix)                              for the avoidance of doubt, the sale, conveyance, hypothecation, transfer, pledge, issuance or assignment, whether by law or otherwise, of all or any portion of any direct or indirect ownership or economic interest in MCRC, MCRLP or Rockpoint Group, L.L.C.

(c)                                  (i) Upon a Permitted Transfer pursuant to Section 12(b), the transferring Partner will deliver a written notice to the General Partner, which notice will disclose in reasonable detail the identity of such transferee, but failure to provide such information shall not void the Permitted Transfer.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Rockpoint shall not be required to provide information regarding the identity of the limited partners in any fund affiliated with Rockpoint Group L.L.C.

(ii)                                  Notwithstanding the general restriction on Transfers contained in Section 12(a), such restrictions shall not prevent the Transfer of the Securities of the ultimate parent entity of a Partner or the acquisition by, or merger with, a third party of a Partner or its ultimate parent which would otherwise be considered a change in Control with respect to such Partner; provided the same does not (A) cause the Partnership or any Partnership Subsidiary to be subject to ERISA, or (B) cause the Partnership or any Partnership Subsidiary to be taxed as a corporation for income tax purposes.

(d)                                 Proposed Sale ROFO.  If the General Partner determines to pursue an Approved Sale, then prior to entering into a sale or auction process relating to any Approved Sale or commencing negotiations with any third party with respect to a proposed Approved Sale, the General Partner shall notify the Rockpoint Preferred Holders in writing of its intent to pursue an Approved Sale (the “Proposed Sale Notice”), which sets forth the General Partner’s intended sales price for an Approved Sale at the time the Proposed Sale Notice is given (the “Proposed Price”) and other material proposed terms (the “Proposed Terms”), of such Approved Sale (which shall be determined by the General Partner in its sole discretion).  For the period commencing with the giving of the Proposed Sale Notice and terminating sixty (60) calendar days thereafter, or as may be agreed in writing by the parties (the “Offer Period”), the Rockpoint Preferred Holders shall have the opportunity to elect to purchase (or cause an Affiliate of the Rockpoint Preferred Holders to purchase) the Properties or the Partnership Interests of the General Partner, all other Partners and their Affiliates (if any), at a price equal to or in excess of the Proposed Price (which shall be their Partnership Interest Liquidation Value in the case of a purchase of their Partnership Interests), and on terms not substantially less advantageous to the Partnership and the General Partner and its Affiliates than the Proposed Terms, by giving written notice of such election (the “Acceptance Notice”) prior to the expiration of the Offer Period.  Upon delivery of such Acceptance Notice, each Partner will be deemed to have consented to and agrees to raise no objections against (and to confirm in writing such consent to) such transaction.  If a Rockpoint Preferred Holder fails to deliver the Acceptance Notice within the Offer Period, then the General Partner shall be free to pursue an Approved Sale on any terms that it elects in its sole discretion, but only if such sale is consummated within 365 days after the expiration of the Offer Period (the “Sale Period”) at a price equal to or greater than ninety percent (90%) of the Proposed Price, subject to (i) the obligations under Section 8 and (ii) the acquisition of the Put/Call Interests by the General Partner in accordance with Section 12(e).  If such a sale is not completed within the Sale Period at a price equal to or greater than ninety percent (90%) of the Proposed Price, then the General Partner shall offer any subsequent proposed Approved Sale to the Rockpoint Preferred Holders in accordance with this Section 12(d) prior to attempting to effect an Approved Sale with a third party.

(e)                                  Approved Sale.  If the Rockpoint Preferred Holders fail to deliver an Acceptance Notice with respect to a proposed Approved Sale under Section 12(d), the General Partner shall have the right to cause the Partnership to enter into an Approved Sale, subject to its prior compliance with Section 8, Section 12(d) and this Section 12(e).  If the General Partner approves a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis or proposes a sale of a majority of the then-outstanding Partnership Interests, in each case whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, to any bona fide third party purchaser (collectively, if consummated, an “Approved Sale”) (such bona fide third purchaser, a “Proposed Purchaser”), the General Partner shall deliver written notice to the Partners setting forth in reasonable detail the terms and conditions of the Approved Sale (including, to the extent then determined, the consideration to be paid with respect to each Partner which shall be determined by reference to its Partnership Interest Liquidation Value).  Rockpoint Preferred Holders shall be given the right to approve such Approved Sale in their sole and absolute discretion; provided, for avoidance of doubt, that any such disapproval shall not be deemed to restrict or otherwise modify the General Partner’s right and obligation to acquire the Put/Call Interests in connection with an Approved Sale that is not an RP Approved Sale pursuant to Section 13.  If Rockpoint Preferred Holders approve such Approved Sale (an “RP Approved Sale”) in writing within twenty (20) calendar days following receipt of notice thereof from the General Partner, then each Partner will be deemed to have consented to and agrees to raise no objections against (and to confirm in writing such consent to) such RP Approved Sale, whether such RP Approved Sale is with the Rockpoint Preferred Holders or their Affiliate, pursuant to

Section 12(d), or the Proposed Purchaser.  If Rockpoint Preferred Holders do not approve such Approved Sale in writing within such period, then as a condition to consummating an Approved Sale that is not an RP Approved Sale the General Partner shall be required to  purchase the Put/Call Interests solely through exercise of an Early Purchase as provided in Section 13 (if the Approved Sale would occur during the Lockout Period) or solely through the exercise of the Call Right in Section 13(g)(i) (if the Approved Sale would occur outside the Lockout Period), in exchange for the Purchase Payments under terms described in Section 13 by giving notice thereof in writing to the Rockpoint Preferred Holders (a “Section 12(e) Notice”) within twenty (20) days following the earlier of (1) the date that one or both the Rockpoint Preferred Holders provide written notice that they do not approve the sale or (2) the date that the Rockpoint Preferred Holders are deemed not to approve the sale due to their failure to respond within twenty (20) days after receiving notice of the intended Approved Sale from the General Partner.

If the RP Approved Sale is structured as a merger, consolidation or other transaction for which dissenter’s appraisal or similar rights are available under applicable law, each Partner will waive any dissenter’s rights, appraisal rights or similar rights in connection with such transaction.

The obligations of the Partners with respect to an RP Approved Sale are subject to each Partner being entitled to and receiving the same terms and conditions as any other holder of Partnership Interests, provided that each Partner receives its Partnership Interest Liquidation Value. Each Partner shall take all necessary or desirable actions in connection with the consummation of the RP Approved Sale as reasonably requested by the General Partner, including by executing, acknowledging and delivering any and all customary consents, assignments, waivers and other documents or instruments (including any applicable purchase agreement, stockholders agreement, indemnification agreement or contribution agreement), furnishing information and copies of documents, filing applications, reports, returns and other documents or instruments with governmental authorities, and otherwise cooperating reasonably with the Proposed Purchaser.  Each Partner shall only be required to make representations and warranties personal to it relating to its ownership of Partnership Interests to be transferred; provided, however, that each Partner shall be obligated to join strictly on a pro rata basis with respect to all operational representations and warranties made in respect of the Partnership and its Subsidiaries (as if such obligations reduced the aggregate proceeds available for distribution or payment to the Partners in the determination of Partnership Interest Liquidation Value) in any customary indemnification, escrow, holdback or other obligations that the Partnership or the Partners agree to provide in connection with the RP Approved Sale and that are customary in amount and duration for transactions involving the sale of real estate generally in the United States; provided, however, that in connection with the closing of any such RP Approved Sale, each Rockpoint Preferred Holder shall receive at closing all consideration owed to such Rockpoint Preferred Holder pursuant to such RP Approved Sale, other than such amounts retained on a pro rata basis pursuant to such permitted indemnification, escrow, or other holdback.

13.                               GENERAL PARTNER’S PURCHASE RIGHTS; PARTNERSHIP’S REDEMPTION/PURCHASE RIGHTS.

(a)                                 For purposes hereof, except as provided in Section 13(f) and 13(g), the term “Put/Call Interests” shall mean (i) 100% of the common interests in Rockpoint Class A Preferred Holder (other than the interests owned by Rockpoint REIT II), (ii) 100% of the common interests in Rockpoint REIT II, and (iii) the Class B Preferred Partnership Units held by the Rockpoint Class B Preferred Holder.  As used herein, “Rockpoint REIT Interests” means 100% of the common interests in the Rockpoint REITs described in clauses (i) and (ii) above.

(b)                                 During the period commencing on the Effective Date and ending on March 1, 2022 (the “Lockout Period”), the General Partner shall not have the right to purchase any Put/Call Interests.  Notwithstanding the foregoing, the General Partner shall have the right to acquire the Put/Call Interests from RPIIA-RLA, L.L.C. and [       ](1) (the owners of the Rockpoint REIT Interests as of the date hereof, the “REIT Owners”, who are express third-party beneficiaries under this Agreement; such third-party beneficiaries, for the sake of clarity, do not include any successor that is not an Affiliate of the Rockpoint Preferred Holders on the date hereof) and Rockpoint Class B Preferred Holder, in connection with (i) an Approved Sale that is not an RP Approved Sale, or (ii) a Public Liquidity Event (an acquisition of the Put/Call Interests pursuant to the events in sub-clauses (i) and (ii) above, to the extent they occur during the Lockout Period, together, an “Early Purchase”).  Any Early Purchase may be effectuated in whole (but not in part) at the General Partner’s sole discretion, provided that the General Partner shall be required to effectuate an Early Purchase as a condition to effectuating an Approved Sale during the Lockout Period that is not an RP Approved Sale.  For avoidance of doubt, the redemption or purchase of any Partnership Interests held by the General Partner or its Affiliates would be subject to Section 10(b).

(c)                                  The Put/Call Interests shall become automatically subject to the purchase provisions of Section 13(g) on March 1, 2027, in which case any option to defer the purchase and redemption by up to a year set forth in Sections 13(g)(i) and 13(g)(ii) shall not apply.

(d)                                 To purchase all (but not less than all) of the Put/Call Interests, except as provided in Section 13(f), the General Partner shall make payments to (i) REIT Owners in an aggregate amount equal to the Class A Waterfall Value, and (ii) to the Rockpoint Class B Preferred Holder in an amount equal to its Partnership Interest Liquidation Value (such Class A Waterfall Value and Partnership Interest Liquidation Value, the “Purchase Payments”).

(e)                                  [Intentionally Omitted.]

(f)                                   Certain  Matters Relating to Put/Call Interests and Conversion.

(i)                                     At the election of the Rockpoint Class A Preferred Holder and the Rockpoint Class B Preferred Holder (other than in the case of a transaction occurring pursuant to an Approved Sale) (a “Conversion Election”), in lieu of selling the Rockpoint REIT Interests to the General Partner or having the Partnership redeem the Preferred Interests owned by the Rockpoint Class B Preferred Holder for a cash payment as provided in Section 13(d) above or as provided in Section 13(g) or 13(i) below, the Rockpoint Class A Preferred Holder (in respect of what otherwise would be a sale of Rockpoint REIT Interests) or the Rockpoint Class B Preferred

(1)  Name to be provided prior to closing.

Holder, as applicable, shall be entitled to cause the Partnership Interest owned by it to be converted into Common Interests under the terms described in Section 13(f)(ii).  If such election is made by Rockpoint Class A Preferred Holder, (A) the REIT Owners shall not be entitled to sell their Rockpoint REIT Interests as provided in Section 13(d), and (B) references to the Put/Call Interests shall not include the Rockpoint REIT Interests and shall instead refer to the Rockpoint Class A Preferred Holder’s Preferred Interests (and for the sake of clarity shall continue to include the Class B Preferred Partnership Units held by the Rockpoint Class B Preferred Holder).

(ii)                                  Except as provided below, any Common Interests owned by a Rockpoint Preferred Holder or any Affiliate of Rockpoint Group, L.L.C. received pursuant to a Conversion Election shall represent the right to share in a percentage of all Distributions, other than Distributions with respect to any Class A Preferred Partnership Interests held by the MC Class A Preferred Holder (if any) at the time of the exchange that are not then being converted to Common Interests, equal to the Partnership Interest Liquidation Value of the Put/Call Interests exchanged for Common Interests divided by the total Partnership Interest Liquidation Value of the Partnership Interests other than the Partnership Interest Liquidation Value of any Class A Preferred Partnership Interests held by the MC Class A Preferred Holder that are not then being converted to Common Interests (limited, in the case of Rockpoint Class A Preferred Holder, to the Class A Waterfall Value of its Class A Preferred Partnership Interests divided by the Fair Market Value of (A) all Partnership Common Interests prior to the conversion, and (B) Preferred Interests held by the Rockpoint Preferred Holders and (C) the Preferred Interest held by the MC Class A Preferred Holder to the extent (if any) such Interest is also being converted to Common Interests in such conversion).  In connection with the conversion of the Rockpoint Class A Preferred Interests and/or Rockpoint Class B Preferred Interests, there will be a book-up/down of the continuing Partners’ Capital Accounts to Fair Market Value (based on relative Partnership Interest Liquidation Values) to the extent permissible under the Code and Regulations.  If a book-up/down is not permissible, allocations among holders of Common Interests will be based on their Partnership Interest Liquidation Values, except that the Agreement will provide for a special allocation of built-in gain (determined at the time of the conversion by reference to the difference between Fair Market Value and Gross Asset Value at that time) among the Partners in a manner that is consistent with how such built-in gain would have been allocated in connection with a revaluation event.  Notwithstanding the foregoing, if the Conversion Election arises as a result of an Early Purchase or the exercise of the Call Right, and either (A) the Partnership Interest Liquidation Value ascribed to the Class A Preferred Partnership Interests or Class B Preferred Partnership Interests held by a Rockpoint Preferred Holder is less than (1) in the case of the Rockpoint Class A Preferred Holder, the Class A Waterfall Value determined at such time, and (2) in the case of the Rockpoint Class B Preferred Holder, the sum of the Rockpoint Class B Preferred Holder’s Capital Contributions plus the Rockpoint Class B Preferred Holder’s Distribution Make-Whole with respect thereto, or (B) either the facts or applicable law governing the maintenance of Capital Accounts in accordance with Section 704(b) of the Code do not permit the restatement of the Capital Account of either of the Rockpoint Preferred Holders to an amount that bears the same proportion to all Capital Accounts (other than Capital Accounts attributable to any MC Class A Preferred Holder) as the Distribution percentage of such Rockpoint Preferred Holder described in the first sentence of this Section 13(f)(ii), the terms of the Common Interests of the Partnership upon such conversion into Common Interests shall be as set forth on Schedule 4.  The Partners agree to modify this Agreement to reflect the foregoing (including, if applicable, the terms of Schedule 4) upon such conversion into Common Interests.

(iii)                               The Partners agree to modify this Agreement to reflect the foregoing upon such an acquisition of Common Interests. In addition to the foregoing, in the event the Public Liquidity Event involves an entity other than the Partnership or if the Public Liquidity Event involves the formation of a public UPREIT or an UPREIT beneath a public entity (in either case, an “Alternative IPO Entity”), the Rockpoint Preferred Holders shall be permitted to convert their Put/Call Interests into securities of such Alternative IPO Entity based on the their respective Partnership Interest Liquidation Values, provided that the principles of Schedule 4 shall be implemented, mutatis mutandis, to preserve the economic arrangement among the Rockpoint Preferred Holders and RRT, and the General Partner and the Rockpoint Preferred Holders shall work together in good faith to prepare and execute such documentation as may be necessary or appropriate, including, without limitation, the amendment of any relevant governance or charter documents, as to give effect to the foregoing and to maintain all rights of the Rockpoint Preferred Holders as they have under this Partnership Agreement had an Alternative IPO Entity not been used.

(iv)                              In the event of a Put Right due to an Uncured Event of Default, the General Partner shall consummate the Put Right within one hundred twenty (120) calendar days following delivery of the written notice to the General Partner as provided in Section 26(b)(i)(B)(I) or Section 26(b)(i)(C) notifying the General Partner of their request to exercise the remedies under Section 26(b)(i)(B) or Section 26(b)(i)(C).

(v)                                 In the event of an Early Purchase in connection with an Approved Sale that is not an RP Approved Sale, the General Partner shall consummate the Early Purchase within one hundred twenty (120) days following delivery of the Section 12(e) Notice (as the same may be extended to accommodate the determination of Fair Market Value as provided in Section 14(b)), but not later than seven (7) calendar days prior to the closing of the Approved Sale.

(g)                                  Purchase After the Lockout Period: Put/Call Rights.

(i)                                     The REIT Owners and the Rockpoint Class B Preferred Holder hereby grant to the General Partner the right to purchase all (but not less than all) of the Put/Call Interests held by them by making payments equal to the Purchase Payments, in each case determined without regard to the Distribution Make-Whole and any tax allocations related thereto, subject to Section 13(f) (the “Call Right”).  The Call Right shall be exercisable by the General Partner at any time (A) after an RP Uncured Funding Default or (B) after the Lockout Period by delivering a written notice of exercise to the REIT Owners and Rockpoint Class B Preferred Holder (the “Call Notice”); provided, however, that, other than in connection with a Call Notice delivered in connection with an RP Uncured Funding Default, Approved Sale or Public Liquidity Event, the applicable REIT Owners and the Rockpoint Class B Preferred Holder shall have the option (in its sole discretion) by delivery of written notice to the General Partner within ten (10) calendar days of the date of the Call Notice to defer such purchase and redemption by up to one (1) year (but in no event beyond March 1, 2027) and base the valuation of the Put/Call Interests upon the Class A Waterfall Value (in the case of the Rockpoint Class A

Preferred Holder where no Conversion Election is made) and the Partnership Interest Liquidation Value (in the case of the Rockpoint Class B Preferred Holder and, if the Conversion Election is made, the Rockpoint Class A Preferred Holder) determined at such later date.

(ii)                                  The General Partner hereby grants to the REIT Owners and the Rockpoint Class B Preferred Holder the right to sell to the General Partner all (but not less than all) of the Put/Call Interests at a purchase price in an amount equal to the Purchase Payments determined without regard to the Distribution Make-Whole and any tax allocations related thereto (except in the case of an Uncured Event of Default prior to the end of the Lockout Period, in which case the Distribution Make-Whole shall be included), subject to Section (f) above (the “Put Right”).  The Put Right shall be exercisable by the REIT Owners and the Rockpoint Class B Preferred Holder at any time (A) after an Uncured Event of Default or (B) after the Lockout Period by delivering, in either case, a written notice of exercise to the General Partner (the “Put Notice”); provided, however, that, other than in connection with a Put Notice delivered in connection with an Uncured Event of Default (which shall be purchased within one hundred twenty (120) calendar days following delivery of the written notice to the General Partner as provided in Section 26(b)(i)(B)(I)), the General Partner shall have the option (in its sole discretion) by delivery of written notice to the REIT Owners and the Rockpoint Class B Preferred Holder within ten (10) calendar days of the date of the Put Notice to defer such purchase and redemption by up to one (1) year (but in no event beyond March 1, 2027) and base the valuation of the Put/Call Interests upon the Class A Waterfall Value (in the case of the Rockpoint Class A Preferred Holder where no Conversion Election is made) and the Partnership Interest Liquidation Value (in the case of the Rockpoint Class B Preferred Holder and, if the Conversion Election is made, the Rockpoint Class A Preferred Holder) determined at such later date.

(iii)                               The consummation of the purchase and/or redemption of all the Put/Call Interests pursuant to the exercise of any Call Right or Put Right (and/or the conversion into Common Interests in the case of a Conversion Election) (other than by reason of an Uncured Event of Default as provided in Section 13(f)(iv)), and pursuant to an Early Purchase or Approved Sale that is not an RP Approved Sale under Section 13(f)(v) shall occur within thirty (30) calendar days after the latest to occur of (A) the date of delivery of the Call Notice or Put Notice, and (B) the determination of the applicable Fair Market Value and Purchase Payments in accordance with Section 14 pursuant to sub-clause (i) or (ii) above, as the case may be.

(h)                                 At such time as any Conversion Election results in the issuance of Common Interests, (i) the special rights, preferences and remedies afforded to the Rockpoint Preferred Holders in their capacity as Preferred Holders pursuant to Sections 2(b)(iii), 2(b)(iv), 2(b)(viii), 5(b), 10(b), 10(f), 10(g)(iii), 11(c)(iii), 11(c)(v), 13(g), 15(a) and 26 and Schedule 2, (ii) the provisions in Section 8 will no longer be applicable following the completion of the calendar year in which the Common Interests are issued as a result of such Conversion Election, and (iii) any restriction on Transfer (including those in Section 12) with respect to any Partnership Interest and, if applicable, any Common Interests then held by a Rockpoint Preferred Holder will, in each case, automatically, without any further action required on the part of the Partnership, the General Partner or any other Person, fully and irrevocably terminate and be of no further force and effect; provided, however, that prior to a Public Liquidity Event, for so long as any Rockpoint Preferred Holder holds any Common Interests, (x) neither the General Partner nor any of its delegates shall make any Major Decision contemplated by Item 6 listed on Schedule 2 or take, or cause to be taken, any action in furtherance of such a Major Decision contemplated by Item 6 listed on Schedule 2 (Affiliate Transactions) without the prior written consent of such Rockpoint Preferred Holder, and (y) such Rockpoint Preferred Holder shall be entitled to the preemptive rights set forth in Section 2(b)(iii) solely with respect to any Common Interests issued by the Partnership; provided further, that following a Public Liquidity Event, for so long as the Rockpoint Preferred Holders collectively own at least ten percent (10%) of the outstanding Common Interests collectively owned by all Partners, (x) neither the General Partner nor any of its delegates shall make any Major Decision contemplated by Item 6 listed on Schedule 2 or take, or cause to be taken, any action in furtherance of such a Major Decision contemplated by Item 6 listed on Schedule 2 (Affiliate Transactions) without the prior written consent of such Rockpoint Preferred Holder, and (y) such Rockpoint Preferred Holder shall be entitled to the preemptive rights set forth in Section 2(b)(iii) solely with respect to any Common Interests issued by the Partnership; and provided further, that for so long as the Rockpoint Preferred Holders collectively own any Preferred Interests or, alternatively, at least ten percent (10%) of the outstanding Common Interests collectively owned by all Partners, the Rockpoint Class B Preferred Holder shall retain its right to designate and have elected a member of the board of trustees of RRT, in accordance with the terms of the RRT Shareholders Agreement. The Rockpoint Preferred Holders shall, upon reasonable request of the Partnership and at the Partnership’s cost and expense confirm in writing such termination of the Preferred Interest and of all rights, preferences and remedies afforded the Rockpoint Class B Preferred Holder in its capacity as a Rockpoint Class B Preferred Holder under this Agreement, the Transaction Documents and any related agreement (other than, if applicable, the rights described in the provisos contained in this Section 13(h)); provided, however, that the receipt of such requested confirmation shall not be a condition precedent to the conversion or purchase of the Put/Calls Interests.

(i)                                     Notwithstanding anything in this Agreement to the contrary (subject to the remaining provisions of this Section 13(i)), if the indemnitor under the Indemnity Agreement fails to execute the Indemnity Agreement or deliver a REIT Opinion (as hereinafter defined) or if the owners of the Rockpoint REIT Interests (whether or not the REIT Owners) fail to consummate a sale of the Rockpoint REIT Interests in accordance with the terms of this Agreement, in connection with a transaction in which the General Partner would be acquiring the Rockpoint REIT Interests, then the Partnership shall acquire the Class A Preferred Interests of the Rockpoint Class A Preferred Holder in lieu of acquiring the Rockpoint REIT Interests, and references to the Put/Call Interests shall not be deemed to include the Rockpoint REIT Interests (and for the sake of clarity shall continue to include the Class B Preferred Partnership Units held by the Rockpoint Class B Preferred Holder) (a “Permitted Partnership Interest Acquisition”).  In such case, the amount payable to the Rockpoint Class A Preferred Holder shall equal the Partnership Interest Liquidation Value of the Rockpoint Class A Preferred Holder’s Preferred Interest at such time; provided that, in light of such failure, the Partnership Interest Liquidation Value of the Rockpoint Class A Preferred Holder’s Preferred Interest at such time shall not exceed the Class A Waterfall Value at such time.  Such amount shall be payable in cash unless the Rockpoint Class A Preferred Holder makes the Conversion Election.  For purposes hereof, a “REIT Opinion” is an opinion of the RP Law Firm, Simpson Thacher & Bartlett or such other nationally recognized independent tax counsel selected by the REIT Owners and reasonably acceptable to the General Partner, subject to customary qualifications, exceptions and assumptions for comparable legal opinions rendered by nationally recognized law firms in the United States, to the effect that (i) commencing with its first taxable year and for all subsequent taxable years, the Rockpoint REITs have been organized in conformity with the requirements for qualification as a REIT under the Code and, (ii) assuming that Partnership was operated in conformity with the REIT Requirements at all times during the term of the Rockpoint REITs indirect investment in Partnership, and that the REIT-related representations and covenants in the Preferred Equity Investment Agreement have at all relevant times been correct and complied with, each Rockpoint REIT’s method of operation has at all times since its first taxable year enabled the Rockpoint REITs to meet the requirements for qualification and taxation as a REIT under the Code; provided, however, that notwithstanding the foregoing, the parties agree that the form of REIT Opinion (taking into account the opinions described in clauses (i) and (ii) above and representations underlying the same) to be delivered shall be no more burdensome on the issuer thereof and on the Rockpoint REITs than the legal opinion and representations furnished by the GP Law Firm on the Effective Date pursuant to the Preferred Equity Investment Agreement regarding the REIT related compliance by the Partnership.  A REIT Opinion shall be deemed to have been delivered if any failure to deliver such opinion is due to either the failure or inability of the General Partner and the Partnership to deliver to the counsel referred to above in this Section 13(i) such representations relating to the Partnership, its Subsidiaries and Applicable Entities of a nature customarily furnished to counsel rendering comparable opinions upon which such counsel may rely in rendering such opinion.  Notwithstanding the foregoing, in the event the General Partner is required to purchase the Rockpoint REIT Interests pursuant to the exercise of the Put Right in connection with or following an Uncured Event of Default, the Rockpoint Preferred Holders shall be free to engage a law firm of its choosing to render such REIT Opinion without requirement that counsel be reasonably acceptable to the General Partner.

(j)                                    Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, in no event shall a purchase of the REIT Interests be consummated within the last fifteen (15) Business Days of any calendar quarter without the consent of RRT.  Any purchase deferred by reason of this Section 13(j) shall be consummated on the first Business Day in the immediately succeeding calendar quarter.  The Partners agree that REIT Owners shall have no right to exercise control over the Rockpoint REITs following the purchase thereof pursuant to this Section 13, and a liquidation of the Rockpoint REITs by the purchaser thereof shall not be a breach of any provision of this Agreement.

14.                               APPRAISAL; VALUATION; FAIR MARKET VALUE.

(a)                                 Within ninety (90) calendar days of March 1, 2022 and, as needed, within ninety (90) calendar days of each annual anniversary thereafter (or earlier if required under Section 10(b) or Section 13 or at any time the Fair Market Value of the Partnership’s assets is to be determined), the Partnership will engage a Valuation Firm to serve as appraiser (such Valuation Firm, as selected pursuant to this Section 14(a) hereto, the “Appraiser”), which is mutually agreeable to each of the General Partner and the Rockpoint Preferred Holders, to appraise the Partnership’s net asset value and to determine the Fair Market Value of such assets.  If the General Partner and the Rockpoint Preferred Holders are unable to mutually agree on an Appraiser, then, within thirty (30) calendar days following the expiration of such ninety (90) calendar day period, the General Partner, on the one hand, and the Rockpoint Preferred Holders, on the other hand, will each select (by delivery of written notice to the other party) a Valuation

Firm, which Valuation Firms will then select a third Valuation Firm to serve as the Appraiser; provided further that if a party shall fail to timely select a Valuation Firm, the firm selected by the other party shall serve as the Appraiser for purposes of this Section 14.

(b)                                 For purposes of this Agreement, “Fair Market Value” of any asset, property or Security means the amount which a seller of such asset, property or Security would receive in an all-cash sale of such asset, property or equity interest in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any customary transfer taxes payable by a seller in connection with such sale).  In connection with the valuation of any real property assets of the Partnership or any of its Subsidiaries (or the Security (other than Partnership Interests) of any entity, directly or indirectly, owning, secured by or derived from real property assets), Fair Market Value shall be determined by the Appraiser, who shall, in connection with any such valuation, take the following steps: (1) calculate the value of all such real property assets, free and clear of encumbrances, but inclusive of property-level incentives, such as PILOTs and other benefits a buyer would derive if the real estate were purchased; (2) deduct the debt balance as of the date of the determination of Fair Market Value; (3) add in any net working capital; and (4) deduct the value determined pursuant to clauses (1) through (3) attributable to unaffiliated joint venture partners in such asset, property or equity interest to determine the Fair Market Value of the Partnership’s interest in such real property asset.  In connection with (A) an Approved Sale, the value of the consideration actually payable in such Approved Sale shall be the basis used to determine Fair Market Value so long as such value of the consideration actually payable is correctly set forth within, or determined within sixty (60) days following delivery of the Section 12(e) Notice, and if not so determined Rockpoint Preferred Holders shall have the right to cause Fair Market Value to be determined by appraisal as provided herein, (B) a Public Liquidity Event, the value of the Partnership shall be based on the Appraiser’s determination of Fair Market Value as determined on a date that is no more than one hundred twenty (120) calendar days prior to such Public Liquidity Event, and (C) a Proposed Sale Notice, the Proposed Price shall be the basis used to determine Fair Market Value.  The Appraiser shall also add in the value of any non-real estate related assets at the Partnership or such Subsidiaries to the value of the real estate assets in order to determine the Fair Market Value of the Partnership. “Partnership Interest Liquidation Value” shall be equal to the cash value that the holder of such Partnership Interest would receive assuming a sale of all of the Partnership Assets for cash based on the valuations determined pursuant to this definition of Fair Market Value, the allocation of any resulting Profit, Loss and items under Section 7(b) in accordance with Section 7 (including, with respect to any Permitted Sale Properties, any Permitted Sale Property Gain that would arise therefrom), with the proceeds being distributed pursuant to Section 15(d); provided that if the transaction giving rise to the determination of Partnership Interest Liquidation Value occurs within the Lockout Period, then (A) the amount to which Rockpoint Class A Preferred Holder shall be deemed entitled for purposes of applying the allocation provisions in Section 7  (in order to reflect any allocations resulting from such deemed sale of assets in its Capital Account) shall be increased by an additional amount (if any) necessary to cause the positive balance in Rockpoint Class A Preferred Holder’s Capital Account to not be less than the sum of (1) the amount to which the Rockpoint Class A Preferred Holder would receive pursuant to this sentence without this proviso, plus (2) the Distribution Make-Whole with respect to the amount in clause (1) (provided the Partnership Interest Liquidation Value of the Class A Preferred Interests

of the Rockpoint Class A Preferred Holder shall in no event exceed the Class A Waterfall Value at such time); (B) the amount to which the Rockpoint Class B Preferred Holder shall be deemed entitled for purposes of applying the allocation provision in Section 7(b)(vii) (in order to reflect any allocations resulting from such deemed sale of assets in its Capital Account) shall not be less than the sum of (1) the amount to which the Rockpoint Class B Preferred Holder would receive pursuant to this sentence without this proviso, plus (2) the Distribution Make-Whole with respect to the Class B Capital Contributions of the Rockpoint Class B Preferred Holder; and (C) the amount to which any other Partner shall be deemed entitled shall take into account the foregoing clauses (A) and (B).  The intent is that Partnership Interest Liquidation Value comply with Regulations Sections 1.704-1(b)(2)(ii)(b)(2) and the forgoing shall be interpreted consistently therewith.  “Class A Waterfall Value” shall mean the amount the Rockpoint Class A Preferred Holder would receive pursuant to Sections 9(a)(ii) and 9(d) (for the sake of clarity, including any Distribution Make-Whole and without regard to Section 15(d)) based on a hypothetical Distribution of an amount equal to the Fair Market Value of the Partnership assets, without regard to any limitations in Section 9(d) (which, for the sake of clarity, shall include the Distribution to Rockpoint Class A Preferred Holder of Distributions that previously were deferred by reason of Section 9(d) and any Distribution Make-Whole that would be distributable in connection with such Distribution).

15.                               TERMINATION AND DISSOLUTION; BANKRUPTCY CONSENTS REQUIRED.

(a)                                 The Partnership shall be dissolved, and its affairs shall be wound up only upon the first to occur of:  (i) the written determination of the General Partner and, during the Lockout Period, the Rockpoint Preferred Holders; (ii) the entry of a decree of judicial dissolution of the Partnership under the Act; (iii) an event of withdrawal of the General Partner occurring under the Act unless the business of the Partnership is continued in accordance with the Act; or (iv) at any time that there are no limited partners of the Partnership unless the Partnership is continued in accordance with the Act.

(b)                                 The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Section 15(d) and (ii) the Certificate of Limited Partnership shall have been canceled in the manner required by the Act.

(c)                                  During and following dissolution, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating the Partnership and satisfying the claims of its creditors and the Partners.  No Partner shall take any action that is inconsistent with winding up the business and affairs pertaining to the Partnership. The General Partner has the responsibility to oversee the winding up and liquidation of the Partnership.

(d)                                 After the Partnership’s assets which are to be liquidated have been liquidated, the cash proceeds therefrom, plus any Partnership assets not liquidated, to the extent sufficient, shall be applied and distributed in the following order of priority:

(i)                                     First, to creditors of the Partnership (including Partners who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the debts and liabilities of the Partnership, whether by payment or the making of reasonable provision for payment thereof (including the creation of reserves for contingencies which the General Partner determines to be necessary); and

(ii)                                  The remainder, within the time specified in Regulations Section 1.704-1(b)(2)(ii)(b)(2), to the Partners in accordance with the positive balances in their Capital Accounts, after taking into account all allocations pursuant to Section 7.

(e)                                  Except as otherwise provided herein, upon dissolution of the Partnership, the Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner.  Except as otherwise provided herein, no Partner shall be required to pay to the Partnership or any other Person any deficit or negative balance which may exist in such Partner’s Capital Account from time to time or upon liquidation of the Partnership.  A negative Capital Account shall not be considered a loan from or an asset of the Partnership.

16.                               INDEMNIFICATION.

(a)                                 To the fullest extent permitted by law, each Partner shall indemnify, defend and hold harmless the other Partners and the Partnership and any Subsidiaries from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, taxes and other amounts relating to or arising out of, directly or indirectly and in whole or in part, any activity or liability of the indemnifying party that is outside the scope or purpose of this Agreement and the other Transaction Documents, or regarding any period prior to the Effective Date. This indemnification shall continue as to a Person that has ceased to be a Partner.  The indemnification shall inure to the benefit of the heirs, successors and/or personal representatives of any such party.

(b)                                 To the fullest extent permitted by law, except as may otherwise be provided herein or in any other Transaction Document, no Limited Partner, in its capacity as such, shall be liable, responsible or accountable in damages or otherwise to the Partnership or the other Partners for any action taken or failure to act on behalf of the Partnership within the scope of authority conferred upon such Limited Partner, unless such action or omission was performed or omitted fraudulently, or constituted (i) willful misconduct, (ii) gross negligence, or (iii) a knowing and intentional violation of law which violation of law materially and adversely affects the Partnership. Except with respect to a Limited Partner’s indemnification obligations under this Agreement or as may otherwise be provided in any other Transaction Document, no Limited Partner, in its capacity as such, shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership beyond such Partner’s Capital Contributions.  Except as may be provided in this Agreement or any other Transaction Document, no Limited Partner, in its capacity as such, shall have any personal liability for the repayment of the Capital Contributions of the other Partners. Except as may be provided in any other Transaction Document, any obligation of a Limited Partner, in its capacity as such, to return or repay funds to the Partnership hereunder or under the Act shall be the obligation of such person and not of the remaining Partners. This Section 16(b) shall continue as to a Person who/that has ceased to be a Partner.

(c)                                  Except as otherwise provided herein or in the other Transaction Documents, to the fullest extent permitted by law, the Partnership and its successors and assigns shall indemnify the Partners (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, taxes and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative involving causes of actions or claims made by unaffiliated third parties (i.e., not Affiliated with a Partner) against an Indemnified Party (“Claims”), in which the Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to a Partner’s investment in the Partnership and ownership of Partnership Interests as well as the Business of the Partnership and its Subsidiaries to the fullest extent permitted by law unless such Claims arise out of an act or omission of the Indemnified Party which was performed fraudulently, or constituted (i) willful misconduct, (ii) gross negligence, or (iii) a knowing and intentional violation of law which violation of law materially and adversely affects the Partnership, or, solely with respect to an act or omission of the General Partner, constituted a knowing and intentional breach of this Agreement.  This indemnification shall continue as to a Person who/that has ceased to be a Partner.  The indemnification shall inure to the benefit of the heirs, successors and/or personal representatives of any such party.

17.                               Partners’ authority and other activities. Except to the extent specified in this agreement, no Partner shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Partnership, any subsidiary or any other Partner.  Subject to a partner’s indemnification obligation under this agreement or as otherwise set out in this agreement or the act, none of the Partnership, any subsidiary or any Partner shall be responsible or liable for any indebtedness or other obligation or liability of any other Partner incurred or arising either before or after the execution and delivery of this agreement. This agreement shall not be deemed to create a relationship among the Partners with respect to any activities whatsoever other than activities within the scope of the business of the Partnership and its subsidiaries. Any Partner who takes any action not authorized by, pursuant to or under this agreement shall be responsible to, and shall indemnify and hold harmless, the other partners and the partnership and any subsidiaries from and against liabilities or expenses of any nature arising out of, or resulting from, such unauthorized action.

18.                               NOTICES.

18.1                        Except as otherwise provided herein, any notice or writing required, permitted or desired to be served, given or delivered hereunder shall be in writing and shall be given in person, by a reputable courier or delivery service with expenses of delivery prepaid, by first-class certified or registered mail, return receipt requested and postage prepaid, or by facsimile or PDF/e-mail transmission, and shall become effective: (a) on delivery, if delivered in person or by courier or delivery service; (b) on the earlier of delivery or three (3) Business Days after deposited in the mails, if deposited in the mails and properly addressed to the party to be notified; and (c) when proof of successful transmission to the correct facsimile number has been received by the sender of the notice, if sent by facsimile transmission during normal business hours in the place of the recipient; and (d) when sent if sent by pdf/e-mail transmission during normal business hours in the place of the recipient.  Notices or writings to be delivered to the Partnership shall be delivered to the General Partner and each Partner and shall be sent to the address, email address and/or facsimile number directed to the Persons set forth on Schedule 1, or to such other address as such Person shall have designated by written notice delivered to the Partnership in accordance with this Section 18.

18.2                        A copy of each such notice (which copy shall not constitute notice) shall also be delivered to counsel for each of the General Partner and each Partner at the address specified below or such address as the General Partner or such other Partner shall have designated by written notice delivered to the Partnership and the Partners in accordance with this Section 18:

If to counsel for the General Partner:	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to counsel for either Rockpoint Preferred Holder:	Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA Facsimile: (213) 229-6638 E-mail: jsharf@gibsondunn.com gpollner@gibsondunn.com Attention: Jesse Sharf Glenn R. Pollner

19.                               Amendment.  While any preferred interest is outstanding, this agreement may only be amended with the prior written consent of (i) the holders of not less than a majority of the Preferred Interests, (ii) the rockpoint Preferred Holders, (iii) the General Partner and Common Holders holding not less than a majority of the Common Interests.  Notwithstanding anything to the contrary contained in this agreement:  (a) to the extent any amendment would disproportionately adversely affect any Partner or its direct or indirect owners without similarly affecting all other partners or their direct or indirect owners, then the prior written consent of such disproportionately adversely affected Partner shall also be required; (b) any change to section 4 or the definition of “business” shall require the affirmative written consent of

All of the Partners; and (c) any amendment to the tax related rights of the rockpoint Preferred Holders or the reit owners that can materially adversely affect them or their direct or indirect owners shall require the written consent of the rockpoint Preferred Holders (or the reit owners if the rockpoint reit interests have been acquired pursuant to sections 12 or 13, even if they no longer own a direct or indirect interest in the Partnership).  Notwithstanding the foregoing, the holders of Preferred Interests shall receive written notice of, but its consent shall not be required for, ministerial amendments that do not adversely affect the rights of the holders of Common Interests or Preferred Interests, including without limitation, amendments to reflect the admission of new partners with rights subordinate to the holders of Preferred Interests.

20.                               Waiver of Partition; Nature of Interest.  Except as otherwise expressly provided in this agreement, to the fullest extent permitted by law, each Partner hereby irrevocably waives any right or power that such Partner might have to cause the Partnership or its subsidiaries or any of their respective assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Partnership, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Partnership.  The Partnership interest of each Partner is personal property.

21.                               Benefits of Agreement; No Third-party rights.  None of the provisions of this agreement shall be for the benefit of or enforceable by any creditor of the Partnership or any subsidiary, or by any creditor of any partner or its affiliates. Nothing in this agreement shall be deemed to create any right in any person (other than indemnified parties) not a party hereto, and this agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person (other than indemnified parties).

22.                               CONFIDENTIALITY COVENANTS.

(a)                                 Each Partner recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Partnership and its Subsidiaries, including, but not limited to, confidential information of the Partnership and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Partnership or its Subsidiaries (the “Confidential Information”).  Each Partner (on behalf of itself and its Representatives) agrees that it will not and will cause its respective Representatives not to, during or for a period of two (2) years after it and its Affiliates are no longer are a Partner, whether directly or indirectly through any Controlling or Controlled Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except: (i) to authorized Representatives in the course of performing such Partner’s obligations or enforcing such Partner’s rights under this Agreement, the Transaction Documents and other agreements expressly contemplated hereby, provided that such disclosing Partner shall be responsible for any breach of this Section 22(a) by such

Representative; (ii) as part of such Partner’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such Partner’s or such Partner’s Affiliates’ normal fundraising, marketing, informational or reporting activities, or to such Partner’s Affiliates, auditors, accountants, attorneys, lenders, investors, potential lenders or investors or other agents; (iii) to any (A) investor or permitted, bona fide prospective investor in such Partner or its Affiliates, (B) permitted, bona fide prospective purchaser of the equity or assets of such Partner or its Affiliates or the Securities held by such Partner, or (C) prospective merger partner of such Partner or its Affiliates, provided that such investor, prospective investor, purchaser or merger partner agrees to be bound by the provisions of this Section 22(a) or substantially comparable confidentiality restrictions; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that the Partner required to make such disclosure pursuant to clause (iv) above shall, to the extent permitted by applicable law, rule or regulation, provide to the Partnership prompt notice of such disclosure.

(b)                                 For purposes of this Section 22(b), the term “Confidential Information” shall not include any information of which (x) such Person learns from a source other than the Partnership or any of its Representatives, and in each case who is not known by such Person to be bound by a confidentiality obligation to the Partnership, or (y) at the time of disclosure or thereafter is in or becomes generally available to the public other than as a result of disclosure directly or indirectly by such Person or any of such Person’s Affiliates or Representatives, or (z) was or is independently developed by such Person or its Representatives or on their respective behalves without use of the Confidential Information and otherwise violating the terms of this Section 22(b).  Nothing in this Section 22(b) shall in any way limit or otherwise modify any confidentiality covenants entered into by any employee of the Partnership pursuant to any other agreement.

23.                               GENERAL PROVISIONS.

(a)                                 To the fullest extent permitted by law, the rights of and restrictions on the Partnership and the Partners hereunder shall be binding on, apply to and govern the operations and acts of all Subsidiaries. The Partners agree to execute and deliver such documents and agreements required to give effect to the foregoing, as may be required or requested by the General Partner.

(b)                                 This Agreement, together with the other Transaction Documents, constitutes the entire agreement and understanding of the Partners with respect to the matters covered hereby and shall supersede all previous written, oral or implied agreements, representations, statements, promises and understandings between them with respect to such matters.

(c)                                  This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective permitted successors and assigns.

(d)                                 The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

(e)                                  Each Partner hereby submits to the exclusive jurisdiction of any United States Federal court sitting in New York County or New York State Court located in New York County in any action or proceeding arising out of or relating to this Agreement.

(f)                                   EACH OF THE PARTNERS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, A TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

(g)                                  Subject to Section 23(e), if any provision in this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be enforced to the extent it can be so enforced and such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

(h)                                 The failure of any Partner to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or of any other provision, nor in any way affect the validity of this Agreement or the right of any Partner to enforce each and every such provision in the future. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any Partner may, at such Partner’s option, waive any provision of this Agreement provided such waiver is in writing.

(i)                                     The rights and remedies of the Partners set forth in this Agreement are not exclusive and each Partner shall be entitled to all rights and remedies available to such party under applicable legal or equitable principles.

(j)                                    The headings of the Sections in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)                                 Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa.

(l)                                     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party who signed such counterpart, but all of which together shall constitute one and the same instrument.  A facsimile or electronic PDF copy of a signature hereto shall be fully effective as if an original.

(m)                             The Schedules and Exhibits annexed hereto or otherwise set forth in the Supplemental Letter are an integral part of this Agreement and all references herein to this Agreement shall encompass such Schedules and Exhibits.

(n)                                 Unless otherwise indicated, all section references are to this Agreement.

(o)                                 Each Partner hereby agrees and acknowledges that: (i) the General Partner and Roseland Residential Holding, LLC, as a Limited Partner, has retained Seyfarth Shaw LLP (the “GP Law Firm”), the Rockpoint Preferred Holders, as a Limited Partner, has retained Gibson, Dunn & Crutcher LLP (the “RP Law Firm”), in each case, in connection with the drafting of this Agreement, and (ii) each of the General Partner and Roseland Residential

Holding, LLC, on the one hand, and the Rockpoint Preferred Holders, on the other hand, expects to continue to retain the GP Law Firm and the RP Law Firm, respectively, in connection with matters involving the Partnership.  The other Partners agree that the GP Law Firm may continue to represent MCRC, MCRLP, MCPT, the General Partner, the Partnership and related Affiliates and Subsidiaries.  Each of the Partners agrees and waives any present or future conflict for such representation. The RP Law Firm shall be free to represent the Rockpoint Preferred Holders and their respective Affiliates in the enforcement of the Transaction Documents.  Each of the Rockpoint Preferred Holders agrees and acknowledges that in the event of a default on the part of any of the Rockpoint Preferred Holders, the GP Law Firm shall be free to represent each of the Partners (other than the Rockpoint Preferred Holders) and their respective Affiliates and Subsidiaries in the enforcement of the Transaction Documents. Each Partner has had, and will have, the opportunity to retain its own independent counsel with respect to this Agreement and as to any other matters related hereto and to future matters, but unless otherwise agreed to, shall pay all its own fees and expenses of such independent counsel.

24.                               CERTIFICATION OF PARTNERSHIP INTERESTS.

(a)                                 Each Partnership Interest shall constitute and shall remain a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 of the Uniform Commercial Code as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1994 (and each Partnership Interest shall be treated as such a “security” for all purposes, including, without limitation, perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code as the Partnership has “opted-in” to such provisions).  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del C. § 8-101, et. seq.) (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

(b)                                 Upon the issuance of Partnership Interests to any Person in accordance with the provisions of this Agreement or with respect to any Partnership Interests that have already been issued by the Partnership and are currently outstanding and owned by any Person, without any further act, vote or approval of any Partner or any officer, director or officer of the Partnership, or any Person, the Partnership and the General Partner as the General Partner on behalf of the Partnership, may, but shall not be required to, issue or cause to be issued one or more non-negotiable certificates in the name of such Person evidencing the ownership of the Partnership Interests in the Partnership of such Person (each such certificate, a “Partnership Interest Certificate”).  Each such Partnership Interest Certificate shall be denominated in terms of the Partnership Units in the Partnership evidenced by such Partnership Interest Certificate and shall be signed by the General Partner on behalf of the Partnership.

(c)                                  Without any further act, vote or approval of any Partner, the Partnership and the General Partner on behalf of the Partnership shall issue or cause to be issued a new

Partnership Interest Certificate in place of any Partnership Interest Certificate previously issued if the holder of the Partnership Interests represented by such Partnership Interest Certificate, as reflected on the books and records of the Partnership:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the General Partner on behalf of the Partnership, that such previously issued Partnership Interest Certificate has been lost, stolen or destroyed; and

(ii)                                  requests the issuance of a new Partnership Interest Certificate before the Partnership has written notice that such previously issued Partnership Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim.

(f)                                   Upon a Partner’s transfer in a transaction that constitutes a Permitted Transfer in accordance with the provisions of this Agreement of any or all Partnership Interests represented by a Partnership Interest Certificate, the transferee of such Partnership Interests shall deliver such Partnership Interest Certificate to the Partnership for cancellation (executed by such transferee on the reverse side thereof), and the Partnership shall thereupon issue a new Partnership Interest Certificate to such transferee for the Partnership Units in the Partnership being transferred and, if applicable, cause to be issued to such Partner a new Partnership Interest Certificate for that percentage of Partnership Interests in the Partnership that were represented by the canceled Partnership Interest Certificate and that are not being transferred.

25.                               REGISTRATION OF PARTNERSHIP INTERESTS.

The Partnership shall maintain books for the purpose of registering the Transfer of Partnership Interests.  A Transfer of a Partner’s Partnership Interests shall be effective upon registration of such Transfer in the books of the Partnership, subject to, and in accordance with, the terms of this Agreement.

26.                               EVENTS OF DEFAULT; REMEDIES.

(a)                                 Events of Default.  Any of the following shall constitute an “Event of Default”:

(i)                                     The Partnership fails to pay to a Rockpoint Preferred Holder or its Affiliates, as applicable, any financial obligations required to be paid to it pursuant to this Agreement, including, without limitation, the Purchase Payments, and such failure continues for five (5) Business Days following the General Partner’s receipt of written notice from the Rockpoint Class A Preferred Holder with respect to such non-payment;

(ii)                                  The occurrence of a Rockpoint Class A Base Return Default and such failure continues for five (5) Business Days following the General Partner’s receipt of written notice from the Rockpoint Class A Preferred Holder with respect to such Rockpoint Class A Base Return Default;

(iii)                               The Partnership, the General Partner, MCRC or any other MCRC Party or Partnership Party, each as defined in the Investment Agreement, fails to perform or observe any other material covenant or agreement (not specified in Section 26(a)(i) above) contained in the Transaction Documents on such Person’s part to be performed or observed and such failure continues (A) for twenty (20) Business Days following the General Partner’s receipt of written notice from a Rockpoint Preferred Holder with respect to such default or (B) if such failure is not capable of being cured within twenty (20) Business Days, the General Partner delivers to each Rockpoint Preferred Holder a written notice indicating that such failure is not capable of being cured within twenty (20) Business Days, then such Person shall have up to an additional twenty (20) Business Days to cure such failure; provided such Person uses its commercially reasonable efforts to cure in a diligent fashion such failure within such period; and

(iv)                              A FIRPTA Event shall occur.

(b)                                 Remedies.

(i)                                     If any Event of Default occurs:

(A)                               and is continuing, the rate of the Rockpoint Class A Base Return and any Deficiency Return described in clause (i)(A) of the definition of such term shall automatically increase to eighteen percent (18%) per annum, compounded monthly and based on a thirty (30)-day month and three hundred sixty (360)-day year;

(B)                               (I) described in Section 26(a)(i) remains uncured for a period of one hundred twenty (120) calendar days following the General Partner’s receipt of written notice of such Event of Default from the Rockpoint Preferred Holders (an “Uncured Event of Default”), which such Uncured Event of Default, once triggered at the end of such one hundred twenty (120) calendar day period, may not be subsequently cured without the written consent of the Rockpoint Preferred Holders, and (II) such Event of Default is continuing following the tenth (10th) anniversary of the Effective Date, the Rockpoint Preferred Holders may effect their right to expand the RRT Board of Trustees and to nominate and have elected a majority of the members of the RRT Board of Trustees as provided in the RRT Shareholders Agreement;

(C)                               during the Lockout Period and such Event of Default is an Uncured Event of Default, then, for the purposes set forth in this Section 26(b)(i)(C), the Rockpoint Preferred Holders may by delivery of written notice to the Partnership cause the Lockout Period to be treated as having ended as of the date of such notice and the Rockpoint Preferred Holders and the REIT Owners shall have the right to cause the General Partner to acquire the Put/Call Interests in the same manner as if the General Partner were acquiring the Put/Call Interest in connection with an Early Purchase (which, for the avoidance of doubt, would include the right to any Distribution Make-Whole and the right to make the Conversion Election and cause the Partnership to issue Common Interests in exchange for the Preferred Interests held by the Rockpoint Preferred Holders in accordance with Section 13(f)).  Nothing in this Section 26(b)(i)(C) shall be deemed to end the Lockout Period for purposes of the General Partner’s or Partnership’s rights to cause the Put/Call Interests to be acquired.

(ii)                                  The remedies specified in Section 26(b)(i) above are not intended to be exclusive of any other remedy and shall be in addition to every other remedy now or hereafter existing at law or in equity.

* * * * * Signature page follows * * * * *

IN WITNESS WHEREOF, the General Partner has executed and delivered this Second Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. as of the date first above written.

General Partner

ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust

By:
Name:
Title:

[signatures continue on next page]

IN WITNESS WHEREOF, the Limited Partners have executed and delivered this Second Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. as of the date first above written.

Limited Partners

RPIIA-RLA, L.L.C., a Delaware limited liability company

By:
Name:
Title:

RPIIA-RLB, L.L.C., a Delaware limited liability company

By:
Name:
Title:

[signatures continue on next page]

IN WITNESS WHEREOF, solely with respect to Sections 8(b) and 10(g)(iii), each of MCRLP and MCRC has executed and delivered this Second Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. as of the date first above written.

MACK-CALI REALTY, L.P.,
a Delaware limited partnership

By:	Mack-Cali Realty Corporation, a Maryland corporation its General Partner

By:
Name:
Title:

MACK-CALI REALTY CORPORATION,
a Maryland corporation

By:
Name:
Title:

SCHEDULE 1

COMMITMENTS; CAPITAL CONTRIBUTIONS; PARTNERSHIP UNITS; PERCENTAGE INTERESTS

Name and Address	Capital Commitment	Capital Contribution		RRT Initial Capital Contribution		Partnership Units	Percentage Interests

GENERAL PARTNER:

Roseland Residential Trust c/o Mack-Cali Realty Corporation Harborside 3 210 Hudson Street, Suite 400 Jersey City, NJ 07311 Fax: (732) 590-1009	$0	$1,230,000,000	*	$1,217,700,000	*	1,230,000 Common Partnership Units	89.13%

LIMITED PARTNERS:

RPIIA-RLA, L.L.C. 500 Boylston Street Boston, MA 02116 Fax: (617) 437-7011(2)	$297,000,000	$147,000,000				147,000 Class A Partnership Units	10.65%

RPII-RLB, L.L.C. 500 Boylston Street Boston, MA 02116 Fax: (617) 437-7011	$3,000,000	$3,000,000				3,000 Class B Partnership Units	0.22%

Total		$1,380,000,000				1,380,000Partnership Units	100%

(2)                                  All notices to RP should be sent to the attention of:  Paisley Boney, Ron Hoyl, Steve Chen and Joe Goldman.

*                                          Subject to adjustment prior to closing based on Supplemental Letter.

SCHEDULE 2

MAJOR DECISIONS

Each of the following shall be a Major Decision as to which the prior written consent of the Rockpoint Preferred Holders (subject to Sections 5(b)(iii), 10(b), 12(c)(iii) and 13(h)) is required before the General Partner may make any such Major Decision or take any action, directly or indirectly, in furtherance thereof (including causing (i) any Subsidiary, (ii) the general partner or manager of any Subsidiary or (iii) the Partnership to consent to any action pursuant to the organizational documents of any Subsidiary which is a Major Decision):

1.                                      Any debt financing in excess of sixty-five percent (65%) of the ratio of (i) loan-to-cost, with respect to for development Properties (including any Properties the Partnership or any Subsidiary may acquire), and (ii) loan-to-value, with respect to existing Properties or Properties acquired; provided that any proceeds from the debt financing of an existing asset must be retained at the Partnership level and used for acquisition, renovation and/or development.

2.                                      Financing at the level of the Partnership. that is pari-passu or senior to the Preferred Interests, except for any financing contemplated by the Credit Enhancement Services Agreement.

3.                                      Any new investment opportunity to the extent such opportunity requires an equity capitalization in excess of ten percent (10%) of the Partnership’s most recent Fair Market Value, as determined pursuant to Section 14; provided that the Partnership’s existing, pre-identified development pipeline at the Closing Date as set forth in the applicable schedule to the Supplemental Letter is hereby deemed pre-approved by the Rockpoint Preferred Holders.

4.                                      Any new investment opportunities located in a metropolitan statistical area where neither the Partnership nor any Subsidiary owned property as of its previous fiscal quarter.

5.                                      Declaration of Bankruptcy by the Partnership or the General Partner.

6.                                      Any transaction or arrangement between the Partnership or any of its Subsidiaries, on the one hand, and MCRC, MCRLP or any of their respective Affiliates, on the other hand (including, without limitation, any financings involving such Persons or any change, modification, termination or amendment to, or waiver of, any provision of an agreement between the Partnership or any of its Subsidiaries and any of such Persons (including, without limitation, the Shared Services Agreement and the Credit Enhancement Agreement); provided that the transfer prices for repurposing certain sites currently owned by MCRC or MCRLP that may be transferred to the Partnership in the future, which prices and sites in the applicable schedule to the Supplemental Letter, are hereby deemed pre-approved by the Rockpoint Preferred Holders; provided further that the transfer price for repurposing any site which is not set forth in the Supplemental Letter shall be MCRC’s or MCRLP’s book value for such site.

7.                                      Any equity granted, or equity incentive plan adopted, in each case at the level of the Partnership or any of its Subsidiaries.

8.                                      Other than making ordinary course borrowings under the Credit Enhancement Agreement and making ordinary course repayments thereof, make any decision or concede any right under or with respect to the Credit Enhancement Agreement.

SCHEDULE 3

SUBSIDIARIES

1.                                      M-C Harsimus Partners L.L.C. (NJ)

2.                                      Plaza VIII & IX Associates L.L.C. (NJ)

3.                                      Mack-Cali Harborside Unit A L.L.C. (NJ)

4.                                      MC Richmond NB L.L.C. (NJ)

5.                                      MC Riverwatch NB L.L.C. (NJ)

6.                                      RRT 2 Campus L.L.C. (NJ)*

7.                                      Roseland Residential TRS Corp. (DE)

8.                                      MC Roseland TRS Operating L.L.C. (DE)

9.                                      BA Roseland L.L.C. (DE)

10.                               Roseland/RBA, L.L.C. (NJ)

11.                               Roseland Hospitality Corp. (NJ)

12.                               Roseland Services L.L.C. (DE)

13.                               Roseland Management Services, L.P. (DE)

14.                               Roseland Designs, L.L.C. (NJ)

15.                               Roseland Asset Services, L.L.C. (NJ)

16.                               Roseland Residential Development, L.L.C. (NJ)

17.                               Roseland Management Holding, L.L.C. (NJ)

18.                               Roseland Management Company, L.L.C. (NJ)

19.                               Port Imperial South 1/3 Holding, L.L.C. (NJ)

20.                               Port Imperial South 1/3 Garage, L.L.C. (NJ)

21.                               Roseland/Port Imperial South, L.L.C. (NJ)

22.                               Port Imperial South, L.L.C. (NJ)

23.                               Roseland 4/5 Holding, L.L.C. (NJ)

24.                               Port Imperial South 4/5 Holding L.L.C. (NJ)

25.                               Port Imperial South 4/5 Garage, L.L.C. (NJ)

26.                               Port Imperial South 4/5 Retail, L.L.C. (NJ)

27.                               MC Roseland Port Imperial 11 L.L.C. (NJ)**

28.                               Port Imperial South 11, L.L.C. (NJ)**

29.                               Port Imperial South 11 Holding, L.L.C. (NJ)**

30.                               Port Imperial South 11 Urban Renewal, L.L.C. (NJ)

31.                               Roseland Freehold LLC (NJ)

32.                               MC Roseland Epsteins L.L.C. (DE)

33.                               MC Roseland Jersey City II L.L.C. (DE)

34.                               MC Roseland NJ Holdings L.L.C. (NJ)

35.                               MC Roseland Monaco L.L.C.(DE)

36.                               MC Roseland/North Retail, L.L.C. (DE)

37.                               MC Port Imperial Hotel L.L.C. (NJ)

38.                               XS Hotel Urban Renewal Associates LLC (NJ)

39.                               XS Hotel Associates LLC (NJ)

40.                               MC Port Imperial Hotel TRS, L.L.C. (NJ)

41.                               Port Imperial South 1/3 Retail, L.L.C. (NJ)

42.                               MC Roseland Marbella South L.L.C. (DE)

43.                               Roseland/Riverwalk G, L.L.C. (NJ)**

44.                               PruRose Riverwalk G, L.L.C. (NJ)

45.                               MC Roseland Hillsborough, L.L.C. (DE)

46.                               MC Roseland/Waterfront Partners, L.L.C. (DE)

47.                               Roseland / Harrison, L.L.C. (NJ)

48.                               Roseland/Port Imperial, L.L.C. (NJ)

49.                               Roseland / Lincoln Harbor, L.L.C. (NJ)

50.                               233 Canoebrook Associates, L.L.C. (NJ)

51.                               Overlook Ridge L.L.C. (DE)

52.                               Roseland/Overlook, L.L.C. (NJ)

53.                               Overlook Ridge JV, L.L.C. (DE)**

54.                               MC Chestnut Street Realty, L.L.C. (PA)**

55.                               MC Roseland MA Holdings L.L.C. (MA)

56.                               Roseland/Overlook 2C/3B, L.L.C. (NJ)

57.                               Overlook Ridge JV 2C/3B, L.L.C. (DE)

58.                               Overlook Ridge Apartments Investors LLC (DE)

59.                               Overlook Ridge Chase II L.L.C. (DE)

60.                               Overlook Ridge III L.L.C. (DE)

61.                               MC Roseland Portside at Pier One L.L.C. (DE)

62.                               Portside Master Company, L.L.C. (NJ)

63.                               Portside Apartment Holdings, L.L.C. (DE)

64.                               Portside Apartment Developers, L.L.C. (DE)

65.                               Alterra I L.L.C. (DE)

66.                               MC Roseland Portside L.L.C. (DE)**

67.                               Portside Holdings, L.L.C. (DE)**

68.                               Portside 5/6, L.L.C. (DE)

69.                               Portside 1/4, L.L.C. (DE)

70.                               MC Roseland Worcester L.L.C. (DE)

71.                               Mack-Cali TC L.L.C. (DE)**

72.                               MC Roseland Washington Street L.P. (DE)

73.                               MC Monument Apartment L.P. (PA)

74.                               Roseland Monument L.L.C. (DE)

75.                               MC Roseland VA Holdings L.L.C. (VA)

76.                               CHAI JV Member LLC (VA)

77.                               MC Roseland NY Holdings L.L.C. (NY)

78.                               Roseland/Eastchester, L.L.C. (DE)

79.                               150 Main Street, L.L.C. (DE)

80.                               55 Corporate Realty L.L.C. (DE)

81.                               55 Corporate Partners L.L.C. (DE)

82.                               MC 55 Corporate Drive LLC (DE)

83.                               Alterra II L.L.C. (DE)

84.                               MC 55 Corporate Manager LLC (DE)

85.                               Rahway Apts TIC L.L.C. (NJ)

86.                               Park Square TIC L.L.C. (NJ)

87.                               PSA Rahway TIC L.L.C. (NJ)

88.                               Greenbelt/Springhill Lake Associates L.L.C. (MD)

89.                               Greenbelt L Realty LLC (MD)

90.                               Greenbelt Holding LLC (MD)

91.                               Greenbelt GKA Realty LLC (MD)

92.                               Greenbelt I-1 Realty LLC (MD)

93.                               Mack-Cali Johnson Road L.L.C. (NJ)

94.                               M-C Plaza VI & VII L.L.C. (NJ)

95.                               Littleton Realty Associates L.L.C. (NJ)

96.                               Parcel 8-9 at Port Imperial LLC (NJ)

97.                               Parcel 1-3 at Port Imperial LLC (NJ)

98.                               Parcel 16 at Port Imperial LLC (NJ)

99.                               Park Parcel at Port Imperial LLC (NJ)

100.                        Parcel 2 at Port Imperial LLC (NJ)

101.                        Port Imperial Marina LLC (NJ)

102.                        MC Plaza 8-9 PM L.L.C. (NJ)

103.                        MC Roseland Parcel 2 L.L.C (NJ)

104.                        Rosewood Morristown, L.L.C. (NJ)

105.                        Morristown Epsteins, L.L.C. (NJ)

106.                        Epsteins B Rentals, L.L.C. (NJ)

107.                        Epsteins B Metropolitan Rosewood Unit, L.L.C. (NJ)

108.                        Epsteins B 40 Park Rosewood Unit, L.L.C. (NJ)

109.                        40 Park Holdings, L.L.C. (NJ)

110.                        40 Park, L.L.C. (NJ)

111.                        Marbella RoseGarden, L.L.C. (NJ)

112.                        PruRose Marbella I, L.L.C. (DE)

113.                        Marbella Tower Urban Renewal Associates, L.L.C. (Ground Lessee)(NJ)

114.                        Marbella Tower Associates, L.L.C. (Ground Lessor)(NJ)

115.                        RoseGarden Monaco L.L.C. (NJ)

116.                        RoseGarden Monaco Holdings L.L.C. (NJ)

117.                        Monaco Holdings, L.L.C. (NJ)

118.                        PruRose Monaco Holdings, L.L.C. (NJ)

119.                        Monaco South Urban Renewal, LLC (NJ)

120.                        Monaco North Urban Renewal, L.L.C. (NJ)

121.                        Port Imperial North Retail, L.L.C. (NJ)

122.                        Rose Garden Marbella South, L.L.C. (NJ)

123.                        PruRose Marbella II, L.L.C. (DE)

124.                        Marbella Tower Urban Renewal Associates South, L.L.C. (NJ)

125.                        Riverwalk G Urban Renewal, L.L.C. (NJ)

126.                        Hillsborough 206 Holdings, L.L.C. (NJ)

127.                        Grand Jersey Waterfront Urban Renewal Associates, L.L.C. (NJ)

128.                        Roseland / Port Imperial Partners, L.P. (DE)

129.                        Crystal House Apartments Investors LLC (DE)

130.                        Capitol Place Mezz LLC (DE)

131.                        Port Imperial Clubhouse, L.L.C. (NJ)

132.                        Riverwalk C Urban Renewal, L.L.C. (NJ)

133.                        Station Townhouses LLC (DE)

134.                        Atlantis Charter Company, L.L.C. (NJ)

135.                        Andover Place Apts, L.L.C. (DE)**

136.                        120 Passaic Street LLC (NJ)***

137.                        1 Water Street L.L.C. (NY)***

138.                        135 Chestnut Realty L.L.C. (NJ)***

139.                        85 Livingston SPE LLC****

140.                        6 Becker SPE LLC****

*Currently owned by qualified intermediary, Roseland Residential, L.P. is non-member manager.

**Dissolution papers being filed.

***Repurposing properties to be transferred prior to closing.

****Roseland option properties pursuant to limited partnership agreement anticipated to be transferred post closing.

Limited Controlled Subsidiaries

141.                        Epsteins C Lofts, L.L.C. (NJ)

142.                        Harborside Unit A Urban Renewal, L.L.C. (NJ)

Non-Controlled Subsidiaries

143.                        Belle Associates, L.L.C. (NJ)

144.                        Riverpark at Harrison I Urban Renewal, L.L.C. (NJ)

145.                        Millrose Developers, L.L.C. (NJ)

146.                        Elmajo Urban Renewal Associates, LLC*

147.                        Estuary Urban Renewal Unit B, LLC*

* Sold membership interest in these entities February 15, 2017.

SCHEDULE 4

PRINCIPLES OF CONVERSION TO COMMON INTERESTS

If the conditions to the application of this Schedule 4 are met, then the Partnership shall determine the Percentage Interests of each Partner (other than any MC Class A Preferred Holder, if it is a Partner at such time).  In order to determine Percentage Interest, each Partner’s Numerator and the Denominator must be computed.

The Denominator is the sum of the Partnership Interest Liquidation Values for all Partnership Interests (other than any Class A Preferred Partnership Interest remaining outstanding).

The Numerator for Rockpoint Class A Preferred Holder (if it makes the Conversion Election) is the Class A Waterfall Value.

The Numerator of the Rockpoint Class B Preferred Holder (if it makes the Conversion Election) is the Partnership Interest Liquidation Value of the Class B Preferred Partnership Interest owned by the Rockpoint Class B Preferred Holder, or, if greater, the Rockpoint Class B Preferred Holder’s Capital Contributions plus the Rockpoint Class B Preferred Holder’s Distribution Make-Whole with respect thereto.

The Numerator of RRT is the Denominator minus the Numerators for the Rockpoint Preferred Holders that make the Conversion Election.  For the sake of clarity, if any Common Interests are issued after the Effective Date, such Common Interests (including any Common Interests acquired by the Rockpoint Preferred Holders or their Affiliates) shall be included within the reference to RRT in this schedule, and shall share pro rata based on the Common Interests owned by them at the time of conversion.

Each holder of Common Interests will be entitled to non-liquidating distributions based on its Percentage Interest.  Target allocations of Profit and Loss (or, alternatively, Modified Net Income and remaining items of income or loss, as determined by the Rockpoint Preferred Holders after consultation with its tax advisors at the time the Agreement is being modified to reflect this schedule) to cause the Rockpoint Class A Preferred Holder and/or Rockpoint Class B Preferred Holder’s Capital Account (increased by its share of minimum gain and by any built-in gain specially allocated, as described below) to be in the same proportion to its Percentage Interest .  Notwithstanding the foregoing, Rockpoint Class A Preferred Member shall have the right, at the time the Conversion Election is implemented, to cause future Losses to be allocated to the Members in proportion to their respective Percentage Interests if it deems necessary after consultation with its tax advisors.

In connection with the conversion of the Rockpoint Class A Preferred Interests and/or Rockpoint Class B Preferred Interests, there will be a book-up/down to FMV to the extent permissible or, if not permissible, a modification of the Agreement to specially allocate built-in gain at the time of the conversion (determined by reference to the difference between Fair Market Value and Gross Asset Value at that time) among the Partners in a manner that is consistent with how such built-in gain would have been allocated in connection with a revaluation event.

Example:

Assume:

•                                          An event results in a transaction that would cause a purchase of the Rockpoint REIT Interests.

•                                          FMV (net of all debt) of the Partnership is determined to be $1.8B.

•                                          If the $1.8B were distributed pursuant to section 9(a)(ii) and 9(d), the REIT Owners would be entitled to the distributions under Sections 9(a)(ii) and 9(d) equal to $500M, including any previously deferred amounts and any Distribution Make-Whole (this is the Class A Waterfall Value).

•                                          Rockpoint’s Class B Capital Contributions were $5M.

•                                          Upon a sale of Partnership assets for FMV (including any assets of Applicable Entities that own Permitted Sale Properties), there would be Permitted Sale Property Gain of $40M, and therefore the Partnership Interest Liquidation Value of the Rockpoint Class B Preferred Holder’s Class B Preferred Interest is $9M.

•                                          All other Permitted Sale Property Gain has been distributed.

•                                          Based on a deemed asset sale at FMV, and the allocation under Article 7 of all amounts that would arise therefrom, the Capital Accounts of the Partners would be:

•                                          Rockpoint Class A Preferred Holder:  $450M

•                                          Rockpoint Class B Preferred Holder: $9M

•                                          RRT: $1.341B

•                                          Rockpoint Class A Preferred Holder and Rockpoint Class B Preferred Holder make the Conversion Election.

•                                          Members’ Capital Accounts before the Conversion Election are:

•                                          Rockpoint Class A Preferred Holder:  $295M (19.667%)

•                                          Rockpoint Class B Preferred Holder: $5M (0.333%)

•                                          RRT: $1.2B (80%)

•                                          No MC Class B Preferred Interests and no other Partnership Interests have been issued.

Consequences:

1.                                      If there is an ability to restate Capital Accounts in connection with the Conversion election.

a.                                      Capital Accounts of the Partners will be restated to equal (subject to availability of sufficient items):

•                                          Rockpoint Class A Preferred Holder:  $450M

•                                          Rockpoint Class B Preferred Holder: $9M

•                                          RRT: $1.341B

b.                                      Percentage Interests of the Partners from and after the conversion are:

•                                          Rockpoint Class A Preferred Holder:  27.78% (500/1800)

•                                          Rockpoint Class B Preferred Holder: 0.5% (9/1800)

•                                          RRT: 71.72% (1291[which is 1800 minus 500 minus 9]/1800)

c.                                       Liquidating distributions will be made in accordance with positive Capital Account balances.

d.                                      First dollars of [Net Profit]/[Modified Net Income] will be allocated to Rockpoint Class A Preferred Holder and Rockpoint Class B Preferred Holder, and if Rockpoint Class A Preferred Holder so determines, first dollars of [Net Loss]/[Losses] may be allocated to RRT, until the Partners’ adjusted Capital Accounts (Capital Accounts plus partnership/partner minimum gain) are in proportion to their respective Percentage Interests.

e.  Once adjusted Capital Accounts are in proportion to Percentage Interests, then future allocations will be based on Percentage Interests.

2.  Assume no ability to restate Capital Accounts solely as a result of the Conversion Election

a.                                      Capital Accounts immediately following conversion remain as set forth above.

b.                                      Non-liquidating distributions will be made in the same Percentage Interests as described in 1.b. above.

c.                                       Liquidating distributions will be made in accordance with positive Capital Account balances.

d.                                      Partnership agreement will be amended to allocate existing built-in gain of $300M among the partners in the same manner as if the assets of the partnership had been revalued in connection with the conversion.  This would result in a special allocation of the first dollars of gain $155M to Rockpoint Class A Preferred Holder. $4M to Rockpoint Class B

Preferred Holder, and $141M to RRT.  This gain would be included in the Capital Account in the same manner as minimum gain for purposes of applying the target allocation provisions.

e.                                       First dollars of [Net Profit]/[Modified Net Income] will be allocated to Rockpoint Class A Preferred Holder and Rockpoint Class B Preferred Holder, and if Rockpoint Class A Preferred Holder so determines, first dollars of [Net Loss]/[Losses] may be allocated to RRT, until the Partners’ adjusted Capital Accounts (Capital Accounts plus partnership/partner minimum gain and, for these purposes, including gain specially allocated under d. above) are in proportion to their respective Percentage Interests.

f.                                        Once adjusted Capital Accounts are in proportion to Percentage Interests, then future allocations will be based on Percentage Interests.

EXHIBIT A

Form of Shared Services Agreement

See attached.

SHARED SERVICES AGREEMENT

between

MACK-CALI REALTY, L.P.

and

ROSELAND RESIDENTIAL, L.P.

Effective March    , 2017

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (together with the Schedule and Exhibit attached hereto, the “Agreement”), dated March    , 2017 (the “Effective Date”), is by and between Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”) and Roseland Residential, L.P., a Delaware limited partnership (the “Partnership”).  MCRLP and the Partnership shall be collectively referred to herein as the “Parties”, and each, a “Party”.

RECITALS

WHEREAS, the Partnership is issuing up to $300,000,000 in preferred equity units to RPIIA-RLA, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “RP Investor I”), and RPIIA-RLB, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “RP Investor II” and, together with RP Investor I, the “Investors”) pursuant to the terms of that certain Preferred Equity Investment Agreement, dated February 27, 2017 (the “Investment Agreement”) by and among the Partnership, MCRLP, Mack-Cali Realty Corporation, a Maryland corporation, Mack-Cali Property Trust, a Maryland business trust, Mack-Cali Texas Property, L.P., a Texas limited partnership, Roseland Residential Trust, a Maryland real estate investment trust (the “General Partner”), Roseland Residential Holding L.L.C., a Delaware limited liability company (the “Limited Partner”), and the Investors (the “Transaction”);

WHEREAS, in connection with the Transaction, the General Partner, the Limited Partner, and the Investors are amending and restating that certain Amended and Restated Agreement of Limited Partnership of Roseland Residential, L.P., dated as of December 22, 2015, and entering into that certain Second Amended Restated Agreement of Limited Partnership of Roseland Residential, L.P., dated as of March    , 2017 (the “Partnership Agreement”);

WHEREAS, in connection with the Transaction, MCRLP has agreed to provide certain Services (as defined below) to the Partnership on a going forward basis on the terms and conditions set forth herein; and

WHEREAS, in connection with providing the Services, MCRLP has agreed to share certain commercial office space, executive and administrative employees, proprietary systems, processes, and other assets with the Partnership, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

ARTICLE I

SHARED SERVICES

Section 1.01                            Shared Services, Assets, and Employees.

(a)                                 Services.

Commencing on the Effective Date and continuing through the duration of the Services Period (as defined below), MCRLP shall assist the Partnership in its day-to-day business and operations, as an indirect subsidiary of MCRLP.  MCRLP shall provide the Partnership with (i) those services provided to the Partnership prior to the Effective Date and those services described on Schedule 1 and (ii) any additional services reasonably required by the Partnership to conduct its business that MCRLP provides for itself or its affiliates (the “Base Services” and, together with Additional Services agreed by the Parties in accordance with Section 1.1(b), the “Services”).  The Services shall only be made available, and the Partnership shall only be entitled to utilize the Services, for the benefit of the operation of the Partnership’s business.  MCRLP’s obligations to perform services hereunder shall be limited to the Services.  Schedule 1 may be amended from time to time with the mutual consent of both Parties, or as otherwise provided in this Agreement.

(b)                                 Additional Services.

In the event that the Partnership determines that it would be beneficial for MCRLP to provide any additional service or services not included in the Services, or a material change in the then-current Services, to the Partnership, the Partnership shall request in writing that MCRLP provide such additional services (as so determined, the “Additional Services”).  MCRLP shall, in its reasonable discretion, determine (i) whether to provide such Additional Services, taking into consideration its ability to provide such Additional Services, and (ii) the amount, if any, by which the Services Fee (as defined below) shall be increased to reflect all Additional Services to be performed.  The Parties shall agree in writing on any Additional Services to be performed and any corresponding increase in the Services Fee.  Following such agreement, Schedule 1 shall be amended to reflect all Additional Services to be performed.  The Additional Services shall be subject to the terms and conditions of this Agreement as with any other Services provided hereunder.  Except as provided herein, the Services Fee may not be increased without the prior written approval of the Investors, which approval may not be unreasonably withheld.  Notwithstanding the foregoing, MCRLP shall have no obligation to provide any Additional Services or to negotiate the additional Services Fee with the Partnership or the Investors.

(c)                                  Subcontractors.

MCRLP may, directly or through one or more affiliates, hire or engage one or more subcontractors, consultants, vendors, or other third parties (each, a “Subcontractor”) to perform any or all of the Services under this Agreement to the extent MCRLP has determined in its sole discretion that such Subcontractors are reasonably necessary for the efficient performance of any of the Services and to the extent MCRLP, directly or through one or more affiliates, hires or engages such Subcontractors to provide similar services for itself or its affiliates; provided, that MCRLP shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Services provided by any Subcontractor.

(d)                                 Sharing of Space and Assets.

In connection with the provision of the Services, MCRLP agrees to share with the Partnership the commercial office space located at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, NJ 07311 and provide certain computer systems, hardware, and other assets to the Partnership (collectively, the “Shared Assets”).  The determination of which assets constitute Shared Assets and the scope of the Partnership’s use of the Shared Assets shall be made by MCRLP in its reasonable discretion.  For the avoidance of doubt, the commercial office space located at 150 JFK Parkway, Short Hills, NJ 07078 and 7 Sylvan Way, Parsippany, NJ 07054 shall not constitute “Shared Assets” and shall be governed by separate lease agreements attached hereto as Exhibit A.]

(e)                                  Service Delivery Employees.

MCRLP may, from time to time, permit some of its employees to render the Services or perform other functions for the benefit of the Partnership (the “Service Delivery Employees”).  The Service Delivery Employees will, at all times, remain employees of MCRLP or its affiliates, and shall not become employees of the Partnership.  MCRLP shall remain solely responsible for any liability in respect to the Service Delivery Employees and their beneficiaries and dependents relating to any employment or termination of employment of any Service Delivery Employees.  The use of Service Delivery Employees and their scope of responsibilities shall be determined by MCRLP in its sole discretion.

Section 1.02                            Term and Termination.

(a)                                 Term.  The term of this Agreement shall commence as of the Effective Date, and shall continue until terminated as provided in Section 1.2(b) herein (the “Services Period”).

(b)                                 Termination.  This Agreement may be terminated as follows:

(A)                               by MCRLP:

(A)                               in the event that the Partnership has not paid any amounts required to be paid under Section 2.1(a) (other than, for purposes of clarification, with respect to disputed amounts) within thirty (30) days after the applicable due date and such breach remains uncured for ten (10) business days after receipt of written notice by the Partnership and the Investors from MCRLP; or

(B)                               in the event that the Partnership has filed a voluntary petition or has filed against it a petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws (which is not dismissed or discontinued within sixty (60) days after the filing of such petition) or to file an answer admitting the general obligations of an insolvency petition.

(C)                               upon one hundred twenty (120) days’ prior written notice to the Partnership and the Investors.

(B)                               by the Partnership in the event that MCRLP:

(A)                               commits a material breach of this Agreement and such breach remains uncured for ten (10) business days after receipt of written notice by MCRLP from the Partnership;

(B)                               files a voluntary petition or has filed against it a petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws (which is not dismissed or discontinued within sixty (60) days after the filing of such petition) or to file an answer admitting the general obligations of an insolvency petition; or

(C)                               upon thirty (30) days’ prior written notice to MCRLP and the Investors.

(C)                               by the Parties at any time upon mutual written consent.

(c)                                  Upon termination of this Agreement, all accrued undisputed Services Fees shall become due and payable to MCRLP (i) immediately, upon termination by MCRLP in accordance with Section 1.2(b)(i), termination by the Partnership in accordance with Section 1.2(b)(ii)(C) or termination by the Parties in accordance with Section 1.2(b)(iii) and (ii) fifteen (15) business days after the termination date, upon termination by the Partnership in accordance with Section 1.2(b)(ii)(A) or Section 1.2(b)(ii)(B).

Section 1.03                            General Terms.

(a)                                 Provision of Services.

(i)                                     MCRLP shall provide the Services in a manner and level of performance that is consistent with the manner in which and level of performance with which it provides similar services to itself and its affiliates.  The Parties hereto shall use their respective commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.  MCRLP shall, at its cost and expense, obtain and maintain all consents, licenses, sublicenses and approvals necessary or desirable to permit MCRLP (and its agents) to perform, and the Partnership to receive, the Services.

(ii)                                  Management of, and control over, the provision of the Services (including the determination or designation at any time of the Shared Assets, Service Delivery Employees and other resources of MCRLP or any Subcontractors used in connection with the provision of such Services in accordance with Section 1.1(c), Section 1.1(d) and Section 1.1(e)) shall reside solely with MCRLP.  Without limiting the generality of the foregoing, all labor matters relating to any employees of MCRLP, its affiliates and any third party service provider shall be within the exclusive control of such entity.  MCRLP shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to MCRLP employees used to provide such Services.

(iii)                               Except as provided elsewhere in this Agreement, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources, including the Shared Assets, owned by MCRLP or any Subcontractors shall remain the property of MCRLP or such Subcontractors and shall at all times be under the sole direction and control of MCRLP.

(b)                                 Service Standards/Limitations.

(i)                                     MCRLP, together with its affiliates, shall maintain the necessary staff and other resources to perform the Services and otherwise fulfill its obligations under this Agreement.  Notwithstanding the foregoing, in providing the Services, neither MCRLP nor any of its affiliates shall be obligated to:  (A) hire any additional employees; (B) maintain the employment of any specific employee; or (C) purchase, lease or license any additional equipment, hardware, intellectual property or software (other than such equipment, hardware or software that is necessary to replace damaged or broken equipment or hardware or software necessary to perform the Services).

(ii)                                  MCRLP shall not be required, and shall be excused from providing, any Service to the extent and for so long as the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of MCRLP, including unfeasible technological requirements, or to the extent the performance of such Service would require MCRLP or a Subcontractor to violate any applicable law, or would result in the breach of any software license or other applicable contract, whether related to intellectual property or otherwise.  In the event that MCRLP claims any of the foregoing conditions to excuse MCRLP’s performance of any Service, then MCRLP shall provide prompt written notice to the Partnership and shall use commercially reasonable efforts to cure, remove or resolve the condition as promptly as possible or to find an alternative manner to achieve the intent of this Agreement.

(iii)                               MCRLP shall not have any responsibility under this Agreement for verifying the accuracy of any information given to it by the Partnership or on behalf of the Partnership by its third parties (other than MCRLP or any Subcontractor) for the purpose of providing the Services.

(c)                                  Response Time.  MCRLP shall respond to notifications from the Partnership and shall use commercially reasonable efforts to resolve any problems in connection with the provision of Services within a commercially reasonable period of time, using response and proposed resolution times consistent with response and resolution of problems in past practice.  To the extent MCRLP notifies the Partnership of an issue in connection with the Partnership’s receipt or use of the Services, the Partnership shall respond to such notifications and shall use commercially reasonable efforts to resolve such issue within a commercially reasonable period of time.

(d)                                 Independent Contractors.  The Parties hereto are independent contractors, and none of the Parties or their respective employees, representatives or agents will be deemed to be employees, representatives or agents of the any other Party pursuant to or as a result of performing any obligations under this Agreement.  No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created by this Agreement, expressly or by implication.  The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

(e)                                  Assumption of Liabilities.  MCRLP shall not assume or have any responsibility with respect to any financial obligations or liabilities of the Partnership, and the Partnership shall not assume or have any responsibility with respect to any financial obligation or liability of MCRLP, pursuant to this Agreement.

(f)                                   Record Retention and Data Ownership.  MCRLP shall maintain all books and records related to the Services and the Partnership (the “Books and Records”) and, upon the Partnership’s request, shall provide the Partnership, regulators and government representatives with reasonable access to the Books and Records.  The Partnership shall own all of all the data or information regarding businesses of the Partnership, including any data or information developed or produced by MCRLP or Subcontractors in connection with the Services (the “Partnership Data”).  To the extent MCRLP or Subcontractors have or acquire any rights in Partnership Data, MCRLP hereby irrevocably assigns, transfers and conveys (and shall cause Subcontractors to hereby irrevocably assign, transfer and convey) to the Partnership all of its and their all of its right, title and interest in and to the Partnership Data.  Upon expiration or termination of this Agreement, MCRLP shall return all Books and Records and Partnership Data to the Partnership, except to the extent MCRLP is required to retain a copy of particular documents or materials in order to comply with applicable law or MCRLP’s internal record retention requirements.

ARTICLE II

CONSIDERATION

Section 2.01                            Payments.

(a)                                 Payments.  In consideration for the Base Services provided by MCRLP hereunder (including use of Shared Assets and Service Delivery Employees) and all Additional Services provided by MCRLP hereunder that the Parties have agreed in accordance with Section 1.1(b) will not increase the Services Fee, the Partnership shall pay to MCRLP the aggregate sum of one million dollars ($1,000,000) per year, in twelve equal monthly payments of eighty-three thousand three hundred and thirty-three dollars and thirty-three cents ($83,333.33), commencing on the Effective Date and continuing until termination of this Agreement, with an annual three percent (3%) increase each year thereafter during the Services Period (the “Base Services Fee”).  In consideration for any Additional Services provided by MCRLP hereunder for which the Parties have agreed to an increase in the Services Fee in accordance with Section 1.1(b), the Partnership shall pay to MCRLP, in twelve equal monthly payments, the amount agreed by the Parties for such Additional Services (the “Additional Services Fee” and, together with the Base Services Fee, the “Services Fee”).  The Services Fee shall be paid on a monthly basis in advance.

The first payment is due on March    , 2017 (the “Payment Date”) and all subsequent payments (other than any disputed amounts) are due thirty (30) days after the Partnership’s receipt of an invoice from MCRLP. No other payment for Services provided hereunder shall be required.  Any undisputed Services Fees not paid within thirty (30) days after their respective due dates will be considered delinquent and a late payment charge of the lesser of one percent (1%) of the delinquent balance due or the maximum amount permissible by applicable law will be assessed per month on the amounts that remain delinquent.  The Partnership shall not offset any amounts owing to it by MCRLP or its affiliates against amounts payable by the Partnership hereunder.  Upon termination of this Agreement, other than upon termination by MCRLP in accordance with Section 1.2(b)(i)(A), MCRLP shall refund to the Partnership an amount equal to the portion of the prepaid monthly Services Fee attributable to the period after the termination date.

(b)                                 Reimbursable Expenses.  The Services Fee shall include all, and the Partnership shall not be obligated to reimburse MCRLP for any, travel, lodging and other out-of-pocket expenses incurred by MCRLP in connection with providing the Services.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MCRLP

MCRLP represents and warrants to the Partnership as of the date hereof:

Section 3.01                            Organization of MCRLP.

MCRLP is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 3.02                            Authority; Non-Contravention; Approvals.

(a)                                 MCRLP has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the performance by MCRLP of the transactions contemplated by this Agreement have been approved by the general partner of MCRLP and no other partnership voting or other proceeding on the part of MCRLP is necessary to authorize the execution and delivery by MCRLP of this Agreement or the performance by MCRLP of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by MCRLP and constitutes a valid and binding obligation of MCRLP enforceable against MCRLP in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery by MCRLP of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a breach of any provision of the limited partnership agreement or comparable organizational documents of MCRLP; (ii) result in a violation or material breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which MCRLP is now a party or by which any of their respective assets or businesses may be bound or affected; or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to MCRLP or any of its assets or businesses.

(c)                                  No declaration, filing or registration with, notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by MCRLP or the performance by MCRLP of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.03                            Capabilities.

MCRLP has and will maintain throughout the Services Period sufficient employees and other resources to perform the Services and otherwise satisfy its obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to MCRLP as of the date hereof:

Section 4.01                            Organization and Qualification.

The Partnership is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Partnership has all requisite limited partnership power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 4.02                            Authority; Non-Contravention; Approvals.

(a)                                 The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the performance by the Partnership of the transactions contemplated by this Agreement have been approved by the General Partner of the Partnership.  No other partnership voting or other proceeding on the part of the Partnership is necessary to authorize the execution and delivery of this Agreement or the performance by the Partnership of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery of this Agreement by MCRLP, this Agreement constitutes valid and binding obligations of the Partnership enforceable against the Partnership in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery by the Partnership of this Agreement and the performance of the transactions contemplated by this Agreement will not (i) conflict with or result in a material breach of any provisions of the Partnership Agreement of the Partnership; or (ii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to the Partnership.

(c)                                  No declaration, filing or registration with, notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Partnership or the performance by the Partnership of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE V

INDEMNIFICATION AND DAMAGES

Section 5.01                            Indemnification of MCRLP.

The Partnership shall indemnify MCRLP and its general and limited partners, officers, directors, employees, agents, successors and permitted assigns (the “MCRLP Indemnified Parties”), and shall hold the MCRLP Indemnified Parties harmless against, any loss, damage, cost or expense (including reasonable attorneys’ fees) (collectively, “Losses”) which the MCRLP Indemnified Parties may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly arising out of MCRLP’s performance of the Services, subject to any limitations imposed by law or the Partnership Agreement, except in cases where the claim arises out of MCRLP’s bad faith, gross negligence or willful misconduct in performing the Services or the breach by MCRLP of their obligations under this Agreement.

Section 5.02                            Indemnification of the Partnership.

MCRLP shall indemnify and shall hold the Partnership and its general and limited partners, officers, directors, employees, agents, successors and permitted assigns (the “Partnership Indemnified Parties”) harmless against any Losses which the Partnership Indemnified Parties may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly arising out of MCRLP’s bad faith, gross negligence or willful misconduct in performing the Services or the breach by MCRLP of their obligations under this Agreement.

Section 5.03                            Limitation of Liability.

(a)                                 Reliance.

MCRLP may rely conclusively on, and will have no liability to the Partnership for acting upon, any instruction, notice, certificate, statement, instrument, report or other paper or document which the Partnership or those acting on its behalf provided to MCRLP in connection with the performance of the Services.

(b)                                 Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS IS” AND MCRLP DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES AND MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

ARTICLE VI

MISCELLANEOUS

Section 6.01                            Compliance with Laws.

Each of the Parties hereto shall, with respect to its obligations and performance hereunder, comply with all applicable requirements of applicable law, including import and export control, environmental and occupational safety requirements.

Section 6.02                            Confidentiality.

Each Party shall keep confidential all information obtained by it in connection with this Agreement and provision of the Services and shall not disclose any such information (or use the same except in furtherance of its duties and obligations under this Agreement) to unaffiliated third parties, except:  (a) with the prior written consent of the applicable Party; (b) to legal counsel, accountants and other professional advisors; (c) to appraisers, financing sources and others in the ordinary course of business; (d) to third parties who agree to keep such information confidential by contract or by professional or ethical duty and who need to know such information to perform services or to evaluate a prospective transaction; (e) to governmental officials having jurisdiction over the applicable Party; (f) in connection with any governmental or regulatory filings of the applicable Party, or disclosure or presentations to such Party’s investors; (vii) as required by law or legal process to which a Party or any person to whom disclosure is permitted hereunder is subject; or (g) to the extent such information is otherwise publicly available through the actions of a person other than the Party not resulting from the Party’s violation of this Section 6.2.

Section 6.03                            Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles of such State.  The Parties hereto consent and submit to the exclusive jurisdiction of the courts (State and federal) located in the State of New York in connection with any controversy arising under this Agreement or its subject matter.  The Parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum.  The Parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth below shall be effective legal service for any litigation brought in such courts.

Section 6.04                            Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT NEITHER PARTY SHALL BE LIABLE FOR ANY PUNITIVE DAMAGES.

Section 6.05                            Force Majeure.

Except for the Partnership’s obligation to make timely payments for Services performed in accordance with the terms hereof, no Party shall have any liability for any losses or delay to the extent due to fire, explosion, lightning, pest damage, power failure or surges, strikes or labor disputes, water or flood, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause beyond such Party’s reasonable control, whether or not similar to the foregoing that prevent such Party from materially performing its obligations hereunder.  If any Party claims a condition of force majeure as an excuse for non-performance of any provision of Services, the Party asserting the claim must notify the other Parties hereto in writing as soon as practicable of the force majeure condition, describing the condition in reasonable detail and, to the extent known, the probable extent and duration of the condition.  For so long as a condition of force majeure continues, the Party invoking the condition as an excuse for non-performance hereunder will use commercially reasonable efforts to cure or remove the condition as promptly as possible or to provide an alternative method to provide the Services so as to resume performance of its obligations hereunder as promptly as possible.

Section 6.06                            Assignment.

This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Party hereto, and any such unauthorized assignment or transfer will be void ab initio.  The Partnership acknowledges that the Services may be performed by one of MCRLP’s affiliates or by any Subcontractor.

Section 6.07                            Third Party Beneficiaries.

This Agreement is the sole benefit of the Parties and their permitted assigns and each such Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties or their permitted assigns, and with respect to (a) Section 1.1(b) and the notification right under Section 1.2(b)(i)(A), the Investors, (b) Section 5.1, the MCRLP Indemnified Parties and (c) Section 5.2, the Partnership Indemnified Parties.

Section 6.08                            Entire Agreement; Modification; Waivers.

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings with respect to the Services; provided, that, for the avoidance of doubt, nothing contained in this Agreement shall affect or be deemed to modify any rights of the Investors relating to this Agreement and provided for under the Partnership Agreement, the Investment Agreement or any other agreement to which the Investors are a party and relating to the Transaction.  This Agreement may not be altered, modified or amended except by a written instrument signed by all affected Parties.  The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 6.09                            Severability.

The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect, unless the deletion of such provision shall materially adversely affect the benefits or obligations of MCRLP, on the one hand, or the Partnership, on the other hand, in which event the Parties shall use their respective commercially reasonable efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

Section 6.10                            Survival.

Section 1.3(f), Article V and Article VI shall survive the expiration or termination of this Agreement.

Section 6.11                            Title and Headings.

Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.12                            Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.13                            Interpretation.

When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule or Exhibit, such reference shall be to an Article, Section, paragraph, clause, Schedule or Exhibit of this Agreement unless otherwise indicated.  All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible.  Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to any law include references to any associated rules, regulations and official guidance with respect thereto.  References to a person or entity are also to its predecessors, successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America.  References to “days” mean calendar days unless otherwise specified.  References to times of the day are to the Eastern Time zone unless otherwise specified.  References to “affiliates” or “an affiliate” of MCRLP shall exclude the Partnership, and references to “affiliates” or “an affiliate” of the Partnership shall exclude MCRLP.  Each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.14                            Savings Clause.

If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

Section 6.15                            Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile, or sent by overnight courier service or sent by certified mail, postage prepaid, and properly addressed as follows:

To MCRLP:

c/o Mack-Cali Realty Corporation
Harborside 3, 210 Hudson Street, Suite 400
Jersey City, NJ 07311
Facsimile: (732) 205-8237
Email: gwagner@mack-cali.com
Attention: Gary Wagner, Esq., General Counsel and Secretary

With Copy To:

Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
Facsimile: (212) 218-5526
Email: jnapoli@seyfarth.com

bhornick@seyfarth.com
Attention: John Napoli
Blake Hornick

To the Partnership:

c/o Roseland Residential Trust
Harborside 3, 210 Hudson Street, Suite 400
Jersey City, NJ 07311
Facsimile: (732) 205-8237
Email: baron@roselandres.com
Attention: Ivan Baron

With Copy To:

Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
Facsimile: (212) 218-5526
Email: jnapoli@seyfarth.com
bhornick@seyfarth.com
Attention: John Napoli
Blake Hornick

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new name and/or address, but no such change shall be deemed to have been given until it is actually received by the Party sought to be charged with its contents.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 6.15 if delivered personally or by overnight courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective three (3) business days following deposit in the United States mail, postage prepaid.

Remainder of page intentionally left blank; signature page to follow.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

MACK-CALI REALTY, L.P.,
a Delaware limited partnership

By:	MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

By:
Name: Michael J. DeMarco
Title: President and Chief Operating Officer

ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership

By:	ROSELAND RESIDENTIAL TRUST,
a Maryland real estate investment trust, its general partner

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

Signature Page to Shared Services Agreement

SCHEDULE 1

SERVICES

Services include but are not limited to the sharing of:

•                                          Accounting

•                                          Tax preparation

•                                          Human resources and payroll processing

•                                          Shared executive and administrative staff

•                                          Reimbursement for taxes and operating expenses

•                                          Computer facilities

•                                          Printers

•                                          Software

•                                          Phones

•                                          Public company expenses

•                                          Insurance

EXHIBIT A

LEASES EXCLUDED FROM SHARED ASSETS

EXHIBIT B

Form of Credit Enhancement Services Agreement

See attached.

DISCRETIONARY DEMAND PROMISSORY NOTE

March    , 2017

For value received and in consideration of any advance or advances (individually, an “Advance” and collectively, the “Advances”) which MACK-CALI REALTY, L.P., a Delaware limited partnership (together with its successors and assigns, the “Lender”) may, in its absolute and sole discretion elect to make to ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership (the “Borrower”), from time to time, the Borrower hereby unconditionally and irrevocably promises to pay to the order of the Lender at the Lender’s principal place of business located at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 or to such other place as the Lender may designate in writing to the Borrower, in lawful money of the United States of America in immediately available funds, the principal amount of each such Advance on DEMAND.  The maximum aggregate principal amount of Advances at any one time hereunder shall be $25,000,000.00.

The Borrower also promises to pay to the Lender interest on the outstanding principal amount of each Advance from the date of each Advance at the Applicable Rate, as defined herein, on the date on which the Borrower repays any principal amount of such Advance (such date, the “Interest Payment Date,” and each period beginning on the date of any such Advance through and including the business day that precedes any subsequent Interest Payment Date, an “Interest Period”).  The “Applicable Rate” means, as of any date of determination, a fluctuating rate per annum equal to, for each Interest Period, the LIBOR Rate for such Interest Period plus fifty (50) basis points above the Applicable Margin for Revolving Credit Loans (as used and defined in that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 25, 2017 (the “Credit Agreement”) by and among Lender, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and certain other lending institutions which are or may become parties to the Credit Agreement.

“LIBOR Rate” means, for any Interest Period, the rate specified in the Wall Street Journal, “Money Rates” column (or any successor column), as the “London Interbank Offered Rate” for the month beginning on the first day of such Interest Period (as published on the second business day in London prior to the first day of such Interest Period).  Accrued interest shall be due and payable at the end of each Interest Period.  Interest on this Note and the amounts payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day of the period and excluding the date of repayment).  Any change in the interest rate resulting from a change in the rate applicable thereto (or any component thereof) pursuant to the terms hereof shall become effective as of the opening of business on the day on which such change in the applicable rate (or component) shall become effective.

The Applicable Rate applicable to an Advance shall be set forth on the payment grid attached hereto and made a part hereof on Schedule 1 (the “Grid”), as adjusted by time to time by the Lender in accordance with changes to the Applicable Rate.

All payments made in connection with this Discretionary Demand Promissory Note (this “Note”) shall be in lawful money of the United States in immediately available funds without counterclaim or setoff and free and clear of and without any deduction or withholding for, any taxes or other payments.  All such payments shall be applied by the Lender to the outstanding principal and interest accrued on the Advances, and other liabilities of the Borrower hereunder, first, in respect of any interest then due, and second to outstanding principal.

BORROWER ACKNOWLEDGES AND AGREES THAT THE LENDER HAS NO COMMITMENT OR OBLIGATION TO MAKE ANY ADVANCE TO THE BORROWER, AND MAY REFUSE, IN THE EXERCISE OF ITS SOLE DISCRETION, TO MAKE ANY ADVANCE TO THE BORROWER.

In consideration of the granting of the Advances evidenced by this Note, the Borrower hereby further agrees as follows:

1.                                      No Commitment; Advance Requests.  The Lender shall have no obligation to make any Advance hereunder.  Requests for Advances shall be made within a time period acceptable to the Lender.  No course of dealing, expectation, or reliance shall be established by any action of Lender to approve an Advance or make an Advance within any time period.

2.                                      Prepayment.  The Borrower may prepay any Advance at any time in whole or in part without premium or penalty.  Each such prepayment shall be made together with interest accrued thereon to and including the date of prepayment.

3.                                      Lender’s Books and Records; Grid. The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Advance made by the Lender, including (i) the amount of each Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any payment received by the Lender hereunder.  The Lender shall record such amounts on the Grid, but in the event of any conflict between the Grid and Lender’s records concerning the size of such Advance, and other amounts related thereto, the records deemed most accurate by the Lender shall govern and control, absent manifest error.

4.                                      RESERVED.

5.                                      Representations and Warranties; Covenants.  The Borrower represents and warrants to the Lender (which representations and warranties shall be deemed to be made at the time of each Advance hereunder) that: (a) it is duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and is in good standing under the laws of every state where its failure to so qualify could reasonably be expected to have a material and adverse effect on its business, operations, property or other condition; (b) the execution, issuance and delivery of this Note by the Borrower are within its organizational powers and have been duly authorized, and the Note is valid and binding, and is not in violation of law or of the terms of the Borrower’s organizational documents and does not result in the breach of or constitute a default under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Note; (d) all Advances shall at all times rank at least pari passu with all other unsecured indebtedness of the Borrower; and (e) on the occasion of the granting of each Advance all representations and warranties contained herein shall be true and correct in all material respects and with the same force and effect as though such representations and warranties had been made on and as of the date of the making of each such Advance.

6.                                      Payment on Demand.  The Lender may by notice to the Borrower at any time and for any reason declare the principal amount of all Advances hereunder, together with accrued interest thereon and any other amounts owing hereunder, to be due and payable, subject to Section 7.  The Borrower shall, upon any such demand, repay all such amounts in accordance with such demand within thirty (30) business days. The failure by the Borrower to repay all such amounts (the “Default Amount”) in accordance with such demand within thirty (30) business days shall constitute an event of default (an “Event of Default”) hereunder.

7.                                      Remedies. Upon the occurrence of an Event of Default, the Lender shall, within five (5) business days thereof, give written notice (a “Default Notice”) to the Rockpoint Preferred Holders (as defined in the Second Amended and Restated Partnership Agreement of the Borrower dated as of March    , 2017 (the “Partnership Agreement”)) in accordance with the notice provisions set forth in the Partnership Agreement.  Such notice shall be in addition to the notice the Lender shall give to the Borrower, and shall be given concurrent therewith.  Following receipt of a Default Notice, the Rockpoint Preferred Holders, or any affiliate(s) thereof or other parties designated by them (collectively, “Rockpoint”), shall have the right, but not the obligation, to make payment to the Lender, within thirty (30) business days of receiving the Default Notice (the period from the occurrence of the Event of Default through the expiration of such thirty (30) business day period, the “Default Election Period”), in an amount equal to the Default Amount (a “Default Advance”). During any Default Election Period, the Lender shall have no right to enforce the provisions hereof in respect of such Event of Default or pursue any remedies in connection therewith, including declaring the principal amount of the Advances or interest thereon (whether or not accrued) or any other amounts payable hereunder due and payable. In the event Rockpoint elects to make a Default Advance, such Default Advance shall be deemed to (a) cure the Event of Default and (b) be a demand loan by Rockpoint to the Borrower, and shall bear interest payable to Rockpoint monthly at a rate equal to the lesser of (i) eighteen percent (18%) per annum or, if lower, (ii) the highest rate of interest permitted under applicable law, from and after the date of the Default Advance until the date such Default Advance is repaid by the Borrower to Rockpoint in full. If Rockpoint does not elect to make a Default Advance during the Default Election Period, the Lender shall, following the expiration of the Default Election Period, be entitled to enforce the provisions hereof in respect of such Event of Default and pursue any remedies it may be entitled to at law or in equity in respect of the Event of Default, including its right to declare the principal amount of the Advances or interest thereon (whether or not accrued) or any other amounts payable hereunder due and payable.  For the avoidance of doubt, in the event Rockpoint makes a Default Advance, Rockpoint shall, at any time, be entitled pursue any and all rights and remedies it may have in law or in equity against the Borrower in the event the Borrower fails to repay to Rockpoint the amount of the Default Advance or fails to pay any interest thereon to Rockpoint when due.

8.                                      Additional Guarantees and Other Credit Support At No Cost.  To the extent that the Lender or any of its subsidiaries (not including the Borrower or its subsidiaries) currently guarantees or otherwise promises to pay or provides other credit support for any present obligations or liabilities of the Borrower or any of its subsidiaries, or determines in its discretion to do so in the future, of any type or description as of or following the date hereof, (i) whether arising under or in connection with credit agreements, notes, guaranties, reimbursement agreements, other agreements, by operation of law or otherwise, obligations and liabilities under any hedging contracts, (ii) whether for money borrowed, in respect of letters of credit, for goods and services delivered or rendered, or other amounts, (iii) whether for principal, interest, letter of credit or other reimbursement obligations, cash collateral cover, fees expenses, indemnities or other amounts (including attorneys’ fees and expenses), (iv) whether or not evidenced by one or more instruments, documents agreements or other writings, or (v) whether incurred by the Borrower or any of its subsidiaries individually or as a member of a group, the Lender or any of its subsidiaries providing any such guarantee or otherwise promising to pay or providing credit support shall do so unconditionally, and neither the Partnership nor any such subsidiary shall bear any cost or other obligation in respect of such guarantee or other promise to pay.  Notwithstanding the foregoing, nothing in this Section 8 shall be construed as an obligation on the part of the Lender or any of its subsidiaries to provide any such guarantee or promise to pay or other credit support, other than any such arrangements in effect as of the date hereof.

9.                                      Miscellaneous.

(a)                                 Notices.

(i)                                     All notices, requests or other communications required or permitted to be delivered hereunder to the Lender or Borrower (each, a “Party”) shall be delivered in writing to such address as provided for the applicable Party on page one of this Note or as such Party may otherwise specify from time to time in writing.

(ii)                                  Notices if (A) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (B) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day) and (C) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

(b)                                 RESERVED.

(c)                                  Waivers; Amendments.  No waiver of any provision of this Note shall be effective unless such waiver shall be in writing and signed by a duly authorized officer of the Lender (or, with respect to any rights of Rockpoint hereunder, the Rockpoint Preferred Holders), and the same shall then be effective only for the period and on the conditions and for the specific instances specified in such writing.  No failure or delay by the Lender or Rockpoint, as the case may be, in exercising any right, power or privilege hereunder shall operate as a waiver thereof by the Lender or Rockpoint; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege.  This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Lender, and for so long as any Preferred Interests are held by a Rockpoint Preferred Holder, the Rockpoint Preferred Holders.

(d)                                 Third Party Beneficiaries.  The Lender and Borrower agree that it is the specific intention of the Lender and Borrower that Rockpoint is and shall be a third-party beneficiary of the provisions of Section 7 and Section 8 hereof, and any rights, powers, privileges and other provisions of this Note relating thereto.

(e)                                  Governing Law.  This Note shall be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).  The Borrower and Lender each agree that any suit relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and consent to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon the Borrower and the Lender by mail at the address set forth on the signature page of this Note.  Each of the Borrower and Lender hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.  Final judgment in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(f)                                   Interest Adjustment.  All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever shall the amount of interest paid or agreed to be paid to the Lender exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Borrower and the Lender.

(g)                                  WAIVER OF JURY TRIAL AND CERTAIN OTHER WAIVERS.  THE BORROWER AND THE LENDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN EACH CASE IN RESPECT OF ANY LEGAL ACTION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE ADVANCES AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY

WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

(h)                                 No Assignments.  This Note shall not be assignable by either the Lender or the Borrower other than with the consent of each party hereto.

(i)                                     Successors and Assigns.  This Note shall be binding upon and inure to the benefit of the Borrower, the Lender, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Note without the prior written consent of the Lender, and except further that, for so long as any Preferred Interests are held by a Rockpoint Preferred Holder, neither the Lender nor the Borrower may assign or transfer any of its rights or obligations under this Note without the prior written consent of the Rockpoint Preferred Holders.

(j)                                    Severability.  If any provision of this Note is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k)                                 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto, provided, however, that, for the avoidance of doubt, nothing herein shall affect any additional rights the Rockpoint Preferred Holders may have with respect hereto under the terms of any Transaction Document (as such term is defined in the Partnership Agreement). Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

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BORROWER:

ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership

By: ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust, its general partner

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

LENDER:

MACK-CALI REALTY, L.P., a Delaware limited partnership

By: MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

By:
Name: Michael J. DeMarco
Title: President and Chief Executive Officer

SCHEDULE 1

Date	Amount of Advance	Interest Payment	Principal Payment	Name of Person Making Notation

EXHIBIT C

Form of Indemnity Agreement

See attached.

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Indemnity Agreement”) made as of the    day of          , 20   by and among Rockpoint Growth and Income Real Estate Fund II, L.P., a Delaware limited partnership (“Indemnitor”); Mack-Cali Realty Corporation, a Maryland corporation (“MCRC”); Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”); Mack-Cali Property Trust, a Maryland business trust (“MCPT”); Roseland Residential Trust, a Maryland business trust (“RRT”); and [Mack-Cali Purchaser] (the “Purchaser”, and together with MCRC, MCRLP, MCPT and RRT, the “Indemnitees” and each, individually, an “Indemnitee”).  Each of the Indemnitor and the Indemnitees is referred to herein individually as a “Party”, and collectively, as “Parties.”

W I T N E S S E T H:

WHEREAS, RRT, RPIIA-RLA, L.L.C., a Delaware limited liability company that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (“REIT I”), RPIIA-RLB, L.L.C., a Delaware limited liability company, and MCRLP have entered into that certain Second Amended and Restated Limited Partnership Agreement of Roseland Residential, L.P. (the “Partnership”), dated as of             , 2017 (such agreement, including any subsequent amendments thereto, the “LP Agreement”); and

WHEREAS, the Indemnitor is an affiliate of REIT I and of Rockpoint Growth and Income Upper REIT II-A, L.L.C., a Delaware limited liability company that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes and that is an owner of common equity in REIT I (“REIT II”; each of REIT I and REIT II are referred to herein as a “REIT” and together, the “REITs”); and

WHEREAS, as contemplated in Section 13(f)(iii) of the LP Agreement, Purchaser shall acquire one hundred percent (100%) of the outstanding common equity interests of each REIT (with the sole exception of the common equity interests of REIT I owned by REIT II) (collectively, the “REIT Interests”), from the owners thereof (each owner individually a “Seller” and such owners, collectively, the “Sellers”); and

WHEREAS, as a material inducement to Purchaser’s acquiring the REIT Interests (it being recognized and agreed by the Parties that Purchaser would not otherwise acquire the REIT Interests but for Indemnitor’s entering into this Indemnity Agreement), the Indemnitor agrees to indemnify the Indemnitees as provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Indemnitor and the Indemnitees hereby agree as follows:

1.                                      Indemnity.  Except as otherwise set forth herein (including but not limited to Sections 3(h), 3(i) and 3(j)), Indemnitor shall indemnify and hold harmless each of the Indemnitees, together with the officers, directors, employees, affiliates, successors and permitted assigns of the Indemnitees (collectively, the “Indemnitee Parties” and each, individually, an “Indemnitee Party”), in the event, and to the extent, that any of them shall incur any damage, loss, liability, claim, action, judgment, settlement, interest, award, penalty, fine, cost, U.S. tax, or other expense of any type or kind solely as a result of the failure of any of the specified matters (the “Specified Matters”) set forth in Section 2 of this Indemnity Agreement to be true and correct in any material respect as of the date of this Indemnity Agreement (a “Loss”), provided that indemnification in the event of a Loss that is a result of a failure of a Specified Matter set forth in Section 2(e) to be true and correct (i) shall be limited to U.S. taxes, interest, penalties, additions to tax, contest costs, and other reasonable professional fees and expenses and (ii) shall be paid by the Indemnitor on an after-tax basis, and provided further that indemnification for Losses shall not include (A) any incidental, consequential, special and indirect damages except to the extent such damages are actually incurred and were reasonably foreseeable, and (B) any punitive damages and damages based on any multiple of revenue or income unless, and only to the extent, actually awarded by a governmental authority or other third party.

2.                                      Specified Matters.  The Specified Matters referred to in Section 1 are as follows:

(a)                                 Each REIT is a limited liability company duly organized, validly existing and in good standing under the Delaware Limited Liability Company Act, as amended.  Indemnitor has all necessary limited partnership power and authority to enter into this Indemnity Agreement and to carry out its obligations hereunder.  Indemnitor is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act, as amended.  Indemnitor has all necessary right, power and authority to enter into this Indemnity Agreement, and to carry out its obligations hereunder.  Each Seller has all necessary right, power and authority to effectuate the sale of its interest in the REIT Interests to Purchaser.  The execution and delivery by Indemnitor of this Indemnity Agreement, the performance by Indemnitor of its obligations hereunder and the consummation by each Seller of the sale of its interest in the REIT Interests contemplated hereby have been duly authorized by all requisite actions on the part of Indemnitor and Seller, as applicable.  This Indemnity Agreement has been duly executed and delivered by the Indemnitor and constitutes a legal, valid and binding obligation thereof, enforceable against Indemnitor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each person signing this Indemnity Agreement on behalf of Indemnitor is authorized to do so.

(b)                                 The execution, delivery and performance by Indemnitor of this Indemnity Agreement, and the consummation of the transactions contemplated hereby, does not and will not: (1) result in a violation or breach of any provision of the limited partnership agreement, certificate of incorporation, bylaws, certificate of formation, operating agreement, and/or any other formation, organizational or governing document, as applicable, of Indemnitor, any Seller, or either REIT; (2) result in a violation or breach of any provision of any law or governmental order applicable to Indemnitor, any Seller, or either REIT; or (3) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Indemnitor, any Seller, or either REIT is a party, except in the cases of this clause (3) or clause (2) above, where the violation, breach, conflict, default, acceleration or failure to give notice, obtain consent or take other action would not have a material adverse effect on such Indemnitor’s, Seller’s, or REIT’s ability to consummate the transactions contemplated hereby, and except, in the case of clause (3) above, for any consents, notices or actions that have been or will be duly and timely obtained, given or taken as required. No consent, approval, permit, governmental order, declaration or filing with, or notice to any governmental authority is required by or with respect to Indemnitor in connection with the execution and delivery of this Indemnity Agreement and the consummation of the transactions contemplated hereby other than any that have been or will be duly and timely obtained, received, made or filed as required.

(c)                                  Each Seller has exclusive legal title to, is the sole owner of, and has the unrestricted power, right and authority to sell, convey, transfer, assign and deliver its interest in the REIT Interests free and clear of all encumbrances of any kind or nature.  Following the acquisition by Purchaser of the REIT Interests as contemplated herein and in the LP Agreement, Purchaser shall have legal title to, and shall be the exclusive legal and equitable owner of, the REIT Interests free and clear of all encumbrances of any kind or nature (other than any encumbrances arising from acts of the Purchaser or any other Indemnitee).

(d)                                 Other than as expressly set forth in the Transaction Documents (as defined in the LP Agreement), as of the date hereof, each REIT has (i) no material indebtedness or other material liabilities including material contingent liabilities, and (ii) in the case of REIT I, no material assets other than ownership of    Class A Preferred Partnership Units (as defined in the LP Agreement) in the Partnership and, in the case of REIT II, ownership of an interest in REIT I (it being understood that any obligation to return or restore an amount pursuant to Section 9(d) of the LP Agreement shall not be a Specified Matter giving rise to indemnity under this Agreement).

(e)                                  Except as may result from (i) an action expressly permitted in the Transaction Documents, or (ii) any action taken by or at the written request of Indemnitees or their affiliates, each REIT (A) has never been classified as an association taxable as a corporation (other than a corporation that has elected to be treated as a real estate investment trust within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)) for U.S. federal income tax purposes, (B) was eligible to make and timely made an election to be taxed as a real estate investment trust within the meaning of the Code, (C) other than during any period in which it was a disregarded entity or partnership for U.S. federal income tax purposes, for each year of its existence, beginning with its first taxable year, has qualified as a real estate investment trust within the meaning of the Code, (D) has operated in such a manner as to qualify as a real estate investment trust within the meaning of the Code for each such year and through the effective date of the applicable Seller’s sale of its interest in the REIT Interests to Purchaser as contemplated herein and in the LP Agreement, and (E) has not taken, omitted to take, or permitted or suffered to be taken any action which would cause such REIT to fail to qualify as a real estate investment trust within the meaning of the Code.

(f)                                   Each of Indemnitor, each Seller, and each REIT has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing to outside third parties (which, for the avoidance of doubt, shall not be deemed to include internal communications or privileged or confidential communications with counsel, accountants, financial advisors or other consultants, advisors, representatives or agents of any of the Indemnitor, any Seller or any REIT or similar parties acting for or on behalf of the Indemnitor or any Seller or REIT) its inability to pay its debts generally as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(g)                                  There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, notice of violations, proceedings, litigations, tax audits, citations, summons, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (each, an “Action”) pending or, to Seller’s knowledge, threatened in writing against Indemnitor, any Seller, or either REIT (or an affiliate of Indemnitor, any Seller, or either REIT) that would have a material adverse effect on either REIT, on Indemnitor’s ability to satisfy its obligations pursuant to this Indemnity Agreement, or on any Seller’s ability to sell its interest in the REIT Interests as contemplated herein and in the LP Agreement.  To the knowledge of Indemnitor, no event has occurred and no circumstances exist that would be reasonably likely to give rise to, or serve as a basis for, any such Action.  There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or adversely affecting either REIT or that would otherwise prevent Indemnitor from being able to perform its obligations under this Indemnity Agreement or prevent any Seller from being able to sell its interest in the REIT Interests to Purchaser.

3.                                      Contests.

(a)                                 If the Purchaser, any other Indemnitee or any affiliate thereof receives any written notice of a pending or threatened audit, investigation, inquiry, assessment, proposed adjustment, notice of deficiency, litigation, contest or other dispute that could result in a Loss for which the Indemnitor is obligated to indemnify an Indemnitee under this Indemnity Agreement (a “Claim”), the Purchaser agrees promptly to notify the Indemnitor in writing of such Claim.

(b)                                 Upon written notice from the Indemnitor to the Purchaser within fifteen (15) days after receipt by Indemnitor of the notice referred to in Section 3(a), the Indemnitor or its designee shall have the sole right to represent the REITs in the applicable Claim at the expense of the Indemnitor, with counsel selected by the Indemnitor and in the forum selected by the Indemnitor; provided that in the case of a Claim in respect of Section 2(e), the Indemnitor or its designee shall be entitled so to represent the REITs only in a controversy with the Internal Revenue Service (the “IRS”) for a taxable period ending on or before or that includes the date of Purchaser’s acquisition of the REIT Interests pursuant to the LP Agreement (the “Purchase Date”); provided that the Purchaser or its designee shall be entitled to assume such representation if upon the Purchaser’s request the Indemnitor is not able to demonstrate to the Purchaser’s reasonable satisfaction that the Indemnitor has the financial capability to satisfy its obligations hereunder with respect to the applicable Claim.  Notwithstanding the foregoing, the Indemnitor shall not be entitled to settle any controversy so conducted by the Indemnitor without the prior written consent of the Purchaser (not unreasonably to be withheld, delayed or conditioned) if such settlement could (i) adversely affect the tax status or liability of either REIT, any Indemnitee or any affiliate thereof for any taxable period commencing on or after or that includes the Purchase Date or (ii) reasonably be expected to result in a Loss to an Indemnitee for which such Indemnitee would not be indemnified under this Indemnity Agreement.

(c)                                  The Purchaser or its designee shall contest any Claim not contested by the Indemnitor or its designee pursuant to Section 3(b), in good faith at the expense of the Indemnitor (such expenses, including reasonable legal, accounting and investigatory fees and costs, to be paid currently by the Indemnitor), with counsel selected by the Purchaser and in the forum selected by the Purchaser upon written request therefor from the Indemnitor to the Purchaser within thirty (30) days after receipt by the Indemnitor of the notice referred to in Section 3(a) accompanied by proof reasonably satisfactory to the Purchaser that the Indemnitor has the financial capability to satisfy its obligations hereunder with respect to the applicable Claim along with an opinion in form and substance reasonably satisfactory to Purchaser of independent tax counsel or accountants of recognized standing reasonably satisfactory to the Purchaser to the effect that there is substantial authority for the position that the Purchaser seeks to take in the contest of such Claim, provided that (i) the Purchaser shall not be required to pursue any appeal of a judicial decision under this Section 3(c) unless timely so requested in writing by Indemnitor and shall not be obligated to contest any Claim in the U. S. Supreme Court, and (ii) the Indemnitor shall advance to the Purchaser on an interest free basis sufficient funds to pay the applicable tax, interest, penalties and additions to tax to the extent necessary for the contest to proceed in the forum selected by the Purchaser.  The Purchaser shall have the sole right to represent the REITs in any controversy with the IRS that does not constitute a Claim or that is solely with respect to taxable periods beginning after the Purchase Date and to employ counsel of its choice at its expense.  The Purchaser shall (except to the extent provided in Section 3(d)) have full control over the conduct of any contest under this Section 3(c) but shall keep the Indemnitor informed as to the progress of such contest, shall provide the Indemnitor with all documents and information related to such contest reasonably requested in writing by the Indemnitor (other than tax returns (except for (i) separate company tax returns of either or both REITS or (ii) portions of tax returns that include but are not limited to either or both REITS or information therefrom compiled by the Purchaser) and other confidential information), and shall consider in good faith any suggestions made by the Indemnitor as to the conduct of such contest.  Neither the Purchaser nor any REIT or any Indemnitee shall waive or extend the statute of limitations with respect to any taxable year of either REIT ending on or before or that includes the Purchase Date without the prior written consent of the Indemnitor (not unreasonably to be withheld, delayed or conditioned).

(d)                                 Purchaser shall advise Indemnitor in writing of any settlement offer made by the IRS with respect to a controversy being contested pursuant to Section 3(c).  Purchaser shall not be entitled to settle or compromise, either administratively or after the commencement of litigation, any controversy conducted by it pursuant to Section 3(c) without the prior written consent of the Indemnitor (not unreasonably to be withheld, delayed or conditioned) if such settlement or compromise (i) would give rise to an obligation of Indemnitor to indemnify an Indemnitee under this Indemnity Agreement (unless Purchaser waives payment of such indemnity) or (ii) could adversely affect the liability of Indemnitor or any direct or indirect owner of Indemnitor for taxes.  If the Indemnitor requests in writing that the Purchaser accept a settlement or compromise offer (other than a settlement or compromise offer that would adversely affect the status of any Indemnitee or any affiliate (other than the REITs) as a real estate investment trust for Federal income tax purposes or a settlement or compromise offer conditioned upon agreement with respect to any matter not indemnified against by Indemnitor under this Indemnity Agreement), the Purchaser shall either accept such settlement offer or agree with the Indemnitor that the liability of the Indemnitor with respect to such Claim under this Indemnity Agreement shall be limited to an amount calculated on the basis of such settlement offer.

(e)                                  Indemnitor shall pay any indemnity amount due under this Indemnity Agreement in respect of a Claim that is contested as set forth in Section 3(b) or 3(c), and Purchaser shall refund to Indemnitor any amount advanced by Indemnitor pursuant to clause (ii) of the proviso to the first sentence of Section 3(c) in excess of the portion thereof due to Purchaser under this Indemnity Agreement, within fifteen (15) Business Days (as defined in the LP Agreement) after the earlier of (i) a decision, judgment, decree or other order by any court of competent jurisdiction which has become final and is not appealed pursuant to this Indemnity Agreement, or (ii) entry into a closing agreement or other settlement agreement or compromise in connection with an administrative or judicial proceeding. Indemnitor shall pay any indemnity amount due under this Indemnity Agreement in respect of a Claim other than a Claim that is contested as set forth in Section 3(b) or 3(c) within fifteen (15) Business Days (as defined in the LP Agreement) after written demand therefor by the Purchaser accompanied by reasonable evidence of the liability for and amount of the indemnity. Late payments shall bear interest at the rate of eighteen percent (18%) per annum compounded monthly (or if less, the highest rate allowed by law).

(f)                                   Except as provided above, the Purchaser and the other Indemnitees shall have full control over any decisions in respect of contesting or not contesting any tax matter and may pursue or not pursue administrative and/or judicial remedies and conduct any contest in any manner as they may determine, in each case in their sole and absolute discretion.

(g)                                  The Parties shall use commercially reasonable efforts to mitigate any Loss, including by availing the REITs at the expense of the Indemnitor of the mitigation provisions available to real estate investment trusts under the Code.

(h)                                 Notwithstanding anything herein to the contrary, under no circumstances shall the Indemnitor be liable for any Loss:  (i) incurred by any Person (as defined in the LP Agreement) other than the REITs after the earlier of (A) the day immediately prior to the last day of the calendar quarter that includes the Purchase Date or (B) the last day of the tax year of the REITs that includes the Purchase Date (regardless of when during the Survival Period such taxes are assessed by the IRS) (it being understood that any tax arising from a failure to comply with Section 856(c)(4) of the Code in any quarter is incurred no sooner than the last day of the applicable quarter); or (ii) incurred by either or both of the REITs that results from a transaction (including a transaction deemed to occur for income tax purposes) that occurs after the date which is six (6) months following the Purchase Date (regardless of when during the Survival Period such taxes are assessed by the IRS); provided, however, that Indemnitor’s liability for any Loss relating to taxes shall be determined by reference to, and shall not exceed, the RP REITs’ Tax Liability Limitation (as hereinafter defined).  For purposes of this Agreement, the term “RP REITs’ Tax Liability Limitation” shall mean the tax liabilities of the REITs that would have resulted had REIT I sold its assets on the Purchase Date for the value used to determine the Purchase Payments (as defined in the LP Agreement) under the LP Agreement (such maximum tax liabilities to be determined (x) for the sake of clarity, taking into account any additional tax arising from such sale resulting from the actual failure of a REIT to qualify as a real estate investment trust within the meaning of Section 856 of the Code on or prior to the Purchase Date, and (y) without giving effect to any items of deduction or credits unrelated to such deemed sales that such REITs would have had available to reduce their tax liabilities resulting from such sales).

(i) Notwithstanding anything contained herein to the contrary, no Specified Matter shall be treated as failing to be true and correct, and therefore no such Specified Matter shall be the basis for indemnification under this Indemnity Agreement, to the extent any failure of such Specified Matter to be true and correct is the result of a breach by the Partnership or any Indemnitee of any representation or covenant in any Transaction Document, including any failure by the Partnership to operate in accordance with the REIT Requirements (as defined in the LP Agreement), or as a result of any Event of Default (as defined in the LP Agreement).

(j)                                    The amount for which Indemnitor is otherwise liable hereunder shall be reduced by reason of any liability that it would not have incurred but for an Event of Default having occurred.

4.                                      Entire Agreement.  This Indemnity Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among the Parties with respect to the subject matter hereof.

5.                                      Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury.  The validity, interpretation and enforcement of this Indemnity Agreement shall be governed by the laws of the State of New York without regard to its principles of conflicts of law.  Each Party hereby submits to the exclusive jurisdiction of any United States Federal court sitting in New York County or New York State Court located in New York County in any action or proceeding arising out of or relating to this Indemnity Agreement.  EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, A TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS INDEMNITY AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

6.                                      Amendments.  This Indemnity Agreement shall not be modified, altered, supplemented or amended, except pursuant to a written agreement executed and delivered by all of the Parties.

7.                                      Notices.  Any notice, demand or request may be given in writing by email transmission to the Party for whom it is intended, or (a) by registered or certified mail (return receipt requested and postage prepaid), (b) by a nationally recognized overnight courier providing for signed receipt of delivery, or (c) by facsimile, with delivery confirmed by the sender and followed by copy sent by nationally recognized overnight courier providing for signed receipt of delivery, in each case at the following address, or such other address as may be designated in writing by notice given in accordance with this Section 7:

If to any Indemnitee:	c/o Roseland Residential Trust 210 Hudson Street, Suite 400 Jersey City, NJ 07311 Facsimile:(732) 590-1009 E-mail: Baron@Roselandres.com Attention: Ivan Baron with a copy to:

Mack-Cali Realty Corporation
Harborside 3
210 Hudson Street, Suite 400
Jersey City, NJ 07311
Facsimile: (732) 205-9015
Email:gwagner@mack-cali.com
Attention: Gary Wagner
Executive Vice President and General Counsel

with a copy to:	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to Indemnitor: and

Rockpoint Growth and Income Real Estate Fund II
500 Boylston Street
Boston, MA 02116
Facsimile: (617) 437-7011
E-mail: pboney@rockpointgroup.com
jgoldman@rockpointgroup.com
Attention: Paisley Boney
Joseph Goldman

Rockpoint Growth and Income Real Estate Fund II
Woodlawn Hall at Old Parkland
3953 Maple Avenue, Suite 300
Dallas, TX 75219
Facsimile: (972) 934-8836
E-mail: rhoyl@rockpointgroup.com
Attention: Ron Hoyl

with a copy to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Facsimile: (213) 229-6638
E-mail: jsharf@gibsondunn.com
gpollner@gibsondunn.com
Attention: Jesse Sharf
Glenn R. Pollner

All notices (i) shall be deemed to have been delivered on the date that the same shall have been actually delivered in accordance with the provisions of this Section 7 and (ii) may be delivered either by a Party or by such Party’s attorneys.  Any Party may, from time to time, specify as its address for purposes of this Indemnity Agreement any other address upon the giving of ten (10) days’ written notice thereof to the other Parties.

8.                                      Term.  The term of this Indemnity Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (the “Survival Period”).

9.                                      Counterparts.  This Indemnity Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.  Delivery of such counterpart signature pages may be effectuated by email pursuant to Section 7.

10.                               Severability.  If any provision of this Indemnity Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Indemnity Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Indemnity Agreement, and the remaining provisions of this Indemnity Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Indemnity Agreement, unless such continued effectiveness of this Indemnity Agreement, as modified, would be contrary to the basic understandings and intentions of the Parties as expressed herein.

11.                               Recitals.  The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Indemnity Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.

12.                               Third Party Beneficiaries.  None of the provisions of this Indemnity Agreement shall be for the benefit of or enforceable by any person not a party hereto, provided, however, that notwithstanding the foregoing, those Indemnitee Parties who are not parties to this Indemnity Agreement are third party beneficiaries hereof, it being agreed to and understood that such Indemnitee Parties shall have the right to be indemnified by Indemnitor pursuant to the terms of this Indemnity Agreement (and shall have the right to enforce this Indemnity Agreement against Indemnitor) as if such Indemnitee Parties were parties hereto.

13.                               Successors and Assigns.  This Indemnity Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns, provided, however, that Indemnitor shall not be entitled to assign its obligations pursuant to this Indemnity Agreement without the express written consent of the Indemnitees (which consent shall not be unreasonably withheld).

14.                               Sole Remedy.                     Notwithstanding anything to the contrary in this Indemnity Agreement, the indemnification provided for in this Indemnity Agreement shall be the sole and exclusive remedy of the Purchaser for the failure of any of the Specified Matters set forth in Section 2 to be true and correct in any material respect as of the date of this Indemnity Agreement or with respect to any other matter with respect to which indemnification of the Purchaser is contemplated by this Indemnity Agreement.  For the avoidance of doubt, the failure of any of the Specified Matters set forth in Section 2 to be true and correct at any time shall not relieve the Purchaser from its obligation to purchase the Put/Call Interests (as defined in the LP Agreement) from Rockpoint Preferred Holders (as defined in the LP Agreement) at any time such purchase is required pursuant to the terms of the LP Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK;

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Indemnity Agreement as of the date first written above.

INDEMNITOR

ROCKPOINT GROWTH AND INCOME FUND II

By
Name:
Title:

INDEMNITEES

MACK-CALI REALTY CORPORATION

By
Name:
Title:

MACK-CALI REALTY, L.P.

By
Name:
Title:

[PURCHASER]

By
Name:
Title:

MACK-CALI PROPERTY TRUST

By
Name:
Title:

ROSELAND RESIDENTIAL TRUST

By
Name:
Title:

EXHIBIT D

Example (Special Allocation of Modified Net Income)

Assume net 704(b) income for year is $0, Permitted Sale Property Gain included in that amount is $20M, and Depreciation included in that amount is $40M.  Also assume Gross Asset Value is $1.5B ($1.5B - $40M Depreciation + $40M Cash ($20M attributable to Permitted Sale Property Gain and $20M attributable to operating cash sheltered by Depreciation).

Also assume that during the year, the accrued Base Return for Rockpoint and RRT are $18M and $72M, respectively, there is no Deficiency or Distribution Make-Whole applicable, and there have been no adjustments to the RRT Initial Capital Contribution (so that Rockpoint has an initial Capital Account of $300M and RRT has an initial Capital Account of $1.2B).  For simplicity, assume there is no Capital Account attributable to the Rockpoint Class B Preferred Interest.

First, determine Modified Net Income:

Net Income	($0M)

Less Permitted Sale Property Gain	($20M)

Plus Depreciation	$40M

Modified Net Income	$20M

Next, it is necessary to determine application of cash under the waterfall upon a deemed liquidation, selling assets for Gross Asset Value.  First, the $20M attributable to Permitted Sale Property Gain would be divided 10% to the Rockpoint Class B Preferred Interest ($2M) and 90% to RRT ($18M).  The remaining $1.48B would be distributed as follows:

Section 9(a)(ii)(B) - Accrued Rockpoint Class A Base Return - $18M to Rockpoint

Section 9(a)(ii)(C) — Unreturned Class A Capital Contributions - $300M to Rockpoint

Section 9(a)(ii)(D) and (E) — 5% to Rockpoint and 95% to RRT until RRT has received its RRT Base Return and Unreturned Capital - $58.1M to Rockpoint $1,103,900,000 to RRT.

As the next step, it is necessary to determine how much income must be allocated to the Rockpoint Class A Preferred Holder in order to bring its Capital Account equal to its cash entitlement under the distribution waterfall.  Rockpoint Class A beginning Capital Account is $300M, and it’s target year-end Capital Account is $376.1M ($300M + $18M + $58.1M).

Items of Modified Net Income would be allocated to Rockpoint Class A up to $76.1M in order to increase the Rockpoint Class A Capital Account to $376.1.  Because Modified Net Income is only $20M for the year, that amount would be allocated entirely to Rockpoint Class A, bringing Rockpoint Class A Preferred Holder’s Capital Account to $320M.  The Capital Account

attributable to Rockpoint Class B Preferred Holder would equal $2M (again, assuming for this purpose no Class B Capital Contribution).

By excluding Modified Net Income from Profit and Loss, $40M of Depreciation is left for allocation, and that amount would be allocated entirely to RRT.  As a result, RRT’s capital account at the end of the year would be equal to $1,178,000,000 ($1.2B + $18M (the Permitted Sale Property Gain allocation) - $40M).

EXHIBIT B

Partnership’s Wiring Instructions

MC ROSELAND NJ HOLDINGS, LLC Wire Instructions

Wire To:                                            [Intentionally Omitted]

Credit To: [Intentionally Omitted]

B-1

EXHIBIT C

Shared Services Agreement

SHARED SERVICES AGREEMENT

between

MACK-CALI REALTY, L.P.

and

ROSELAND RESIDENTIAL, L.P.

Effective March    , 2017

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (together with the Schedule and Exhibit attached hereto, the “Agreement”), dated March    , 2017 (the “Effective Date”), is by and between Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”) and Roseland Residential, L.P., a Delaware limited partnership (the “Partnership”).  MCRLP and the Partnership shall be collectively referred to herein as the “Parties”, and each, a “Party”.

RECITALS

WHEREAS, the Partnership is issuing up to $300,000,000 in preferred equity units to RPIIA-RLA, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “RP Investor I”), and RPIIA-RLB, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “RP Investor II” and, together with RP Investor I, the “Investors”) pursuant to the terms of that certain Preferred Equity Investment Agreement, dated February 27, 2017 (the “Investment Agreement”) by and among the Partnership, MCRLP, Mack-Cali Realty Corporation, a Maryland corporation, Mack-Cali Property Trust, a Maryland business trust, Mack-Cali Texas Property, L.P., a Texas limited partnership, Roseland Residential Trust, a Maryland real estate investment trust (the “General Partner”), Roseland Residential Holding L.L.C., a Delaware limited liability company (the “Limited Partner”), and the Investors (the “Transaction”);

WHEREAS, in connection with the Transaction, the General Partner, the Limited Partner, and the Investors are amending and restating that certain Amended and Restated Agreement of Limited Partnership of Roseland Residential, L.P., dated as of December 22, 2015, and entering into that certain Second Amended Restated Agreement of Limited Partnership of Roseland Residential, L.P., dated as of March    , 2017 (the “Partnership Agreement”);

WHEREAS, in connection with the Transaction, MCRLP has agreed to provide certain Services (as defined below) to the Partnership on a going forward basis on the terms and conditions set forth herein; and

WHEREAS, in connection with providing the Services, MCRLP has agreed to share certain commercial office space, executive and administrative employees, proprietary systems, processes, and other assets with the Partnership, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

ARTICLE VII

SHARED SERVICES

Section 7.01                            Shared Services, Assets, and Employees.

(a)                                 Services.

Commencing on the Effective Date and continuing through the duration of the Services Period (as defined below), MCRLP shall assist the Partnership in its day-to-day business and operations, as an indirect subsidiary of MCRLP.  MCRLP shall provide the Partnership with (i) those services provided to the Partnership prior to the Effective Date and those services described on Schedule 1 and (ii) any additional services reasonably required by the Partnership to conduct its business that MCRLP provides for itself or its affiliates (the “Base Services” and, together with Additional Services agreed by the Parties in accordance with Section 1.1(b), the “Services”).  The Services shall only be made available, and the Partnership shall only be entitled to utilize the Services, for the benefit of the operation of the Partnership’s business.  MCRLP’s obligations to perform services hereunder shall be limited to the Services.  Schedule 1 may be amended from time to time with the mutual consent of both Parties, or as otherwise provided in this Agreement.

(b)                                 Additional Services.

In the event that the Partnership determines that it would be beneficial for MCRLP to provide any additional service or services not included in the Services, or a material change in the then-current Services, to the Partnership, the Partnership shall request in writing that MCRLP provide such additional services (as so determined, the “Additional Services”).  MCRLP shall, in its reasonable discretion, determine (i) whether to provide such Additional Services, taking into consideration its ability to provide such Additional Services, and (ii) the amount, if any, by which the Services Fee (as defined below) shall be increased to reflect all Additional Services to be performed.  The Parties shall agree in writing on any Additional Services to be performed and any corresponding increase in the Services Fee.  Following such agreement, Schedule 1 shall be amended to reflect all Additional Services to be performed.  The Additional Services shall be subject to the terms and conditions of this Agreement as with any other Services provided hereunder.  Except as provided herein, the Services Fee may not be increased without the prior written approval of the Investors, which approval may not be unreasonably withheld.  Notwithstanding the foregoing, MCRLP shall have no obligation to provide any Additional Services or to negotiate the additional Services Fee with the Partnership or the Investors.

(c)                                  Subcontractors.

MCRLP may, directly or through one or more affiliates, hire or engage one or more subcontractors, consultants, vendors, or other third parties (each, a “Subcontractor”) to perform any or all of the Services under this Agreement to the extent MCRLP has determined in its sole discretion that such Subcontractors are reasonably necessary for the efficient performance of any of the Services and to the extent MCRLP, directly or through one or more affiliates, hires or engages such Subcontractors to provide similar services for itself or its affiliates; provided, that MCRLP shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Services provided by any Subcontractor.

(d)                                 Sharing of Space and Assets.

In connection with the provision of the Services, MCRLP agrees to share with the Partnership the commercial office space located at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, NJ 07311 and provide certain computer systems, hardware, and other assets to the Partnership (collectively, the “Shared Assets”).  The determination of which assets constitute Shared Assets and the scope of the Partnership’s use of the Shared Assets shall be made by MCRLP in its reasonable discretion.  For the avoidance of doubt, the commercial office space located at 150 JFK Parkway, Short Hills, NJ 07078 and 7 Sylvan Way, Parsippany, NJ 07054 shall not constitute “Shared Assets” and shall be governed by separate lease agreements attached hereto as Exhibit A.]

(e)                                  Service Delivery Employees.

MCRLP may, from time to time, permit some of its employees to render the Services or perform other functions for the benefit of the Partnership (the “Service Delivery Employees”).  The Service Delivery Employees will, at all times, remain employees of MCRLP or its affiliates, and shall not become employees of the Partnership.  MCRLP shall remain solely responsible for any liability in respect to the Service Delivery Employees and their beneficiaries and dependents relating to any employment or termination of employment of any Service Delivery Employees.  The use of Service Delivery Employees and their scope of responsibilities shall be determined by MCRLP in its sole discretion.

Section 7.02                            Term and Termination.

(a)                                 Term.  The term of this Agreement shall commence as of the Effective Date, and shall continue until terminated as provided in Section 1.2(b) herein (the “Services Period”).

(b)                                 Termination.  This Agreement may be terminated as follows:

(A)                               by MCRLP:

(A)                               in the event that the Partnership has not paid any amounts required to be paid under Section 2.1(a) (other than, for purposes of clarification, with respect to disputed amounts) within thirty (30) days after the applicable due date and such breach remains uncured for ten (10) business days after receipt of written notice by the Partnership and the Investors from MCRLP; or

(B)                               in the event that the Partnership has filed a voluntary petition or has filed against it a petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws (which is not dismissed or discontinued within sixty (60) days after the filing of such petition) or to file an answer admitting the general obligations of an insolvency petition.

(C)                               upon one hundred twenty (120) days’ prior written notice to the Partnership and the Investors.

(B)                               by the Partnership in the event that MCRLP:

(A)                               commits a material breach of this Agreement and such breach remains uncured for ten (10) business days after receipt of written notice by MCRLP from the Partnership;

(B)                               files a voluntary petition or has filed against it a petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws (which is not dismissed or discontinued within sixty (60) days after the filing of such petition) or to file an answer admitting the general obligations of an insolvency petition; or

(C)                               upon thirty (30) days’ prior written notice to MCRLP and the Investors.

(C)                               by the Parties at any time upon mutual written consent.

(c)                                  Upon termination of this Agreement, all accrued undisputed Services Fees shall become due and payable to MCRLP (i) immediately, upon termination by MCRLP in accordance with Section 1.2(b)(i), termination by the Partnership in accordance with Section 1.2(b)(ii)(C) or termination by the Parties in accordance with Section 1.2(b)(iii) and (ii) fifteen (15) business days after the termination date, upon termination by the Partnership in accordance with Section 1.2(b)(ii)(A) or Section 1.2(b)(ii)(B).

Section 7.03                            General Terms.

(a)                                 Provision of Services.

(i)                                     MCRLP shall provide the Services in a manner and level of performance that is consistent with the manner in which and level of performance with which it provides similar services to itself and its affiliates.  The Parties hereto shall use their respective commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.  MCRLP shall, at its cost and expense, obtain and maintain all consents, licenses, sublicenses and approvals necessary or desirable to permit MCRLP (and its agents) to perform, and the Partnership to receive, the Services.

(ii)                                  Management of, and control over, the provision of the Services (including the determination or designation at any time of the Shared Assets, Service Delivery Employees and other resources of MCRLP or any Subcontractors used in connection with the provision of such Services in accordance with Section 1.1(c), Section 1.1(d) and Section 1.1(e)) shall reside solely with MCRLP.  Without limiting the generality of the foregoing, all labor matters relating to any employees of MCRLP, its affiliates and any third party service provider shall be within the exclusive control of such entity.  MCRLP shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to MCRLP employees used to provide such Services.

(iii)                               Except as provided elsewhere in this Agreement, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources, including the Shared Assets, owned by MCRLP or any Subcontractors shall remain the property of MCRLP or such Subcontractors and shall at all times be under the sole direction and control of MCRLP.

(b)                                 Service Standards/Limitations.

(i)                                     MCRLP, together with its affiliates, shall maintain the necessary staff and other resources to perform the Services and otherwise fulfill its obligations under this Agreement.  Notwithstanding the foregoing, in providing the Services, neither MCRLP nor any of its affiliates shall be obligated to:  (A) hire any additional employees; (B) maintain the employment of any specific employee; or (C) purchase, lease or license any additional equipment, hardware, intellectual property or software (other than such equipment, hardware or software that is necessary to replace damaged or broken equipment or hardware or software necessary to perform the Services).

(ii)                                  MCRLP shall not be required, and shall be excused from providing, any Service to the extent and for so long as the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of MCRLP, including unfeasible technological requirements, or to the extent the performance of such Service would require MCRLP or a Subcontractor to violate any applicable law, or would result in the breach of any software license or other applicable contract, whether related to intellectual property or otherwise.  In the event that MCRLP claims any of the foregoing conditions to excuse MCRLP’s performance of any Service, then MCRLP shall provide prompt written notice to the Partnership and shall use commercially reasonable efforts to cure, remove or resolve the condition as promptly as possible or to find an alternative manner to achieve the intent of this Agreement.

(iii)                               MCRLP shall not have any responsibility under this Agreement for verifying the accuracy of any information given to it by the Partnership or on behalf of the Partnership by its third parties (other than MCRLP or any Subcontractor) for the purpose of providing the Services.

(c)                                  Response Time.  MCRLP shall respond to notifications from the Partnership and shall use commercially reasonable efforts to resolve any problems in connection with the provision of Services within a commercially reasonable period of time, using response and proposed resolution times consistent with response and resolution of problems in past practice.  To the extent MCRLP notifies the Partnership of an issue in connection with the Partnership’s receipt or use of the Services, the Partnership shall respond to such notifications and shall use commercially reasonable efforts to resolve such issue within a commercially reasonable period of time.

(d)                                 Independent Contractors.  The Parties hereto are independent contractors, and none of the Parties or their respective employees, representatives or agents will be deemed to be employees, representatives or agents of the any other Party pursuant to or as a result of performing any obligations under this Agreement.  No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created by this Agreement, expressly or by implication.  The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

(e)                                  Assumption of Liabilities.  MCRLP shall not assume or have any responsibility with respect to any financial obligations or liabilities of the Partnership, and the Partnership shall not assume or have any responsibility with respect to any financial obligation or liability of MCRLP, pursuant to this Agreement.

(f)                                   Record Retention and Data Ownership.  MCRLP shall maintain all books and records related to the Services and the Partnership (the “Books and Records”) and, upon the Partnership’s request, shall provide the Partnership, regulators and government representatives with reasonable access to the Books and Records.  The Partnership shall own all of all the data or information regarding businesses of the Partnership, including any data or information developed or produced by MCRLP or Subcontractors in connection with the Services (the “Partnership Data”).  To the extent MCRLP or Subcontractors have or acquire any rights in Partnership Data, MCRLP hereby irrevocably assigns, transfers and conveys (and shall cause Subcontractors to hereby irrevocably assign, transfer and convey) to the Partnership all of its and their all of its right, title and interest in and to the Partnership Data.  Upon expiration or termination of this Agreement, MCRLP shall return all Books and Records and Partnership Data to the Partnership, except to the extent MCRLP is required to retain a copy of particular documents or materials in order to comply with applicable law or MCRLP’s internal record retention requirements.

ARTICLE VIII

CONSIDERATION

Section 8.01                            Payments.

(a)                                 Payments.  In consideration for the Base Services provided by MCRLP hereunder (including use of Shared Assets and Service Delivery Employees) and all Additional Services provided by MCRLP hereunder that the Parties have agreed in accordance with Section 1.1(b) will not increase the Services Fee, the Partnership shall pay to MCRLP the aggregate sum of one million dollars ($1,000,000) per year, in twelve equal monthly payments of eighty-three thousand three hundred and thirty-three dollars and thirty-three cents ($83,333.33), commencing on the Effective Date and continuing until termination of this Agreement, with an annual three percent (3%) increase each year thereafter during the Services Period (the “Base Services Fee”).  In consideration for any Additional Services provided by MCRLP hereunder for which the Parties have agreed to an increase in the Services Fee in accordance with Section 1.1(b), the Partnership shall pay to MCRLP, in twelve equal monthly payments, the amount agreed by the Parties for such Additional Services (the “Additional Services Fee” and, together with the Base Services Fee, the “Services Fee”).  The Services Fee shall be paid on a monthly basis in advance.

The first payment is due on March    , 2017 (the “Payment Date”) and all subsequent payments (other than any disputed amounts) are due thirty (30) days after the Partnership’s receipt of an invoice from MCRLP. No other payment for Services provided hereunder shall be required.  Any undisputed Services Fees not paid within thirty (30) days after their respective due dates will be considered delinquent and a late payment charge of the lesser of one percent (1%) of the delinquent balance due or the maximum amount permissible by applicable law will be assessed per month on the amounts that remain delinquent.  The Partnership shall not offset any amounts owing to it by MCRLP or its affiliates against amounts payable by the Partnership hereunder.  Upon termination of this Agreement, other than upon termination by MCRLP in accordance with Section 1.2(b)(i)(A), MCRLP shall refund to the Partnership an amount equal to the portion of the prepaid monthly Services Fee attributable to the period after the termination date.

(b)                                 Reimbursable Expenses.  The Services Fee shall include all, and the Partnership shall not be obligated to reimburse MCRLP for any, travel, lodging and other out-of-pocket expenses incurred by MCRLP in connection with providing the Services.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF MCRLP

MCRLP represents and warrants to the Partnership as of the date hereof:

Section 9.01                            Organization of MCRLP.

MCRLP is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 9.02                            Authority; Non-Contravention; Approvals.

(a)                                 MCRLP has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the performance by MCRLP of the transactions contemplated by this Agreement have been approved by the general partner of MCRLP and no other partnership voting or other proceeding on the part of MCRLP is necessary to authorize the execution and delivery by MCRLP of this Agreement or the performance by MCRLP of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by MCRLP and constitutes a valid and binding obligation of MCRLP enforceable against MCRLP in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery by MCRLP of this Agreement and the performance of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in a breach of any provision of the limited partnership agreement or comparable organizational documents of MCRLP; (ii) result in a violation or material breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which MCRLP is now a party or by which any of their respective assets or businesses may be bound or affected; or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to MCRLP or any of its assets or businesses.

(c)                                  No declaration, filing or registration with, notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by MCRLP or the performance by MCRLP of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 9.03                            Capabilities.

MCRLP has and will maintain throughout the Services Period sufficient employees and other resources to perform the Services and otherwise satisfy its obligations under this Agreement.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to MCRLP as of the date hereof:

Section 10.01                     Organization and Qualification.

The Partnership is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Partnership has all requisite limited partnership power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 10.02                     Authority; Non-Contravention; Approvals.

(a)                                 The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the performance by the Partnership of the transactions contemplated by this Agreement have been approved by the General Partner of the Partnership.  No other partnership voting or other proceeding on the part of the Partnership is necessary to authorize the execution and delivery of this Agreement or the performance by the Partnership of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery of this Agreement by MCRLP, this Agreement constitutes valid and binding obligations of the Partnership enforceable against the Partnership in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(b)                                 The execution and delivery by the Partnership of this Agreement and the performance of the transactions contemplated by this Agreement will not (i) conflict with or result in a material breach of any provisions of the Partnership Agreement of the Partnership; or (ii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to the Partnership.

(c)                                  No declaration, filing or registration with, notice to, or authorization, consent, order or approval of, any governmental authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Partnership or the performance by the Partnership of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE XI

INDEMNIFICATION AND DAMAGES

Section 11.01                     Indemnification of MCRLP.

The Partnership shall indemnify MCRLP and its general and limited partners, officers, directors, employees, agents, successors and permitted assigns (the “MCRLP Indemnified Parties”), and shall hold the MCRLP Indemnified Parties harmless against, any loss, damage, cost or expense (including reasonable attorneys’ fees) (collectively, “Losses”) which the MCRLP Indemnified Parties may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly arising out of MCRLP’s performance of the Services, subject to any limitations imposed by law or the Partnership Agreement, except in cases where the claim arises out of MCRLP’s bad faith, gross negligence or willful misconduct in performing the Services or the breach by MCRLP of their obligations under this Agreement.

Section 11.02                     Indemnification of the Partnership.

MCRLP shall indemnify and shall hold the Partnership and its general and limited partners, officers, directors, employees, agents, successors and permitted assigns (the “Partnership Indemnified Parties”) harmless against any Losses which the Partnership Indemnified Parties may sustain or incur by reason of any claim, demand, suit or recovery by any third party allegedly arising out of MCRLP’s bad faith, gross negligence or willful misconduct in performing the Services or the breach by MCRLP of their obligations under this Agreement.

Section 11.03                     Limitation of Liability.

(a)                                 Reliance.

MCRLP may rely conclusively on, and will have no liability to the Partnership for acting upon, any instruction, notice, certificate, statement, instrument, report or other paper or document which the Partnership or those acting on its behalf provided to MCRLP in connection with the performance of the Services.

(b)                                 Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS IS” AND MCRLP DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES AND MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

ARTICLE XII

MISCELLANEOUS

Section 12.01                     Compliance with Laws.

Each of the Parties hereto shall, with respect to its obligations and performance hereunder, comply with all applicable requirements of applicable law, including import and export control, environmental and occupational safety requirements.

Section 12.02                     Confidentiality.

Each Party shall keep confidential all information obtained by it in connection with this Agreement and provision of the Services and shall not disclose any such information (or use the same except in furtherance of its duties and obligations under this Agreement) to unaffiliated third parties, except:  (a) with the prior written consent of the applicable Party; (b) to legal counsel, accountants and other professional advisors; (c) to appraisers, financing sources and others in the ordinary course of business; (d) to third parties who agree to keep such information confidential by contract or by professional or ethical duty and who need to know such information to perform services or to evaluate a prospective transaction; (e) to governmental officials having jurisdiction over the applicable Party; (f) in connection with any governmental or regulatory filings of the applicable Party, or disclosure or presentations to such Party’s investors; (vii) as required by law or legal process to which a Party or any person to whom disclosure is permitted hereunder is subject; or (g) to the extent such information is otherwise publicly available through the actions of a person other than the Party not resulting from the Party’s violation of this Section 6.2.

Section 12.03                     Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles of such State.  The Parties hereto consent and submit to the exclusive jurisdiction of the courts (State and federal) located in the State of New York in connection with any controversy arising under this Agreement or its subject matter.  The Parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum.  The Parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth below shall be effective legal service for any litigation brought in such courts.

Section 12.04                     Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT NEITHER PARTY SHALL BE LIABLE FOR ANY PUNITIVE DAMAGES.

Section 12.05                     Force Majeure.

Except for the Partnership’s obligation to make timely payments for Services performed in accordance with the terms hereof, no Party shall have any liability for any losses or delay to the extent due to fire, explosion, lightning, pest damage, power failure or surges, strikes or labor disputes, water or flood, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause beyond such Party’s reasonable control, whether or not similar to the foregoing that prevent such Party from materially performing its obligations hereunder.  If any Party claims a condition of force majeure as an excuse for non-performance of any provision of Services, the Party asserting the claim must notify the other Parties hereto in writing as soon as practicable of the force majeure condition, describing the condition in reasonable detail and, to the extent known, the probable extent and duration of the condition.  For so long as a condition of force majeure continues, the Party invoking the condition as an excuse for non-performance hereunder will use commercially reasonable efforts to cure or remove the condition as promptly as possible or to provide an alternative method to provide the Services so as to resume performance of its obligations hereunder as promptly as possible.

Section 12.06                     Assignment.

This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Party hereto, and any such unauthorized assignment or transfer will be void ab initio.  The Partnership acknowledges that the Services may be performed by one of MCRLP’s affiliates or by any Subcontractor.

Section 12.07                     Third Party Beneficiaries.

This Agreement is the sole benefit of the Parties and their permitted assigns and each such Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties or their permitted assigns, and with respect to (a) Section 1.1(b) and the notification right under Section 1.2(b)(i)(A), the Investors, (b) Section 5.1, the MCRLP Indemnified Parties and (c) Section 5.2, the Partnership Indemnified Parties.

Section 12.08                     Entire Agreement; Modification; Waivers.

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings with respect to the Services; provided, that, for the avoidance of doubt, nothing contained in this Agreement shall affect or be deemed to modify any rights of the Investors relating to this Agreement and provided for under the Partnership Agreement, the Investment Agreement or any other agreement to which the Investors are a party and relating to the Transaction.  This Agreement may not be altered, modified or amended except by a written instrument signed by all affected Parties.  The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 12.09                     Severability.

The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect, unless the deletion of such provision shall materially adversely affect the benefits or obligations of MCRLP, on the one hand, or the Partnership, on the other hand, in which event the Parties shall use their respective commercially reasonable efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

Section 12.10                     Survival.

Section 1.3(f), Article V and Article VI shall survive the expiration or termination of this Agreement.

Section 12.11                     Title and Headings.

Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 12.12                     Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.13                     Interpretation.

When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule or Exhibit, such reference shall be to an Article, Section, paragraph, clause, Schedule or Exhibit of this Agreement unless otherwise indicated.  All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible.  Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to any law include references to any associated rules, regulations and official guidance with respect thereto.  References to a person or entity are also to its predecessors, successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America.  References to “days” mean calendar days unless otherwise specified.  References to times of the day are to the Eastern Time zone unless otherwise specified.  References to “affiliates” or “an affiliate” of MCRLP shall exclude the Partnership, and references to “affiliates” or “an affiliate” of the Partnership shall exclude MCRLP.  Each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 12.14                     Savings Clause.

If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

Section 12.15                     Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile, or sent by overnight courier service or sent by certified mail, postage prepaid, and properly addressed as follows:

To MCRLP:

c/o Mack-Cali Realty Corporation
Harborside 3, 210 Hudson Street, Suite 400
Jersey City, NJ 07311
Facsimile: (732) 205-8237
Email: gwagner@mack-cali.com
Attention: Gary Wagner, Esq., General Counsel and Secretary

With Copy To:

Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
Facsimile: (212) 218-5526
Email: jnapoli@seyfarth.com

bhornick@seyfarth.com
Attention: John Napoli
Blake Hornick

To the Partnership:

c/o Roseland Residential Trust
Harborside 3, 210 Hudson Street, Suite 400
Jersey City, NJ 07311
Facsimile: (732) 205-8237
Email: baron@roselandres.com
Attention: Ivan Baron

With Copy To:

Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
Facsimile: (212) 218-5526
Email: jnapoli@seyfarth.com
bhornick@seyfarth.com
Attention: John Napoli
Blake Hornick

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new name and/or address, but no such change shall be deemed to have been given until it is actually received by the Party sought to be charged with its contents.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 6.15 if delivered personally or by overnight courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission and if delivered by mail, shall be effective three (3) business days following deposit in the United States mail, postage prepaid.

Remainder of page intentionally left blank; signature page to follow.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

MACK-CALI REALTY, L.P.,
a Delaware limited partnership

By:	MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

By:
Name: Michael J. DeMarco
Title: President and Chief Operating Officer

ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership

By:	ROSELAND RESIDENTIAL TRUST,
a Maryland real estate investment trust, its general partner

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

Signature Page to Shared Services Agreement

SCHEDULE 1

SERVICES

Services include but are not limited to the sharing of:

•                                          Accounting

•                                          Tax preparation

•                                          Human resources and payroll processing

•                                          Shared executive and administrative staff

•                                          Reimbursement for taxes and operating expenses

•                                          Computer facilities

•                                          Printers

•                                          Software

•                                          Phones

•                                          Public company expenses

•                                          Insurance

EXHIBIT A

LEASES EXCLUDED FROM SHARED ASSETS

EXHIBIT D

Credit Enhancement Agreement

DISCRETIONARY DEMAND PROMISSORY NOTE

March    , 2017

For value received and in consideration of any advance or advances (individually, an “Advance” and collectively, the “Advances”) which MACK-CALI REALTY, L.P., a Delaware limited partnership (together with its successors and assigns, the “Lender”) may, in its absolute and sole discretion elect to make to ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership (the “Borrower”), from time to time, the Borrower hereby unconditionally and irrevocably promises to pay to the order of the Lender at the Lender’s principal place of business located at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 or to such other place as the Lender may designate in writing to the Borrower, in lawful money of the United States of America in immediately available funds, the principal amount of each such Advance on DEMAND.  The maximum aggregate principal amount of Advances at any one time hereunder shall be $25,000,000.00.

The Borrower also promises to pay to the Lender interest on the outstanding principal amount of each Advance from the date of each Advance at the Applicable Rate, as defined herein, on the date on which the Borrower repays any principal amount of such Advance (such date, the “Interest Payment Date,” and each period beginning on the date of any such Advance through and including the business day that precedes any subsequent Interest Payment Date, an “Interest Period”).  The “Applicable Rate” means, as of any date of determination, a fluctuating rate per annum equal to, for each Interest Period, the LIBOR Rate for such Interest Period plus fifty (50) basis points above the Applicable Margin for Revolving Credit Loans (as used and defined in that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 25, 2017 (the “Credit Agreement”) by and among Lender, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and certain other lending institutions which are or may become parties to the Credit Agreement.

“LIBOR Rate” means, for any Interest Period, the rate specified in the Wall Street Journal, “Money Rates” column (or any successor column), as the “London Interbank Offered Rate” for the month beginning on the first day of such Interest Period (as published on the second business day in London prior to the first day of such Interest Period).  Accrued interest shall be due and payable at the end of each Interest Period.  Interest on this Note and the amounts payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day of the period and excluding the date of repayment).  Any change in the interest rate resulting from a change in the rate applicable thereto (or any component thereof) pursuant to the terms hereof shall become effective as of the opening of business on the day on which such change in the applicable rate (or component) shall become effective.

The Applicable Rate applicable to an Advance shall be set forth on the payment grid attached hereto and made a part hereof on Schedule 1 (the “Grid”), as adjusted by time to time by the Lender in accordance with changes to the Applicable Rate.

All payments made in connection with this Discretionary Demand Promissory Note (this “Note”) shall be in lawful money of the United States in immediately available funds without counterclaim or setoff and free and clear of and without any deduction or withholding for, any taxes or other payments.  All such payments shall be applied by the Lender to the outstanding principal and interest accrued on the Advances, and other liabilities of the Borrower hereunder, first, in respect of any interest then due, and second to outstanding principal.

BORROWER ACKNOWLEDGES AND AGREES THAT THE LENDER HAS NO COMMITMENT OR OBLIGATION TO MAKE ANY ADVANCE TO THE BORROWER, AND MAY REFUSE, IN THE EXERCISE OF ITS SOLE DISCRETION, TO MAKE ANY ADVANCE TO THE BORROWER.

In consideration of the granting of the Advances evidenced by this Note, the Borrower hereby further agrees as follows:

1.                                      No Commitment; Advance Requests.  The Lender shall have no obligation to make any Advance hereunder.  Requests for Advances shall be made within a time period acceptable to the Lender.  No course of dealing, expectation, or reliance shall be established by any action of Lender to approve an Advance or make an Advance within any time period.

2.                                      Prepayment.  The Borrower may prepay any Advance at any time in whole or in part without premium or penalty.  Each such prepayment shall be made together with interest accrued thereon to and including the date of prepayment.

3.                                      Lender’s Books and Records; Grid. The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Advance made by the Lender, including (i) the amount of each Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any payment received by the Lender hereunder.  The Lender shall record such amounts on the Grid, but in the event of any conflict between the Grid and Lender’s records concerning the size of such Advance, and other amounts related thereto, the records deemed most accurate by the Lender shall govern and control, absent manifest error.

4.                                      RESERVED.

5.                                      Representations and Warranties; Covenants.  The Borrower represents and warrants to the Lender (which representations and warranties shall be deemed to be made at the time of each Advance hereunder) that: (a) it is duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified to do business and is in good standing under the laws of every state where its failure to so qualify could reasonably be expected to have a material and adverse effect on its business, operations, property or other condition; (b) the execution, issuance and delivery of this Note by the Borrower are within its organizational powers and have been duly authorized, and the Note is valid and binding, and is not in violation of law or of the terms of the Borrower’s organizational documents and does not result in the breach of or constitute a default under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Note; (d) all Advances shall at all times rank at least pari passu with all other unsecured indebtedness of the Borrower; and (e) on the occasion of the granting of each Advance all representations and warranties contained herein shall be true and correct in all material respects and with the same force and effect as though such representations and warranties had been made on and as of the date of the making of each such Advance.

6.                                      Payment on Demand.  The Lender may by notice to the Borrower at any time and for any reason declare the principal amount of all Advances hereunder, together with accrued interest thereon and any other amounts owing hereunder, to be due and payable, subject to Section 7.  The Borrower shall, upon any such demand, repay all such amounts in accordance with such demand within thirty (30) business days. The failure by the Borrower to repay all such amounts (the “Default Amount”) in accordance with such demand within thirty (30) business days shall constitute an event of default (an “Event of Default”) hereunder.

7.                                      Remedies. Upon the occurrence of an Event of Default, the Lender shall, within five (5) business days thereof, give written notice (a “Default Notice”) to the Rockpoint Preferred Holders (as defined in the Second Amended and Restated Partnership Agreement of the Borrower dated as of March    , 2017 (the “Partnership Agreement”)) in accordance with the notice provisions set forth in the Partnership Agreement.  Such notice shall be in addition to the notice the Lender shall give to the Borrower, and shall be given concurrent therewith.  Following receipt of a Default Notice, the Rockpoint Preferred Holders, or any affiliate(s) thereof or other parties designated by them (collectively, “Rockpoint”), shall have the right, but not the obligation, to make payment to the Lender, within thirty (30) business days of receiving the Default Notice (the period from the occurrence of the Event of Default through the expiration of such thirty (30) business day period, the “Default Election Period”), in an amount equal to the Default Amount (a “Default Advance”). During any Default Election Period, the Lender shall have no right to enforce the provisions hereof in respect of such Event of Default or pursue any remedies in connection therewith, including declaring the principal amount of the Advances or interest thereon (whether or not accrued) or any other amounts payable hereunder due and payable. In the event Rockpoint elects to make a Default Advance, such Default Advance shall be deemed to (a) cure the Event of Default and (b) be a demand loan by Rockpoint to the Borrower, and shall bear interest payable to Rockpoint monthly at a rate equal to the lesser of (i) eighteen percent (18%) per annum or, if lower, (ii) the highest rate of interest permitted under applicable law, from and after the date of the Default Advance until the date such Default Advance is repaid by the Borrower to Rockpoint in full. If Rockpoint does not elect to make a Default Advance during the Default Election Period, the Lender shall, following the expiration of the Default Election Period, be entitled to enforce the provisions hereof in respect of such Event of Default and pursue any remedies it may be entitled to at law or in equity in respect of the Event of Default, including its right to declare the principal amount of the Advances or interest thereon (whether or not accrued) or any other amounts payable hereunder due and payable.  For the avoidance of doubt, in the event Rockpoint makes a Default Advance, Rockpoint shall, at any time, be entitled pursue any and all rights and remedies it may have in law or in equity against the Borrower in the event the Borrower fails to repay to Rockpoint the amount of the Default Advance or fails to pay any interest thereon to Rockpoint when due.

8.                                      Additional Guarantees and Other Credit Support At No Cost.  To the extent that the Lender or any of its subsidiaries (not including the Borrower or its subsidiaries) currently guarantees or otherwise promises to pay or provides other credit support for any present obligations or liabilities of the Borrower or any of its subsidiaries, or determines in its discretion to do so in the future, of any type or description as of or following the date hereof, (i) whether arising under or in connection with credit agreements, notes, guaranties, reimbursement agreements, other agreements, by operation of law or otherwise, obligations and liabilities under any hedging contracts, (ii) whether for money borrowed, in respect of letters of credit, for goods and services delivered or rendered, or other amounts, (iii) whether for principal, interest, letter of credit or other reimbursement obligations, cash collateral cover, fees expenses, indemnities or other amounts (including attorneys’ fees and expenses), (iv) whether or not evidenced by one or more instruments, documents agreements or other writings, or (v) whether incurred by the Borrower or any of its subsidiaries individually or as a member of a group, the Lender or any of its subsidiaries providing any such guarantee or otherwise promising to pay or providing credit support shall do so unconditionally, and neither the Partnership nor any such subsidiary shall bear any cost or other obligation in respect of such guarantee or other promise to pay.  Notwithstanding the foregoing, nothing in this Section 8 shall be construed as an obligation on the part of the Lender or any of its subsidiaries to provide any such guarantee or promise to pay or other credit support, other than any such arrangements in effect as of the date hereof.

9.                                      Miscellaneous.

(a)                                 Notices.

(i)                                     All notices, requests or other communications required or permitted to be delivered hereunder to the Lender or Borrower (each, a “Party”) shall be delivered in writing to such address as provided for the applicable Party on page one of this Note or as such Party may otherwise specify from time to time in writing.

(ii)                                  Notices if (A) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (B) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day) and (C) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

(b)                                 RESERVED.

(c)                                  Waivers; Amendments.  No waiver of any provision of this Note shall be effective unless such waiver shall be in writing and signed by a duly authorized officer of the Lender (or, with respect to any rights of Rockpoint hereunder, the Rockpoint Preferred Holders), and the same shall then be effective only for the period and on the conditions and for the specific instances specified in such writing.  No failure or delay by the Lender or Rockpoint, as the case may be, in exercising any right, power or privilege hereunder shall operate as a waiver thereof by the Lender or Rockpoint; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege.  This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Lender, and for so long as any Preferred Interests are held by a Rockpoint Preferred Holder, the Rockpoint Preferred Holders.

(d)                                 Third Party Beneficiaries.  The Lender and Borrower agree that it is the specific intention of the Lender and Borrower that Rockpoint is and shall be a third-party beneficiary of the provisions of Section 7 and Section 8 hereof, and any rights, powers, privileges and other provisions of this Note relating thereto.

(e)                                  Governing Law.  This Note shall be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).  The Borrower and Lender each agree that any suit relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and consent to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon the Borrower and the Lender by mail at the address set forth on the signature page of this Note.  Each of the Borrower and Lender hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.  Final judgment in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(f)                                   Interest Adjustment.  All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever shall the amount of interest paid or agreed to be paid to the Lender exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Borrower and the Lender.

(g)                                  WAIVER OF JURY TRIAL AND CERTAIN OTHER WAIVERS.  THE BORROWER AND THE LENDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN EACH CASE IN RESPECT OF ANY LEGAL ACTION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE ADVANCES AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY

WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

(h)                                 No Assignments.  This Note shall not be assignable by either the Lender or the Borrower other than with the consent of each party hereto.

(i)                                     Successors and Assigns.  This Note shall be binding upon and inure to the benefit of the Borrower, the Lender, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Note without the prior written consent of the Lender, and except further that, for so long as any Preferred Interests are held by a Rockpoint Preferred Holder, neither the Lender nor the Borrower may assign or transfer any of its rights or obligations under this Note without the prior written consent of the Rockpoint Preferred Holders.

(j)                                    Severability.  If any provision of this Note is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k)                                 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto, provided, however, that, for the avoidance of doubt, nothing herein shall affect any additional rights the Rockpoint Preferred Holders may have with respect hereto under the terms of any Transaction Document (as such term is defined in the Partnership Agreement). Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

[Remainder of page intentionally left blank; Signature page follows]

BORROWER:

ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership

By: ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust, its general partner

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

LENDER:

MACK-CALI REALTY, L.P., a Delaware limited partnership

By: MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

By:
Name: Michael J. DeMarco
Title: President and Chief Executive Officer

SCHEDULE 1

Date	Amount of Advance	Interest Payment	Principal Payment	Name of Person Making Notation

EXHIBIT E

Indemnification Agreement

INDEMNIFICATION AGREEMENT
(Trustees and Officers)

THIS INDEMNIFICATION AGREEMENT is made and entered into as of the     day of March, 2017 by and between ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust (the “Trust”), and                                              (“Indemnitee”).

RECITALS

WHEREAS, it is essential to the Trust to retain and attract as trustees and officers the most capable persons available; and

WHEREAS, Indemnitee is a trustee and/or officer of the Trust; and

WHEREAS, both the Trust and Indemnitee recognize the increased risk of litigation and other claims being asserted against trustees (or directors) and officers of companies in today’s environment; and

WHEREAS, the Trust’s declaration of trust (the “Declaration of Trust”) and bylaws (the “Bylaws”) provide that the Trust has the power to, and will, indemnify its trustees and officers to the maximum extent permitted by law and will advance expenses in connection therewith, and Indemnitee’s willingness to serve as a trustee and/or officer of the Trust is based on Indemnitee’s reliance on such provisions; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Trust in an effective manner, and Indemnitee’s reliance on the aforesaid provisions of the Declaration of Trust and Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such provisions will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such provisions or any change in the composition of the Trust’s Board of Trustees or any acquisition or business combination transaction relating to the Trust), the Trust wishes to provide in this Agreement for the indemnification of and the advancement of expenses to Indemnitee as set forth in this Agreement and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Trust’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1              Certain Definitions.

1.1          “Claim” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other, or any inquiry or investigation, whether instituted, made or conducted by the Trust or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

1.2          ”Expenses” shall mean and include all court costs, attorneys’ fees, disbursements and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

1.3          “Indemnifiable Event” shall mean any actual or asserted event or occurrence related to the fact that Indemnitee is or was a trustee, officer, employee, agent or fiduciary of the Trust, or is or was serving at the request of the Trust as a director, officer, partner, employee, trustee, agent or fiduciary of another real estate investment trust, corporation, partnership, joint venture, employee benefit plan, trust or other entity, or anything done or not done by Indemnitee in any such capacity.

2                                         Basic Indemnification Arrangement.  In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising or related in whole or in part out of) an Indemnifiable Event, (a) the Trust will indemnify and hold harmless Indemnitee to the maximum extent which a Maryland corporation is permitted to indemnify its directors and officers under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) as the same may be amended from time to time after the date hereof, as soon as practicable, but in any event no later than fifteen (15) calendar days after written demand is presented to the Trust, from and against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of, or suffered or incurred by Indemnitee in connection with, such Claim; and (b) the Trust will pay or reimburse Indemnitee for any and all Expenses incurred by Indemnitee in connection with a Claim prior to final disposition of the Claim, to the fullest extent permitted by law but without requiring any preliminary determination of the ultimate entitlement of Indemnitee to indemnification, as soon as practicable, but in any event within two (2) business days, after request by Indemnitee.  Notwithstanding anything in this Section 2 or Section 5 of this Agreement to the contrary, Indemnitee will not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Trust or any trustee or officer of the Trust except as provided in Section 4 of this Agreement or unless the Trust has joined in or consented to the initiation of such Claim.

3                                         Procedures for Indemnification.  Any indemnification or payment or reimbursement of Expenses required or permitted under this Agreement shall be furnished in the manner, and in accordance with, and subject to, the procedures, provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL.

4                                         Indemnification for Additional Expenses.  The Trust will indemnify Indemnitee against and, if requested by Indemnitee, will, within two (2) business days of such request, advance to Indemnitee, any and all attorneys’ fees and other costs, expenses and obligations paid or incurred by Indemnitee in connection with any claim, action, suit or proceeding asserted or brought by Indemnitee for (i) indemnification or payment or reimbursement of Expenses prior to final disposition of the Claim by the Trust under this Agreement or any other agreement or under any provisions of the Declaration of Trust or Bylaws now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Trust, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

5                                         Partial Indemnity, Etc.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Trust for some or a portion of the

Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Trust will nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.  In addition, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee will be indemnified against all Expenses incurred in connection therewith. In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof will be on the Trust to establish that Indemnitee is not so entitled.  The Trust agrees to make any such determination, or to cause such determination to be made, as expeditiously as practicable.

6                                         No Presumption.  For purposes of this Agreement, the termination of any Claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

7                                         Non-Exclusivity. Etc.  The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Declaration of Trust, the Bylaws or the MGCL (it being the intention of the parties that Indemnitee will have the same rights as a director of a Maryland corporation under the MGCL) or otherwise; provided, however, that to the extent that Indemnitee otherwise would have any greater right to indemnification under any provision of the Declaration of Trust or Bylaws as in effect on the date hereof, Indemnitee will be deemed to have such greater right hereunder, and provided, further, that to the extent that any change is made to the MGCL (whether by legislative action or judicial decision), the Declaration of Trust and/or the Bylaws which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Trust will not adopt any amendment to the Declaration of Trust or the Bylaws the effect of which would be to deny, diminish or encumber Indenmitee’s right to indemnification under the Declaration of Trust, the Bylaws, the Maryland REIT Law, the MGCL or otherwise as applied to any act or failure to act occurring in whole or in part prior to the date upon which the amendment was approved by the Trust’s Board of Trustees and/or its shareholders, as the case may be.

8                                         Liability Insurance.  The Trust shall maintain an insurance policy or policies providing directors’ and officers’ liability insurance in an amount not less than $1,000,000 and on customary terms. Indemnitee will be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Trust trustee or officer.

9                                         Period of Limitations. No legal action will be brought and no cause of action will be asserted by or on behalf of the Trust or any affiliate of the Trust against Indemnitee or Indemnitee’s spouse, personal or legal representatives, executors, administrators, successors, heirs, distributees or legatees after the expiration of three (3) years from the date of accrual of such cause of action, and any claim or cause of action of the Trust or its affiliates will be extinguished and deemed released unless asserted by the timely filing of a legal action within such three (3) year period; provided, however, that if any shorter period of limitation is otherwise applicable to any such cause of action, such shorter period will govern.

10                                  Subrogation.

(a)           In the event of payment under this Agreement, the Trust will be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities. Indemnitee will execute all papers reasonably required and will do everything that may be reasonably necessary to secure such rights and enable the Trust effectively to bring suit to enforce such rights (all of Indemnitee’s reasonable costs and expenses, including attorneys’ fees and disbursements, to be reimbursed by or, at the option of Indemnitee, advanced by the Trust).

(b)           The Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by RP-RLB, LLC, a Delaware limited liability company and certain of its affiliates (collectively, the “RockPoint Indemnitors”). The Trust hereby agrees (i) that, as between the Trust and the Rockpoint Indemnitors, the Trust is the indemnitor of first resort, (ii) that the Trust shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties and amounts paid in settlement to the extent required by the terms of this Agreement, and (iii) that the Trust irrevocably waives and releases the RockPoint Indemnitors from any and all claims against the RockPoint Indemnitors for contribution, subrogation or any other recovery in respect thereof.  The RockPoint Indemnitors shall have a right of contribution and/or be subrogated, to the extent the RockPoint Indemnitors make an advancement or payment, to all of the rights of recovery of Indemnitee against the Trust.  The RockPoint Indemnitors are express third party beneficiaries of the terms of this Section 10(b) and this Section 10(b) may not be amended without the consent of the RockPoint Indemnitors.

11                                  No Duplication of Payments.  Except as otherwise provided in Section 10(b), the Trust will not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, the Declaration of Trust, the Bylaws or otherwise) of the amounts otherwise Indemnifiable hereunder.

12                                  Successors and Binding Agreement.

(a)           The Trust will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Trust, by agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Trust would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Trust and any successor to the Trust, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business or assets of the Trust whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Trust” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Trust.

(b)           This Agreement will inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)           This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b) hereof.  Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and any such attempted assignment shall be null and void and of no effect.

13                                  Notices.  For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) calendar days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Trust (to the attention of the Secretary of the Trust) at its principal executive office and to Indemnitee at Indemnitee’s principal residence as shown in the Trust’s most current records, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

14                                  Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

15                                  Validity.  If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16                                  Miscellaneous.  No provision of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing by Indemnitee and the Trust.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are references to Sections of this Agreement.

17                                  Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original but both of which together will constitute one and the same agreement.

[Remainder of page left blank; Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

THE TRUST:

ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

THE INDEMNITEE:

By:
Name:

EXHIBIT F

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of March    , 2017, is made and entered into by and among Mack-Cali Realty Corporation, a Maryland corporation (“MCRC”), Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”), Mack-Cali Property Trust, a Maryland business trust (“MCPT”, and together with MCRC and MCRLP, the “MCRC Parties”), Roseland Residential, L.P., a Delaware limited partnership (the “Partnership”), Roseland Residential Trust, a Maryland real estate investment trust (the “General Partner”), Roseland Residential Holding L.L.C., a Delaware limited liability company (the “Limited Partner”, and together with the General Partner and the Partnership, the “Partnership Parties”), and each of the Persons set forth on the signature pages hereto (each, a “Holder,” and collectively, the “Holders”).

RECITALS

A.            The MCRC Parties, the Partnership Parties, RPIIA-RLA, L.L.C., a Delaware limited liability company (“RP Investor I”) and RPIIA-RLB, L.L.C., a Delaware limited liability company (“RP Investor II”, and together with RP Investor I, the “Investors”) have entered into a Preferred Equity Investment Agreement, dated as February 27, 2017 (the “Investment Agreement”), pursuant to which the Investors are acquiring units of the Partnership’s preferred units (the “Preferred Units”).

B.            The terms and conditions by which the Partnership was originally governed are set forth in that certain Amended and Restated Agreement of Limited Partnership, dated as of December 22, 2015 (the “Original LP Agreement”).

C.            Concurrently with the execution of the Investment Agreement, the Investors, the General Partner amended and restated the Original LP Agreement (the “Second Amended and Restated LP Agreement”).

D.            Under certain circumstances as provided in the Second Amended and Restated LP Agreement, the Investors may be entitled to receive Common Units (as defined herein) of the Partnership (“Common Units”), or other securities issuable upon exchange, conversion or redemption therefor.

E.            In connection with the execution and delivery of the Investment Agreement, the Second Amended and Restated LP Agreement, the Ancillary Agreements (as defined in the Investment Agreement) and the consummation of the transactions contemplated thereby, the Partnership Parties have agreed to grant the Holders, who shall also initially be the Investors, certain registration rights as set forth below.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions.  As used in this Agreement, capitalized terms not otherwise defined herein shall have the meanings ascribed to them below:

“Additional Registrable Securities” shall have the meaning set forth in Section 2.3(c)(i).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; provided that an Affiliate shall not include any portfolio company of any Person; provided, further that (i) the Partnership Parties, the MCRC Parties or any of their respective other Affiliates shall not be considered Affiliates of any Investor or of any of such Investors’ Affiliates and (ii) no Investor or any of its Affiliates shall be considered an Affiliate of the Partnership Parties or the MCRC Parties.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

“Common Units” means (a) the common units of the Partnership and (b) any other securities into which or for which any of the securities described in clause (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or similar transaction, and following the closing date of an IPO, any class of units or other equity securities issued by the Partnership or the General Partner or any direct or indirect parent entity thereof (other than MCRC or MCRLP) to the public.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” or “Holders” means any Holder as set forth on the signature pages hereto and any other Person who shall acquire and hold Registrable Securities in accordance with the terms of this Agreement.

“IPO” means any initial offering of Common Units pursuant to an effective Registration Statement filed under the Securities Act.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Long-Form Registration Statement” shall have the meaning set forth in Section 2.1(a)(i).

“Majority Participating Holders” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity or any governmental or regulatory body or other agency or authority or political subdivision thereof, including any successor, by merger or otherwise, of any of the foregoing.

“Piggyback Units” shall have the meaning set forth in Section 2.3(a)(ii).

“Preferred Units” means the preferred units of the Partnership issued pursuant to the Investment Agreement (as defined in the Recitals).

“Prospectus”  means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means (a) the Common Units, if any, issued or issuable, directly or indirectly, in exchange for, upon redemption of or otherwise with respect to the Preferred Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or similar transactions) and (b) any shares or other securities of an Issuer issued as a dividend or distribution on, in exchange for, upon redemption of or otherwise in respect of, any Common Units referred to in clause (a).   For the avoidance of doubt, “Registrable Securities” shall also include all and any Common Units issued to the Holders pursuant to Sections 2(b)(iii) and 2(b)(iv) of that certain Second Amended and Restated LP Agreement. Any particular Registrable Securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities are able to be to be freely resold by the Holder thereof  to the public pursuant to Rule 144 (or any successor provision) under the Securities Act without restriction or limitation of any kind (including without any information requirements or volume or manner of sale limitations or restrictions), or (C) such securities shall cease to be outstanding.

“Registration Expenses” means all fees and expenses incurred in connection with the MCRC Parties’ and the Partnership Parties’ performance of or compliance with the provisions of Article II, including:  (i) all registration, listing, qualification and filing fees (including FINRA filing fees); (ii) fees and expenses of compliance with state securities or “blue sky” laws (including counsel fees in connection with the preparation of a blue sky and legal investment survey and FINRA filings); (iii) printing and copying expenses; (iv) messenger and delivery expenses; (v) expenses incurred in connection with any road show; (vi) fees and disbursements of counsel for the MCRC Parties and the Partnership Parties, respectively; (vii) with respect to each registration, the fees and disbursements of one counsel for the selling Holder(s) selected by the Majority Participating Holders; (viii) fees and disbursements of independent public accountants, including the expenses of any audit or “cold comfort” letter, and fees and expenses of other persons, including special experts, retained by the Partnership Parties;

(ix) underwriter fees, excluding discounts and commissions, and any other expenses which are customarily borne by the issuer or seller of securities in a public equity offering; and (x) all internal expenses of the MCRC Parties and the Partnership Parties (including all salaries and expenses of officers and employees performing legal or accounting duties).

“Registration Statement” means any registration statement of the Partnership, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.1(c).

“Shelf Notice” shall have the meaning set forth in Section 2.1(c).

“Short-Form Registration Statement” shall have the meaning set forth in Section 2.1(a)(i).

ARTICLE II
REGISTRATION RIGHTS

Section 2.1            Demand Registrations.

(a)           (i)              Subject to Section 2.1(d), at any time beginning 180 days after the first date on which the Partnership, the General Partner or any other Alternative IPO Entity (as defined in Section 4.11) (each an “Issuer”) shall have effected the registration under the Securities Act of any Registrable Securities, one or more Holders shall have the right to require the Issuer to file a registration statement on Form S-1 or Form S-11, as applicable, or any successor forms thereto (each, a “Long-Form Registration”) or on Form S-3 or any successor form thereto (each, a “Short-Form Registration” and together with the Long-Form Registrations, the “Demand Registrations”) under the Securities Act covering all or a portion of the then outstanding Registrable Securities beneficially owned by the Holders, by delivering a written request therefor to the Issuer specifying the number of Registrable Securities to be included in such registration by such Holders and the intended method of distribution thereof.  All such requests by any Holder pursuant to this Section 2.1(a)(i) are referred to as “Demand Registration Requests,” and the Holders making such demand for registration are referred to as the “Initiating Holders.”  As promptly as practicable, but no later than 10 days after receipt of a Demand Registration Request, the Issuer shall give written notice (a “Demand Exercise Notice”) of such Demand Registration Request to all other Holders.

(ii)           The Issuer, subject to Sections 2.3 and 2.6, shall include in a Demand Registration (A) the Registrable Securities of the Initiating Holders and (B) the Registrable Securities of any other Holder of Registrable Securities that shall have validly made a written request to the Partnership Parties within the time limits specified below for inclusion in such registration (together with the Initiating Holders, the “Participating Holders”).  Any such request from the other Holders must be delivered to the Issuer within 15 days after the receipt of the Demand Exercise Notice and must specify the maximum number of Registrable Securities intended to be disposed of by such other Holders.

(iii)          The Issuer, as expeditiously as possible but subject to Section 2.1(d), shall use their commercially reasonable efforts to file a Registration Statement, and cause such Registration Statement to be declared effective after the filing thereof under the Securities Act, covering all of the Registrable Securities that the Holders have requested to register for distribution in accordance with such intended method of distribution.

(b)           Registrations under this Section 2.1 shall be on such appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof, which form shall be selected by the Issuer and shall be reasonably acceptable to the Majority Participating Holders.

(c)           Without limiting the foregoing, within ten Business Days after the Issuer becomes eligible to file a shelf registration statement that permits sales of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration Statement”), the Issuer shall give written notice (the “Shelf Notice”) to all Holders and shall include in such registration all Registrable Securities of the Holders. The Issuer shall as promptly as practicable, and in any event within twenty Business Days after the giving of the Shelf Notice, file with the SEC a Shelf Registration Statement with respect to such Registrable Securities to be included in accordance with the foregoing sentence and shall amend such Shelf Registration Statement at such times and as reasonably requested by Holders so as to permit the inclusion of any Registrable Securities therein. With respect to any Shelf Registration Statement covering Registrable Securities, the Issuer shall use their commercially reasonable efforts (if the Issuer is not eligible to use an automatic shelf registration statement as defined in Rule 405 under the Securities Act (an “automatic shelf registration statement”) to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by the applicable Holder until the date as of which all Registrable Securities included in such Shelf Registration Statement either (1)  have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder), or (2) cease to be Registrable Securities.

(d)           The Demand Registration rights granted in Section 2.1(a) to the Holders are subject to the following limitations:

(i)            the Issuer shall not be required to cause a registration pursuant to Section 2.1(a) to be filed within 90 days or to be declared effective within a period of 180 days after the effective date of any other registration statement of the Issuer filed pursuant to the Securities Act;

(ii)           if in the opinion of outside counsel to the Issuer, any registration of Registrable Securities would require disclosure of information not otherwise then required by law to be publicly disclosed and, in the good faith judgment of the board of directors of the

Issuer, such disclosure is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving the Issuer or otherwise have a material adverse effect on the Issuer (a “Valid Business Reason”), the Issuer may postpone or withdraw a filing of a registration statement relating to a Demand Registration Request until such Valid Business Reason no longer exists, but in no event shall the Issuer avail itself of such right for more than 90 days, in the aggregate, in any period of 365 consecutive days (such period of postponement or withdrawal under this clause (ii), the “Postponement Period”); and the Issuer shall give notice of its determination to postpone or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof; and

(iii)          In connection with the provisions of this Section 2, the Holders shall have three Demand Registration Requests, in each case with respect to Long-Form Registrations which they are permitted to deliver (or cause to be delivered) to the Issuer hereunder. The Holders shall have an unlimited number of Demand Registration Requests with respect to Short-Form Registrations which they are permitted to deliver (or cause to be delivered) to the Issuer hereunder.

If the Issuer shall give any notice of postponement or withdrawal of any registration statement pursuant to clause (ii) above, the Issuer shall not register any equity security of the Issuer during the period of postponement or withdrawal.  Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Issuer that the Issuer has determined to withdraw any registration statement pursuant to clause (ii) above, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement.  If the Issuer shall have withdrawn or prematurely terminated a registration statement filed under Section 2.1(a)(i), the Issuer shall not be considered to have effected an effective registration for the purposes of this Agreement until the Issuer shall have filed a new registration statement covering the Registrable Securities covered by the withdrawn registration statement and such registration statement shall have been declared effective and shall not have been withdrawn.  If the Issuer shall give any notice of withdrawal or postponement of a registration statement, at such time as the Valid Business Reason that caused such withdrawal or postponement no longer exists (but in no event more than 90 days after the date of the postponement or withdrawal), the Issuer shall use its commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1.

(e)           The Issuer, subject to Sections 2.3 and 2.6, may elect to include in any registration statement and offering made pursuant to Section 2.1(a)(i), (i) authorized but unissued Common Units of the Partnership and (ii) any other Common Units that are requested to be included in such registration pursuant to the exercise of piggyback rights granted by the Issuer that are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement (“Additional Piggyback Rights”); provided, however, that such inclusion shall be permitted only to the extent pursuant to and subject to the terms of the underwriting agreement or arrangements, if any, entered into by the Participating Holders.

(f)            A Holder may withdraw its Registrable Securities from a Demand Registration at any time.  If all such Holders do so, the Issuer shall cease all efforts to secure registration and such registration nonetheless shall be deemed a Demand Registration for purposes of this Section 2.1 unless (i) the withdrawal is made following withdrawal or postponement of such registration by the Issuer pursuant to a Valid Business Reason as contemplated by Section 2.1(d), (ii) the withdrawal is based on the reasonable determination of the Holders who requested such registration that there has been, since the date of the Demand Registration Request, a material adverse change in the business or prospects of the Issuer or (iii) the Holders who requested such registration shall have paid or reimbursed the Issuer for all of the reasonable out-of-pocket fees and expenses incurred by the Issuer in connection with the withdrawn registration.

(g)           A Demand Registration shall not be deemed to have been effected and shall not count as such (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least 180 days or such shorter period during which all Registrable Securities covered by such Registration Statement either (x) have been sold or withdrawn, (y) cease to be Registrable Securities or, (z) if such Registration Statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriter(s), is required by law for delivery of a prospectus in connection with the sale of Registrable Securities by an underwriter or dealer, (ii) if, after the registration statement with respect thereto has become effective, it becomes subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason, (iii) if it is withdrawn by the Issuer pursuant to a Valid Business Reason as contemplated by Section 2.1(d) or (iv) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied, other than solely by reason of some act or omission of the Participating Holders.

(h)           In connection with any Demand Registration, the Majority Participating Holders may designate the lead managing underwriter in connection with such registration and each other managing underwriter for such registration, provided, that, in each case, each such underwriter is reasonably satisfactory to the Issuer.  Notwithstanding the foregoing, the Issuer will have the right to designate the underwriters in connection with any registration of equity securities to be sold for the account of any Issuer.

Section 2.2            Piggyback Registrations.

(a)           If, at any time, the Issuer proposes or is required to register any Registrable Securities under the Securities Act (other than pursuant to (i) registrations on such form or similar forms solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan; (ii) a Demand Registration under Section 2.1; or (iii) in connection with registrations relating to an IPO (other than a Registration Statement on Form S-4, Form S-8 or any successor forms thereto), (x) if the equity securities so registered or proposed to be registered in such IPO are solely on account of the Issuer and do not include equity securities of any other party and (y) none of the proceeds from any such IPO will be paid (including by dividend, distribution, loan repayment or otherwise) to any MCRC Party or any of its Affiliates other than the Issuer or any of its wholly-owned subsidiaries (any such IPO, a “Non-Piggyback IPO”)) on a registration statement on Form S-1 or Form S-11 or Form S-3, as applicable, or an equivalent general registration form then in effect, as applicable, whether or not for its own account (except as otherwise provided herein) (a “Piggyback Registration”), the Issuer shall give prompt written notice of their intention to do so to each Holder of record of Registrable Securities.  Upon the written request of any such Holder, made within 15 days following the receipt of any such written notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Issuer, subject to Sections 2.2(b), 2.3 and 2.6, shall use commercially reasonable efforts to cause all such Registrable Securities to be included in the registration statement with the securities that the Issuer at the time proposes to register to permit the sale or other disposition by the Holders in accordance with the intended method of distribution thereof of the Registrable Securities to be so registered.  No registration of Registrable Securities effected under this Section 2.2(a) shall relieve the Issuer of its obligations to effect Demand Registrations under Section 2.1.

(b)           If, at any time after giving written notice of the Issuer’s intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Issuer shall determine for any reason not to register or to delay registration of such equity securities, the Issuer will give written notice of such determination to each Holder of record of Registrable Securities and (i) in the case of a determination not to register, shall be relieved of their obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Section 2.1 and (ii) in the case of a determination to delay such registration of their equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

(c)           Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 by giving written notice to the Issuer of its request to withdraw.  Such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration.  Such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal was made.

Section 2.3            Priority in Registrations.

(a)           If any requested registration made pursuant to Section 2.1 involves an underwritten offering and the lead managing underwriter of such offering (the “Manager”) shall advise the Issuer that, in its view, the number of securities requested to be included in such registration by the Holders of Registrable Securities or any other persons, including those Registrable Securities requested by the Issuer to be included in such registration, exceeds the largest number (the “Section 2.3(a) Sale Number”) that can be sold in an orderly manner in such offering within a price range acceptable to the Majority Participating Holders, the Issuer shall use commercially reasonable efforts to include in such registration:

(i)            first, all Registrable Securities requested to be included in such registration by the Holders thereof; provided, however, that, if the number of such Registrable Securities exceeds the Section 2.3(a) Sale Number, the number of such Registrable Securities

(not to exceed the Section 2.3(a) Sale Number) to be included in such registration shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such registration, based on the number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the number of Registrable Securities owned by all Holders requesting inclusion;

(ii)           second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, the remaining units to be included in such registration shall be allocated on a pro rata basis among all Holders requesting that securities be included in such registration pursuant to the exercise of Additional Piggyback Rights (“Piggyback Units”), based on the aggregate number of Piggyback Units then owned by each Holder requesting inclusion in relation to the aggregate number of Piggyback Units owned by all Holders requesting inclusion, up to the Section 2.3(a) Sale Number; and

(iii)          third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, any securities that the Issuer proposes to register, up to the Section 2.3(a) Sale Number.

If, as a result of the proration provisions of this Section 2.3(a), any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested be included, such Holder may elect to withdraw its request to include Registrable Securities in such registration or may reduce the number requested to be included; provided, however, that (A) such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration and (B) such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal was made.

(b)           If any registration pursuant to Section 2.2 involves an underwritten offering that was proposed by the Issuer and the Manager shall advise the Issuer that, in its view, the number of securities requested to be included in such registration exceeds the number (the “Section 2.3(b) Sale Number”) that can be sold in an orderly manner in such registration within a price range acceptable to the Issuer, the Issuer shall include in such registration:

(i)            first, all Registrable Securities that the Issuer proposes to register, or in the event of an IPO other than a Non-Piggyback IPO, the units to be allocated in such registration shall be allocated on a pro rata basis among the Issuer, if any, and all holders requesting that Registrable Securities or Piggyback Units be included in such registration pursuant to the exercise of piggyback rights pursuant to Section 2.2 of this Agreement or Additional Piggyback Rights, based on the aggregate number of Registrable Securities and Piggyback Units then owned by each holder requesting inclusion in relation to the aggregate number of Registrable Securities and Piggyback Units owned by all holders requesting inclusion and by the Issuer, up to the Section 2.3(b) Sale Number; and

(ii)           second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining units to be included in such registration shall be allocated on a pro rata basis among all holders requesting that Registrable Securities or Piggyback Units be included in such registration pursuant to the exercise of piggyback rights pursuant to Section 2.2 of this Agreement or Additional Piggyback Rights, based on the aggregate number of Registrable Securities and Piggyback Units then owned by each holder requesting inclusion in relation to the aggregate number of Registrable Securities and Piggyback Units owned by all holders requesting inclusion, up to the Section 2.3(b) Sale Number.

(c)           If any registration pursuant to Section 2.2 involves an underwritten offering that was proposed by Holders of securities of the Issuer that have the right to require such registration pursuant to an agreement entered into by the Issuer in accordance with Section 3.4 (“Additional Demand Rights”) and the Manager shall advise the Issuer that, in its view, the number of securities requested to be included in such registration exceeds the number (the “Section 2.3(c) Sale Number”) that can be sold in an orderly manner in such registration within a price range acceptable to the Issuer, the Issuer shall include in such registration:

(i)            first, all securities requested to be included in such registration by the holders of Additional Demand Rights (“Additional Registrable Securities”); provided, however, that, if the number of such Additional Registrable Securities exceeds the Section 2.3(c) Sale Number, the number of such Additional Registrable Securities (not to exceed the Section 2.3(c) Sale Number) to be included in such registration shall be allocated on a pro rata basis among all holders of Additional Registrable Securities requesting that Additional Registrable Securities be included in such registration, based on the number of Additional Registrable Securities then owned by each such holder requesting inclusion in relation to the number of Additional Registrable Securities owned by all of such holders requesting inclusion;

(ii)           second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, any Preferred Units that the Issuer proposes to register for its own account, up to the Section 2.3(c) Sale Number; and

(iii)          third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, the remaining units to be included in such registration shall be allocated on a pro rata basis among all holders requesting that Registrable Securities or Piggyback Units be included in such registration pursuant to the exercise of piggyback rights pursuant to Section 2.2 or Additional Piggyback Rights, based on the aggregate number of Registrable Securities and Piggyback Units then owned by each holder requesting inclusion in relation to the aggregate number of Registrable Securities and Piggyback Units owned by all holders requesting inclusion, up to the Section 2.3(c) Sale Number.

Section 2.4            Registration Procedures.  Whenever the Issuer is required by the provisions of this Agreement to use commercially reasonable efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Issuer as expeditiously as possible:

(a)           shall prepare and file with the SEC the requisite registration statement, which shall comply as to form in all material respects with the requirements of the applicable form and shall include all financial statements required by the SEC to be filed therewith, and use commercially reasonable efforts to cause such registration statement to become and remain effective (provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, or any Issuer Free Writing Prospectus related thereto, the Issuer will furnish to one counsel for the Holders participating in the planned offering (selected by the Majority Participating Holders) and the lead managing underwriter, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel, and the Issuer shall not file any registration statement or amendment thereto, any prospectus or supplement thereto or any Issuer Free Writing Prospectus related thereto to which the holders of a majority of the Registrable Securities covered by such registration statement or the underwriters, if any, shall reasonably object);

(b)           shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period as any seller of Registrable Securities pursuant to such registration statement shall request and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

(c)           shall furnish, without charge, to each seller of such Registrable Securities and each underwriter, if any, of the securities covered by such registration statement such number of copies of such registration statement, each amendment thereto, the prospectus included in such registration statement, each preliminary prospectus and each Issuer Free Writing Prospectus utilized in connection therewith, all in conformity with the requirements of the Securities Act, and such other documents as such seller and underwriter reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller, and shall consent to the use in accordance with all applicable law of each such registration statement, each amendment thereto, each such prospectus, preliminary prospectus or Issuer Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus;

(d)           shall use commercially reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as any sellers of Registrable Securities or any managing underwriter, if any, reasonably shall request, and do any and all other acts and things that may be reasonably necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions, except that in no event shall any Issuer be required to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 2.4(d), it would not be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(e)           shall promptly notify each Holder selling Registrable Securities covered by such registration statement and each managing underwriter, if any:

(i)            when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any Issuer Free Writing Prospectus has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective;

(ii)           of any request by the SEC or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information;

(iii)          of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose;

(iv)          of the receipt by the Issuer of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose;

(v)           of the existence of any fact of which the Issuer becomes aware which results in the registration statement, the prospectus related thereto, any document incorporated therein by reference, any Issuer Free Writing Prospectus or the information conveyed to any purchaser at the time of sale to such purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and

(vi)          if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects; and, if the notification relates to an event described in clause (v), the Issuer, subject to the provisions of Section 2.1(d), promptly shall prepare and file with the SEC, and furnish to each seller and each underwriter, if any, a reasonable number of copies of, a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

(f)            shall comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable after the effective date of the registration statement (and in any event within 90 days after the end of such 12 month period described hereafter), an earnings statement, which need not be audited, covering the period of at least 12 consecutive months beginning with the first day of the Issuer’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(g)           shall use commercially reasonable efforts to cause all Registrable Securities covered by such registration statement to be authorized to be listed on a national securities exchange if units of the particular class of Registrable Securities are at that time, or will be immediately following the offering, listed on such exchange;

(h)           shall provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(i)            shall enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Majority Participating Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (it being understood that the Holders of the Registrable Securities that are to be distributed by any underwriters shall be parties to any such underwriting agreement and may, at their option, require that the Issuer make to and for the benefit of such Holders the representations, warranties and covenants of the Issuer which are being made to and for the benefit of such underwriters);

(j)            shall use commercially reasonable efforts to obtain an opinion from the Issuer’s counsel and a “cold comfort” letter from the Issuer’s independent public accountants in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the underwriter, if any;

(k)           shall use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

(l)            shall provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

(m)          shall make reasonably available its employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters, taking into account the needs of the Issuer’s businesses and the requirements of the marketing process, in the marketing of Registrable Securities in any underwritten offering;

(n)           shall promptly prior to the filing of any document that is to be incorporated by reference into the registration statement or the prospectus, and prior to the filing of any Issuer Free Writing Prospectus, provide copies of such document to counsel for the selling holders of Registrable Securities and to each managing underwriter, if any, and make the Issuer’s representatives reasonably available for discussion of such document and make such changes in such document concerning the selling holders prior to the filing thereof as counsel for such selling holders or underwriters may reasonably request;

(o)           shall cooperate with the sellers of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the sellers of Registrable Securities at least three Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof;

(p)           shall take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities;

(q)           shall not take any direct or indirect action prohibited by Regulation M under the Exchange Act;

(r)            shall cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(s)            shall take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any registration covered by Section 2.1 or 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

To the extent the Issuer is a well-known seasoned issuer as defined in Rule 405 under the Securities Act (a “WKSI”) at the time any Demand Registration Request is submitted to the Issuer, and such Demand Registration Request requests that the Issuer file an automatic shelf registration statement on Form S-3, the Issuer shall file an automatic shelf registration statement that covers those Registrable Securities that are requested to be registered.  The Issuer shall use commercially reasonable efforts to remain a WKSI and not become an ineligible issuer (as defined in Rule 405 under the Securities Act) during the period during which such automatic shelf registration statement is required to remain effective.  If the Issuer does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Issuer shall pay such fee at such time or times as the Registrable Securities are to be sold.  If the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year the Issuer shall refile a new automatic shelf registration statement covering the Registrable Securities.  If at any time when the Issuer is required to re-evaluate its WKSI status, the Issuer determines that it is not a WKSI, the Issuer shall use commercially reasonable efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 or S-11, as applicable, and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

Notwithstanding anything contained herein to the contrary, the Issuer shall be entitled to exclude from the shelf registration statement such Registrable Securities as the Issuer and their securities counsel reasonably determine (in consultation with the Majority Participating Holders and their securities counsel) is reasonably necessary for the offering to qualify as a secondary (rather than a primary) offering pursuant to Rule 415 under the Securities Act in response to comments from the staff of the SEC.  To the extent any Registrable Securities are so excluded, the Issuer agrees to register such excluded securities in accordance with Section 2.1 promptly when eligible to do so under applicable federal securities laws, rules, regulations and policies, as the Issuer and their securities counsel reasonably determine (in consultation with the Majority Participating Holders and their securities counsel).

If the Issuer files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, the Issuer shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act, referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders, in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

The Issuer may require as a condition precedent to the Issuer’s obligations under this Section 2.4 that each seller of Registrable Securities as to which any registration is being effected furnish the Issuer such information in writing regarding such seller and the distribution of such Registrable Securities as the Issuer from time to time reasonably may request; provided, that such information is necessary for the Issuer to consummate such registration and shall be used only in connection with such registration.

Each seller of Registrable Securities agrees that upon receipt of any notice from the Issuer under Section 2.4(e)(v), such seller will discontinue such seller’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such seller’s receipt of the copies of the supplemented or amended prospectus.  In the event the Issuer shall give any such notice, the applicable period set forth in Section 2.4(b) shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus.

If any such registration statement or comparable statement under “blue sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Issuer, such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder and the Issuer, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Issuer’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Issuer or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Issuer, as advised by counsel, required by the Securities Act or any similar federal statute or any state “blue sky” or securities law then in force, the deletion of the reference to such Holder.

Section 2.5            Registration Expenses.

(a)           The Issuer shall pay all Registration Expenses (i) with respect to any Demand Registration whether or not it becomes effective or remains effective for the period contemplated by Section 2.4(b) and (ii) with respect to any registration effected under Section 2.2.

(b)           Notwithstanding the foregoing, (i) the provisions of this Section 2.5 shall be deemed amended to the extent necessary to cause these expense provisions to comply with “blue sky” laws of each state in which the offering is made, (ii) in connection with any registration hereunder, each Holder of Registrable Securities being registered shall pay all underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale of such Registrable Securities, pro rata with respect to payments of discounts and commissions in accordance with the number of units or other equity securities sold in the offering by such Holder and (iii) the Issuer shall, in the case of all registrations under this Article II, be responsible for all their internal expenses.

Section 2.6            Underwritten Offerings.

(a)           If requested by the underwriters for any underwritten offering by the Holders pursuant to a registration requested under Section 2.1, the Issuer shall enter into a customary underwriting agreement with the underwriters.  Such underwriting agreement shall be satisfactory in form and substance to the Majority Participating Holders and shall contain such representations and warranties by, and such other agreements on the part of, the Issuer and such other terms as are generally prevailing in agreements of that type.  Any Holder participating in the offering shall be a party to such underwriting agreement and, at its option, may require that any or all of the representations and warranties by, and the other agreements on the part of, the Issuer to and for the benefit of such underwriters also shall be made to and for the benefit of such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder; provided, however, that the Issuer shall not be required to make any representations or warranties with respect to written information specifically provided by a selling Holder for inclusion in the registration statement.  No Holder shall be required to make any representations or warranties to or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such Holder, its ownership of and title to the Registrable Securities and its intended method of distribution; and any liability of such Holder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from breach of its representations and warranties and shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

(b)           In the case of a registration pursuant to Section 2.2, if the Issuer shall have determined to enter into an underwriting agreement in connection therewith, any Registrable Securities to be included in such registration shall be subject to such underwriting agreement.  Any Holder participating in such registration may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Issuer to and for the benefit of such underwriters shall also be made to and for the benefit of such Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Holder.  No Holder shall be required to make any representations or warranties to or agreements with the Issuer or the underwriters other than representations, warranties or agreements regarding such Holder, its ownership of and title to the Registrable Securities and its intended method of distribution; and any liability of such Holder to any underwriter or other Person under such underwriting agreement shall be limited to liability arising from breach of its representations and warranties and shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

(c)           In the case of any registration under Section 2.1 pursuant to an underwritten offering, or, in the case of a registration under Section 2.2, if the Issuer has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such registration shall be subject to an underwriting agreement and no Person may participate in such registration unless such Person agrees to sell such Person’s securities on the basis provided therein and, subject to the provisions of this Section 2.6, completes and executes all reasonable questionnaires, and other documents, including custody agreements and powers of attorney, that must be executed in connection therewith, and provides such other information to the Issuer or the underwriter as may be necessary to register such Person’s securities.

Section 2.7            Holdback Agreements.

(a)           Each seller of Registrable Securities agrees, to the extent requested in writing by a managing underwriter, if any, of any registration effected pursuant to Section 2.1, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any Preferred Units, or any other equity security of the Issuer or any security convertible into or exchangeable or exercisable for any equity security of the Issuer other than as part of such underwritten public offering during the time period reasonably requested by the managing underwriter, not to exceed 90 days.

(b)           The Issuer agrees that, if they shall previously have received a request for registration pursuant to Section 2.1 or 2.2, and if such previous registration shall not have been withdrawn or abandoned, they shall not sell, transfer or otherwise dispose of any Preferred Units, or any other equity security of the Issuer or any security convertible into or exchangeable or exercisable for any equity security of the Issuer (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form which is then in effect or upon the conversion, exchange or exercise of any then outstanding Preferred Unit Equivalents), until a period of 90 days (180 days in connection with a registration hereunder that is an IPO) shall have elapsed from the effective date of such previous registration; and the Issuer shall so provide in any registration rights agreements hereafter entered into with respect to any of its securities.

Section 2.8            No Required Sale.  Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.

Section 2.9            Indemnification.

(a)           In the event of any registration of any securities of the Issuer under the Securities Act pursuant to this Article II, the Issuer will, and hereby agrees to, indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities, its directors, officers, fiduciaries, employees, agents, affiliates, consultants, representatives, general and limited partners, stockholders, successors, assigns (and the directors, officers, employees and stockholders thereof), and each other Person, if any, who controls such Holder within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Issuer’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “Losses”), insofar as such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any Issuer Free Writing Prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Issuer will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Loss as such expenses are incurred; provided, however, that the Issuer shall not be liable to any such indemnified party in any such case to the extent such Loss arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of such indemnified party specifically for use therein.  Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(b)           Each Holder of Registrable Securities that are included in the securities as to which any registration under Section 2.1 or 2.2 is being effected shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.9) to the extent permitted by law the Issuer, their officers and directors, each Person controlling the Issuer within the meaning of the Securities Act and all other prospective sellers and their respective directors, officers, fiduciaries, employees, agents, affiliates, consultants, representatives, general and limited partners, stockholders, successors, assigns and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer or its representatives by or on behalf of such Holder specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Loss as such expenses are incurred; provided, however, that the aggregate amount that any such Holder shall be required to pay pursuant to this Section 2.9(b) and Sections 2.9(c), (e) and (f) shall in no case be greater than the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such claim.  Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c)           Any Person entitled to indemnification under this Agreement promptly shall notify the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.9, but the failure of any such Person to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.9, except to the extent the indemnifying party is materially prejudiced thereby and shall not relieve the indemnifying party from any liability that it may have to any such Person otherwise than under this Article II.  In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or  proceeding within 20 days after receiving notice from such indemnified party, (ii) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor.  Without the written consent of the indemnified party, which consent shall not be unreasonably withheld, no indemnifying party shall effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder, whether or not the indemnified party is an actual or potential party to such action or claim, unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           If for any reason the foregoing indemnity is unavailable or is insufficient to hold harmless an indemnified party under Section 2.9(a), (b) or (c), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such offering of securities.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.9(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.9(d).  The amount paid or payable in respect of any Loss shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Loss.  No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Notwithstanding anything in this Section 2.9(d) to the contrary, no indemnifying party other than the Issuer shall be required pursuant to this section 2.9(d) to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.9(b) and (c).

(e)           The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

(f)            The indemnification and contribution required by this Section 2.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

ARTICLE III
GENERAL

Section 3.1            Rule 144.  The Issuer covenants that (a) upon such time as it becomes, and so long as it remains, subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act or, if it is not required to file such reports, upon the request of any Holder it shall make publicly available other information so long as necessary to permit sales of such Registrable Securities in compliance with Rule 144 under the Securities Act and (b) it will take such further action as any Holder of Registrable Securities reasonably may request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of any Holder of Registrable Securities, the Issuer will deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 3.2            Nominees for Beneficial Owners.  If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of units constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement; provided, that the Issuer shall have received assurances reasonably satisfactory to it of such beneficial ownership.

Section 3.3            No Inconsistent Agreements.  The rights granted to the Holders of Registrable Securities hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the MCRC Parties or the Partnership Parties are a party or by which they are bound.  Without the prior written consent of Holders of a majority of the then outstanding Registrable Securities, the MCRC Parties and the Partnership Parties will not enter into any agreement with respect to their securities that is inconsistent with the rights granted in this Agreement or otherwise conflicts with the provisions hereof or provides terms and conditions that are more favorable to, or less restrictive on, the other party thereto than the terms and conditions contained in this Agreement are to the Holders, other than any lock-up agreement with the underwriters in connection with any registered offering effected hereunder, pursuant to which the Partnership Parties shall agree not to register for sale, and the Partnership Parties shall agree not to sell or otherwise dispose of, Preferred Units, or any securities convertible into or exercisable or exchangeable for Preferred Units, for a specified period following the registered offering.  If the MCRC Parties and the Partnership Parties enter into any other registration rights agreement with respect to any of their securities that contains terms that are more favorable to, or less restrictive on, the other party thereto than the terms and conditions contained in this Agreement are to the Holders, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Partnership Parties or any of the Holders of Registrable Securities so that the Holders shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions.

ARTICLE IV
MISCELLANEOUS

Section 4.1            Amendment and Waiver.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the MCRC Parties and the Partnership Parties and a majority in interest of the Holders or, in the case of a waiver, by the party or parties against whom the waiver is to be effective, in an instrument specifically designated as an amendment or waiver hereto; provided, however, that waiver by the Holders shall require the consent of a majority in interest of the Holders.

(b)           No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 4.2            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to a Partnership Party:

c/o Roseland Residential Trust
Harborside 3, 210 Hudson Street
Suite 400
Jersey City, New Jersey 07311
Facsimile: (732) 205-8237
E-mail: baron@roselandres.com
Attention: Ivan Baron, Chief Legal Officer

with a copy to:

Mack-Cali Realty Corporation
Harborside 3, 210 Hudson Street
Suite 400
Jersey City, New Jersey 07311
Facsimile: (732) 205-8237
Email: gwagner@mack-cali.com
Attention: Gary Wagner, Esq., General Counsel and Secretary

with a copy to:	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-5526 E-mail: jnapoli@seyfarth.com bhornick@seyfarth.com Attention: John P. Napoli Blake Hornick

If to an MCRC Party:

Mack-Cali Realty Corporation
Harborside 3, 210 Hudson Street
Suite 400
Jersey City, New Jersey 07311
Facsimile: (732) 205-8237
Email: gwagner@mack-cali.com
Attention: Gary Wagner, Esq., General Counsel and Secretary

with a copy to:	Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 Facsimile: (212) 218-3338 E-mail: bhornick@seyfarth.com Attention: Blake Hornick

If to any Holder:	Rockpoint Fund Acquisitions, L.L.C. c/o Rockpoint Group 500 Boylston Street Boston, MA 02116 Facsimile: (617) 437-7011 E-mail: info@rockpointgroup.com Attention:

with a copy to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90071-3197
Facsimile: 213.229.6638
E-mail: jsharf@gibsondunn.com
gpollner@gibsondunn.com
Attention: Jesse Sharf
Glenn R. Pollner

or such other address as the MCRC Parties, Partnership Parties or the Holders shall have specified to another party in writing in accordance with this Section 4.2.

Section 4.3            Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 4.4            Entire Agreement.  This Agreement, the Investment Agreement and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 4.5            No Third-Party Beneficiaries.  Except as provided in Section 2.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 4.6            Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 4.7            Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.8            Assignment; Successors.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  If any Person shall acquire Registrable Securities from any Holder in any manner, whether by operation of law or otherwise, such Person shall promptly notify the Partnership Parties and such Registrable Securities acquired from such Holder shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.  Any such successor or assign shall agree in writing to acquire and hold the Registrable Securities acquired from such Holder subject to all of the terms hereof.  If any Holder shall acquire additional Registrable Securities, such Registrable Securities shall be subject to all of the terms, and entitled to all of the benefits, of this Agreement.

Section 4.9            Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in The

City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 4.10          Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.11          Alternative IPO Entities.  In the event that any MCRC Party or the General Partner elects to effect an underwritten registered offering of equity securities of any of its directly or indirectly owned subsidiaries or any other entity through which it directly or indirectly maintains an interest in the Partnership (excluding any registered offerings of equity securities directly by the Partnership) or if such offering involves the formation of a public UPREIT or an UPREIT beneath a public entity (in either case, collectively, the “Alternative IPO Entities”), rather than the equity securities of the Partnership (provided the applicable MCRC Party or the General Partner has received written consent of the Holders to effect such registered offering in accordance with the terms of the Second Amended and Restated LP Agreement if and to the extent required), the MCRC Parties and the General Partner shall cause the Alternative IPO Entity to enter into an agreement with the Holders that provides the Holders with registration rights with respect to the equity securities of the Alternative IPO Entity that are substantially the same as, and in any event no less favorable in the aggregate to, the registration rights provided to the Holders under this Agreement (including making appropriate provision, if necessary, for any Common Units to be convertible or exchangeable by Holders for substantially similar equity securities of the Alternative IPO Entity).

Section 4.12          Termination. The obligations of the Partnership Parties and of any Holder, other than those obligations contained in Section 2.5, Section 2.9 and this Article 4, shall terminate with respect to the Partnership Parties and such Holder as soon as such Holder no longer holds any Registrable Securities.

Section 4.13          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.14          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 4.15          Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes

Section 4.16          Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 4.17          No Presumption Against Drafting Party.  Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ROSELAND RESIDENTIAL, L.P., a Delaware limited partnership

By:	ROSELAND RESIDENTIAL TRUST, a
Maryland real estate investment trust, its general partner

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

By:
Name: Michael J. DeMarco
Title: President and Chief Executive Officer

MACK-CALI PROPERTY TRUST, a Maryland business trust

By:
Name: Michael J. DeMarco
Title: President and Chief Executive Officer

ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

ROSELAND RESIDENTIAL HOLDING L.L.C., a Delaware limited liability company

By:	ROSELAND RESIDENTIAL TRUST, a
Maryland real estate investment trust, its general partner

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

HOLDER

By:
Name:
Title:

EXHIBIT G

Recourse Agreement

RECOURSE AGREEMENT

This RECOURSE AGREEMENT (this “Agreement”) is executed as of March    , 2017, by MACK-CALI REALTY CORPORATION, a Maryland corporation (“MCRC”), MACK-CALI REALTY, L.P., a Delaware limited partnership (“MCRLP”) and ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust (“RRT”) (each of MCRC, MCRLP and RRT, a “Responsible Party” and, collectively, the “Responsible Parties”), in favor of RP-RLA, LLC, a Delaware limited liability company and RP-RLB, LLC, a Delaware limited liability company (together with their respective successors and assigns, each, a “Rockpoint Preferred Holder,” and collectively, the “Rockpoint Preferred Holders”).

W I T N E S E T H:

A.            The Responsible Parties, Mack-Cali Property Trust, a Maryland business trust, the Rockpoint Preferred Holders, Roseland Residential Holding L.L.C., and Roseland Residential, L.P., a Delaware limited partnership (the “Partnership”) have entered into that certain Preferred Equity Investment Agreement dated February 27, 2017 (the “Investment Agreement”), pursuant to which the Rockpoint Preferred Holders are acquiring, concurrently herewith, Preferred Interests of the Partnership.

B.            In connection with the Investment Agreement and concurrently herewith, RRT, as the general partner of the Partnership and the Rockpoint Preferred Holders, as newly admitted limited partners of the Partnership, and, for the purposes set forth therein, MCRLP, MCRC and the other parties named therein, are entering into that certain Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of the date hereof (the “Limited Partnership Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Limited Partnership Agreement.

C.            The Partnership directly or indirectly owns certain real property (individually or collectively, as the context may require, “Property,” and any Person through which the Partnership owns its interests in such Property, a “Property Owner”), more particularly described in the Limited Partnership Agreement.

D.            The Rockpoint Preferred Holders have required, as a condition to their entering into the Investment Agreement and the Limited Partnership Agreement, and their making contributions on account of the Rockpoint Capital Commitment to the Partnership (the “Preferred Investment”), that the Responsible Parties, jointly and severally, unconditionally guarantee the payment and performance to the Rockpoint Preferred Holders of the Recourse Obligations (as herein defined).

E.            The Responsible Parties own direct or indirect interests in the Partnership, and the Responsible Parties will directly benefit from the Rockpoint Preferred Holders’ making the Preferred Investment in the Partnership.

NOW, THEREFORE, as an inducement to the Rockpoint Preferred Holders to enter into the Investment Agreement and the Limited Partnership Agreement and to make the Preferred

Investment, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1
NATURE AND SCOPE OF GUARANTY

Section 1.1            Guaranty of Obligations.

(a)           Each Responsible Party hereby irrevocably and unconditionally guarantees to the Rockpoint Preferred Holders and their successors and assigns the payment and performance of the Recourse Obligations, as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise.  Each Responsible Party hereby irrevocably and unconditionally covenants and agrees that it is liable for the Recourse Obligations as a primary obligor.

(b)           As used herein, the term “Recourse Obligations” means any Losses (as herein defined) actually incurred or suffered by the Rockpoint Preferred Holders and their permitted assignees arising out of or in connection with any of the following actions, in each case taken or not taken, as the case may be, by the Partnership, any Property Owner, any Responsible Party or any of their respective Controlled Affiliates (as defined below), agents, contractors or anyone acting at the direction of any of the foregoing (collectively, the “RR Parties” and each a “RR Party”): (i) distributions, payments or transfers of, or the failure to make distributions, payments or transfers of, Available Cash, Class A Capital Event Cash Flow, or Class B Capital Event Cash Flow, or the Property or any portion thereof, (ii) the failure to make any Purchase Payment, redemption payment, payment in respect of any indemnity obligation under the Limited Partnership Agreement, or any payment in connection with the dissolution of the Partnership, or the purchase of Rockpoint REIT Interests or Partnership Interests when due, or (iii) the failure to honor any Conversion Election made by a Rockpoint Preferred Holder, in any case that is a breach of the Limited Partnership Agreement that has not been cured before the expiration of any applicable notice and cure periods set forth in the Limited Partnership Agreement.

(c)           As used herein, the term “Losses” means the Available Cash, Class A Capital Event Cash Flow, or Class B Capital Event Cash Flow, or the value of any Security or Property or any portion thereof, or the amount of any Purchase Payment, redemption payment, payment in respect of any indemnity obligation under the Limited Partnership Agreement, or any payment in connection with the dissolution of the Partnership or the purchase of Rockpoint REIT interests or Partnership Interests, which, if not for a breach of the Limited Partnership Agreement by the Partnership, RRT or any other RR Party, would have been, or would have been required to have been, distributed, paid or transferred to (or imputed to the capital account of) the Rockpoint Preferred Holders or REIT Owners under the terms of the Limited Partnership Agreement, as well as reasonable attorneys’ fees and other out-of-pocket expenses incurred in connection with investigating, enforcing or defending any right hereunder and/or breach hereof.

(d)           Notwithstanding anything to the contrary in this Agreement or in any of the other Transaction Documents, the Rockpoint Preferred Holders shall not be deemed to have waived any right which the Rockpoint Preferred Holders may have under Section 506(a), 506(b),

1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Preferred Investment.

Section 1.2            Termination of Guaranty.  The obligations and liability of the Responsible Parties, and the rights of the Rockpoint Preferred Holders to assert a claim against the Responsible Parties for performance and payment of the Recourse Obligations, shall terminate following: (i) conversion by the Rockpoint Preferred Holders of their Preferred Units to Common Units pursuant to the terms of the Limited Partnership Agreement; or (ii) the redemption or purchase of the Rockpoint Preferred Holders’ Preferred Investment, directly or indirectly, by the Partnership or the Responsible Parties pursuant to the Limited Partnership Agreement, in which, following such redemption or purchase, the Rockpoint Preferred Holders no longer hold Preferred Units, directly or indirectly.  Notwithstanding the foregoing, any Recourse Obligations that arose prior to such termination and that remain outstanding, shall continue as the valid obligations and liabilities of the Responsible Parties until satisfied in full.

Section 1.3            Nature of Guaranty. This Agreement is an irrevocable, absolute, continuing guaranty of payment and performance of the Recourse Obligations and not a guaranty of collection.  This Agreement may not be revoked by any Responsible Party and shall continue to be effective with respect to any Recourse Obligations arising or created after any attempted revocation by any Responsible Party. The fact that at any time or from time to time the Recourse Obligations may be increased or reduced shall not release or discharge the obligation of any Responsible Party to the Rockpoint Preferred Holders with respect to the Recourse Obligations.  This Agreement may be enforced by the Rockpoint Preferred Holders, and any subsequent holder of the Preferred Investment under the Limited Partnership Agreement, and shall not be discharged by the assignment or negotiation of all or part of the Preferred Investment.

Section 1.4            Recourse Obligations Not Reduced by Offset. The Recourse Obligations and the liabilities and obligations of the Responsible Parties to the Rockpoint Preferred Holders hereunder are joint and several obligations of the Responsible Parties, and shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of the Partnership or any other party against the Rockpoint Preferred Holders or against payment of the Recourse Obligations, whether such offset, claim or defense  in connection with the Recourse Obligations (or the transactions creating the Recourse Obligations) or otherwise.

Section 1.5            Payment By Responsible Parties.  If all or any part of the Recourse Obligations is or shall give rise to a monetary obligation, and such monetary obligation shall not be punctually paid when due under the terms of the Limited Partnership Agreement, whether at demand, maturity, acceleration or otherwise, the Responsible Parties shall, immediately upon demand by the Rockpoint Preferred Holders and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, all such notices being hereby waived by the Responsible Parties, pay in lawful money of the United States of America, the amount due on the Recourse Obligations to the Rockpoint Preferred Holders or REIT Owners at the Rockpoint Preferred Holders’ address as set forth herein.  Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Recourse Obligations and may be made from time to time with respect to the same or different items of Recourse Obligations.

Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

Section 1.6            No Duty To Pursue Others. It shall not be necessary for the Rockpoint Preferred Holders (and the Responsible Parties hereby waive any rights which the Responsible Parties may have to require the Rockpoint Preferred Holders), in order to enforce the obligations of the Responsible Parties hereunder, first to (i) institute suit or exhaust its remedies against the Partnership or others liable for the outstanding Preferred Investment or the Recourse Obligations or any other Person, (ii) enforce the Rockpoint Preferred Holders’ rights after an Event of Default, (iii) enforce the Rockpoint Preferred Holders’ rights against any other guarantors of the Recourse Obligations, (iv) join the Partnership or any others liable on the Recourse Obligations in any action seeking to enforce this Agreement, (v) exhaust any remedies available to the Rockpoint Preferred Holders under any of the Transaction Documents, or (vi) resort to any other means of obtaining payment of the Recourse Obligations.  The Rockpoint Preferred Holders shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Recourse Obligations; provided, that any amounts on account of the Recourse Obligations received by the Rockpoint Preferred Holders from sources other than the Responsible Parties shall reduce the liability of the Responsible Parties for the Recourse Obligations by such amounts received, including, without limitation, pursuant to the provisions of the Limited Partnership Agreement.

Section 1.7            Waivers. Except as otherwise provided herein or with respect to any notice and cure periods set forth herein or in the Limited Partnership Agreement, each Responsible Party agrees to the provisions of the Transaction Documents and hereby waives notice of (i) acceptance of this Agreement, (ii) any amendment of the Investment Agreement, the Limited Partnership Agreement or any other Transaction Document, (iii) the execution and delivery by any Responsible Party, or any of their respective Affiliates, and the Rockpoint Preferred Holders of any other agreement or of the execution and delivery by any Responsible Party, or any of their respective Affiliates, of any other document arising under the Transaction Documents or in connection with any Property, (iv) the occurrence of (A) any breach by any Responsible Party, or any of their respective Affiliates, of any of the terms or conditions of the Investment Agreement or the Limited Partnership Agreement or any of the other Transaction Documents, or (B) an Event of Default, (v) the Rockpoint Preferred Holders’ transfer or disposition of the Recourse Obligations, or any part thereof, (vi) the enforcement of the Rockpoint Preferred Holders’ rights under the Investment Agreement or the Limited Partnership Agreement, (vii) protest, proof of non-payment or default by RRT or MCRLP, or (viii) any other action at any time taken or omitted by the Rockpoint Preferred Holders and, generally, all demands and notices of every kind in connection with this Agreement, the Investment Agreement, the Limited Partnership Agreement, any documents or agreements evidencing, securing or relating to any of the Recourse Obligations and/or the obligations hereby guaranteed.

Section 1.8            Payment of Expenses. The Responsible Parties shall, promptly upon demand by the Rockpoint Preferred Holders, pay the Rockpoint Preferred Holders all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the Rockpoint Preferred Holders in the enforcement hereof or the preservation of the Rockpoint Preferred Holders’ rights hereunder, together with interest thereon at the rate of 18% per annum, compounded monthly, from the fifteenth (15th) business day after the date requested in writing by the Rockpoint Preferred Holders until the date of payment to the Rockpoint Preferred Holders.  The covenant contained in this Section shall survive the payment and performance of the Recourse Obligations.

Section 1.9            Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, the Rockpoint Preferred Holders must rescind or restore any payment or any part thereof received by the Rockpoint Preferred Holders in satisfaction of the Recourse Obligations, as set forth herein, any prior release or discharge from the terms of this Agreement given to any Responsible Party by the Rockpoint Preferred Holders to the extent of such sums rescinded or restored shall be without effect and this Agreement shall remain (or shall be reinstated to be) in full force and effect.  It is the intention of the Partnership and the Responsible Parties that a Responsible Party’s obligations hereunder shall not be discharged except by the Responsible Parties’ performance of such obligations and then only to the extent of such performance.

Section 1.10         Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Agreement, each Responsible Party hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including any law subrogating any Responsible Party to the rights of the Rockpoint Preferred Holders), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from the Partnership or any other party liable for the payment of any or all of the Recourse Obligations, other than from the other Responsible Parties, for any payment made by any Responsible Party under or in connection with this Agreement or otherwise.

ARTICLE 2
EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING RESPONSIBLE PARTIES’ OBLIGATIONS

Each Responsible Party hereby consents and agrees to each of the following and agrees that such Responsible Party’s obligations under this Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including rights to notice) which such Responsible Party might otherwise have as a result of or in connection with any of the following:

Section 2.1            Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Recourse Obligations, the Investment Agreement, the Limited Partnership Agreement, or any other document, instrument, contract or understanding between the Partnership and either the Rockpoint Preferred Holders or any other parties pertaining to the Recourse Obligations or any failure of the Rockpoint Preferred Holders to notify such Responsible Party of any such action.

Section 2.2            Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by the Rockpoint Preferred Holders to the Partnership or any Responsible Party.

Section 2.3            Condition of the Partnership or any Responsible Party. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of the Partnership, any Responsible Party or any other Person at any time liable for the payment of all or part of the Recourse Obligations; or any dissolution of the Partnership or any Responsible Party or any sale, lease or transfer of any or all of the assets of the Partnership or any Responsible Party or any changes in the direct or indirect shareholders, partners or members, as applicable, of the Partnership or any Responsible Party; or any reorganization of the Partnership or any Responsible Party.

Section 2.4            Invalidity of Recourse Obligations. The invalidity, illegality or unenforceability of all or any part of the Recourse Obligations or any document or agreement executed in connection with the Recourse Obligations for any reason whatsoever, including the fact that (i) the Recourse Obligations or any part thereof exceeds the amount permitted by law, (ii) the act of creating the Recourse Obligations or any part thereof is ultra vires, (iii) the officers or representatives of the RR Parties executing the Investment Agreement, the Limited Partnership Agreement or the other Transaction Documents or otherwise creating the Recourse Obligations acted in excess of their authority, (iv) the Recourse Obligations violate applicable usury laws, (v) the Partnership or any other Person has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Recourse Obligations wholly or partially uncollectible from the Partnership or such other Person(s), (vi) the creation, performance or repayment of the Recourse Obligations (or the execution, delivery and performance of any document or instrument representing part of the Recourse Obligations or executed in connection with the Recourse Obligations or given to secure the repayment of the Recourse Obligations) is illegal, uncollectible or unenforceable, or (vii) the Investment Agreement, the Limited Partnership Agreement or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that each Responsible Party shall remain liable hereon to the extent set forth in this Agreement regardless of whether the Partnership or any other Person be found not liable on the Recourse Obligations or any part thereof for any reason.

Section 2.5            Other Collateral.  The taking or accepting of any security, collateral or other guaranty, or other assurance of payment, for all or any part of the Recourse Obligations.

Section 2.6            Care and Diligence. The failure of the Rockpoint Preferred Holders or any other party to exercise diligence or reasonable care in enforcing the Recourse Obligations, including any neglect, delay, omission, failure or refusal of the Rockpoint Preferred Holders (i) to take or prosecute any action for the collection of any of the Recourse Obligations, (ii) to declare an Event of Default, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Recourse Obligations.

Section 2.7            Unenforceability. The fact that the Recourse Obligations, or any part thereof, shall prove to be unenforceable, it being recognized and agreed by each Responsible Party that such Responsible Party is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity or enforceability of any Transaction Document, unless such unenforceability is the result of fraud, gross negligence or wilful misconduct of the Rockpoint Preferred Holders.

Section 2.8            Offset. Any existing or future right of offset, claim or defense of the Partnership against any Rockpoint Preferred Holders, or any other party, or against payment of the Recourse Obligations, whether such right of offset, claim or defense arises in connection with the Recourse Obligations (or the transactions creating the Recourse Obligations) or otherwise.

Section 2.9            Merger. The reorganization, merger or consolidation of the Partnership or any Responsible Party into or with any other Person.

Section 2.10         Preference. Any payment by the Partnership to the Rockpoint Preferred Holders is held to constitute a preference under the Bankruptcy Code or for any reason the Rockpoint Preferred Holders are required to refund such payment or pay such amount to the Partnership or to any other Person, except if the Rockpoint Preferred Holders agree in writing, or a court of competent jurisdiction determines, that any such payment or amount is not owed by the Partnership.

Section 2.11         Other Actions Taken or Omitted. Any other action taken by any Person or omitted to be taken with respect to the Transaction Documents, the Recourse Obligations or the security and collateral therefor, whether or not such action or omission prejudices any Responsible Party or increases the likelihood that any Responsible Party will be required to pay the Recourse Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Responsible Party that such Responsible Party shall be obligated to pay the Recourse Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Recourse Obligations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

To induce the Rockpoint Preferred Holders to enter into the Investment Agreement, the Limited Partnership Agreement and to provide the Preferred Investment to the Partnership, each Responsible Party represents and warrants to the Rockpoint Preferred Holders as follows:

Section 3.1            Benefit. Such Responsible Party is an Affiliate of the Partnership, is the owner of a direct or indirect interest in the Partnership and has received, or will receive, direct or indirect benefit from the making of this Agreement with respect to the Recourse Obligations.

Section 3.2            Familiarity and Reliance.  Such Responsible Party is familiar with, and has independently reviewed books and records regarding, the financial condition of the Partnership; however, such Responsible Party is not relying on such financial condition or any collateral as an inducement to enter into this Agreement.

Section 3.3            No Representation By the Rockpoint Preferred Holders. Neither the Rockpoint Preferred Holders nor any other party has made any representation, warranty or statement to such Responsible Party in order to induce such Responsible Party to execute this Agreement.

Section 3.4            Responsible Party’s Financial Condition. As of the date hereof, and after giving effect to this Agreement and the contingent obligation evidenced hereby, such Responsible Party (a) is and will be solvent, (b) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (c) has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Recourse Obligations.

Section 3.5            Legality. The execution, delivery and performance by such Responsible Party of this Agreement and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which such Responsible Party is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which such Responsible Party is a party or which may be applicable to such Responsible Party.  This Agreement is a legal and binding obligation of such Responsible Party and is enforceable against such Responsible Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

Section 3.6            Litigation. There is no action, suit, proceeding or investigation pending or, to such Responsible Party’s knowledge, threatened in writing against such Responsible Party in any court or by or before any other governmental authority that, if adversely determined, could reasonably be expected to materially and adversely affect the ability of such Responsible Party to carry out the obligations contemplated by this Agreement.

Section 3.7            Survival of Representations and Warranties. All representations and warranties made by such Responsible Party herein shall survive the execution hereof.

ARTICLE 4
SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 4.1            Subordination of All Responsible Party Claims. As used herein, the term “Responsible Party Claims” shall mean all debts and liabilities of the Partnership to Responsible Party, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of the Partnership thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be, created, or the manner in which they have been, or may hereafter be, acquired by Responsible Party other than such debts and liabilities arising from, or in connection with, that certain Credit Enhancement Promissory Note, dated March    , 2017, or that certain Shared Services Agreement, dated March    , 2017. The Responsible Party Claims shall include, without limitation, all rights and claims of Responsible Party against the Partnership (arising as a result of subrogation or otherwise) as a result of Responsible Party’s payment of all or a portion of the Recourse Obligations.  So long as any portion of the Preferred Investment or the Recourse Obligations remain outstanding, Responsible Party shall not receive or collect, directly or indirectly, from the Partnership or any other Person any amount upon the Responsible Party Claims.

Section 4.2            Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceeding involving Responsible Party as a debtor, the Rockpoint Preferred Holders shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Responsible Party Claims.  Should the Rockpoint Preferred Holders receive, for application against the Recourse Obligations, any dividend or payment which is otherwise payable to Responsible Party and which, as between the Partnership and any Responsible Party, shall constitute a credit against the Responsible Party Claims, then, upon payment to the Rockpoint Preferred Holders in full of the Recourse Obligations, Responsible Party shall become subrogated to the rights of the Rockpoint Preferred Holders to the extent that such payments to the Rockpoint Preferred Holders on the Responsible Party Claims have contributed toward the liquidation of the Recourse Obligations, and such subrogation shall be with respect to that proportion of the Recourse Obligations which would have been unpaid if the Rockpoint Preferred Holders have not received dividends or payments upon the Responsible Party Claims.

Section 4.3            Payments Held for the Benefit of Rockpoint Preferred Holders.  Notwithstanding anything to the contrary contained in this Agreement, in the event that Responsible Party should receive any funds, payments, claims and/or distributions which are prohibited by this Agreement, Responsible Party agrees to hold for the benefit of the Rockpoint Preferred Holders an amount equal to the amount of all funds, payments, claims and/or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to the Rockpoint Preferred Holders, and Responsible Party covenants promptly to pay the same to the Rockpoint Preferred Holders.

ARTICLE 5
MISCELLANEOUS

Section 5.1            Waiver. No failure to exercise, and no delay in exercising, on the part of the Rockpoint Preferred Holders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.  The rights of the Rockpoint Preferred Holders hereunder shall be in addition to all other rights provided by law.  No modification or waiver of any provision of this Agreement, nor any consent to any departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 5.2            Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent (i) by hand, (ii) by email; provided, that such email is followed by delivery by overnight courier in accordance with the following clause (iii) or (iii) by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 5.2.  Any Notice shall be deemed to have been received: (a) on the date of sending by email if sent during business hours on a Business Day (otherwise on the next Business Day), (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to the Rockpoint
Preferred Holders:	Rockpoint Growth and Income Real Estate Fund II
500 Boylston Street
Boston, MA 02116
Facsimile: (617) 437-7011
E-mail: pboney@rockpointgroup.com
jgoldman@rockpointgroup.com
Attention: Paisley Boney
Joseph Goldman

And to:	Rockpoint Growth and Income Real Estate Fund II
Woodlawn Hall at Old Parkland
3953 Maple Avenue, Suite 300
Dallas, TX 75219
Facsimile: (972) 934-8836
E-mail: rhoyl@rockpointgroup.com
Attention: Ron Hoyl

with a copy to:	Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention: Jesse Sharf and Glenn R. Pollner
Email: JSharf@gibsondunn.com and GPollner@gibsondunn.com

If to any Responsible
Party:	c/o Mack-Cali Realty Corporation
Harborside 3, 210 Hudson Street, Suite 400
Jersey City, NJ 07311
Attention: Gary Wagner, Esq., General Counsel and Secretary
Email: gwagner@mack-cali.com

with a copy to:	Seyfarth Shaw LLP
620 Eighth Avenue
New York, New York 10018-1405
Attention: Blake Hornick
Email: bhornick@seyfarth.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 5.2.  Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no

Notice was given or there is a rejection or refusal to accept any Notice offered for delivery.  Notice for any party may be given by its respective counsel.

Section 5.3            Governing Law; Jurisdiction; Service of Process.

(a)           THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE LAW OF ANOTHER JURISDICTION GOVERNING, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAWS.  EACH RESPONSIBLE PARTY CONSENTS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT WITHIN NEW YORK HAVING PROPER VENUE AND ALSO CONSENT TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY NEW YORK OR FEDERAL LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY ROCKPOINT PREFERRED HOLDERS OR ANY RESPONSIBLE PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH RESPONSIBLE PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  EACH RESPONSIBLE PARTY DOES HEREBY DESIGNATE AND APPOINT:

Seyfarth Shaw LLP
620 Eighth Avenue
New York, New York 10018-1405
Attention:  Blake Hornick

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND EACH RESPONSIBLE PARTY AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH RESPONSIBLE PARTY IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH RESPONSIBLE PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  EACH RESPONSIBLE PARTY (I) SHALL GIVE PROMPT NOTICE TO THE ROCKPOINT PREFERRED HOLDERS OF ANY CHANGED ADDRESS OF ITS AUTHORIZED

AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE ROCKPOINT PREFERRED HOLDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY RESPONSIBLE PARTY IN ANY OTHER JURISDICTION.

Section 5.4            Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 5.5            Amendments. This Agreement may be amended only by an instrument in writing executed by the party(ies) against whom such amendment is sought to be enforced.

Section 5.6            Parties Bound; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.  The Rockpoint Preferred Holders shall have the right to assign or transfer its rights under this Agreement in connection with any assignment of the Preferred Investment and the Transaction Documents in accordance with the Investment Agreement and the Limited Partnership Agreement.  Any permitted assignee or transferee of the Rockpoint Preferred Holders shall be entitled to all the benefits afforded to the Rockpoint Preferred Holders under this Agreement.  No Responsible Party shall have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of the Rockpoint Preferred Holders, and any attempted assignment without such consent shall be null and void.

Section 5.7            Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

Section 5.8            Recitals. The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 5.9            Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.  Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 5.10         Rights and Remedies. If any Responsible Party becomes liable for any amounts owing by the Partnership to the Rockpoint Preferred Holders, in respect of the Preferred Investment or otherwise, other than under this Agreement, such liability shall not be in any manner impaired or affected hereby and the rights of the Rockpoint Preferred Holders hereunder shall be cumulative of any and all other rights that the Rockpoint Preferred Holders may ever have against such Responsible Party.  The exercise by the Rockpoint Preferred Holders of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Section 5.11         Entirety. THIS AGREEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT OF EACH RESPONSIBLE PARTY AND THE ROCKPOINT PREFERRED HOLDERS WITH RESPECT TO SUCH RESPONSIBLE PARTY’S GUARANTY OF THE RECOURSE OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS AGREEMENT IS INTENDED BY EACH RESPONSIBLE PARTY AND THE ROCKPOINT PREFERRED HOLDERS AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS AGREEMENT, AND NO COURSE OF DEALING BETWEEN ANY RESPONSIBLE PARTY AND THE ROCKPOINT PREFERRED HOLDERS, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS AGREEMENT.  THERE ARE NO ORAL AGREEMENTS BETWEEN RESPONSIBLE PARTY AND THE ROCKPOINT PREFERRED HOLDERS WITH RESPECT TO THIS AGREEMENT.

Section 5.12         Waiver of Right To Trial By Jury. EACH RESPONSIBLE PARTY AND THE ROCKPOINT PREFERRED HOLDERS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE ROCKPOINT PREFERRED HOLDERS AND EACH RESPONSIBLE PARTY AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH RESPONSIBLE PARTY AND THE ROCKPOINT PREFERRED HOLDERS ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 5.13         Cooperation. Each Responsible Party acknowledges that the Rockpoint Preferred Holders and their successors and assigns may Transfer the Preferred Investment or one or more interests therein to investors in accordance with the Limited Partnership Agreement (the transactions thereby referred to are hereinafter each referred to as “Secondary Market Transaction”).  Each Responsible Party shall, at no material cost to such Responsible Party, cooperate with the Rockpoint Preferred Holders in effecting any such Secondary Market Transaction and shall provide (or cause the Partnership to provide) such information and materials as may be reasonably required or necessary.

Section 5.14         Gender; Number; General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this Agreement may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “including” means “including but not limited to,” (d) the words “hereof,” “herein,” and “hereunder,” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provisions, (e) the word “Controlled Affiliates” means, as to any Person, any other Person that (i) is in Control of, is Controlled by, or is under common ownership or Control with such Person, (ii) is a director or officer of such Person or of an Affiliate of such Person, or (iii) is the spouse, issue, or parent of such Person or an Affiliate of such Person, (f) the word “Partnership” means “Partnership and any subsequent owner or owners of the Subsidiaries or any part thereof or interest therein,” (g) the word “Rockpoint Preferred Holders” means “the Rockpoint Preferred Holders and any subsequent holder of the Preferred Investment,” (h) the word “Property” includes any portion of any Property and any interest therein, and (i) the phrases “attorneys’ fees,” “legal fees,” and “counsel fees” include any and all reasonable out-of-pocket attorneys’, paralegal and law clerk fees and disbursements, including fees and disbursements at the pre-trial, trial, and appellate levels, incurred or paid by the Rockpoint Preferred Holders in protecting or enforcing their respective rights hereunder.

Section 5.15         Joint and Several.  The obligations and liabilities of each person or entity comprising the Responsible Parties hereunder are joint and several.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each Responsible Party has executed this Agreement as of the day and year first above written.

RESPONSIBLE PARTIES:

MACK-CALI REALTY CORPORATION, a Maryland business trust

By:
Name: Michael J. DeMarco
Title: President and Chief Executive Officer

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	MACK-CALI REALTY CORPORATION,
a Maryland business trust, its general partner

By:
Name: Michael J. DeMarco
Title: President and Chief Executive Officer

ROSELAND RESIDENTIAL TRUST,
a Maryland real estate investment trust

By:
Name: Michael J. DeMarco
Title: Chief Executive Officer

RP-RLA, LLC, a Delaware limited liability company

By
Name:
Title:

RP-RLB, LLC, a Delaware limited liability company

By
Name:
Title:

EXHIBIT H

Shareholders Agreement

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (the “Agreement”) is entered into as of the    day of March, 2017 by and among Roseland Residential Trust, a Maryland real estate investment trust (the “Trust”), RPIIA-RLA, a Delaware limited liability company (together with its permitted successors, assigns and transferees, the  “RP Investor I”), RPIIA-RLB, a Delaware limited liability company (together with its permitted successors, assigns and transferees, the “RP Investor II” and, together with the RP Investor I, the “Investors”) and each of the shareholders of the Trust listed on Schedule I attached hereto (each individually a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, each Shareholder is as of the date hereof the record or beneficial owner of the number of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of the Trust set forth on Schedule I attached hereto;

WHEREAS, the Trust is the general partner of Roseland Residential, L.P., a Delaware limited partnership (the “Partnership”);

WHEREAS, the Investors have agreed to purchase preferred limited partnership interests in the Partnership (the “Investment”) pursuant to (a) the Preferred Equity Investment Agreement, dated as of the date hereof (the “Investment Agreement”), by and among the Partnership, Mack-Cali Realty Corporation, a Maryland corporation, Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”), Mack-Cali Property Trust, a Maryland business trust (“the Trust”), Mack-Cali Texas Property, L.P., a Texas limited partnership, Roseland Residential Holding L.L.C., a Delaware limited liability company, and the Investors and (b) the Second Amended and Restated Partnership Agreement of the Partnership, dated as of the date hereof (the “Partnership Agreement”), by and among the Trust, the Investors and MCRLP; and

WHEREAS, as a condition to the Investors making the Investment and entering into the Investment Agreement and the Partnership Agreement, the Investors have requested that the Shareholders and the Trust agree and the Shareholders and the Trust have agreed, to enter into this Agreement in order to set forth certain provisions regarding the election and removal of trustees of the Trust and the approval of certain actions of the Trust.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Board Representation.

(a)           The RP Investor II shall have the right to designate one trustee (such trustee and any trustee who subsequently replaces such trustee in accordance with this Agreement, a “Primary RP Trustee”) for election to the Board of Trustees of the Trust (the “Board”) in accordance with, and subject to the conditions of, Section 10(a)(iii) of the Partnership Agreement.  In the event that any Primary RP Trustee shall die, retire from or be removed from the Board, a substitute Primary RP Trustee shall be designated by the RP Investor II for election to the Board pursuant to this Agreement.  Each of the Shareholders shall vote, or cause to be voted, all of the Common Shares beneficially owned or held of record by such Shareholder at any regular or special meeting of the shareholders of the Trust called for the purpose of filling positions on the Board, or in any written or electronic consent executed in lieu of such a meeting of shareholders, to cause the election to the Board of the Primary RP Trustee.  The RP Investor II has named Paisley Boney as the initial Primary RP Trustee.

(b)           The RP Investor II shall have the exclusive right to cause the removal of the Primary RP Trustee (such trustee, a “Removed Trustee”) and designate a replacement RP Trustee in accordance with, and subject to the conditions of, Section 10(a)(iii) of the Partnership Agreement. If the Removed Trustee does not resign or if the Board does not fill the resulting vacancy with the replacement Primary RP Trustee within five (5) business days of written notice of the RP Investor II, each of the Shareholders shall act by written or electronic consent to remove the Removed Trustee and elect a replacement Primary RP Trustee (or, if such written or electronic consent would not be effective for any reason, by causing the Trust to call a special meeting of the shareholders of the Trust and voting all of the Common Shares beneficially owned or held of record by such Shareholder at such special meeting of the shareholders in favor of such actions).

(c)           If an Event of Default (as defined in the Partnership Agreement) occurs and remains uncured for a period of sixty (60) calendar days following the Trust’s receipt of written notice from the RP Investor II: (i) the RP Investor II shall have the right by written notice to the Trust (the “Board Increase Election”) to request that the number of trustees then constituting the Board be increased by a number of trustees that would result in the RP Investor II being entitled to designate for nomination and election a majority of the members of the Board (each such additional trustee and any trustee who subsequently replaces such trustee in accordance with this Agreement, an “Additional RP Trustee” and, together with the Primary RP Trustee, the “RP Trustees”); (ii) the removal of any Additional RP Trustees may only be effected in accordance with the terms of Section 1(b) of this Agreement; (iii) in the event that any Additional RP Trustee shall die, retire from or be removed from the Board, a substitute Additional RP Trustee shall be designated by the RP Investor II; and (iv) each of the Shareholders shall vote, or cause to be voted, all of the Common Shares beneficially owned or held of record by such Shareholder at any regular or special meeting of the shareholders of the Trust called for the purpose of filling positions on the Board, or in any written or electronic consent executed in lieu of such a meeting of shareholders, to cause the election to the Board of the Additional RP Trustees.  If for any reason the number of trustees on the Board is not increased in accordance with (i) above so that the RP Trustees constitute a majority of the Board, each of the Shareholders shall act by written or electronic consent to remove such number of trustees and elect Additional RP Trustees so that the RP Trustees constitute a majority of the Board (or, if such written or electronic consent would not be effective for any reason, by causing the Trust to call a special meeting of the shareholders of the Trust and voting all of the Common Shares beneficially owned or held of record by such Shareholder at such special meeting of the shareholders in favor of such actions).

(d)                                 Each Shareholder shall vote any additional Common Shares or other voting securities of the Trust acquired by such Shareholder after the date hereof in accordance with the provisions of Paragraphs (a), (b) and (c) above.

(e)                                  The Primary RP Trustee shall serve on each committee of the Board and shall be provided substantially comparable access to the business records and operational matters of the Trust as the other members of the Board.

(f)                                   The RP Investor II shall have the right to designate one individual as a non-voting observer to the Board (a “Board Observer”), who shall initially be Tom Gilbane.  Any Board Observer shall be entitled to attend meetings of the Board and any committee of the Board and to receive all information provided to the members of the Board or its committees (including minutes of previous meetings of the Board or such committees); provided, that (i) the Board Observer shall not be entitled to vote on any matter submitted to the Board or any of its committees nor to offer any motions or resolutions to the Board or such committees; and (ii) the Trust may withhold information or materials from the Board Observer and exclude such Board Observer from any meeting or portion thereof if (as determined by the Board in good faith) access to such information or materials or attendance at such meeting would adversely affect the attorney-client or work product privilege between the Trust and its counsel.  The RP Investor II shall have the exclusive right to remove a Board Observer and designate a replacement Board Observer at any time.

(g)                                  Each Shareholder has executed and delivered the Irrevocable Limited Proxy attached hereto as Exhibit A (the “Limited Proxy”) that grants the RP Investor II (or its designee) an irrevocable limited proxy to vote all Common Shares held by such Shareholder or execute a written or electronic consent in lieu of meeting of shareholder of the Trust on behalf of such Shareholder, each in accordance with this Section 1.

2.                                      Approval Rights.  The Trust shall not take, or cause to be taken, any of the following actions without the approval the Board, which such approval must include the approval of at least one RP Trustee:

(a)                                 Any action in furtherance of a Major Decision (as defined in the Partnership Agreement);

(b)                                 Any amendment or repeal of the Bylaws of the Trust (the “Bylaws”) (or any other action) that would cause Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”) to apply to any control share acquisition by any of the Investors or any associate (as such term is defined in Title 3, Subtitle 7 of the MGCL) or affiliate of such person;

(c)                                  Any adoption, amendment or repeal of a resolution of the Board that would cause the provisions of Section 3-602 of the MGCL to apply to (i) any Investor; (iii) any of each Investor’s existing or future “affiliates” (as that term is defined in Section 3-601 of the MGCL); (iii) any of each Investor’s or any of its “affiliates” existing or future “associates” (as that term is defined in the Section 3-601 of the MGCL); and (iv) any person or entity acting in concert with any of the persons or entities described in (i)-(iii); and

(d)                                 Any amendment, alteration or repeal of any provision of the Declaration of Trust (the “Declaration”) of the Trust or the Bylaws that would limit, modify or materially and adversely impact the rights of the Investors under Sections 1, 2 or 7 of this Agreement.

3.                                      Representations and Warranties of Shareholders.  Each Shareholder represents and warrants to the Trust and the Investors as follows:

(a)                                 Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)                                 This Agreement has been duly executed and delivered by such Shareholder, and constitutes the valid and legally binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights and general principals of equity.

(c)                                  The Common Shares listed on Schedule I hereto are the only voting securities of the Trust owned (beneficially or of record) by such Shareholder and are owned free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind.  Except as contemplated by this Agreement, such Shareholder has not appointed or granted any irrevocable proxy, which appointment or grant is still effective, with respect to the Common Shares owned by such Shareholder.

(d)                                 The execution and delivery of this Agreement by such Shareholder does not (i) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon such Shareholder, nor require any consent, notification, regulatory filing or approval or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Common Shares owned by such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Common Shares owned by such Shareholder are bound or effected.

4.                                      Representations and Warranties of the Trust.  The Trust represents and warrants to each Shareholder and the Investors as follows:

(a)                                 The Trust has all necessary trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)                                 This Agreement has been duly executed and delivered by the Trust, and constitutes the valid and legally binding obligation of the Trust enforceable against the Trust in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights and general principles of equity.

5.                                      Representations and Warranties of the Investors.  Each of the Investors represents and warrants to each Shareholder and the Trust as follows:

(a)                                 Each Investor has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)                                 This Agreement has been duly executed and delivered by the Investor, and constitutes the valid and legally binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights and general principles of equity.

6.                                      Additional Covenants of Shareholders.  Each Shareholder hereby agrees that:

(a)                                 Except as contemplated by this Agreement, such Shareholder shall not enter into any voting agreement or grant an irrevocable proxy or power of attorney with respect to the Common Shares or any other voting securities of the Trust acquired by such Shareholder which is inconsistent with this Agreement.

(b)                                 The transfer by such Shareholder of any Common Shares or any other voting securities of the Trust owned by such Shareholder shall be conditioned upon execution by the transferee of (i) a counterpart of this Agreement, pursuant to which such transferee shall be required to vote any Common Shares or other voting securities of the Trust transferred by such Shareholder in accordance with the provisions of this Agreement, and (ii) the Limited Proxy.

7.                                      Additional Covenants of the Trust.  (a)  The issuance by the Trust of any additional shares of Common Shares or any other voting security of the Trust shall be conditioned upon execution of a counterpart of this Agreement and the Limited Proxy by any new shareholder prior to its receipt of Common Shares or other voting securities issued by the Trust.

(b)                                 In the event the Trust elects (the “Election”) to qualify as a real estate investment trust under Section 856 through 860 of the Internal Revenue Code of 1986, as amended, the Investors and their affiliates will be granted an exemption from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (each as defined in the Declaration) pursuant to, and subject to the terms and conditions of, Section 7.2.7 of the Declaration, and subject to the legal duties of the Trustees of the Trust, to the extent required so that no Common Shares then owned by the Investors nor any Common Shares which the Investors may own in the future pursuant to the Investment Agreement and the Partnership Agreement will be transferred to a Charitable Trust (as defined in the Declaration) pursuant to Section 7.2(b) of the Declaration.

8.                                      Specific Performance.  The parties hereto acknowledge that failure on any of their part to comply with the terms of this Agreement shall cause the other party hereto immediate and irreparable harm that cannot be adequately compensated by the remedies at law, and that in the event of such breach or violation, or threatened breach or violation, the other parties hereto shall be entitled to have such provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without having to prove the inadequacy of the available remedies at law or any actual damages and without posting any bond or other security.  Any remedies sought or obtained by a party hereto shall not be considered either exclusive or a waiver of the rights of a party hereto to assert any other remedies they have in law or equity.

9.                                      Miscellaneous.

(a)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, or transmitted by telecopier or by registered or certified mail (postage pre-paid, return receipt requested) or by a nationally recognized overnight delivery service to the Shareholders at their addresses as set forth on the books and records of the Trust, to the Trust at its principal office located at Mack-Cali Property Trust, c/o Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311, and to the Investors at c/o Rockpoint Group, L.L.C., 500 Boylston Street, Boston, Massachusetts 02116.  Any notice shall be deemed to have been given on the date of receipt if delivered personally or by overnight courier, the date of transmission with confirmation back if transmitted by telecopier, or the fifth day following posting if transmitted by registered or certified mail.

(b)                                 Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Investors, the Trust and each of the Shareholders.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation, any corporate successor by merger or otherwise.

(d)                                 Entire Agreement.  This Agreement, along with the Partnership Agreement and the Investment Agreement, embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

(e)                                  Severability.  If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.  In such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

(f)                                   No Waiver.  The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

(g)                                  No Third Party Beneficiaries.  This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

(h)                                 Termination.  This Agreement shall terminate at such time as the Investors have no rights to take any of the following actions: (i) to appoint the RP Trustee pursuant to Section 10(a)(iii) of the Partnership Agreement, (ii) to approve Major Decisions pursuant to Section 10(b) of the Partnership Agreement or (iii) to make a Board Increase Election pursuant to this Agreement and Section 26(b) of the Partnership Agreement.

(i)                                     Governing Law.  This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to rules of conflict of law.

(j)                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

- signature page follows -

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TRUST:

ROSELAND RESIDENTIAL TRUST, a Maryland real estate investment trust

By:
Name:	Michael J. DeMarco
Title:	Chief Executive Officer

INVESTORS:

RPIIA-RLA, L.L.C., a Delaware limited liability company

By:
Name:
Title:

RPIIA-RLB, L.L.C., a Delaware limited liability company

By:
Name:
Title:

SHAREHOLDERS:

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

By:
	Name:	Michael J. DeMarco
	Title:	President and Chief Executive Officer

MACK-CALI PROPERTY TRUST, a Maryland business trust

By:
Name:	Michael J. DeMarco
Title:	President and Chief Executive Officer

MACK-CALI TEXAS PROPERTY, L.P., a Texas limited partnership

By:	MACK-CALI REALTY CORPORATION, a Maryland corporation, its general partner

By:
	Name:	Michael J. DeMarco
	Title:	President and Chief Executive Officer

SCHEDULE I

Name of Shareholder	Number of Shares
MACK-CALI REALTY, L.P.,
MACK-CALI PROPERTY TRUST
MACK-CALI TEXAS PROPERTY, L.P.

EXHIBIT A

LIMITED PROXY

IRREVOCABLE PROXY

This proxy is given pursuant to that certain Shareholders Agreement, dated as of March    , 2017 (the “Shareholders Agreement”), by and among Roseland Residential Trust, a Maryland real estate investment trust (the “Trust”), RPIIA-RLA, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “RP Investor I”), RPIIA-RLB, L.L.C., a Delaware limited liability company (together with its permitted successors, assigns and transferees, “RP Investor II” and, together with RP Investor I, the “Investors”) and each of the shareholders of the Trust listed on Schedule I attached thereto.

The undersigned shareholder of the Trust does hereby constitute and appoint                      or                      (and any other person designated in writing by the RP Investor II), or either of them, with full power of substitution in each of them, as proxies for the undersigned, to (a) cause the Trust to call one or more special meetings of the shareholder of the Trust, (b) attend any meeting of shareholders of the Trust and any postponement or adjournment thereof, (c) to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at any such meeting (or by written or electronic consent in lieu of any such meeting) and (d) otherwise to represent the undersigned at any such meeting with all powers possessed by the undersigned if personally present, including, but not limited to, the signing or authorizing of the undersigned shareholder’s name as a shareholder to any waiver or consent certificate which the laws of the State of Maryland may require or permit in lieu of a meeting of shareholders, in each case only with respect to the matters set forth in Section 1 of the Shareholders Agreement, as fully and with like effect as the undersigned might or could have done if personally present at such meeting.

The undersigned hereby revokes all prior proxies for such meetings with respect to the matters set forth in Section 1 of the Shareholders Agreement only, affirms that this proxy is given in connection with the Shareholders Agreement and that this proxy is coupled with an interest and is irrevocable.  This irrevocable proxy shall be valid for indefinite term and shall only terminate upon the termination of the Shareholder’s Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of this     day of March, 2017.

WITNESS:	SHAREHOLDER:

(SEAL)

EXHIBIT I

Seyfarth Shaw Opinion

March    , 2017

RPIIA-RLB, L.L.C.

RPIIA-RLA, L.L.C.

c/o Rockpoint Group

500 Boylston Street

Boston, MA 02116

Re:                             Preferred Equity Investment Agreement

Ladies and Gentlemen:

We have acted as counsel to (i) Roseland Residential, L.P., a Delaware limited partnership (the “Partnership”), (ii) Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”), (iii) Mack-Cali Realty Corporation, a Maryland corporation (“MCRC”), (iv) Mack-Cali Texas Property, L.P., a Texas limited partnership (“MCTP”), (v) Mack-Cali Property Trust, a Maryland real estate investment trust (“MCPT,” and collectively with MCTP, MCRC and MCRLP, the “MC Parties”), (v) Roseland Residential Trust, a Maryland real estate investment trust (“RRT”), and (vi) Roseland Residential Holding L.L.C., a Delaware limited liability company (the “RRH,” and collectively with the Partnership and RRT, the “Roseland Parties”) in connection with the preparation, execution and delivery of Preferred Equity Investment Agreement dated as of the date hereof (the “Agreement”) among the Partnership, MCRLP, MCRC, MCPT, RRT, RRH, and the Investors named therein. This opinion is rendered to you pursuant to Section 6.02(c)(ix) of the Agreement.  Capitalized terms used herein without definition shall have the respective meanings given them in the Agreement.

In furnishing our opinion, we have examined copies of the following executed documents, all dated as of the date hereof (collectively, the “Transaction Documents”):

(i)                                     the Agreement;

(ii)                                  the Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of the date hereof (the “Partnership Agreement”);

(iii)                               the Registration Rights Agreement by and among MCRC, MCRLP, MCPT, RRT and the Investors dated as of the date hereof (the “Registration Rights Agreement”);

(iv)                              the Recourse Agreement by and among RRT, MCRC, MCRLP, MCPT and the Investors dated as of the date hereof (the “Recourse Agreement”);

(v)                                 the Shared Services Agreement between the Partnership and MCRLP dated as of the date hereof (the “Shared Services Agreement”);

(vi)                              the Credit Enhancement Services Agreement between the Partnership and MCRLP dated as of the date hereof (the “Credit Enhancement Agreement”);

(vii)                           the Indemnity Agreement by and among Rockpoint Growth and Income Real Estate Fund II, L.P. (the “Indemnitor”), RRT, MCRC. MCRLP, MCPT, and the Purchaser named therein (the “Indemnity Agreement”); and

(viii)                        the Shareholders Agreement by and among RRT, the Investors and the Shareholders listed on Schedule I thereto (the “Shareholders Agreement”).

In rendering the opinions set forth herein, we have examined originals or copies certified to our satisfaction, of the organizational documents of the MC Parties and the Roseland Parties, and such certificates of public officials, and such other documents, records and papers as we have deemed relevant or necessary in connection with the opinions set forth herein, and we have assumed, with your permission, the genuineness of all signatures, the legal competence of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.  In addition, we have made such inquiries of the MC Parties, the Roseland Parties and their respective representatives as we have deemed relevant or necessary in connection with the opinions set forth herein and we have assumed, without independent investigation or verification, with your permission, the accuracy of all factual representations and warranties set forth or referred to in the Transaction Documents and in any certificates delivered pursuant thereto or which have been delivered to us.  We have assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party other than the MC Parties and the Roseland Parties, and we have assumed that each of such other parties has been duly organized and is validly existing and in good standing under its jurisdiction of incorporation and foreign qualification to do business with the corporate or other organizational power to perform its obligations thereunder and that each of the Transaction Documents is a valid and binding obligation of each such other party thereto.  Additionally, we have assumed, that the execution, delivery and performance by each of the parties to each of the Transaction Documents (other than the MC Parties and the Roseland Parties) will not (a) violate any provision of its organizational or charter documents, as applicable, or any law applicable to such party or its properties (other than Laws applicable to the properties of the MC Parties and the Roseland Parties in the Applicable Jurisdictions) or (b) require any authorization, approval, consent, order, license, or other action by, and no notice to or filing with, any governmental agency under any law applicable to such party, which has not already been obtained, or any judgment, decree or order of any court or governmental or regulatory authority applicable to such party.

Members of our firm are admitted to the bar in the States of New York and New Jersey.  Except as otherwise set forth herein, the opinions set forth below are limited to the laws of the States of New York and New Jersey, and we express no opinion as to the laws of any other jurisdiction, except the laws of the United States of America and the laws of the State of Delaware to the extent applicable to issuing this opinion (the laws referred to in this sentence shall be collectively referred to as the “Applicable Laws” and the United States of America and the States of Delaware, New York and New Jersey shall be collectively referred to as the “Applicable Jurisdictions”). Furthermore, we express no opinion with respect to state securities laws or regulations.  To the extent to which this opinion deals with matters governed by or relating to the laws of the State of Maryland, including, without limitation, opinions as to the due organization and valid existence of MCRC, MCPT and RRT, and the power and authority of MCRC, MCPT and RRT to execute and deliver the Transaction Documents, we have relied, with your permission, as to such matters, upon the opinion of Ballard Spahr LLP being delivered to you today.  To our knowledge, we and you are justified in relying upon such opinion.

Whenever our opinion herein with respect to the existence or absence of facts or circumstances is qualified by the phrase “to our knowledge” or similar language, it is intended to indicate the actual knowledge of the attorneys of the undersigned firm who have worked on matters in connection with the Transaction Documents and that no information has come to their attention which would give them actual knowledge of the existence or absence of such facts or circumstances.  No inference as to the existence or absence of such facts or circumstances should be drawn merely from our giving of this opinion.

The opinions expressed below are subject to the qualifications that (i) the enforceability of the Transaction Documents may be subject to limitations imposed by law in connection with bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling or similar laws and rules of law affecting creditors’ rights generally and general equitable principles, whether in a suit at law or equity (including, among others, a requirement that the parties to agreements act reasonably and in good faith or such that may deny giving effect to waivers of debtors’ or guarantors’ rights), and we express no opinion as to the availability of equitable or legal relief under such circumstances; and (ii) we express no opinion herein: (a) with respect to the applicability of, or compliance by the Investors with, any federal, state or local law or regulation arising solely from the nature of the Investors’ business which would be applicable to the transactions contemplated by the Transaction Documents; (b) as to the enforceability of any provisions waiving any MC Party’s or Roseland Party’s right to trial by jury; (c) the enforceability of any particular provision of any of the Transaction Documents relating to remedies after default or as to the availability of any specific or equitable relief of any kind (and we point out that the enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity); or (d) as to the enforceability of any particular provision of any of the Transaction Documents relating to (A) waivers of defenses, of rights to trial by jury, or rights to object to jurisdiction or venue and other rights or benefits bestowed by operation of law, (B) waivers of provisions which are not capable of waiver under Sections 1-102(3), 9-602 and 9-603 of the New York, New Jersey and Delaware Uniform Commercial Codes, (C) the grant of powers of attorney to any Investor, (D) exculpation clauses, indemnity clauses and clauses relating to releases or waivers of unmatured claims or rights, or (E) the collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations.  We have also assumed that to the extent any Investor exercises its rights or enforces its remedies under any Transaction Document, it will do so in good faith and in a commercially reasonable manner and that the Investors will abide by any implied covenant of good faith and fair dealing which may be imposed by law.

We express no opinion as to whether a court would limit enforcement of your rights or remedies under the Transaction Documents if the enforcement thereof under the circumstances would violate an implied covenant of good faith and fair dealing.

On the basis of the foregoing, and in reliance thereon, and subject to the assumptions qualifications, exceptions and limitations expressed herein, we are of the opinion that:

1.                                      Organization and Good Standing.

(a)                                 The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 MCRLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c)                                  RRH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(d)                                 MCTP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.

2.                                      Authority.  Each of the Partnership, MCRLP, MCTP and RRH has the full power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party.

3.                                      Qualification and Good Standing.  The Partnership is duly licensed or qualified to conduct its business and is in good standing in the State of Delaware and in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.                                      Due Authorization; No Conflicts; No Consents.  The execution and delivery by each of the Partnership, MCRLP, MCTP and RRH of each of the Transaction Documents and the performance by each of the Partnership, MCRLP, MCTP and RRH of their respective agreements and obligations under each of such Transaction Documents have been duly authorized by all requisite partnership and other action and do not and will not (i) violate any of their respective Organizational Documents, (ii) contravene or constitute a default under any provision of any Applicable Law applicable to any of the Partnership, MCRLP, MCTP or RRH or any of their respective properties or assets, (iii) contravene or constitute a default under any Governmental Order applicable to any of the Partnership, MCRLP, MCTP or RRH or any of their respective properties or assets, (iv) constitute a violation or breach of, constitute a default under, or result in the acceleration of any Material Contract or any other contract, agreement or instrument that is material to any of the Partnership, MCRLP, MCTP or RRH, or (v) require any consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or agency under any Applicable Law or regulation thereunder applicable to any of the Partnership, MCRLP or RRH.

5.                                      Execution and Enforceability.  Each of the Partnership, MCRLP, MCTP and RRH has duly executed and delivered each of the Transaction Documents to which it is a party, and each of such Transaction Documents constitutes the valid and binding agreements of each of the Partnership, MCRLP and RRH, as applicable, enforceable in accordance with their respective terms.

6.                                      Capitalization.  Immediately prior to the Closing, the common equity interests in the Partnership are owned 99.9% by General Partner and 0.1% by the Limited Partner.  In addition, immediately prior to the Closing, the Partnership has not issued any Preferred Units.  Upon consummation of the Closing, the authorized common equity of the Partnership will consist of 1,230,000 Common Units. In addition, upon consummation of the Closing, the Partnership shall have 150,000 Preferred Units issued and outstanding.

7.                                      Proceedings.  To our knowledge, there is no Proceeding against any MC Party or Roseland Party which challenges the validity or enforceability of, or seeks to enjoin the performance of, the Transaction Documents.

8.                                      Due and Valid Issuance. All of the Preferred Units and Common Units issued and outstanding as of the Closing, and all of the Preferred Units and Common Units when issued and outstanding following each Drawdown will be, duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances.  The holders of all of such Preferred Units and Common Units will be entitled to all benefits relating thereto under the Partnership Agreement.

9.                                      Private Placement.  Assuming the accuracy of the representations and warranties of the Investors set forth in Article IV of the Agreement, the offer, sale, and issuance of the Preferred Units as contemplated thereby will be exempt from the registration requirements of the Securities Act of 1933.

10.                            Investment Company Act of 1940.  None of the MC Parties and Roseland Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor will any of such Parties be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

The opinions expressed above are subject to the following further qualifications:

(a)                                 Our opinions in paragraph 1 above have been rendered with your understanding that we have relied conclusively as to the valid existence and good standing of the Partnership, MCRLP, MCRC and RRH on the certificates of good standing and qualification specified in Exhibit A hereto;

(b)                                 Our opinions in paragraphs 4(iii), (iv) and (v) and 7 above have been rendered with your understanding that (i) we have not reviewed or searched the indices or docket of the courts in any of the jurisdictions in which any MC Party or Roseland Party does business; (ii) our investigation has consisted solely of inquires of the MC Parties and Roseland Parties with respect thereto; and (iii) we have relied conclusively as to the matters set forth therein on certificates delivered to us from each MC Party or Roseland Party and that we have no knowledge of any fact or circumstance that would make such statements by such MC Party or Roseland Party in such certificates untrue or misleading in any material respect;

(c)                                  The availability of certain remedies and forms of relief may be limited by general principles of equity, whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought;

(d)                                 Any indemnification or contribution provisions contained in the Transaction Documents may be limited by federal or state law or public policy considerations or court decisions;

(e)                                  The waiver of rights under any usury laws may be unenforceable; and

(f)           Certain provisions of the Transaction Documents including, without limitation, certain contractual provisions respecting self-help, non-judicial or summary remedies without notice or opportunity for hearing or correction, or of provisions providing cumulative remedies or requiring waivers to be in writing, may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of any individual one of the Transaction Documents, taken as a whole, and each individual one of the Transaction Documents, taken as a whole, together with applicable law, contains adequate provisions, if properly invoked, for the practical realization of the benefits contemplated thereby.

We have not been requested to opine, and we have not opined, as to any matters other than those expressly set forth herein.  In particular, we express no opinion with respect to any events that may occur or do occur after the date hereof.

The opinions set forth herein is expressed solely for the benefit of the Investors, and may not, without our express written consent, be relied upon by any other person; provided, however, that the opinions set forth herein may be disclosed to the Investors’ counsel, Gibson, Dunn & Crutcher LLP.

Very truly yours,

SEYFARTH SHAW LLP

EXHIBIT A

Good Standing Certificates:

See attached.

EXHIBIT J

REIT Opinion

March   , 2017

RPIIA-RLA, L.L.C.

RPIIA-RLB, L.L.C.

c/o Rockpoint Group

500 Boylston Street

Boston, MA 02116

Ladies and Gentlemen:

We have acted as tax counsel to (i) Roseland Residential, L.P., a Delaware limited partnership (the “Partnership”), (ii) Mack-Cali Realty, L.P., a Delaware limited partnership, (iii) Mack-Cali Realty Corporation, a Maryland corporation, (iv) Mack-Cali Texas Property, L.P., a Texas limited partnership, (v) Mack-Cali Property Trust, a Maryland business trust, (vi) Roseland Residential Trust, a Maryland real estate investment trust, and (vii) Roseland Residential Holding L.L.C., a Delaware limited liability company, in connection with the transactions contemplated pursuant to that certain Preferred Equity Investment Agreement (the “Investment Agreement”), dated February 27, 2017, among the Partnership, the other aforementioned parties, and the Investors (as such term is defined in the Investment Agreement). This opinion is rendered to you pursuant to Section 6.02(c)(xii) of the Investment Agreement.

In rendering the opinion expressed herein, we have examined the certificate of limited partnership of the Partnership, the Amended and Restated Agreement of Limited Partnership of the Partnership, the Second Amended and Restated Limited Partnership Agreement of the Partnership (dated as of the date hereof), the Investment Agreement, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

We have relied upon the representations of the Partnership regarding the manner in which the Partnership has been, and will be, owned and operated.  We have also relied upon the representations of the accountants for the Partnership regarding the type and amount of income received by the Partnership during its taxable year ended December 31, 2016 and the representations similarly made with respect to prior years of the Partnership.  We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification.   However, in the course of our representation of the Partnership, nothing has come to our attention that would cause us to doubt the truth or completeness of any of the representations.  We assume that the Partnership has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents.  However, in the course of our representation of the Partnership, nothing has come to our attention that would cause us to consider such assumption to be inaccurate in any material respect.  In addition we have relied on certain additional facts and assumptions described below.

In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties; however, in the course of our representation of the Partnership, nothing has come to our attention that would cause us to doubt the accuracy or completeness of the representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service and existing administrative and judicial decisions, all of which are subject to change at any time, possibly on a retroactive basis.  No assurance can therefore be given that the federal income tax consequences described will not be altered in the future. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that are being made to us, and cannot be relied upon if any of the facts contained in such documents or in any such additional information are, or later become, inaccurate, or if any of the representations made to us are, or later become, inaccurate.

Based upon and subject to the foregoing, we are of the opinion that:

Commencing with its formation, and assuming the Partnership qualified to make, without regard to the requirements of Sections 856(c)(2), (3) and (4) of the Code, and had made, a valid election to be treated as a real estate investment trust (“REIT”) under the Code effective at such time, the Partnership’s method of operation through the date hereof has at all times met, and in the future the Partnership’s current and proposed method of operation would meet, the requirements under Section 856(c)(2), (3), and (4) of the Code for it to qualify as a REIT.

The Partnership’s continuing compliance with Section 856(c)(2), (3), and (4) of the Code will depend on the Partnership meeting, in its actual operations, the applicable asset composition and source of income requirements of the Code necessary for qualification and taxation as a REIT.  We will not review these operations, and no assurance can be given that the actual operations of the Partnership and its affiliates will meet these requirements or the representations made to us with respect thereto.

We have not been requested to opine, and we have not opined, as to any matters other than those expressly set forth herein.  In particular, we express no opinion with respect to any events that may occur or do occur after the date hereof and we express no opinion regarding the

Partnership with respect to any other requirement, pursuant to the Code or otherwise, that a corporation, trust, or association must satisfy to qualify as a REIT.

The opinion set forth herein is expressed solely for the benefit of the Investors, and may not, without our express written consent, be relied upon by any other person; provided, however, that the opinion set forth herein may be disclosed to the Investors’ counsel, Gibson, Dunn & Crutcher LLP.

Very truly yours,

SEYFARTH SHAW LLP

EXHIBIT K

Ballard Spahr Opinion

March   , 2017

RPIIA-RLA, L.L.C.

c/o Rockpoint Group

500 Boylston Street

Boston, MA 02116

RPIIA-RLB, L.L.C.

c/o Rockpoint Group

500 Boylston Street

Boston, MA 02116

Re:                             Preferred Equity Investment Agreement, dated as of February 27, 2017 (the “Investment Agreement”), by and among Mack-Cali Realty Corporation, a Maryland corporation (“MCRC”), Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”), Mack-Cali Property Trust, a Maryland real estate investment trust (“MCPT”), Roseland Residential Trust, a Maryland real estate investment trust (“RRT”), Roseland Residential Holding, L.L.C., a Delaware limited liability company (“RRH”), Roseland Residential, L.P., a Delaware limited partnership (“RRLP”), RPIIA-RLA, L.L.C., a Delaware limited liability company (“Rockpoint Class A Preferred Holder”), and RPIIA-RLB, L.L.C., a Delaware limited liability company (“Rockpoint Class B Preferred Holder” and, together with Rockpoint Class A Preferred Holder, the “Investors”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to MCRC, which serves as the sole general partner of MCRLP, and as Maryland real estate investment trust counsel to each of MCPT and RRT, which serves as the sole general partner of RRLP, in connection with the transactions contemplated by the Investment Agreement.  This opinion is rendered to you pursuant to Section 6.02(c) of the Investment Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

We understand that MCRC, MCPT, RRT and certain affiliates thereof are being represented in this matter by Seyfarth Shaw LLP, and we understand that except as to those issues specifically opined to herein, you will be relying upon the opinion of Seyfarth Shaw LLP pertaining to the execution, delivery, legality, binding effect and enforceability of the Transaction Documents (as defined herein) and any other instruments or documents to which MCRC, MCPT, RRT or such affiliates may be a party with respect to any matter governed by the laws of any jurisdiction other than the State of Maryland.

In our capacity as Maryland corporate counsel to MCRC and as Maryland real estate investment trust counsel to each of MCPT and RRT, and for purposes of this opinion, we have examined the following:

(i)                                     the charter of MCRC (the “MCRC Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on September 18, 2009 and Articles of Amendment filed with the Department on May 14, 2014;

(ii)                                  the Amended and Restated Bylaws of MCRC, as adopted on June 10, 1999 (the “Amended and Restated Bylaws”), as amended by Amendment No. 1 to the Amended and Restated Bylaws, dated March 4, 2003, as further amended by Amendment No. 2 to the Amended and Restated Bylaws, dated May 24, 2006, as further amended by Amendment No. 3 to the Amended and Restated Bylaws, dated May 14, 2014 (the Amended and Restated Bylaws as so amended, the “MCRC Bylaws”);

(iii)                               Organizational Action of the Board of Directors of MCRC, dated as of May 25, 1994 (the “MCRC Organizational Minutes”);

(iv)                              resolutions adopted by the Board of Directors of MCRC, dated as of February 23, 2017 (the “Directors’ Resolutions”);

(v)                                 the Second Amended and Restated Agreement of Limited Partnership of MCRLP, dated December 11, 1997, between MCRC and the limited partners named therein, as amended through the date hereof (the “MCRLP Partnership Agreement”);

(vi)                              a status certificate of the Department, dated as of a recent date, to the effect that MCRC is duly incorporated and validly existing under the laws of the State of Maryland;

(vii)                           the declaration of trust of MCPT (the “MCPT Declaration of Trust”) represented by the Declaration of Trust filed with the Department on April 29, 1997, Articles of Amendment and Restatement filed with the Department on October 7, 1997, Articles of Amendment filed with the Department on January 29, 1998 and Articles of Amendment filed with the Department on September 3, 1998;

(viii)                        the Bylaws of MCPT as adopted on April 30, 1997 (the “MCPT Bylaws”);

(ix)                              Organizational Action of the Board of Trustees of MCPT, dated as of April 30, 1997 (the “MCPT Organizational Minutes”);

(x)                                 resolutions adopted by the Board of Trustees of MCPT, dated as of February 23, 2017 (the “MCPT Trustees’ Resolutions”);

(xi)                              a status certificate of the Department, dated as of a recent date, to the effect that MCPT is duly formed and validly existing under the laws of the State of Maryland;

(xii)                           the declaration of trust of RRT (the “RRT Declaration of Trust”) represented by the Declaration of Trust filed with the Department on September 22, 2015 and Articles of Amendment and Restatement filed with the Department on December 21, 2015;

(xiii)                        the Bylaws of RRT, as adopted on December 24, 2015 (the “Original RRT Bylaws”), as amended by the Amended and Restated Bylaws of RRT, as adopted on March   , 2017 (the “Amended and Restated RRT Bylaws” and, together with the Original RRT Bylaws, the “RRT Bylaws”);

(xiv)                       Unanimous Written Consent of Board of Trustees in Lieu of Organizational Meeting, dated as of December 24, 2015 (the “RRT Organizational Minutes”);

(xv)                          resolutions adopted by the Board of Trustees of RRT, dated as of February 23, 2017 (the “RRT Trustees’ Resolutions”);

(xvi)                       the Amended and Restated Agreement of Limited Partnership of Roseland Residential, L.P., dated as of December 22, 2015 (the “Original RRLP Partnership Agreement”), as amended by the Second Amended and Restated Agreement of Limited Partnership of Roseland Residential, L.P., dated as of March   , 2017 (the “Second Amended and Restated Partnership Agreement”, and together with the Original RRLP Partnership Agreement, the “RRLP Partnership Agreement”);

(xvii)                    a status certificate of the Department, dated as of a recent date, to the effect that RRT is duly formed and validly existing under the laws of the State of Maryland;

(xviii)                 executed counterparts of each of the agreements, instruments and other documents listed on Exhibit A attached hereto (collectively, the “Transaction Documents”);

(xix)                       a certificate of officers of MCRC, dated as of March   , 2017 (the “MCRC Officers’ Certificate”), to the effect that, among other things, the MCRC Charter, the MCRC Bylaws, the MCRC Organizational Minutes, the Directors’

Resolutions and the MCRLP Partnership Agreement are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the MCRC Officers’ Certificate, and certifying as to the form, execution, and delivery of the Transaction Documents to which MCRC is a party or a signatory;

(xx)                          a certificate of officers of MCPT, dated as of March   , 2017 (the “MCPT Officers’ Certificate”), to the effect that, among other things, the MCPT Declaration of Trust, the MCPT Bylaws, the MCPT Organizational Minutes and the MCPT Trustees’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the MCPT Officers’ Certificate, and certifying as to the form, execution, and delivery of the Transaction Documents to which MCPT is a party;

(xxi)                       a certificate of officers of RRT, dated as of March   , 2017 (the “RRT Officers’ Certificate”), to the effect that, among other things, the RRT Declaration of Trust, the RRT Bylaws, the RRT Organizational Minutes, the RRT Trustees’ Resolutions and and the RRLP Partnership Agreement are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the RRT Officers’ Certificate, and certifying as to the form, execution, and delivery of the Transaction Documents to which RRT is a party or a signatory;

(xxii)                    such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

Insofar as the opinions and other matters set forth herein constitute, or are based upon, factual matters, we have relied solely upon the MCRC Officers’ Certificate, the MCPT Officers’ Certificate, the RRT Officers’ Certificate and our knowledge.  The words “our knowledge” are limited to the actual knowledge, without independent investigation, of the lawyers within our firm who have rendered legal services, as Maryland corporate counsel, to MCRC and, as Maryland real estate investment trust counsel, to MCPT and RRT.

In reaching the opinions set forth below, we have assumed the following:

(a)                                 each person executing any instrument, document or agreement on behalf of any party (other than MCRC, MCPT and RRT) is duly authorized to do so;

(b)                                 each natural person executing any instrument, document, or agreement is legally competent to do so;

(c)                                  each of the parties (other than MCRC, MCPT and RRT) to each of the Transaction Documents has duly and validly authorized the execution and delivery of, and the performance of its obligations under, the Transaction Documents to which it is a party or signatory, and has duly and validly executed and delivered the Transaction Documents to which it is a party or signatory;

(d)                                 there are no modifications of, or amendments to, the Transaction Documents as reviewed by us;

(e)                                  all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the original document, all signatures of parties on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete;

(f)                                   all representations, warranties and statements contained in the documents submitted to us (other than representations, warranties and statements of MCRC, MCPT and RRT as to legal matters on which opinions are rendered herein) are true and complete; and

(g)                                  all certificates submitted to us, including, without limitation, the MCRC Officers’ Certificate, the MCPT Officers’ Certificate and the RRT Officers’ Certificate, are true and correct, both when made and as of the date hereof.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                      MCRC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

2.                                      MCRC has the requisite corporate power to act as general partner of MCRLP, and to execute and deliver, in its own capacity and, in its capacity as general partner of MCRLP, on behalf of MCRLP, as applicable, the Transaction Documents to which MCRC or MCRLP is a party and to carry out the terms and conditions thereof applicable to MCRC in its own capacity and in its capacity as general partner of MCRLP.

3.                                      RRT is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

4.                                      RRT has the requisite real estate investment trust power to act as general partner of RRLP, and to execute and deliver, in its own capacity and, in its capacity as general partner of RRLP, on behalf of RRLP, as applicable, the

Transaction Documents to which RRT or RRLP is a party, and to carry out the terms and conditions thereof applicable to RRT in its own capacity and in its capacity as general partner of RRLP.

5.                                      MCPT is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

6.                                      MCPT has the requisite real estate investment trust power to execute and deliver the Transaction Documents to which it is a party, and to carry out the terms and conditions thereof applicable to it.

7.                                      The execution, delivery and performance by MCRC, in its own capacity and, in its capacity as the general partner of MCRLP, on behalf of MCRLP, as applicable, of the Transaction Documents to which MCRC or MCRLP is a party have been duly authorized by all necessary corporate action on the part of MCRC required under the MCRC Charter and MCRC Bylaws and the Maryland General Corporation Law (the “MGCL”), and such Transaction Documents have been duly executed and, to our knowledge, delivered by MCRC, acting in its own capacity and, in its capacity as the general partner of MCRLP, on behalf of MCRLP, as applicable.

8.                                      The execution, delivery and performance by RRT, in its own capacity and, in its capacity as the general partner of RRLP, on behalf of RRLP, as applicable, of the Transaction Documents to which RRT or RRLP is a party have been duly authorized by all necessary real estate investment trust action on the part of RRT required under the RRT Declaration of Trust and RRT Bylaws and the Maryland REIT Law (the “MRL”), and such Transaction Documents have been duly executed and, to our knowledge, delivered by RRT, acting in its own capacity and, in its capacity as the general partner of RRLP, on behalf of RRLP, as applicable.

9.                                      The execution, delivery and performance by MCPT, in its own capacity, of the Transaction Documents to which it is a party have been duly authorized by all necessary real estate investment trust action on the part of MCPT required under the MCPT Declaration of Trust and MCPT Bylaws and the MRL, and such Transaction Documents have been duly executed and, to our knowledge, delivered, by MCPT, acting in its own capacity.

10.                               The execution, delivery and performance by MCRC, in its own capacity and, in its capacity as the general partner of MCRLP, on behalf of MCRLP, as applicable, of the Transaction Documents to which MCRC or MCRLP is a party will not result in any violation of:  (i) the provisions of the MCRC Charter or MCRC Bylaws; or (ii) the MGCL or any other laws of the State of Maryland (other than securities or tax laws or laws regarding fraudulent conveyances as to which, in each case, we express no opinion) (the “Other Applicable Maryland Laws”); or (iii) to our knowledge, any judgment or order of any court or governmental authority of the State of Maryland applicable by name to MCRC.

11.                               No consent, approval, authorization, registration or qualification of or with any governmental authority of the State of Maryland under the MGCL or any of the Other Applicable Maryland Laws is required in connection with the execution, delivery and performance by MCRC, in its own capacity and, in its capacity as the general partner of MCRLP, on behalf of MCRLP, as applicable, of the Transaction Documents to which MCRC or MCRLP is a party.

12.                               The execution, delivery and performance by RRT, in its own capacity and, in its capacity as the general partner of RRLP, on behalf of RRLP, as applicable, of the Transaction Documents to which RRT or RRLP is a party will not result in any violation of:  (i) the provisions of the RRT Declaration of Trust or RRT Bylaws; or (ii) the MRL or any of the Other Applicable Maryland Laws; or (iii) to our knowledge, any judgment or order of any court or governmental authority of the State of Maryland applicable by name to RRT.

13.                               No consent, approval, authorization, registration or qualification of or with any governmental authority of the State of Maryland under the MRL or any of the Other Applicable Maryland Laws, is required in connection with the execution, delivery and performance by RRT, in its own capacity and, in its capacity as the general partner of RRLP, on behalf of RRLP, as applicable, of the Transaction Documents to which RRT or RRLP is a party.

14.                               The execution, delivery and performance by MCPT, in its own capacity, of the Transaction Documents to which it is a party will not result in any violation of:  (i) the provisions of the MCPT Declaration of Trust or MCPT Bylaws; or (ii) the MRL or any of the Other Applicable Maryland Laws; or (iii) to our knowledge, any judgment or order of any court or governmental authority of the State of Maryland applicable by name to MCPT.

15.                               No consent, approval, authorization, registration or qualification of or with any governmental authority of the State of Maryland under the MRL or any of the Other Applicable Maryland Laws is required in connection with the execution, delivery and performance by MCPT of the Transaction Documents to which it is a party.

16.                               To our knowledge, there are no actions, suits or proceedings pending against MCRC, RRT or MCPT before any court or governmental authority of the State of Maryland that seeks to challenge the validity or enforceability of, or to enjoin the performance of, any of the Transaction Documents.

17.                               The Shareholders Agreement constitutes the valid and binding obligation of RRT and MCPT and the other shareholders of RRT (assuming due authorization, execution and delivery of the Shareholders Agreement by such other shareholders), enforceable against RRT and its shareholders in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting or relating to the rights of creditors generally; (b) the exercise of judicial discretion in accordance with general principles of equity (whether applied by courts of law or equity), including principles of commercial reasonableness, good faith and fair dealing and judicial limitations on rights to specific performance; and (c) the valid exercise of constitutional powers of the United States of America and of sovereign, policing and tax powers of state and other governmental units having jurisdiction.

18.                               The Indemnification Agreement constitutes the valid and binding obligation of RRT, enforceable against RRT in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting or relating to the rights of creditors generally; (b) the exercise of judicial discretion in accordance with general principles of equity (whether applied by courts of law or equity), including principles of commercial reasonableness, good faith and fair dealing and judicial limitations on rights to specific performance; and (c) the valid exercise of constitutional powers of the United States of America and of sovereign, policing and tax powers of state and other governmental units having jurisdiction.

19.                               RRT has the requisite real estate investment trust power to adopt the Amended and Restated RRT Bylaws, and the Amended and Restated RRT Bylaws have been duly adopted by all necessary real estate investment trust action on the part of RRT.

In addition to the qualifications set forth above, and without limiting the generality of such qualifications, the opinions contained herein are also subject to the following:

a.                                      We express no opinion as to the availability of specific performance or injunctive relief in any proceeding to enforce, or declare valid and enforceable, any of the provisions of the Shareholders Agreement or the Indemnification Agreement;

b.                                      We express no opinion as to the legality, validity, binding effect or enforceability of any provision of any of the Shareholders Agreement and the Indemnification Agreement purporting to (i) waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens in connection with any litigation relating to the Shareholders Agreement and the Indemnification Agreement or transactions covered thereby; (ii) exclude conflict of law principles; (iii) establish particular courts as the forum for the adjudication of any controversy relating to the Shareholders Agreement and the Indemnification Agreement or transactions covered thereby; (iv) establish the laws of any particular state or jurisdiction for the adjudication of any controversy relating to the Shareholders Agreement and the Indemnification Agreement or transactions covered thereby; or (v) provide for arbitration of disputes or the payment of attorneys fees to the extent such fees exceed reasonable attorney’s fees;

c.                                       Enforceability may be limited to the extent that remedies are sought with respect to a breach that a court concludes is not material or does not adversely affect the parties seeking enforcement;

d.                                      Enforceability may be limited by any unconscionable or inequitable conduct on the part of any party, defenses arising from the failure of any party to act in accordance with the terms and conditions of the Shareholders Agreement or the Indemnification Agreement, or defenses arising as a consequence of the passage of time or defenses arising as a result of any party’s failure to act reasonably or in good faith;

e.                                       We express no opinion with respect to the legality, validity, binding effect or enforceability of, or the compliance with any applicable law of, any provision of the Shareholders Agreement or the Indemnification Agreement providing for (i) indemnification or contribution on the part of any party or any director or officer of such party or (ii) the limitation of liability of any director or officer, in each case to the extent that such indemnification, contribution or liability limitation is contrary to public policy;

f.                                        We express no opinion with respect to the binding effect or enforceability of any provision of the Shareholders Agreement or the Indemnification Agreement which states that the provisions of the Shareholders Agreement or the Indemnification Agreement are severable;

g.                                       We express no opinion with respect to the legality, validity, binding effect or enforceability of any provision of the Shareholders Agreement or the Indemnification Agreement which purports to establish the governing law of the Shareholders Agreement or the Indemnification Agreement;

h.                                      We express no opinion as to the legality, validity, binding effect or enforceability of any provisions prohibiting waivers of any terms of the Shareholders Agreement or the Indemnification Agreement other than in writing, or prohibiting oral modifications thereof or modification by course of dealing, nor do we express any opinion herein as to the legality, validity, binding effect or enforceability of any provision of the Shareholders Agreement or the Indemnification Agreement which purports to be a waiver of the obligations of good faith, fair dealing, diligence, mitigation of damages or commercial reasonableness, or purport to grant or provide for a power of attorney or proxy;

i.                                          We express no opinion as the interpretation of the terms “reasonable”, “material”, “material adverse affect”, “good faith”, “best efforts”, “reasonable best efforts”, “commercially reasonable efforts”, “reasonable actions”, “prompt”, “customary terms and conditions”, “timely”, or “endeavor”, or any similar term or any variation thereof;

j.                                         We express no opinion as to the enforceability of any provision of the Shareholders Agreement or the Indemnification Agreement by or against any person or entity not a signatory to the Shareholders Agreement or the Indemnification Agreement; and

k.                                      We express no opinion as to the enforceability of any provision, the performance of which by MCRC, MCPT or RRT would be prohibited by federal law or the law of any state other than Maryland.

The opinions presented herein are limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any laws other than the laws of the State of Maryland.  Furthermore, the opinions presented herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  Without limiting the generality of the foregoing sentence, we express no opinion with respect to any federal or state securities or tax laws, or laws regarding fraudulent conveyances, or with respect to the binding effect or enforceability of any of the Transaction Documents other than the Shareholders Agreement and the Indemnification Agreement.  Furthermore, we express no opinion with respect to the legality, validity, binding effect or enforceability of, or the compliance with any applicable law of, any provision of any of the Shareholders Agreement or the Indemnification Agreement, or any other matter, which would (i) require MCRC, MCPT or RRT to take any particular action after the date hereof which by law could only be undertaken upon the approval of the directors, trustees, stockholders, shareholders, or others in accordance with the governing documents of, or laws applicable to, MCRC, MCPT and RRT, or (ii) require the directors, trustees, stockholders, shareholders or others to take, or to refrain from taking, any particular action that by law could only be undertaken in accordance with the governing documents of, or laws applicable to, MCRC, MCPT or RRT, or require any person or entity other than MCRC, MCPT or RRT to take, or to refrain from taking, any particular action, in each case after the date hereof.  Our opinion expressed in paragraph 10 above is based upon our consideration of the MGCL and only those Other Applicable Maryland Laws, if any, and our opinion expressed in paragraph 11 above is based upon our consideration of only those consents, approvals, authorizations, registrations or qualifications of or with any governmental authority of the State of Maryland, under or pursuant to the MGCL and only those Other Applicable Maryland Laws, if any, which we as attorneys licensed in the State of Maryland reasonably believe to be typically applicable to transactions of the type described by the Transaction Documents.  Moreover, our opinions expressed in paragraphs 12 and 14 above are based upon our consideration of the MRL and only those Other Applicable Maryland Laws, if any, and our opinions expressed in paragraphs 13 and 15 above are based upon our consideration of only those consents, approvals, authorizations, registrations or qualifications of or with any governmental authority of the State of Maryland, under or pursuant to the MRL and only those Other Applicable Maryland Laws, if any, which we as attorneys licensed in the State of Maryland reasonably believe to be typically applicable to transactions of the type described by the Transaction Documents.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances which now exist or which occur or arise in the future and may change the opinions expressed herein after the date hereof.

The opinions presented in this letter are solely for your use in connection with the transactions evidenced and contemplated by the Transaction Documents and may not be relied upon by any other person or entity, or by you for any other purpose without our prior written consent, except that we consent to reliance on the opinions expressed in this letter by Seyfarth Shaw LLP in rendering its opinion to you pursuant to Section 6.02(c) of the Investment Agreement.

Very truly yours,

Exhibit A

Transaction Documents

1.                                      Investment Agreement

2.                                      Second Amended and Restated Partnership Agreement

3.                                      Shareholders Agreement, by and among MCRLP, MCPT, MCTP, RRT and the Investors (the “Shareholders Agreement”)

4.                                      Discretionary Demand Promissory Note, from MCRLP to the Partnership

5.                                      Registration Rights Agreement, by and among MCRC, MCRLP, MCPT, RRT, RRH, RRLP and the Investors

6.                                      Indemnity Agreement, by and among MCRC, MCRLP, MCPT, RRT and the Investors

7.                                      Recourse Agreement, by and among MCRC, MCRLP and RRT in favor of the Investors

8.                                      Shared Services Agreement, by and between MCRLP and RRLP

9.                                      Indemnification Agreement, by and between RRT and the indemnitee named therein (the “Indemnification Agreement”)

EXHIBIT L

Bylaws of the General Partner

ROSELAND RESIDENTIAL TRUST

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

Section 1.              PRINCIPAL OFFICE.  The principal office of Roseland Residential Trust, a Maryland real estate investment trust (the “Trust”), shall be located at such place or places as the board of trustees of the Trust (the “Board of Trustees”) may designate from time to time.

Section 2.              ADDITIONAL OFFICES.  The Trust may have additional offices at such place or places as the Board of Trustees may from time to time determine or the business of the Trust may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1.              PLACE.  All meetings of shareholders shall be held at the principal executive office of the Trust or at such other place as shall be set by the Board of Trustees and stated in the notice of the meeting.

Section 2.              ANNUAL MEETING.  An annual meeting of the shareholders for the election of trustees of the Trust (“Trustees”) and the transaction of any business within the powers of the Trust shall be held at a convenient location and on proper notice, at such date and time as shall be designated from time to time by the Board of Trustees and stated in the notice of the meeting, beginning with the year 2016.  Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

Section 3.              SPECIAL MEETINGS.  The president, chief executive officer or Board of Trustees may call special meetings of the shareholders.  Special meetings of shareholders shall also be called by the secretary or any assistant secretary of the Trust upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.  Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting.  The secretary or any assistant secretary shall inform such shareholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment to the Trust by such shareholders of such costs, the secretary shall give notice to each shareholder entitled to notice of the meeting.  A special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any meeting of the shareholders held during the preceding twelve months.

Section 4.              NOTICE.  Not less than 10 nor more than 90 days before each meeting of shareholders, the secretary or any assistant secretary shall give to each shareholder entitled to vote at such meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail to the shareholder at the shareholder’s address as it appears on the records of the Trust, by presenting it to such shareholder personally or by leaving it at the shareholder’s residence or usual place of business, by transmitting it to such shareholder by an electronic transmission to any address or number of the shareholder which the shareholder receives electronic transmissions or by any other means permitted by Maryland law.  If the Trust receives or has received a request from any shareholder that notice not be sent by electronic transmission, the Trust shall not provide notice to such shareholder by electronic transmission.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder’s address as it appears on the records of the Trust, with postage thereon prepaid.  If transmitted by electronic means, such notice shall be deemed to be given when receipt of such notice is confirmed.

Section 5.              SCOPE OF NOTICE.  Any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

Section 6.              ORGANIZATION AND CONDUCT.  Every meeting of shareholders shall be conducted by an individual appointed by the Board of Trustees to be chairman of the meeting or, in the absence of such appointment, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting:  the vice chairman of the board, if there be one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the shareholders by the vote of a majority of the votes cast by shareholders present in person or by proxy.  The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the Board of Trustees or, in the absence of such appointment, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.  In the event that the secretary presides at a meeting of the shareholders, an assistant secretary shall record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; (f) removing any shareholder or any other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (g) recessing or adjourning the meeting to a later date and time and place announced at the meeting.  Unless otherwise determined by the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 7.              QUORUM.  At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust of the Trust for the vote necessary for the adoption of any measure.  If, however, such quorum shall not be present at any meeting of the shareholders, the chairman of the meeting or the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The shareholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 8.              VOTING.  A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee.  Subject to the provisions set forth in the Shareholders Agreement, dated as of [                ] (the “SHA”), by and among the Trust, [                ], a Delaware limited liability company, [                ], a [                ] and each of the shareholders of the Trust, for so long as the SHA shall remain in effect, each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted.  A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust of the Trust.  Unless otherwise provided in the Declaration of Trust, each outstanding share of beneficial interest shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Section 9.              PROXIES.  A shareholder may cast the votes entitled to be cast by the shares of beneficial interest owned of record by the shareholder in person or by proxy executed by the shareholder or by the shareholder’s duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Trust before or at the time of the meeting.  No proxy shall be valid more than eleven months after its date, unless otherwise provided in the proxy.

Section 10.            VOTING OF SHARES BY CERTAIN HOLDERS.  Shares of beneficial interest of the Trust registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president, a vice president or other authorized officer or representative, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares.  Any director or other such person may vote shares of beneficial interest registered in his or her name in his or her respective capacity, either in person or by proxy.

Shares of beneficial interest of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares of beneficial interest registered in the name of the shareholder are held for the account of a specified person other than the shareholder.  The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable.  On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares of beneficial interest in place of the shareholder who makes the certification.

Section 11.            INSPECTORS.  The Board of Trustees, in advance of any meeting, may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Trustees in advance of the meeting or at the meeting by the chairman of the meeting.  The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.  Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 12.            ACTION BY CONSENT OF SHAREHOLDERS.  Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent setting forth such action is given in writing or by electronic transmission by shareholders entitled to cast a sufficient number of votes to approve the matter, as required by statute, the Declaration of Trust of the Trust or these Bylaws, and such consent is filed in paper or electronic form with the minutes of proceedings of the shareholders.

Section 13.            VOTING BY BALLOT.  Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

Section 14.            MEETING BY CONFERENCE TELEPHONE.  To the extent permitted by the Board of Trustees or the chairman of the meeting, shareholders may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means constitutes presence in person at a meeting.

Section 15.            CONTROL SHARE ACQUISITION ACT.  Notwithstanding any other provision of the Declaration of Trust of the Trust or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”) (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

TRUSTEES

Section 1.              GENERAL POWERS; QUALIFICATIONS; TRUSTEES HOLDING OVER.  The business and affairs of the Trust shall be managed under the direction of its Board of Trustees.  A Trustee shall be an individual at least 21 years of age who is not under legal disability.  In case of failure to elect Trustees at an annual meeting of the shareholders, the Trustees holding over shall continue to direct the management of the business and affairs of the Trust until their successors are elected and qualify.  Subject to the provisions set forth in Section 1 of the SHA, for so long as the SHA shall remain in effect, any Board Observer (as defined in Section 1(f) of the SHA) shall have the rights set forth therein.

Section 2.              NUMBER.  Subject to the provisions set forth in Section 1 of the SHA, for so long as the SHA shall remain in effect, at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Trustees may increase or decrease the number of Trustees.

Section 3.              ANNUAL AND REGULAR MEETINGS.  An annual meeting of the Board of Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary.  In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Trustees.

Section 4.              SPECIAL MEETINGS.  Special meetings of the Board of Trustees may be called by or at the request of the chairman of the board, the chief executive officer, the president or by a majority of the Trustees then in office.  The person or persons authorized to call special meetings of the Board of Trustees may fix any place as the place for holding any special meeting of the Board of Trustees called by them.  The Board of Trustees may provide, by resolution, the time and place for the holding of special meetings of the Board of Trustees without notice other than such resolution.

Section 5.              NOTICE.  Notice of any special meeting of the Board of Trustees shall be delivered personally or by telephone, electronic transmission, facsimile transmission, United States mail or courier to each Trustee at his or her business or residence address.  Notice by personal delivery, telephone, electronic transmission or facsimile transmission shall be given at least 24 hours prior to the meeting.  Notice by United States mail shall be given at least three days prior to the meeting.  Notice by courier shall be given at least two days prior to the meeting.  Telephone notice shall be deemed to be given when the Trustee or his or her agent is personally given such notice in a telephone call to which the Trustee or his or her agent is a party.  Electronic transmission notice shall be deemed to be given upon transmission of the message to any address or number given to the Trust by the Trustee at which the Trustee receives electronic transmissions.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt.  Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.              QUORUM.  A majority of the Trustees shall constitute a quorum for transaction of business at any meeting of the Board of Trustees, provided that, if less than a majority of such Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust of the Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group.

The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum; provided that at least one RP Trustee (as defined in the SHA) must remain at the meeting in order for the Trustees to approve any matter described in Section 2 of the SHA, for so long as the SHA shall remain in effect.

Section 7.              VOTING.  The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Board of Trustees, unless (a) the concurrence of a greater proportion is required for such action by applicable statute or (b) the concurrence of at least one RP Trustee is required for such action pursuant to Section 2 of the SHA, for so long as the SHA shall remain in effect.  If enough Trustees have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of the Trustees still present at such meeting shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law or the Declaration of Trust.

Section 8.              ORGANIZATION.  At each meeting of the Board of Trustees, the chairman of the board, if one has been designated by the Board of Trustees, shall act as chairman.  In the absence of the chairman of the board or if no chairman of the board has been designated, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a Trustee chosen by a majority of the Trustees present, shall act as chairman.  The secretary or, in his or her absence, an assistant secretary of the Trust, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman, shall act as secretary of the meeting.

Section 9.              TELEPHONE MEETINGS.  Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.            ACTION BY CONSENT OF TRUSTEES.  Any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting if a consent in writing or by electronic transmission which sets forth such action is given by each director and such consent is filed in paper or electronic form with the minutes of proceedings of the Board of Trustees.

Section 11.            VACANCIES.  If for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder.  Any vacancy on the Board of Trustees for any cause shall be filled by a majority of the remaining Trustees, even if such majority is less than a quorum, provided, however, that in accordance with, and subject to, Section 1 of the SHA, for so long as the SHA shall remain in effect, the shareholders shall have the power to fill any vacancies on the Board of Trustees. Any individual so elected as Trustee shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualifies.

Section 12.            COMPENSATION; FINANCIAL ASSISTANCE.  Trustees shall not receive any stated salary for their services as Trustees.  The Trust may lend money to, guarantee an obligation of or otherwise assist a Trustee or a trustee of its direct or indirect subsidiary.  The loan, guarantee or other assistance may be with or without interest, unsecured, or secured in any manner that the Board of Trustees approves, including a pledge of shares.

Section 13.            REMOVAL OF TRUSTEES.  Subject to the provisions set forth in Section 1 of the SHA, for so long as the SHA shall remain in effect, the shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

Section 14.            LOSS OF DEPOSITS.  No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares of beneficial interest have been deposited.

Section 15.            SURETY BONDS.  Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 16.            RELIANCE.  Each Trustee, officer, employee and agent of the Trust shall, in the performance of his or her duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

Section 17.            INTERESTED TRUSTEE TRANSACTIONS.  Section 2-419 of the Maryland General Corporation Law shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its Trustees is a trustee or director or has a material financial interest.

Section 18.            CERTAIN RIGHTS OF TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS.  The Trustees shall have no responsibility to devote their full time to the affairs of the Trust.  Any Trustee or officer, employee or agent of the Trust, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Trust.

Section 19.            RATIFICATION.  The Board of Trustees or the shareholders may ratify and make binding on the Trust any action or inaction by the Trust or its officers to the extent that the Board of Trustees or the shareholders could have originally authorized the matter.  Moreover, any action or inaction questioned in any shareholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a Trustee, officer or shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the shareholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Trust and its shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 20.            EMERGENCY PROVISIONS.  Notwithstanding any other provision in the Declaration of Trust or these Bylaws, this Section 19 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Trustees under Section 6 of Article III of these Bylaws cannot readily be obtained (an “Emergency”).  During any Emergency, unless otherwise provided by the Board of Trustees, (i) a meeting of the Board of Trustees or a committee thereof may be called by any Trustee or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Trustees during such an Emergency may be given less than twenty-four hours prior to the meeting to as many Trustees and by such means as may be feasible at the time, including publication, television or radio, and (iii) the number of Trustees necessary to constitute a quorum shall be one-third of the entire Board of Trustees.

ARTICLE IV

COMMITTEES

Section 1.              NUMBER, TENURE AND QUALIFICATIONS.  Subject to the provisions set forth in Section 1 of the SHA, for so long as the SHA shall remain in effect, the Board of Trustees may appoint from among its members one or more committees, composed of one or more Trustees, to serve at the pleasure of the Board of Trustees.

Section 2.              POWERS.  The Board of Trustees may delegate to any committee appointed by the Board any of the powers of the Board of Trustees.

Section 3.              MEETINGS.  In the absence of any member of a committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Trustee to act in the place of such absent member.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees.

One-third, but not less than two, of the members of a committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act the committee, subject to the provisions of Section 2 of the SHA, for so long as the SHA shall remain in effect.  The Board of Trustees may designate a chairman of any committee, and such chairman or, in the absence of such chairman, any two members of the committee may fix the time and place of its meetings unless the Board shall otherwise provide.  In the absence or disqualification of any member of a committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of such absent or disqualified members.

Each committee shall keep minutes of its proceedings and shall report the same to the Board of Trustees at the next succeeding meeting, and any action by the committee shall be subject to revision and alteration by the Board of Trustees, provided that no rights of third persons shall be affected by any such revision or alteration.

Section 4.              TELEPHONE MEETINGS.  Members of a committee may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.              ACTION BY CONSENT OF MEMBER(S) OF COMMITTEES.  Any action required or permitted to be taken at any meeting of a committee may be taken without a meeting, if a consent in writing or by electronic transmission which sets forth such action is given by each member of the committee and such consent is filed in paper or electronic form with the minutes of proceedings of the committee.

Section 6.              VACANCIES.  Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of a committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve the committee.

ARTICLE V

OFFICERS

Section 1.              GENERAL PROVISIONS.  The officers of the Trust shall include a president and a secretary and may include a chairman of the board, a chief executive officer, a chief financial officer, a chief operating officer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers.  In addition, the Board of Trustees may from time to time appoint such other officers with such powers and duties as it shall deem necessary or desirable.  The officers of the Trust shall be elected annually by the Board of Trustees.  Each officer shall hold office until his or her successor is elected and qualifies or until death, resignation or removal in the manner hereinafter provided.  Any two or more offices except president and vice president may be held by the same person.  Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

Section 2.              REMOVAL AND RESIGNATION.  Any officer or agent of the Trust may be removed, with or without cause, by the Board of Trustees if in its judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Trust may resign at any time by giving written notice of his or her resignation to the Board of Trustees, the president, the chief executive officer or the secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Trust.

Section 3.              VACANCIES.  A vacancy in any office may be filled by the Board of Trustees for the balance of the term.

Section 4.              CHIEF EXECUTIVE OFFICER.  The Board of Trustees may designate a chief executive officer.  In the absence of such designation, the president shall be the chief executive officer of the Trust.  The chief executive officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Board of Trustees, and for the management of the business and affairs of the Trust.

Section 5.              CHIEF OPERATING OFFICER.  The Board of Trustees may designate a chief operating officer from among the elected officers.  Said officer will have the responsibilities and duties as set forth by the Board of Trustees or the chief executive officer.

Section 6.              CHIEF FINANCIAL OFFICER.  The Board of Trustees may designate a chief financial officer from among the elected officers.  Said officer will have the responsibilities and duties as set forth by the Board of Trustees or the chief executive officer.

Section 7.              CHAIRMAN OF THE BOARD.  The Board of Trustees may designate a chairman of the board.  The chairman of the board, if one is designated, shall preside over the meetings of the Board of Trustees and of the shareholders at which he shall be present.  The chairman of the board shall perform such other duties as may be assigned to him or her by the Board of Trustees.

Section 8.              PRESIDENT.  In the absence of a designation of a chief executive officer by the Board of Trustees, the president shall be the chief executive officer.  He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Trustees from time to time.

Section 9.              VICE PRESIDENTS.  In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election), if one is designated, shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the president or by the Board of Trustees.  The Board of Trustees may designate one or more vice presidents as executive vice president or senior vice president, or as vice president for particular areas of responsibility.

Section 10.            SECRETARY.  The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Board of Trustees and committees of the Board of Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or by the Board of Trustees.

Section 11.            TREASURER.  The treasurer, if one is designated, shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Board of Trustees.  In the absence of a designation of a chief financial officer by the Board of Trustees, the treasurer shall be the chief financial officer of the Trust.

The treasurer shall disburse the funds of the Trust as may be ordered by the Board of Trustees, taking proper vouchers for such disbursements, and shall render to the president and Board of Trustees, at the regular meetings of the Board of Trustees or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Trust.

If required by the Board of Trustees, the treasurer shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Trustees for the faithful performance of the duties of his or her office and for the restoration to the Trust, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his or her possession or under his or her control belonging to the Trust.

Section 12.            ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Board of Trustees.  The assistant treasurers shall, if required by the Board of Trustees, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Trustees.

Section 13.            SALARIES.  The salaries and other compensation of the officers shall be fixed from time to time by the Board of Trustees and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a Trustee.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1.              CONTRACTS.  The Board of Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Trust when authorized or ratified by action of the Board of Trustees and executed by an authorized person.

Section 2.              CHECKS AND DRAFTS.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the Board of Trustees.

Section 3.              DEPOSITS.  All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Board of Trustees may designate.

ARTICLE VII

SHARES

Section 1.              CERTIFICATES.  In the event that the Trust issues shares of beneficial interest evidenced by certificates, each shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interests held by him in the Trust.  Each certificate shall be signed by the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust.  The signatures may be either manual or facsimile.  Certificates shall be consecutively numbered.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.  Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate.  In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.

Section 2.              TRANSFERS.  Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation.  Upon surrender to the Trust or the transfer agent of the Trust of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

The Trust shall be entitled to treat the holder of record of any share or shares of beneficial interest as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class of shares of beneficial interest will be subject in all respects to the Declaration of Trust of the Trust and all of the terms and conditions contained therein.

Section 3.              REPLACEMENT CERTIFICATE.  Any officer designated by the Board of Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed.  When authorizing the issuance of a new certificate, an officer designated by the Board of Trustees may, in his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he or she shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 4.              CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.  The Board of Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.

In lieu of fixing a record date, the Board of Trustees may provide that the beneficial interest or share transfer books shall be closed for a stated period but not longer than 20 days.  If such transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such transfer books shall be closed for at least ten days before the date of such meeting.

If no record date is fixed and the beneficial interest or share transfer books are not closed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

Section 5.              BENEFICIAL INTEREST LEDGER.  The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate beneficial interest ledger containing the name and address of each shareholder and the number of shares of beneficial interest of the Trust of each class held by such shareholder.

Section 6.              FRACTIONAL SHARES; ISSUANCE OF UNITS.  The Board of Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine.

Section 7.              SHARES WITHOUT CERTIFICATES.  The Board of Trustees may authorize the issue of some or all of the shares of beneficial interest in the Trust of any or all of its classes or series without certificates.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.              AUTHORIZATION.  Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized by the Board of Trustees,

subject to the provisions of law and the Declaration of Trust of the Trust.  Dividends and other distributions may be paid in cash, property or shares of beneficial interest of the Trust, subject to the provisions of law and the Declaration of Trust.

Section 2.              CONTINGENCIES.  Before payment of any dividends or other distributions, there may be set aside out of any assets of the Trust available for dividends or other distributions such sum or sums as the Board of Trustees may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Trust or for such other purpose as the Board of Trustees shall determine to be in the best interest of the Trust, and the Board of Trustees may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Declaration of Trust, the Board of Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1.              SEAL.  The Trustees may authorize the adoption of a seal by the Trust.  The seal shall have inscribed thereon the name of the Trust and the year of its formation.  The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.              AFFIXING SEAL.  Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

ARTICLE XII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Trustee or officer of the Trust and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served a corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee or member of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.  The rights to indemnification and to be paid or reimbursed expenses in advance of a final disposition of any proceeding provided by these Bylaws and by the Declaration of Trust shall vest immediately upon election of a Trustee or officer.  The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.  The indemnification and payment or reimbursement of expenses in advance provided in these Bylaws shall not be deemed exclusive of or limit in any way any other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, declaration of trust, resolution, insurance, agreement, vote of Trustees or shareholders, or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Declaration of Trust of the Trust inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations.  The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

ARTICLE XIII

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Declaration of Trust of the Trust or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission, delivered by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Trustees shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

ARTICLE XV

FACTS ASCERTAINABLE OUTSIDE THE BYLAWS

As provided in Section 8-202(e) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”), any provision of the bylaws of a Maryland real estate investment trust may be made dependent upon “facts ascertainable outside the bylaws” as such term is used in Section 8-202(e) of Title 8.  The SHA shall constitute “facts ascertainable outside of [the Bylaws of the Trust]”, and as permitted by Section 8-202(e) of Title 8, the provisions of these Bylaws of the Trust are hereby made dependent upon the SHA, as provided herein.

ARTICLE XVI

MISCELLANEOUS

All references to the Declaration of Trust shall include any amendments and supplements thereto.